                                                       Registration No. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933


                          FIRST MIDWEST BANCORP, INC.
             (Exact name of registrant as specified in its charter)


                                      6022
            (Primary Standard Industrial Classification Code Number)


            DELAWARE                                             36-3161078
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)


   300 PARK BOULEVARD, SUITE 405, ITASCA, ILLINOIS 60143-0459, (708) 875-7450
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                              DONALD J. SWISTOWICZ
                            EXECUTIVE VICE PRESIDENT
                          FIRST MIDWEST BANCORP, INC.
           300 PARK BOULEVARD, SUITE 405, ITASCA, ILLINOIS 60143-0459
                                 (708) 875-7450
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                    Copy to:
                              TIMOTHY M. SULLIVAN
                              HINSHAW & CULBERTSON
                            222 NORTH LASALLE STREET
                                   SUITE 300
                         CHICAGO, ILLINOIS  60601-1081
                                 (312) 704-3000


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon consummation of the Merger as described in the Registration Statement.


     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]


                        CALCULATION OF REGISTRATION FEE

========================================================================================================
                                                          PROPOSED          PROPOSED
                                           AMOUNT         MAXIMUM            MAXIMUM         AMOUNT OF
       TITLE OF EACH CLASS OF              TO BE       OFFERING PRICE       AGGREGATE       REGISTRATION
     SECURITIES TO BE REGISTERED         REGISTERED      PER SHARE*      OFFERING PRICE*        FEE
--------------------------------------------------------------------------------------------------------
Common Stock; No Par Value...........     1,439,341        $27.07          $38,964,634         $13,436
Preferred Share Purchase Rights**....         --             --                 --                --
========================================================================================================

     * Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) based upon the average of the bid and asked price of CF Bancorp, Inc. Common Stock on September 5, 1995.

    ** The registrant is also registering Preferred Share Purchase Rights which are evidenced by the Certificates for the Common Stock being registered in a ratio of one Preferred Share Purchase Right for each share of Common Stock.


       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             CROSS REFERENCE SHEET

Item Number                                        Location in Prospectus
-----------                                        ----------------------
PART I   INFORMATION REQUIRED IN THE
         PROSPECTUS

   A. INFORMATION ABOUT THE TRANSACTION

       1. Forepart of Registration Statement       Cover Page
          and Outside Front Cover of
          Prospectus

       2. Inside Front and Outside Back Cover      Inside Cover Page, Outside Back Cover Page
          Pages of Prospectus

       3. Risk Factors, Ratio of Earnings to       SUMMARY
          Fixed Charges and Other Information

       4. Terms of the Transaction                 SUMMARY; PROPOSED MERGER


       5. Pro Forma Financial Information          PROFORMA COMBINING FINANCIAL STATEMENTS

       6. Material Contacts with the Company       Not Applicable
          Being Acquired

       7. Additional Information Required for      Not Applicable
          Reoffering by Persons and Parties
          Deemed to be Underwriters

       8. Interest of Names Experts and            OPINIONS; EXPERTS
          Counsel

       9. Disclosure of Commission Position        Not Applicable
          on Indemnification for Securities
          Act Liabilities

   B. INFORMATION ABOUT THE
      REGISTRANT

      10. Information with respect to S-3          INCORPORATION BY REFERENCE
          Registrants

      11. Incorporation of Certain Information     INCORPORATION BY REFERENCE
          by Reference

      12. Information with respect to S-2          Not Applicable
          or S-3 Registrants

      13. Incorporation of Certain Information     Not Applicable
          by Reference


      14. Information with respect to              Not Applicable
          Registrants other than S-2 or
          S-3 Registrants

   C.  INFORMATION ABOUT THE COMPANY
       BEING ACQUIRED

      15. Information with respect to S-3          Not Applicable
          Companies

      16. Information with respect to S-2          INCORPORATION BY REFERENCE
          or S-3 Companies

      17. Information with respect to              Not Applicable
          Companies other than S-2 or
          S-3 Companies

   D. VOTING AND MANAGEMENT INFORMATION

      18. Information if proxies, consents         SUMMARY; MEETING INFORMATION;
          or authorizations are to be              PROPOSED MERGER
          solicited

      19. Information if proxies, consents         Not Applicable
          or authorizations are not to be
          solicited in an exchange offer

                                  PROSPECTUS
                              1,439,341 SHARES OF
                          FIRST MIDWEST BANCORP, INC.
                                 COMMON STOCK


CF BANCORP, INC.                                    FIRST MIDWEST BANCORP, INC.
101 WEST THIRD STREET                               300 PARK BOULEVARD
P.O. BOX 4410                                       SUITE 405
DAVENPORT, IOWA  52808                              ITASCA, ILLINOIS  60143-0459
(319) 322-6237                                      (708) 875-7450


                                PROXY STATEMENT
                            FOR THE SPECIAL MEETING
                       OF CF BANCORP, INC. STOCKHOLDERS
                         TO BE HELD NOVEMBER 20, 1995


     This Proxy Statement/Prospectus is a proxy statement furnished at the direction of the Board of Directors of CF Bancorp, Inc. ("CF"), in connection with the solicitation of proxies from its Stockholders to be voted at the Special Meeting of Stockholders of CF to be held on November 20, 1995 (the "Special Meeting"), and at any adjournment thereof, for the purpose of (i) considering and voting upon approval of the Agreement and Plan of Merger, dated as of May 31, 1995, between First Midwest Bancorp, Inc. ("First Midwest"), and CF, which is attached to this Proxy Statement/Prospectus as Appendix A, and (ii) approval and adoption of an amendment to CF's Certificate of Incorporation (the "Charter Amendment"). This Proxy Statement/Prospectus is first being mailed to CF Stockholders on or about _______________ ___, 1995.

     This Proxy Statement/Prospectus is a prospectus of First Midwest relating to its offering of shares of its Common Stock, no par value ("First Midwest Common Stock"), to the holders of the Common Stock of CF, $.01 par value ("CF Common Stock"), in connection with the proposed Merger of CF into First Midwest. If the Agreement and Plan of Merger is approved by the requisite vote of CF Stockholders and if, following satisfaction of certain conditions, the Merger is consummated, each issued and outstanding share of CF Common Stock will be converted into and exchanged for 1.4545 shares of First Midwest Common Stock (the "Exchange Ratio") as described herein and in the Agreement and Plan of Merger (see "PROPOSED MERGER" - Page 19).

     Stifel, Nicolaus & Company, Inc. ("Stifel"), CF's financial advisor, has rendered its written opinion to the Board of Directors of CF that the Exchange Ratio contained in the Agreement and Plan of Merger is fair, from a financial point of view, to the holders of CF Common Stock. (See "PROPOSED MERGER-- Opinion of Financial Advisor to CF" - Page 22.) This opinion, which is attached to this Proxy Statement/Prospectus as Appendix B, should be read in its entirety with respect to the assumptions made and other matters considered by Stifel in rendering such opinion.

     Consummation of the Merger of CF into First Midwest and the Charter Amendment are subject to CF's stockholder and regulatory approvals and certain other conditions. (See "PROPOSED MERGER--Termination, Amendment and Waiver" - Page 31.)

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS IN ANY STATE OR TO ANY PERSON IN WHICH OR TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION INCLUDED HEREIN IS CORRECT AS OF ANY TIME AFTER ITS DATE.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  The date of this Proxy Statement/Prospectus is _______________  ___, 1995.

                             AVAILABLE INFORMATION

  First Midwest Bancorp, Inc. ("First Midwest") and CF Bancorp, Inc. ("CF") are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") (File Numbers 0-10967 and 0-20069, respectively). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at the following locations: Seven World Trade Center, Suite 1300, New York, New York, 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

  This Proxy Statement/Prospectus constitutes a part of a Registration Statement filed by First Midwest with the Commission under the Securities Act of 1933, as amended, (the "Securities Act"). This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to First Midwest. Any statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                          INCORPORATION BY REFERENCE

  The following documents which have heretofore been filed by First Midwest or CF with the Commission are incorporated by reference in this Proxy Statement/Prospectus.

  1. First Midwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

  2. First Midwest's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

  3. The description of the Common Stock, no par value, and Preferred Stock purchase rights associated with the Common Stock of First Midwest, no par value, as contained in First Midwest's Registration Statement on Form 8-A, dated February 17, 1989, as amended by subsequently filed reports on Form 10-K.

  4. A copy of CF's Annual Report on Form 10-KSB for the year ended June 30, 1995 is attached as Appendix C to this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the following portions of CF's 1995 Annual Report on Form 10-KSB:

        Market for Registrant's Common Stock and Related Security Holder Matters. The information on the market price of and dividends on CF's Common Stock and other stockholder matters set forth on page 29.

        Selected Financial Data. The five-year summary of selected financial data set forth on pages 30-31.

        Consolidated Financial Statements. The Consolidated Balance Sheets, Statements of Income, Statements of Changes in Stockholders' Equity and Statements of Cash Flows (including related notes and the report of the independent auditors) set forth on pages 43-72.

       Supplementary Financial Data. The Supplementary Data set forth on pages 2-17.

       Management's Discussion and Analysis of Financial Conditions and Results of Operations. Management's Discussion and Analysis of Financial Condition and Results of Operations set forth on pages 31-42.

  All documents filed by First Midwest and CF with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of the offering made by this Proxy Statement/Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus, except as so modified or superseded.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCES WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST. REQUESTS FOR THESE DOCUMENTS SHOULD BE DIRECTED TO 300 PARK BOULEVARD, SUITE 405, ITASCA, ILLINOIS 60143-0459, ATTENTION CORPORATE COMMUNICATIONS DIRECTOR (708) 875-7450. IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY NOVEMBER 18, 1995.

                          FIRST MIDWEST BANCORP, INC.
                                      AND
                               CF BANCORP, INC.
                          PROXY STATEMENT/PROSPECTUS


                               TABLE OF CONTENTS

SUMMARY ..................................................................    7
    The Parties ..........................................................    7
    Agreement and Plan of Merger; Exchange Ratio .........................    7
    The Charter Amendment ................................................    8
    Recommendation of the Board of Directors .............................    8
    Opinion of Financial Advisor .........................................    8
    Dissenters' Rights ...................................................    9
    Federal Income Tax Consequences ......................................    9
    Accounting Treatment .................................................    9
    Regulatory Approvals .................................................   10
    Termination ..........................................................   10
    Stock Option Agreement ...............................................   10
    Resales of First Midwest Common Stock by Affiliates ..................   11
    Preferred Share Purchase Rights ......................................   11
    Market and Market Prices .............................................   11

SELECTED CONSOLIDATED FINANCIAL DATA FOR FIRST MIDWEST ...................   12

SELECTED CONSOLIDATED FINANCIAL DATA OF CF BANCORP .......................   13

RECENT DEVELOPMENTS ......................................................   14
    Government Regulation -- FDIC Insurance Premiums .....................   14
    Sale of 100,000 Shares of Common Stock by First Midwest ..............   14

COMPARATIVE PER COMMON SHARE DATA ........................................   15

MEETING INFORMATION ......................................................   16
    General ..............................................................   16
    Date, Place and Time .................................................   16
    Record Date ..........................................................   16
    Required Vote -- The Merger ..........................................   16
    The Charter Amendment ................................................   16
    Voting Agreement .....................................................   17
    Principal Stockholders ...............................................   17
    Voting and Revocation of Proxies .....................................   18
    Solicitation of Proxies ..............................................   18

PROPOSED MERGER ..........................................................   19
    Background of the Merger .............................................   19
    CF's Reasons for the Merger and Board Recommendation .................   20
    Opinion of Financial Advisor of CF ...................................   22
    Terms of the Merger ..................................................   25
    Outstanding Options to Purchase CF Common Stock ......................   26
    Closing Date of the Merger ...........................................   26
    Surrender of Certificates ............................................   27
    Conditions to the Merger .............................................   27
    Regulatory Approvals .................................................   28
    Business Pending the Merger ..........................................   29
    Dividends ............................................................   30
    Termination, Amendment and Waiver ....................................   31
    Operations of CF after the Merger ....................................   31
    Interest of Certain Persons in the Merger ............................   31
    Effect on Employee Benefits ..........................................   33
    Stock Option Agreement ...............................................   34
    Certain Federal Income Tax Consequences of the Merger ................   35
    Accounting Treatment .................................................   36
    Expenses .............................................................   37
    Resale of First Midwest Common Stock .................................   37

DESCRIPTION OF FIRST MIDWEST COMMON AND PREFERRED STOCK ..................   38

CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS ............................   38
    Stockholders' Rights Plan ............................................   38
    Stockholder Action Without a Meeting; Amendment of the Bylaws; and
      Power to Call Special Meetings .....................................   39
    Stockholder Vote Required to Approve Business Combinations ...........   40
    Evaluation of Proposed Offer .........................................   40
    Delaware Law Affecting Business Combinations .........................   41
    Directors ............................................................   41
    Liability of Directors; Indemnification ..............................   41
    Dissenters' Rights ...................................................   42
    Limitation on Voting Rights of CF Stockholders .......................   42

PROFORMA COMBINING FINANCIAL STATEMENTS ..................................   43

OPINIONS .................................................................   46

EXPERTS ..................................................................   46

STOCKHOLDER PROPOSALS ....................................................   46
    Appendix A - Agreement and Plan of Merger
    Appendix B - Fairness Opinion of Stifel, Nicolaus & Company, Incorporated Appendix C - CF's Annual Report on Form 10-KSB for the year ended June 30,
                 1995
    Appendix D - Section 262 of the Delaware General Corporation Law
    Appendix E - Stock Option Agreement

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus. The summary is necessarily incomplete and selective and is qualified in its entirety by more detailed information contained herein or incorporated herein by reference.

THE PARTIES:                 FIRST MIDWEST BANCORP, INC. ("FIRST MIDWEST")
                             300 PARK BOULEVARD
                             SUITE 405
                             ITASCA, ILLINOIS  60143-0459
                             TELEPHONE:  (708) 875-7450

                             First Midwest is a Delaware corporation that was incorporated in 1982 for the purpose of becoming a multi-bank holding company. The subsidiaries ("affiliates") of First Midwest include a commercial bank that is a national banking association, four nonbank affiliates that offer trust, investment advisory, credit life insurance and mortgage banking related services in the same markets served by the bank and four inactive Illinois state-chartered banks. First Midwest is Illinois' third largest publicly traded bank holding company with assets of approximately $3.0 billion at June 30, 1995.

                             CF BANCORP, INC. ("CF")
                             101 WEST THIRD STREET
                             P.O. BOX 4410
                             DAVENPORT, IOWA  52808
                             TELEPHONE:  (319) 322-6237

                             CF, a Delaware corporation, was formed at the direction of Citizens Federal Savings Bank ("Citizens Federal") in March, 1992, for the purpose of owning all of the outstanding stock of Citizens Federal issued in the conversion of Citizens Federal from the mutual to the stock form of ownership. CF acquired all of the outstanding stock of Citizens Federal on July 1, 1992. At June 30, 1995, CF had total assets of $227 million.

                             For additional information with respect to First Midwest and CF refer to Item 1 of First Midwest's Annual Report on Form 10-K for the year ended December 31, 1994, and Item 1 of CF's Annual Report on Form 10-KSB dated June 30, 1995, each of which is incorporated herein by reference.

AGREEMENT AND PLAN OF MERGER;
 EXCHANGE RATIO:             First Midwest and CF entered into an Agreement and
                             Plan of Merger, dated May 31, 1995, providing, among other things, for the merger of CF with and into First Midwest (the "Merger"), as a result of which First Midwest will directly own 100% of the stock of Citizens Federal. The Merger must be approved by persons holding a majority of the outstanding shares of CF Common
                             Stock.  (See "PROPOSED MERGER" - Page 19.)

                             Each share of CF Common Stock which is issued and outstanding immediately prior to the effective time of the Merger shall be converted into and represent the right to receive and be exchangeable into
                             1.4545 shares of First Midwest Common Stock (the "Exchange Ratio"). Pursuant to the First Midwest's Stockholders Rights Plan which was adopted on February 15, 1989 (the "Rights Plan"), each share of First Midwest Common Stock issued pursuant to the Agreement and Plan of Merger shall be accompanied by a Right (as defined in the Rights
                             Plan).  (See "PROPOSED MERGER - Terms of the
                             Merger" - Page 25 and "Outstanding Options to Purchase CF Common Stock" - Page 26.)

THE CHARTER AMENDMENT:       Under the Agreement and Plan of Merger, adoption of
                             the Charter Amendment is a condition precedent to First Midwest's obligations to consummate the Merger. The Charter Amendment must be approved by persons holding 80% of the outstanding shares of CF's Common Stock. The Charter Amendment will repeal a special charter provision which prohibits any stockholder who beneficially owns (as defined in Rule 13d-3 of the Exchange Act) more than 10% of the outstanding shares of CF's Common Stock from voting any shares of such Common Stock held in excess of 10% of the outstanding shares of CF's
                             Common Stock. This special charter provision is primarily intended to dissuade third parties from attempting to acquire control of, or a substantial equity interest in, CF, without the approval of CF's Stockholders. If the Charter Amendment is approved but the Merger is not consummated, CF's
                             Board of Directors intends to abandon the Charter
                             Amendment and not repeal the special charter provisions. (See "MEETING INFORMATION - The Charter
                             Amendment" - Page 16.)

RECOMMENDATION OF THE BOARD
 OF DIRECTORS:               THE BOARD OF DIRECTORS OF CF UNANIMOUSLY RECOMMENDS
                             THAT CF STOCKHOLDERS VOTE FOR APPROVAL OF THE
                             AGREEMENT AND PLAN OF MERGER AND THE CHARTER
                             AMENDMENT. CF'S BOARD OF DIRECTORS, AFTER
                             CONSIDERATION OF THE TERMS AND CONDITIONS OF THE
                             AGREEMENT AND PLAN OF MERGER AND OTHER FACTORS
                             DEEMED RELEVANT BY THE BOARD, BELIEVES THAT THE
                             TERMS OF THE AGREEMENT AND PLAN OF MERGER ARE FAIR,
                             FROM A FINANCIAL POINT OF VIEW, TO THE STOCKHOLDERS
                             OF CF AND THAT THE MERGER IS IN THE BEST INTERESTS
                             OF CF AND ITS STOCKHOLDERS. (SEE "PROPOSED MERGER -
                             CF'S REASONS FOR THE MERGER AND BOARD
                             RECOMMENDATION" - PAGE 20.)

OPINION OF FINANCIAL
 ADVISOR: Stifel, Nicolaus & Company, Incorporated ("Stifel"), CF's financial advisor, has rendered its written opinion to the Board of Directors of CF that the Exchange Ratio contained in the Agreement and Plan of

                             Merger is fair, from a financial point of view, to the holders of CF Common Stock. This opinion, which is attached to this Proxy Statement/Prospectus as Appendix B, should be read in its entirety with respect to the assumptions made or other matters considered by Stifel in rendering such opinion. (See "PROPOSED MERGER - Background of the Merger" - Page 19.)

DISSENTERS' RIGHTS:          Under the provisions of Section 262 of the
                             Delaware General Corporation Law ("DGCL"), dissenters' rights are not available to stockholders of a corporation whose shares are quoted on the NASDAQ National Market System. Both
                             CF and First Midwest are incorporated under the laws of Delaware, and both CF's and First Midwest's
                             Common Stock are listed and quoted on the NASDAQ
                             National Market System.  As a consequence,
                             Stockholders of CF do not have dissenters' rights with respect to the Merger. A copy of Section 262 of the DGCL is attached hereto as Exhibit D.

FEDERAL INCOME TAX
  CONSEQUENCES:              As a condition precedent to the consummation of the
                             Merger, First Midwest and CF must each receive an opinion from First Midwest's counsel regarding the federal income tax consequences of the Merger. Such opinion of First Midwest's counsel must be substantially to the effect, among other matters, that CF Stockholders will not recognize taxable income by reason of receiving shares of First
                             Midwest Common Stock and accompanying Rights in the Merger, that holders of options to acquire CF
                             Common Stock will not recognize taxable income by reason of the conversion of such options as contemplated by the Agreement and Plan of Merger and that the shares of First Midwest Common Stock which CF Stockholders receive in the Merger will have the same tax basis and holding period as the respective shares of CF Common Stock surrendered in exchange therefore. Cash received in lieu of fractional shares of First Midwest Common Stock will be taxable. (See "PROPOSED MERGER -Certain
                             Federal Income Tax Consequences" - Page 35.)

                             Due to the complexities of federal, state and local income tax laws, it is strongly recommended that CF Stockholders consult their own tax advisors concerning the federal, state and local tax consequences of the Merger.

ACCOUNTING TREATMENT:        The Parties anticipate accounting for the Merger as
                             a pooling of interests, and as a condition of First
                             Midwest's obligation to consummate the Merger, it shall have received a letter from KPMG Peat Marwick
                             LLP to the effect that the Merger will qualify for pooling of interests accounting treatment. (See
                             "PROPOSED MERGER -Accounting Treatment" - Page 36.)

REGULATORY APPROVALS:        The Agreement and Plan of Merger provides that it
                             is the present intention of First Midwest to take the following actions at or after the Effective
                             Time: convert Citizens Federal, a wholly owned subsidiary of CF, into a national banking association; relocate Citizens Federal's main office to Moline, Illinois; and merge Citizens
                             Federal into First Midwest's national bank subsidiary, retaining Citizens Federal's existing offices as branches. Before the Merger is consummated, the conversion, relocation, merger and branch retention must be approved by the Office of the Comptroller of the Currency (the "OCC"). First
                             Midwest filed the required application with the OCC on August 24, 1995.

                             In addition to approval by the OCC, the Merger of CF with and into First Midwest must be approved by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). First Midwest filed the required application with the Federal Reserve Board to approve the Merger on August 24, 1995.

                             There are no assurances that all required regulatory approvals will be obtained or, if obtained, when such approvals will be granted. (See "PROPOSED MERGER - Closing Date of the Merger
                             - Page 26; Conditions to the Merger - Page 27; Regulatory Approvals" - Page 28.)

TERMINATION:                 The Agreement and Plan of Merger provides that it
                             may be terminated, whether before or after approval of the matters presented in connection with the Merger by the Stockholders of CF, under certain conditions. (See "PROPOSED MERGER - Conditions to the Merger - Page 27; Termination, Amendment and
                             Waiver" - Page 31.)

STOCK OPTION AGREEMENT:      As an inducement to First Midwest to enter into
                             the Agreement and Plan of Merger, CF executed a Stock Option Agreement with First Midwest which provides First Midwest with an option to purchase
                             227,693 shares of CF Common Stock, subject to adjustment. The option may be exercised upon the occurrence of certain events, at an exercise price of $24.75 per share, subject to adjustment. The CF
                             Common Stock issuable upon exercise of the option, if exercised in full, would represent approximately
                             19.9% of the then outstanding CF Common Stock, on a fully diluted basis. The issuance and exercise of the option are not subject to approval by the Stockholders of CF. The Stock Option Agreement and the option may discourage offers to acquire CF and are intended to increase the likelihood that the Merger will be consummated in accordance with the terms set forth in the Agreement and Plan of Merger. (See "PROPOSED MERGER -Stock Option
                             Agreement" - Page 34.)

RESALES OF FIRST MIDWEST
  COMMON STOCK
  BY AFFILIATES:             Resales of First Midwest Common Stock issued to
                             "Affiliates" (as defined by Rule 145 of the Rules and Regulations of the Commission) of CF in connection with the Merger have not been registered under applicable securities laws in connection with the Merger. Such shares may only be sold (a) under a separate registration for distribution (which
                             First Midwest has not agreed to provide); (b) pursuant to Rule 145 under the Securities Act of 1933 as amended; or (c) pursuant to some other exemption from registration. Affiliates of CF also will be subject to prohibitions on sales until financial results covering at least 30 days post-
                             Merger combined operations of CF and First Midwest have been published. (See "PROPOSED MERGER - Resale of First Midwest Common Stock" - Page 37.)

PREFERRED SHARE PURCHASE
  RIGHTS: Pursuant to the Rights Plan, each share of First Midwest Common Stock, including the First Midwest Common Stock to be issued in the Merger, entitles its holder to one Right ("Preferred Share Purchase Right") to purchase 1/100th of a share of First Midwest preferred stock under certain limited circumstances. (See "CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS -Stockholders' Rights Plan" - Page 38.)

MARKET AND MARKET PRICES:    First Midwest and CF Common Stock are both traded
                             in the over-the-counter market and are quoted on the NASDAQ National Market System. First Midwest
                             Common Stock is traded under the symbol "FMBI".  CF
                             Common Stock is traded under the symbol "CFBC".

                             The following table sets forth the last sale prices for First Midwest Common Stock and CF Common Stock for the periods indicated, and the equivalent per share value for CF Common Stock giving effect to the Merger as of the same dates:

======================================================
                      First
                     Midwest      CF      Equivalent
MARKET VALUE PER      Common    Common    Per Share
 SHARE AT:            Stock     Stock      Price(2)
------------------------------------------------------

December 31, 1994     $24.00    $25.00      $34.91
------------------------------------------------------
May 31, 1995 (1)      $24.25    $31.00      $35.27
------------------------------------------------------
June 30, 1995         $24.69    $32.35      $35.91
------------------------------------------------------
September 1, 1995     $28.25    $39.75      $41.09
======================================================

(1) Trading date preceding public announcement of the proposed Merger.
(2) The Equivalent Per Share Price of CF Common Stock is calculated based on the market value of First Midwest Common Stock, as of the dates indicated, multiplied by the 1.4545 Exchange Ratio for each share of CF Common Stock.

      SELECTED CONSOLIDATED FINANCIAL DATA OF FIRST MIDWEST BANCORP, INC.
        (dollar amounts in thousands, except per share data; unaudited)


     The following table sets forth in summary form certain consolidated financial data of First Midwest Bancorp, Inc. This summary should be read in conjunction with the financial review and consolidated financial statements included in the documents incorporated by reference in this Proxy
Statement/Prospectus.

                                     Six Months
                                    ended June 30,                                  Years ended December 31,
                              -------------------------   -------------------------------------------------------------------------
                                  1995          1994          1994           1993            1992            1991          1990
                              -----------   -----------   -----------    -----------   --------------   ------------   ------------
Operating Results

Interest income.............. $   111,005   $    88,942   $   190,478    $   169,925   $      174,222   $    207,048   $   205,456
Interest expense.............      55,743        36,572        82,841         66,233           77,627        113,777       120,575
Net interest income..........      55,262        52,370       107,637        103,692           96,595         93,271        84,881
Provision for loan losses....       4,172         3,292         8,486         11,432           15,452         15,492         8,480
Noninterest income...........      13,646        13,891        26,427         29,164           30,880         24,023        19,525
Noninterest expense..........      45,546        45,159        89,532         90,032           86,562         78,225        65,253
Restructure charge...........        -             -            3,900             --               --             --            --
Income tax expense...........       6,858         6,693        11,778         10,608            7,553          5,770         8,069
Net income................... $    12,332   $    11,117   $    20,368 (1)$    20,784   $       17,908   $     17,807   $    22,604
==================================================================================================================================
Per Share Data
Net income................... $      1.01   $      0.91   $      1.67 (1)$      1.68   $         1.43   $       1.42   $      1.80
Cash dividends declared......        0.38          0.34          0.68           0.60             0.52           0.52          0.52
Book value at period end.....       17.47         15.66         15.26          16.37            15.15          14.23         13.25
Book value at period end,
 as adjusted.................       17.62 (2)     16.52 (2)     16.96 (2)      16.01 (2)        15.15          14.23         13.25
Market value at period end...       24.69         26.75         24.00          25.25            19.50          16.25         14.50
==================================================================================================================================
Performance Ratios
Return on average equity.....       12.48%        11.47%        10.61%(3)      10.78%            9.78%         10.32%        14.25%
Return on average assets.....        0.86%         0.83%         0.74%(3)       0.84%            0.78%          0.76%         1.03%
Net interest margin - tax
 equivalent..................        4.19%(4)      4.28%(4)      4.24%(5)       4.62%(5)         4.71%          4.44%         4.39%
==================================================================================================================================
                                       June 30,                                  December 31,
                              -------------------------   ------------------------------------------------------------------------
                                  1995          1994          1994           1993            1992            1991          1990
                              -----------   -----------   -----------    -----------   --------------   ------------   -----------
Balance Sheet Highlights

Total assets................. $ 2,951,665   $ 2,760,573   $ 2,875,101    $ 2,687,317   $    2,297,220   $  2,311,402   $ 2,368,306
Loans........................   1,898,477     1,672,982     1,785,200      1,589,326        1,457,242      1,391,012     1,370,880
Deposits.....................   2,101,370     1,995,757     1,994,408      1,933,996        1,882,368      1,865,374     1,937,450
Stockholders' equity.........     213,823       190,225       186,115        199,947          188,799        178,316       166,174
==================================================================================================================================
                                       June 30,                                  December 31,
                              -------------------------   ------------------------------------------------------------------------
                                  1995          1994          1994           1993            1992            1991          1990
                              -----------   -----------   -----------    -----------   --------------   ------------   -----------
Capital Analysis

Tier 1 to risk-based assets....      9.82%         9.78%         9.57%          9.89%           10.67%         10.08%         9.26%
Total capital to
   risk-based assets...........     11.03%        10.91%        10.78%         11.08%           11.92%         11.38%        10.21%
Leverage ratio.................      6.86%         6.74%         6.72%          6.89%            7.51%          7.04%         6.42%
==================================================================================================================================

(1) Includes $3,900 pretax restructure charge, or $2,379 ($.20 per share) after tax unrelated to the Merger with CF. For a discussion of the restructure charge, refer to Management's Discussion and Analysis in First Midwest's Form 10-K for the year ended December 31, 1994, incorporated herein by reference, beginning on page 36 in the section entitled "Restructure Charge."

(2) Excludes the after-tax unrealized net appreciation/depreciation on securities available for sale existent as of the end of the period indicated.

(3) Excluding the after-tax effect of the restructure charge of $2,379, return on average equity and return on average assets would have been 11.85% and .82%, respectively.

(4) For a discussion of an arbitrage arrangement in effect for the six months ended June 30, 1995 and 1994 and its affect on net interest margin, refer to Management's Discussion and Analysis in First Midwest's Form 10-Q for the quarter ended June 30, 1995, incorporated herein by reference, beginning on page 12 in the Section entitled "Net Interest Income".

(5) For a discussion of an arbitrage arrangement in effect in 1994 and 1993, and its affect on net interest margin, refer to Management's Discussion and Analysis in First Midwest's Form 10-K for the year ended December 31, 1994, incorporated herein by reference, beginning on page 17 in the Section entitled '"Net Interest Income".

           SELECTED CONSOLIDATED FINANCIAL DATA OF CF BANCORP, INC. (dollar amounts in thousands, except per share data; unaudited)


     The following table sets forth in summary form certain consolidated financial data of CF Bancorp, Inc. This summary should be read in conjunction with the financial review and consolidated financial statements included in the documents incorporated by reference in this Proxy Statement/Prospectus.

                                                     Years ended June 30,
                             --------------------------------------------------------------------------
                                  1995          1994            1993           1992            1991
                             ------------   -----------    ------------   ------------   --------------
Operating Results
Interest income.............. $    16,437   $    13,958     $    13,261    $    13,940    $      14,679
Interest expense.............       9,559         6,904           6,551          7,919           10,124
Net interest income..........       6,878         7,054           6,710          6,021            4,555
Provision for loan losses....          44            78             104            453              191
Noninterest income...........       2,076         1,990           1,527          1,479            1,275
Noninterest expense..........       4,773         4,186           4,105          3,851            3,465
Income tax expense...........       1,396         1,747           1,525          1,232              799
Net income................... $     2,741   $     3,033 (1) $     2,503    $     1,964    $       1,375
=======================================================================================================
Per Share Data
Net income................... $      2.85   $      3.13 (1) $      2.42    $      *    (3)$        *    (3)
Cash dividends declared......        0.88          0.50            0.30           *    (3)         *    (3)
Book value at period end.....       25.52         23.28           19.96          17.37             *    (3)
Market value at period end...       32.25         22.75           17.95 (2)       9.09 (2)         *    (3)
=======================================================================================================
Performance Ratios
Return on average equity.....       12.31%        15.17%(1)       13.76%         22.07%           19.02%
Return on average assets.....        1.22%         1.45%(1)        1.34%          1.30%            0.92%
Net interest margin - tax
equivalent...................        3.22%         3.52%           3.82%          4.25%            3.18%
=======================================================================================================
                                                              June 30,
                             --------------------------------------------------------------------------
                                  1995          1994            1993           1992            1991
                             ------------   -----------    ------------   ------------   --------------
Balance Sheet Highlights
Total assets................. $   226,944   $   223,348     $   208,196    $   155,730   $      147,096
Loans........................     119,004       114,006         110,851         98,780           98,226
Deposits.....................     135,513       129,215         135,112        130,245          134,450
Stockholders' equity.........      23,390        20,975          18,655         17,387            7,915
=======================================================================================================
                                                              June 30,
                             --------------------------------------------------------------------------
                                  1995          1994            1993           1992            1991
                             ------------   -----------    ------------   ------------   --------------
Capital Analysis
Tier 1 to risk-based assets..        8.49%         8.07%           7.95%          9.97%            5.38%
Total capital to
   risk-based assets.........       17.61%        17.49%          17.26%         18.96%           10.15%
Leverage ratio...............        8.49%         8.07%           7.95%          9.97%            5.38%
=======================================================================================================

(1) Excludes the cumulative effect on prior years of change in accounting for income taxes totaling $435, or $.45 per share.

(2) Adjusted for a 10% stock dividend declared in July, 1993.

(3) Not applicable. CF was formed in March, 1992 in contemplation of the conversion of Citizens Federal from the mutual to the stock form of ownership.

                              RECENT DEVELOPMENTS

GOVERNMENT REGULATION - FDIC INSURANCE PREMIUMS

          The savings deposits of First Midwest and CF are insured up to $100,000 per insured member (as defined by law and regulation) by the FDIC with such insurance backed by the full faith and credit of the United States government. First Midwest's deposits are primarily insured by the Bank Insurance Fund ("BIF") while CF's deposits are insured by the Savings Association Insurance Fund ("SAIF"), both of which are administered by the FDIC.

          As insurer, the FDIC assesses deposit insurance premiums and is authorized to conduct examinations of, and require reporting by, FDIC-insured institutions. Deposit insurance premiums are based upon risk classifications that are determined by the insured institution's capital ratios and the result of such institution's supervisory examinations. Institutions assigned higher risk classifications pay deposit insurance premiums at a higher rate than the institutions assigned lower risk classifications. During the first six months of 1995, First Midwest and CF were assessed an annual deposit insurance premium rate of $.23 per $100 of insured deposits, which was the lowest insurance rate imposed by the FDIC.

          The BIF reached its legally required maximum funding in May of 1995 and, as a result of this statutory goal being attained, the FDIC voted on August 8, 1995, to reduce the insurance assessments for "well capitalized" banks from $.23 to $.04 per $100 of insured deposits. The reduction in insurance assessments will become effective beginning in June, with refunds and interest thereon to be reimbursed to Banks having paid premiums through September, 1995 at the higher rate. First Midwest's national bank subsidiary is considered well capitalized for purposes of insurance and paid assessments of $2.2 million in the first six months of 1995. Such subsidiary will receive a refund of approximately $300,000 for overpayment of June, 1995 premiums and estimates that premium assessments for the last six months of 1995 will total approximately $400,000 based on $.04 per $100 of insured deposits.

          The SAIF is currently undercapitalized. Accordingly, no action was taken by the FDIC regarding SAIF assessments, which were left unchanged at $.23 per $100 of insured deposits for "well capitalized" thrifts; CF is considered a "well capitalized" thrift.

          Federal banking regulators and lawmakers are believed to be near an agreement on a plan to bolster the SAIF by the assessment of a special, one-time charge on SAIF-insured deposits in the range of approximately .85% - .90% of such deposits. The assessment of such a charge is believed to be sufficient to recapitalize the SAIF and, at least initially, allow future SAIF-insured deposit premiums to be lowered to the same average premium applicable to BIF. Furthermore, after the special assessment is charged, federal banking regulators and law makers are believed to favor the merging of the BIF and SAIF Funds. Congressional hearings on the resolution of the BIF and SAIF issues have been held and future hearings are scheduled. The outcome of such hearings and the impact on deposit insurance premiums assessed by the BIF and SAIF, the potential assessment of a one-time charge on SAIF-insurance deposits, as well as the likelihood of the merger of the BIF and SAIF cannot be determined at this time.


SALE OF 100,000 SHARES OF COMMON STOCK BY FIRST MIDWEST

          On August 16, 1995, pursuant to a Form S-3 filed with the Commission, First Midwest sold 100,000 shares of its Common Stock through a licensed broker/dealer to certain institutional and accredited investor clients of such dealer. Net proceeds from the sale of such stock of approximately $2.7 million will be used by First Midwest for general corporate purposes.

                       COMPARATIVE PER COMMON SHARE DATA

          The following table presents selected comparative unaudited per common share data for First Midwest Common Stock and CF Common Stock on an historical and proforma combined basis and for CF Common Stock on a pro forma equivalent basis giving effect to both the Merger, on a pooling of interests accounting basis, and to the sale of 100,000 shares of First Midwest Common Stock, as discussed in the section entitled "RECENT DEVELOPMENTS" - Page 14.

          The proforma combined information is not necessarily indicative of the actual results that would have occurred had the Merger been consummated prior to the periods indicated, or of the future operations of the combined entity. (See "Proforma Combining Financial Statements" pages 43 - 45.)

                                                        SIX
                                                       MONTHS    YEAR       YEAR       YEAR
                                                       ENDED     ENDED      ENDED      ENDED
                                                      6-30-95  12-31-94   12-31-93   12-31-92
                                                      =======  ========   ========   ========
First Midwest-Historical
  Net Income........................................   $ 1.01    $ 1.67     $ 1.68     $ 1.43
  Cash dividends declared...........................      .38       .68        .60        .52
  Book value (at period end)........................    17.47     15.26      16.37      15.15
                                                      =======  ========   ========   ========
CF-Historical
  Net Income/(1)(2)/................................   $ 1.46    $ 2.92     $ 2.99     $    *
  Cash dividends declared/(2)/......................     .476      .675       .385          *
  Book value (at period end)........................    25.52     24.38      21.93      20.22
                                                      =======  ========   ========   ========
First Midwest-Proforma Combined:
  Net income /(3)/..................................   $ 1.01    $ 1.70     $ 1.72     $ 1.43
  Cash dividends declared/(4)/......................      .38       .68        .60        .52
  Book value (at period end)/(5)/...................    17.26     15.19      16.02      14.84
                                                      =======  ========   ========   ========
CF-Common Stock-Equivalent Proforma Combined/(6)/:
  Net income........................................   $ 1.47    $ 2.47     $ 2.50     $ 2.08
  Cash dividends declared...........................      .55       .99        .87        .76
  Book value (at period end)........................    25.10     22.09      23.30      21.58
                                                      =======  ========   ========   ========

(1) CF's net income for the year ended 12-31-93 excludes the cumulative effect on prior years of change in accounting principles totaling $435 or $.45 per share of CF Common Stock.

(2) Net income and dividends declared for CF for the year end 12-31-92 are not applicable. CF was formed in March, 1992 in contemplation of the conversion of Citizens Federal from the mutual to the stock form of ownership.

(3) The pro forma combined net income per common share (based on weighted average shares outstanding) is based upon the combined historical net income for First Midwest and CF, adjusted for interest expense reductions and tax expense incurred from deployment of the net proceeds of 100,000 shares of Common Stock sold by First Midwest, divided by the average pro forma common shares of the combined entity.

(4) The pro forma combined dividends declared assume no changes in historical dividends per share declared by First Midwest.

(5) The pro forma combined book value per share of First Midwest Common Stock is based upon the historical total divided by total pro forma common shares of the combined entity assuming conversion of the CF Common Stock at the 1.4545 Exchange Ratio.

(6) The equivalent pro forma combined income, dividends and book value per share of CF Common Stock represent the pro forma combined amounts multiplied by the Exchange Ratio of 1.4545, which is based on the terms of the Agreement and Plan of Merger (see "PROPOSED MERGER - Terms of the Merger" - Page 25).

                              MEETING INFORMATION

GENERAL

  This Proxy Statement of CF and Prospectus of First Midwest is being furnished to the Stockholders of CF in connection with the solicitation by the Board of Directors of CF of proxies to be voted at the Special Meeting of holders of CF Common Stock to be held on November 20, 1995, and any adjournment thereof. The purpose of the Special Meeting and of the solicitation is to obtain approval of the holders of CF Common Stock of the Agreement and Plan of Merger, the Charter Amendment and the transaction of such other business as may properly come before the meeting or any adjournments thereof. Each copy of this Proxy Statement/Prospectus mailed to holders of CF Common Stock is accompanied by a form of proxy for use at the Special Meeting.

DATE, PLACE AND TIME

  The Special Meeting will be held at the main offices of Citizens Federal, 101 West Third Street, Davenport, Iowa, on November 20, 1995, at 2:00 p.m. (local time).

RECORD DATE

  The close of business on _______ ___, 1995 has been fixed by the Board of Directors of CF as the Record Date for the determination of Stockholders entitled to notice of, and to vote at, the Special Meeting. On that date there were outstanding and entitled to vote 916,496 shares of CF Common Stock, of which 188,136 shares (20.53%), exclusive of options, were held by directors and executive officers of CF. First Midwest's directors and executive officers do not own any shares of CF Common Stock. Each outstanding share of CF Common Stock entitles the record holder thereof to one vote on all matters to be acted upon at the Special Meeting.

REQUIRED VOTE - THE MERGER

  The DGCL requires that the Agreement and Plan of Merger be approved by the affirmative vote of the holders of a simple majority outstanding shares of CF Common Stock.

THE CHARTER AMENDMENT

  Under the Agreement and Plan of Merger, adoption of the Charter Amendment is a condition precedent to First Midwest's obligations to consummate the Merger. The Charter Amendment will repeal a special charter provision, which prohibits any stockholder who beneficially owns (as defined in Rule 13d-3 of the Exchange Act) more than 10% of the outstanding shares of CF's Common Stock from voting any shares of such Common Stock held in excess of 10% of the outstanding shares of CF's Common Stock. This special charter provision is primarily intended to dissuade third parties from attempting to acquire control of, or a substantial equity interest in, CF, without the approval of CF's Stockholders.

  The affirmative vote of the holders of at least 80% of the voting power of the shares of CF's outstanding Common Stock entitled to vote on the Charter Amendment (after giving effect to the special charter provision) is required to approve and adopt the Charter Amendment. Since the Charter Amendment is being proposed only in connection with the Agreement and Plan of Merger and the Stockholders would lose the benefits of the special charter provision if the Merger is not consummated, the Board of Directors believes it is in the best interests of CF and its Stockholders to abandon the Charter Amendment, in accordance with the DGCL, if the Merger is not consummated. Therefore, if the Charter Amendment is approved but the Merger is not consummated, the Board of Directors intends to abandon the Charter Amendment and not repeal the Special Charter Provisions.

  THE BOARD OF DIRECTORS OF CF BELIEVES THAT THE ADOPTION OF THE CHARTER AMENDMENT IS IN THE BEST INTERESTS OF CF AND ITS STOCKHOLDERS. THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF CF VOTE FOR THE PROPOSAL TO ADOPT THE CHARTER AMENDMENT.

VOTING AGREEMENT

  On May 31, 1995, all directors and certain officers of CF signed an Agreement of Affiliates (the "Voting Agreement") with First Midwest, pursuant to which each of them agreed, among other things, to vote all of his or her shares of CF Common Stock in favor of the Merger and not to support a competing transaction prior to consummation of the Merger or termination of the Agreement and Plan of Merger. The signing officers and directors are relieved of their commitment to vote in favor of the Merger in the event that prior to the approval of the Merger by CF Stockholders, CF receives a proposal for a competing transaction which, based upon the advice of counsel, the Board of Directors of CF determines it must actively consider in fulfillment of its fiduciary duty to such Stockholders. THE TOTAL NUMBER OF SHARES DIRECTLY OR INDIRECTLY OWNED BY THESE OFFICERS AND DIRECTORS IS 160,521 OR 17.5% OF THE TOTAL SHARES OUTSTANDING AND ENTITLED TO VOTE AT THE SPECIAL MEETING.

PRINCIPAL STOCKHOLDERS

  The following table sets forth information concerning the number of shares of CF Common Stock held by each Stockholder who is known to CF's management to be the beneficial owner of more than five percent of the outstanding shares of CF Common Stock, exclusive of CF's directors and officers (presented below), as of September 1, 1995:

                                                                       First Midwest
                               Amount and Nature Beneficial         Stock to be Received
                             Ownership of CF Common Stock (1)          in the Merger
                            -----------------------------------    ------------------------
                            Sole Voting                               Total       Percent
    Name of                 and Invest-                Percent      Following       of
Beneficial Owner            ment Power      Total      of Class      Merger (4)   Class (5)
----------------            -----------   ---------   ---------    ------------   ---------
CF Bancorp, Inc.
Employee Stock Ownership
  Plan /(2)/...............      54,580      54,580        5.96%         79,387       *
                            ===========   =========   =========    ============   =========

  The following table set for certain information concerning the number of shares of CF Common Stock held as of September 1, 1995, by each of CF's directors and by all of CF's directors and executive officers as a group:

                                                                                                First Midwest
                                              Amount and Nature Beneficial                  Stock to be Received
                                              Ownership of CF Common Stock(1)                  in the Merger
                                   -----------------------------------------------------   ---------------------
                                    Sole Voting                                              Total      Percent
                                    and Invest-   Stock                         Percent    Following      of
Name of Beneficial Owner            ment Power   Options    RRP (3)    Total    of Class   Merger (4)  Class (5)
------------------------           -----------   -------    -------   ------    --------   ----------  ---------
Greg Bohac.......................       29,213   15,015      3,542     47,770      5.21%       69,481      *
Paul Eckert......................       38,449   25,025      7,084     70,558      7.70%      102,627      *
Mark Kilmer......................        5,858    2,502        -0-      8,360       .91%       12,160      *
Willett Kubec....................       11,000    2,502        -0-     13,502      1.47%       19,639      *
B. C. O'Brien....................       11,188      -0-        -0-     11,188      1.22%       16,273      *
Margaret Tiedemann...............       11,000    2,502        -0-     13,502      1.47%       19,639      *
                                   ===========   ======     ======    =======   ========  ===========  =========
All Directors and
  Executive Officers.............      177,510   73,079     10,626    261,215     28.50%      379,937      2.77%
                                   ===========   ======     ======    =======   ========  ===========  =========

* Less than 1%.

Footnotes to Tables Contained in "Principal Stockholders":
---------------------------------------------------------

(1) The number of shares stated are based on information furnished by the persons listed and include shares personally owned of record by each person and shares which under applicable regulations are deemed to be otherwise beneficially owned by each person including shares allocated to directors and officers from the Employee Stock Ownership Plan. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to the security. Voting power includes the power to vote or to direct the voting of the security. Investment power includes the power to dispose or to direct the disposition of the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days.

(2) Includes 13,330 shares allocated to the individual accounts of employees, officers and directors with respect to which such individuals are deemed to have sole voting and no investment power. The trustee of the Employee Stock Ownership Plan has sole investment and voting power with respect to the 41,250 unallocated shares.

(3) These numbers represent shares awarded to key executive officers under CF's Recognition and Retention Plans and Trusts. Such shares are non-transferrable and non-assignable by the holders, who have sole voting and no investment power.

(4) Based on the Exchange Ratio of 1.4545 shares of First Midwest Common Stock for each share of CF Common Stock. (See "Comparative Per Share Data" - Page 15.)

(5) This column reflects the percentage of the outstanding shares of First Midwest Common Stock which the specified person(s) will hold following the consummation of the Merger. These percentages were computed by reference to a total of approximately 13,730,000 shares of First Midwest Common Stock outstanding. This number assumes the issuance of First Midwest Stock pursuant to the Merger based on a 1.4545 Exchange Ratio in addition to the sale of 100,000 shares of First Midwest Stock in August, 1995. (See "RECENT DEVELOPMENTS" - Page 14.)

VOTING AND REVOCATION OF PROXIES

  Shares of CF Common Stock represented by a proxy properly signed and received at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of CF Common Stock represented by the Proxy will be voted "FOR" both the Agreement and Plan of Merger and the approval and adoption of the Charter Amendment. Because approval of the Agreement and Plan of Merger requires the affirmative vote of more than 50%, and approval of the Charter Amendment requires affirmative vote of at least 80%, respectively, of the outstanding shares of CF Common Stock entitled to vote at the Special Meeting, both broker nonvotes and abstentions have the same effect as votes against the Agreement and Plan of Merger and against the Charter Amendment. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with the Secretary of CF prior to or at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

  The Board of Directors of CF is not aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment.

SOLICITATION OF PROXIES

  In addition to solicitation by mail, directors, officers, and employees of CF, who will not be specifically compensated for such services, may solicit proxies from the Stockholders of CF, personally or by telephone or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. CF, at its discretion, may contract for the services of a proxy solicitation firm, the fees for which would be born by CF.

  HOLDERS OF CF COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO CF IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                PROPOSED MERGER


  The following description of the Merger is qualified in its entirety by reference to the Agreement and Plan of Merger, which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. All CF Stockholders are urged to read the Agreement and Plan of Merger in its entirety.


BACKGROUND OF THE MERGER

  Effective July 1, 1992, Citizens Federal converted from a federally chartered mutual savings bank to a federally chartered stock savings bank. At the same time, CF was formed as Citizens Federal's holding company. In connection with the conversion, CF completed an initial public offering of stock, selling 910,000 shares of CF Common Stock at $10.00 per share.

  Following the conversion, management of CF focused its attention primarily on increasing its core business while reviewing, from time to time, its strategic alternatives in light of its size, the increasing consolidation of the financial services industry and other relevant considerations. In November 1994, the Board of Directors determined to maintain an informed position with respect to its strategic alternatives by, among other things, retaining a financial advisor.

  In December 1994, CF engaged Stifel, Nicolaus & Company, Incorporated ("Stifel"), to serve as its financial advisor on financial and strategic matters relating to the enhancement of stockholder value, including the possible sale of CF.

  In February 1995, Stifel initiated a marketing process of soliciting offers from third parties regarding a potential merger with CF. At the start of the marketing process, Stifel contacted 22 parties that Stifel, along with the Board of Directors of CF, believed were likely to have a strategic and/or financial interest in a potential acquisition of CF.

  All 22 institutions were provided Confidentiality Agreements and 16 of these institutions returned signed Confidentiality Agreements. Each institution returning a signed Confidentiality Agreement was provided certain public and non-public financial and operating data regarding CF, in the form of a Confidential Information Memorandum ("CIM"). Four of the 16 institutions expressed an interest (the "Interested Parties") in further exploration of a possible acquisition of CF. The Interested Parties were given the opportunity by Stifel and CF to request further clarification or additional information regarding the contents of the CIM, and were instructed by Stifel to submit preliminary indications of value to CF by March 3, 1995.

  On or before March 3, 1995, all four of the Interested Parties submitted preliminary indications of value. Stifel, on behalf of CF, had subsequent discussions with the Interested Parties for the purpose of maximizing the indications of value from the Interested Parties. However, none of the Interested Parties changed their indications of value of CF.

  The Board of Directors of CF determined, with the assistance of Stifel, that First Midwest's indication of value represented the highest value to, and the best strategic alternative for, CF and its Stockholders. Various factors were considered in reaching this conclusion including, among other things, the indicated levels of consideration from each of the four Interested Parties, prevailing economic, market and monetary conditions, the reasonableness and achievability of CF's financial and operating forecasts (and the assumptions and basis therefore) and its future prospects as an independent institution, the future financial and operating prospects of the four Interested Parties that submitted preliminary indications of value after giving effect to a business combination involving an acquisition of CF, and the likely structures of the business combinations contemplated by the preliminary indications of value submitted by the four Interested Parties.

  First Midwest's preliminary indication of interest contemplated that CF would be merged into First Midwest, and was subject to a number of ordinary and customary conditions regarding the negotiation of a definitive agreement and the receipt of all relevant regulatory and stockholder approvals. Subsequent discussions and negotiations over the next three months between First Midwest, its counsel and The Chicago Corporation, acting on behalf of First Midwest, and CF, its counsel and Stifel, acting on behalf of CF, resulted in a formal offer for CF, as set forth in the Agreement and Plan of Merger.

  On May 31, 1995, at a meeting of CF's Board of Directors that included the participation of Stifel and Silver, Freedman & Taff, L.L.P., CF's outside legal counsel, CF's Board reviewed the terms of the proposed Merger and unanimously approved the offer from First Midwest and authorized the execution and delivery of the Agreement and Plan of Merger.

CF'S REASONS FOR THE MERGER AND BOARD RECOMMENDATION

  After careful study and evaluation, CF's Board of Directors has unanimously approved the Agreement and Plan of Merger and has determined that the Merger is fair to, and in the best interests of, CF and CF's Stockholders. The Board believes that the Merger will enable CF Stockholders to realize significant value on their investment and also will enable them to participate in opportunities for growth that CF believes the Merger makes possible.

  In reaching its determination that the Merger is fair to, and in the best interests of, CF and CF's Stockholders, the Board carefully considered a variety of factors with the assistance of its legal and financial advisors. Among the factors it considered were the following:

    (a) CF considered its business, financial condition, results of operations and prospects, including, but not limited to, its potential growth, development, productivity and profitability were it to remain independent. In the Board's opinion, a business combination with a larger bank holding company such as First Midwest would provide both greater short-term and long-term value to CF Stockholders than other alternatives available. Such a business combination would enhance CF's competitiveness and its ability to serve its depositors, customers and the communities in which it operates. The increased competitive advantage would result primarily from the ability of CF to offer new and enhanced products and services already developed and tested by First Midwest, the cost savings from combining operations and support functions, and the increased access to capital that First Midwest could provide. Such an increased competitive advantage would be likely to result in an increase in the value of Citizens Federal and be reflected in the value of First Midwest Common Stock that will be received by CF's Stockholders.

    (b) The current and prospective environments in which CF operates, including national and local economic conditions, the current regulatory environment and the trend toward consolidation in the financial services industry generally and in the Quad Cities metropolitan market, specifically, were also factors in the Board's decision. Recent changes in state and federal banking laws have greatly enhanced expansion opportunities through regulation and the financial services industry has also increased competition for the products and services offered by banks. The increases in competition, together with increased bank regulatory reporting and other requirements, have made it more difficult for independent community banks such as Citizens Federal to compete with the banking affiliates of much larger institutions with respect to the range of products and services offered and the costs which such products and services can be offered. First Midwest's philosophy of relationship banking and allowing each of its banking centers to continue to operate as community banks with their own local markets, focusing on servicing the needs of their particular communities, should provide an opportunity for Citizens Federal to compete more effectively with larger institutions but still maintain its community banking approach. This compatibility of businesses and management philosophies of CF and First Midwest constituted a significant additional factor in the Board's decision.

    (c) The strategic, competitive advantage that First Midwest will have through its combination with CF was considered by the Board. As a result of the Merger of CF and First Midwest, the resulting institution will have the second largest deposit market share in the Quad Cities area, thereby enhancing the value of First Midwest's franchise and the potential long term value to CF's Stockholders.

    (d) The Board considered the business, results of operations, financial condition and asset quality of First Midwest, as well as its future growth prospects following the Merger. The Merger presents an opportunity for potential synergies and cost savings by integrating the responsibilities for functions such as the following: product development; training in product sales and services which First Midwest has had in place for several years; internal audit, loan review and compliance training; and stockholder record keeping and communications. First Midwest's established operational and training systems are expected to result in cost savings from economies of scale as well as being able to provide CF employees with a higher level of training to meet customer needs.

    (e) The Board also determined that the Merger offered CF Stockholders the prospects for higher dividends, and a higher current trading value for their shares as a result of greater liquidity and better prospects for future growth than if CF were to remain independent.

    (f) Based upon the financial terms of other recent business combinations in the financial services industry and information concerning the business, financial condition, results of operations and prospects of First Midwest, the Board solicited an opinion from Stifel regarding the fairness of a Merger with First Midwest, from a financial point of view, to the holders of CF's Common Stock. Based upon the opinion of Stifel, the anticipated tax free nature of the Merger for federal income tax purposes to CF Stockholders, and the likelihood that the proposed transaction would be consummated, the Board determined that the Merger was preferable to other alternatives available to CF, such as being acquired by a different company or remaining independent and growing internally.

  While each member of the Board individually evaluated each of the foregoing as well as other factors, the Board collectively did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Board collectively made its determination with respect to the Merger based on the unanimous conclusion reached by its members that the Merger, in light of the factors that each director individually considered as appropriate, is fair and in the best interests of the CF Stockholders.

  In approving the Merger, CF's Board of Directors was aware that (i) the Agreement and Plan of Merger contains certain provisions prohibiting CF from soliciting, facilitating or accepting other offers or agreements to acquire CF and (ii) First Midwest would be able to exercise the Option in certain circumstances generally relating to a failure of First Midwest to consummate the Merger because of another offer for CF or a material change or potential material change in the ownership of CF. However, the Board was also aware that such terms were specifically bargained for and insisted upon by First Midwest as inducements to enter into the Agreement and Plan of Merger, and that the Board's obligations under the Agreement and Plan of Merger to recommend that CF's Stockholders approve the Agreement and Plan of Merger and to use its reasonable best efforts to obtain such approval were explicitly made subject to the Board's fiduciary duties upon advice of counsel to CF. Accordingly, the Agreement and Plan of Merger expressly permits the Board, in the exercise of its fiduciary duties, to withdraw or change its recommendations of the Agreement and Plan of Merger and to suspend or terminate its efforts to obtain Stockholder approval of the Agreement and Plan of Merger at the Special Meeting (it should be noted, however, that in such circumstances First Midwest might still be able to exercise its rights under the Option Agreement). In addition, in connection with its approval of the proposed Merger, the Board was advised by Stifel that the indicated value of the Merger
(i) exceeded the upper end of Stifel's range of estimates of CF's stand-alone value and (ii) was at the upper end of Stifel's range of estimates of CF's likely value in an acquisition transaction. In presenting this advice, Stifel stated that these findings were necessarily based upon economic, market, monetary and other conditions as they existed and could be evaluated at the time, represented its best business judgment under the circumstances and should not be construed in any way as a financial fairness or other form of expert opinion. Stifel's fairness opinion is described below and is included as
Appendix B to this Proxy Statement/Prospectus.    (See "PROPOSED MERGER -Opinion
of Financial Advisor to CF" - Page 22.)

  THE BOARD OF DIRECTORS OF CF BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF CF AND ITS STOCKHOLDERS. THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF CF VOTE FOR THE PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER.


OPINION OF FINANCIAL ADVISOR OF CF

  CF has retained Stifel to act as its financial advisor in connection with rendering a fairness opinion with respect to the Merger. Stifel is an investment banking and securities firm with membership on all principal U.S. securities exchanges. As part of its investment banking activities, Stifel is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Stifel has rendered its opinion that, based upon and subject to the various considerations set forth therein, as of May 31, 1995 and the date of this Proxy Statement/Prospectus, the Merger Consideration to be received for each share of CF Common Stock resulted in consideration that was fair, from a financial point of view, to the holders of CF Common Stock. Stifel is familiar with CF, having acted as its financial advisor in connection with, and having participated in, the negotiations leading to the Agreement and Plan of Merger. Representatives of Stifel participated in certain portions of the meeting of CF's Board of Directors on May 31, 1995 where the proposed Merger was considered and certain officers of CF were authorized to enter into the Agreement and Plan of Merger.

  The full text of Stifel's opinion as of the date hereof, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix B to this Proxy Statement/Prospectus and is incorporated herein by reference, and should be read in its entirety in connection with this Proxy Statement/Prospectus. The summary of the opinion of Stifel set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. The May 31, 1995 opinion was substantially identical to the opinion attached hereto.

  Stifel's opinion is directed only to the fairness of the Merger Consideration from a financial point of view and does not constitute a recommendation to any holders of CF Common Stock as to how such holders of CF Common Stock should vote at the Special Meeting or as to any other matter.

  In connection with its opinion dated the date hereof, Stifel reviewed and analyzed material bearing upon the financial and operating condition of CF and First Midwest and material prepared in connection with the Merger, including among other things: (a) the Agreement and Plan of Merger and the Stock Option Agreement; (b) publicly available reports filed with the Commission by CF and by First Midwest; (c) certain other publicly available financial and other information concerning CF and First Midwest and the trading markets for the publicly traded securities of CF and First Midwest; (d) certain other internal information, including projections for CF and First Midwest, relating to CF and First Midwest prepared by the managements of CF and First Midwest and furnished to Stifel for purposes of its analysis; and (e) publicly available information concerning certain other banks and bank holding companies, savings banks and savings and loan associations, savings and loan holding companies, the trading markets for their securities and the nature and terms of certain other merger and acquisition transactions believed relevant to its inquiry. Stifel also met with certain officers and representatives of CF and First Midwest to discuss the foregoing as well as other matters relevant to its inquiry, including the past and current business operations, results of regulatory examinations, financial condition and future prospects of CF and First Midwest, both separately and on a combined basis. In addition, Stifel reviewed the reported price and trading activity for CF Common Stock and First Midwest Common Stock, compared certain financial and stock market information for CF and First Midwest with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial banking and thrift industries, and performed such other studies and analyses as it considered appropriate. Stifel also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and knowledge of the commercial banking and thrift industries generally.

  In conducting its review and arriving at its opinion, Stifel relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not attempt independently to verify the same. Stifel has relied upon the managements of CF and First Midwest as to the reasonableness and achievability of the projections (and the assumptions and basis therefore) provided to Stifel, and assumed that such projections, including, without limitation, projected cost savings and operating synergies resulting from the Merger, reflected the best currently available estimates and judgments of such CF management and First Midwest representatives and that such projections would be realized in the amounts and time periods estimated. Stifel also assumed, without independent verification, that the aggregate allowances for loan losses for CF and First Midwest were adequate to cover such losses. Stifel did not conduct physical inspections of any of the properties or assets of CF or First Midwest, and Stifel did not make or obtain, and was not furnished with, any evaluations or appraisals of any properties, assets or liabilities of CF and First Midwest. Stifel was retained by the CF Board to express an opinion as to the fairness, from a financial point of view, to the holders of CF Common Stock of the Merger Consideration.

  In connection with rendering its opinion to the CF Board, Stifel performed a variety of financial analyses that are summarized below. The summary of the presentations by Stifel to the Board of Directors of CF as set forth herein does not purport to be a complete description of such presentations. Stifel believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinions. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, Stifel made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of CF or First Midwest. Any estimates contained in Stifel's analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. No company or transaction utilized in Stifel's analyses was identical to CF or First Midwest or the Merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions, and prospective buyer interest, as well as other factors that could affect the public trading values of the company or companies to which they are being compared. None of the analyses performed by Stifel was assigned a greater significance by Stifel than any other.

     The following is a summary of the financial analyses performed by Stifel in connection with providing its opinion to CF's Board of Directors on May 31, 1995, which was dated as of May 31, 1995.

     Contribution Analysis. Stifel reviewed certain historical operating and financial information including net revenues (before and after provision for loan losses), net income (before extraordinary items), assets, loans, deposits and total equity and compared the contribution of CF to the pro forma combined figures for CF and First Midwest to the percentage of total outstanding First Midwest Common Stock that would be owned by the CF stockholders as a result of the Merger. The analysis showed the following percentage contribution of CF to the pro forma combined equity.

                                                       Percentage Contribution

                                                            Twelve Months
                                                                Ended
                                                          December 31, 1994
                                                       -----------------------
Common Stock Ownership                                          10.6%
Net Revenues /(1)/ (Before Provision for Loan Loss)              9.8
Net Revenues /(1)/ (After Provision for Loan Loss)              12.0
Net Income                                                      12.1
Assets                                                           7.3
Loans                                                            6.1
Deposits                                                         6.5
Total Equity                                                    10.6
                                                                ====

----------------
(1) Net Revenues include net interest income plus noninterest income net of noninterest expense.

     Accretion/Dilution Summary. Stifel reviewed certain financial information for the pro forma combined entity resulting from the Merger for the twelve months ended December 31, 1994, and the quarter ended March 31, 1995, and estimated future operating and financial information developed by both CF and First Midwest for the year ended December 31, 1995. Based on this analysis, Stifel compared CF's actual per share earnings, book value, tangible book value and common stock dividends for the quarter ended March 31, 1995 with such projected figures for the proforma combined entity for the twelve months ended December 31, 1995. The Merger is projected to be accretive on a proforma basis with respect to earnings per share, book value per share and common stock dividends per share of CF Common Stock and generally neutral to slightly dilative with respect to tangible book value, respectively.

     Present Value Analysis. Applying discounted cash flow analysis to the theoretical future earnings and dividends of CF and First Midwest, Stifel compared the calculated value of a CF share to the calculated value of a share of the combined entity receivable in exchange for CF Common Stock pursuant to the Agreement and Plan of Merger. The analysis was based upon a range of assumed returns on assets, a range of assumed annual asset growth rates, current dividend rates, a range of assumed price/earnings ratios, and a 12% discount rate. Based on this analysis, Stifel concluded that the Merger increases the calculated value of a share of CF Common Stock.

     Summary Analysis of Thrift Merger Transactions. Stifel analyzed certain information relating to transactions in the thrift industry, including median information for 104 acquisitions announced in the U.S. between April 20, 1994 and April 20, 1995, as well as for 37 thrift acquisitions announced in the Midwest (the "Selected Transactions"). Stifel calculated the following ratios with respect to the Merger and the Selected Transactions:

                                      CF/First
                                       Midwest    U.S.    Midwestern
Ratios/(1)/                             Merger    Median     Median
-----------                           ---------  -------  -----------

Deal Price per share/Book Value         150.1%    152.0%     152.0%
Deal Price per share/Tangible Book
     Value                              150.1     155.0      153.0
Adjusted Deal Price/6.50% Equity        179.8     174.0      179.0
Deal Price per share/Last 12
     months earnings per share           12.2      14.4       15.7
Deal Price/Assets                        15.6      13.4       14.7
Premium over Tangible Book
     Value/Deposits                       8.6       6.0        6.4
Deal Price/Deposits                      25.9      16.4       18.8
                                        =====     =====      =====

----------------

(1) Ratios are based on the Exchange Ratio of 1.4545 shares of First Midwest Common Stock for one share of CF Common Stock and a price for First Midwest Common Stock of $24.50 per share.

     As described above, Stifel's opinion and presentation to the CF Board of Directors were among the many factors taken in consideration by the CF Board in making its determination to approve the Merger.

     For Stifel's services in connection with the Merger, CF has paid Stifel $25,000 and will pay Stifel a total fee of 1% of the Merger Consideration (of which such $25,000 shall be deemed partial payment) upon the closing of the Merger pursuant to the terms of an engagement letter and has agreed to reimburse Stifel for certain out-of-pocket expenses. Pursuant to the engagement letter, CF has agreed to indemnify Stifel, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

     In the ordinary course of its business, Stifel actively trades equity securities of CF and First Midwest for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.


TERMS OF THE MERGER

     On the Closing Date, subject to the terms and conditions of the Agreement and Plan of Merger, CF will merge with and into First Midwest, with First Midwest being the continuing and surviving corporation. The Certificate of Incorporation and Bylaws of First Midwest in effect at the effective time (as defined in the section entitled "Closing Date of the Merger" - Page 26) will govern the surviving corporation until amended or repealed in accordance with the applicable law. Each share of CF Common Stock which is issued and outstanding immediately prior to the effective time shall be converted into and represent the right to receive and be exchangeable into 1.4545 shares of First Midwest Common Stock. (See "CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS - Dissenters' Rights" - Page 42.) Pursuant to First Midwest's Stockholders Rights Plan, which was adopted on February 15, 1989, each share of First Midwest Common Stock issued pursuant to the Agreement and Plan of Merger shall be accompanied by a Right, as defined in the Rights Plan. (See "CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS -Stockholders' Rights Plan"
- Page 38.)

     The Agreement and Plan of Merger provides that, if between the date of the Agreement and Plan of Merger and the Effective Time, shares of First Midwest Common Stock are changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or there occurs a distribution of warrants or rights with respect to First Midwest Common Stock, or a stock dividend, stock split or other general distribution of First Midwest's Common Stock is declared with a record date prior to the Effective Time, then in any such event the Exchange Ratio shall be appropriately adjusted.

     No fractional shares of First Midwest Common Stock will be issued in the Merger. Instead, in lieu of any fractional shares which the CF Stockholder would otherwise be entitled, First Midwest shall pay to each holder of shares of CF Common Stock an amount of cash, without interest, equal to the product achieved when such fractional share is multiplied by $36.00.

     Simultaneous with the execution of the Agreement and Plan of Merger and as a condition thereto, First Midwest and CF approved the execution and delivery of a Stock Option Agreement, which grants to First Midwest an option to acquire up to 19.9% of the issued and outstanding shares of CF Common Stock upon the occurrence of certain circumstances. (See "PROPOSED MERGER - Stock Option Agreement" - Page 10, 34.)

OUTSTANDING OPTIONS TO PURCHASE CF COMMON STOCK

     Certain directors and executive officers of CF currently have options outstanding to purchase 73,079 shares of CF Common Stock. At the Effective Time, each CF stock option will be converted into and represent an option solely to purchase shares of First Midwest Common Stock, determined by multiplying (i) the number of shares of CF Common Stock subject to such CF stock option immediately prior to the Effective Time by (ii) the Exchange Ratio, at a per share exercise price achieved by dividing the per share exercise price under such CF stock option by the Exchange Ratio provided, however, that each CF stock option shall be exercisable on the same terms and conditions as were applicable to the CF stock options. First Midwest has agreed to assume and honor the CF stock options in accordance with their terms.

     The shares of First Midwest Common Stock underlying the CF stock options shall be covered by an effective registration statement filed on Form S-8 with the Commission and such shares shall be duly authorized, validly issued, fully paid and nonassessable.

CLOSING DATE OF THE MERGER

     The closing date of the Merger will take place on a date mutually agreed upon by First Midwest and CF. In the absence of such agreement, the closing shall be held on the 30th day after the last to occur of: (i) the receipt of all consents and approvals of government regulatory authorities as legally required to consummate the Merger and the expiration of all statutory waiting periods (see "Regulatory Approvals" - Page 10, 28); or, (ii) the requisite approval of the Merger by the Stockholders of CF. The Merger shall become effective when the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware (the "Effective Time"). The parties shall execute, acknowledge and file, in accordance with governing corporate law, the Certificate of Merger upon the satisfaction of all conditions precedent to the consummation of the transaction contemplated by the Agreement and Plan of Merger.

SURRENDER OF CERTIFICATES

  As soon as reasonably practicable after the Closing Date, the Exchange Agent, to be appointed by First Midwest (the "Exchange Agent"), is required to mail to each holder of record of CF Common Stock a letter of transmittal and instructions for use in effecting the surrender of such holder's CF stock certificates for certificates representing shares of First Midwest Common Stock ("Certificates").

  CF STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

  Upon surrender to the Exchange Agent of one or more certificates for CF Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder a Certificate or Certificates to which the holder is entitled and, where applicable, a check for the amount representing any fractional share. A Certificate may be issued in a name other than the name in which the surrendered certificate is registered only if a certificate representing such CF Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect a transfer to the new name and by evidence that any applicable stock transfer taxes have been paid.

  No dividends or other distributions declared after the Effective Time with respect to First Midwest Common Stock payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate of CF Common Stock (with respect to First Midwest Common Stock represented thereby) until the holder of record shall surrender such Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate, the holder thereof shall be entitled to receive any such dividends or distributions, without interest thereon, which theretofore became payable with respect to First Midwest Common Stock represented by such Certificate. All dividends or other distributions declared on or after the Effective Time with respect to First Midwest Common Stock and payable to the holders of record thereof on or after the Effective Time which are payable to the holder of a Certificate not theretofore surrendered and exchanged for First Midwest Common Stock shall be paid or delivered by First Midwest Common Stock to the Exchange Agent, in trust, for the benefit of such holders. All such dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates unclaimed at the end of one year from the Effective Time shall be repaid or redelivered by the Exchange Agent to First Midwest after which time any holder of Certificates who has not theretofore surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look as a general creditor only to First Midwest for payment or delivery of such dividends or distributions, as the case may be. Any shares of First Midwest Common Stock delivered or made available to the Exchange Agent and not exchanged for Certificates within one year after the Effective Time shall be returned by the Exchange Agent to First Midwest which shall thereafter act as Exchange Agent subject to the rights of holders of unsurrendered Certificates.

CONDITIONS TO THE MERGER

  The Merger will occur only if the Agreement and Plan of Merger and the Charter Amendment are approved by the requisite votes by the holders of CF Common Stock. In addition to the condition described in the section entitled "MEETING INFORMATION - The Charter Amendment" - Page 16, consummation of the Merger is subject to the satisfaction of certain other conditions unless waived to the extent waiver is permitted by applicable law. Such conditions include the following, which constitute all material conditions: (i) the receipt of all necessary regulatory approvals, including the approval of the Federal Reserve Board, the OTS, the OCC, the FDIC and any other applicable regulatory authority required to consummate the Merger, with no material terms or conditions that are not reasonably acceptable to First Midwest; (ii) An opinion from First Midwest's counsel regarding the federal income tax consequences of the Merger substantially to the effect that, among other matters, CF's Stockholders will not recognize taxable income by reason of receiving shares of First Midwest Common Stock in the Merger; (iii) effectiveness of the registration and the absence of a stop order suspending such effectiveness or proceedings seeking a stop order; (iv) the absence of a preliminary or a permanent injunction or other order by any federal or state court which prevents the consummation of the Merger; (v) authorization for listing on the NASDAQ National Market System of the shares of First Midwest stock issuable in the Merger; (vi) the receipt by First Midwest of an opinion from KPMG Peat Marwick LLP, First Midwest's independent auditors, to the effect that the Merger qualifies for pooling of interests accounting treatment; (vii) the receipt of all consents or approvals from third parties required under the Agreement and Plan of Merger for consummation of the Merger other than those agreements for which failure to obtain such consents or approvals would not have a material adverse effect on First Midwest; (viii) the absence of any material adverse affect (as defined in the Agreement and Plan of Merger) since May 31, 1995, in the financial condition, results of operations or business of First Midwest and CF; (ix) the continued accuracy of representations and warranties by First Midwest and CF regarding, among other things, the organization of the parties, financial statements, capitalization, pending and threatened litigation, enforceability of the Agreement and Plan of Merger, compliance with law and tax matters; and (x) an audited, consolidated balance sheet of CF containing an unqualified opinion of KPMG Peat Marwick LLP, as of the close of business at the end of the month occurring within 45 days of the Closing Date, wherein the Tier 1 capital of CF as of the balance sheet date shall not be less than $23,500,000, subject to certain adjustments, additions to capital, expenses, charges and similar amounts from May 31, 1995 through the Closing Date (the "Adjusted Tier 1 Capital"). Furthermore, First Midwest shall have received a "comfort" letter from KPMG Peat Marwick LLP dated no more than five days prior to the Closing Date, in a form reasonably satisfactory to First Midwest, which states that the Adjusted Tier 1 Capital of CF as of the date of the "comfort" letter is not less than $23,500,000. (See "Regulatory Approvals" - Page 1028 and "Termination, Amendment and Waiver" - Page 31.)

  In addition, unless waived, each party's obligation to effect the Merger is subject to performance by the other party of its obligation under the Agreement and Plan of Merger and the receipt of certain certificates from the other party and legal opinions.

REGULATORY APPROVALS

  The Merger is subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), which requires that the Federal Reserve Board take into consideration, among other factors, the financial and managerial resources and future prospects of the respective institutions and the convenience and needs of the communities to be served. The BHC Act prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any manner be a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve Board has the authority to deny any application if it concludes that the combined organization would have an inadequate capital position. Furthermore, the Federal Reserve Board must also assess the records of the bank subsidiaries of First Midwest and CF under the Community Reinvestment Act of 1977, as amended (the "CRA"). The CRA requires that the Federal Reserve Board analyze, and take into account when evaluating an application, each bank's record of meeting the credit needs of its local communities, including low-and moderate-income neighborhoods, consistent with safe and sound operations.

  Under the BHC Act, the Merger may not be consummated until up to 30 days following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise. The BHC Act provides for the publication of notice and public comment on applications and authorizes the regulatory agency to permit interested parties to intervene in the proceedings; the requisite notices have been published.

  First Midwest submitted an application for filing with the Federal Reserve Bank of Chicago (the "Federal Reserve Bank") on August 24, 1995. The Federal Reserve Bank, if acting under delegated authority from the Federal

Reserve Board, must, within ten (10) business days, either accept the application for processing, request additional information, or return the application to First Midwest if it is substantially incomplete. After acceptance for filing, the Federal Reserve Bank, under the BHC Act, must act on the application within thirty (30) calendar days after it has accepted the application. The Federal Reserve Bank may extend this thirty (30) day period for fifteen (15) days.

  Under certain circumstances, the Federal Reserve Bank may not approve or disapprove the application under delegated authority from the Federal Reserve Board. In such circumstances, after acceptance for filing, the Federal Reserve Bank will send its report and recommendations to the Federal Reserve Board. The Federal Reserve Board may also request additional information. Under the BHC Act, the Federal Reserve Board must act on the application within the ninety-one
(91) day period that will begin on the date of submission to the Federal Reserve Board of the complete record (a period that will be tolled by any public comments or other circumstances that may trigger further requests for information from the Federal Reserve Board).

  There can be no assurance that the Federal Reserve Bank will approve the Merger, and if the Merger is approved, there can be no assurance as to the date of such approval. There can likewise be no assurance that the Department of Justice will not challenge the Merger or, if such a challenge is made, as to the result thereof.

  The Merger is subject to the parties having received evidence of the OCC's approval of the conversion of Citizens Federal from a federal savings bank to a national bank, the relocation of Citizen Federal's main office to Moline, Illinois and the Merger of Citizen Federal into First Midwest's national bank subsidiary. Federal banking regulations require that Citizens Federal give notice to the OTS upon filing its letter of intent to convert to a national bank with the OCC. It is the present intent of the parties to have Citizens Federal complete such a charter conversion at or after the effective time. Citizens Federal filed an application for the charter conversion with the OCC on August 24, 1995 and has provided the required notice to the OTS. There can be no assurance that the OCC will authorize the charter conversion.

BUSINESS PENDING THE MERGER

  Under the Agreement and Plan of Merger, CF is generally obligated to, and to cause its subsidiary to, carry on its respective businesses in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain their respective books in accordance with generally accepted accounting principles, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going business shall be unimpaired at the Effective Time.

  In addition, CF is to, and cause its subsidiary to, use its best efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to First Midwest in connection with any such requirements imposed upon any of them in connection with the Merger.

  CF will, and will cause its subsidiary to, use its best efforts to obtain (and to cooperate with First Midwest in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby.

  CF will not, nor will it permit its subsidiary to, knowingly or willfully take any action that would adversely effect the ability of such party to perform its obligations under the Agreement and Plan of Merger or the Stock Option Agreement (see "Stock Option Agreement" - Page 1034). The Agreement and Plan of Merger also provides that prior to the Effective Time, without First Midwest's prior written consent, CF may not, and may not allow its subsidiary to, among other things: (i) sell, lease or otherwise dispose of any assets, except in the ordinary course of business, which are material, individually or in the aggregate, to the business or financial conditions of CF on a consolidated basis; (ii) affect any acquisition; (iii) increase the compensation of employees, directors or officers, except in accordance with past practice; (iv) issue or redeem any of its capital stock; (v) incur any material liabilities or obligations, except in the ordinary course of business; (vi) change retirement benefits or other benefit plans, except as provided for in the Agreement and Plan of Merger; (vii) propose or adopt any amendments to its corporate charter or bylaws; and (viii) change the lending, investment, liability, management and other material policies concerning the banking business of CF.

  In addition, the Agreement and Plan of Merger provides that prior to the Effective Time neither CF (nor its subsidiary) (i) shall solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or the making of any proposal relating to an Acquisition Transaction (as defined below) or a potential acquisition transaction with respect to itself or its subsidiary; or (ii) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or proposal or enter into any agreement, arrangement, or understanding, regarding any proposal or transaction providing for or requiring it to abandon, terminate or fail to consummate the Agreement and Plan of Merger, or compensating it or its subsidiary under any of the instances herein described.

  "Acquisition Transaction" shall, with respect to CF, mean any of the following: (i) a merger or consolidation, or any similar transaction of any company with either CF or a significant subsidiary, as defined by Rule 1.02 of Regulation S-X of the Commission, of CF; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either CF or a significant subsidiary of CF; (iii) a purchase or other acquisition of beneficial ownership by any person or group which would cause such person or group to become the beneficial owner of securities representing 24.9% or more of the voting power of either CF or a significant subsidiary of CF; (iv) a tender or exchange offer to acquire securities representing 24.9% or more of the voting power of CF; (v) a public proxy or consent solicitation made to Stockholders of CF seeking proxies in opposition to any proposal relating to any of the transactions contemplated by the Agreement and Plan of Merger that has been recommended by the Board of Directors of CF; (vi) the filing of an application or notice with the Federal Reserve Board, the OTS, or any other federal or state regulatory authority seeking approval to engage in one or more of the transactions referenced in (i) through (iv) above; or (vii) the making of a bona fide proposal to CF or its Stockholders by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

  CF has agreed to, through its Board of Directors, subject to its fiduciary duty to the Stockholders of CF: (i) recommend to its Stockholders approval of the Agreement and Plan of Merger; (ii) not withdraw, modify, or amend such recommendations; and (iii) use its best efforts to obtain Stockholder approval.

DIVIDENDS

  Under the Agreement and Plan of Merger, CF will not declare dividends other than regular quarterly cash dividends at a rate per share of not in excess of the greater of: (i) $.276; or (ii) the quarterly dividend payable by First Midwest multiplied by the Exchange Ratio. CF cannot make any changes in its normal practice of establishing dividend record or dividend payment dates. CF cannot pay a dividend during the quarter that the Merger is to be consummated if CF Stockholders would be entitled to receive a dividend from First Midwest during that quarter.

The intent is to provide that the holders of CF Common Stock will receive either the payment of cash dividends on their shares of CF Common Stock or the payment of cash dividends as the holders of shares of First Midwest Common Stock received in the Merger in exchange for the shares of CF Common Stock for the calendar quarter during which the Effective Time occurs.

TERMINATION, AMENDMENT AND WAIVER

  The Agreement and Plan of Merger provides that it may be terminated, whether before or after approval of the Merger by the Stockholders of CF: (i) by mutual consent of First Midwest and CF; (ii) by written notice from either party to the other if (a) the conditions to the Merger contained in the Agreement and Plan of Merger have not been substantially satisfied or waived by March 31, 1996 (or April 30, 1996 in the event a protest is filed with bank regulatory authorities alleging the failure of either party or either party's subsidiaries to comply with the Community Reinvestment Act of 1977); (b) any warranty or representation made by the other party in the Agreement and Plan of Merger is discovered to have become untrue in any material respect or which has not been cured within thirty (30) days after written notice of such breach is given by the nonbreaching party to the party committing such breach; or (c) at any time prior to the Effective Time by First Midwest or CF if there shall have been a final judicial or regulatory determination that any material provision of the Agreement and Plan of Merger is illegal, invalid or unenforceable or denying any regulatory application the approval of which is a condition precedent to either party's obligation; or (d) by either party at any time after the Stockholders of CF fail to approve the Agreement and Plan of Merger in a vote taken at a meeting duly convened for that purpose.


OPERATIONS OF CF AFTER THE MERGER

  In the Merger, CF will be merged into First Midwest and the separate corporate existence of CF will cease. First Midwest will thereby acquire control of Citizens Federal, which will have been converted to a national bank, at or after the Effective Time, and will continue to own its two (2) nonbank subsidiaries. First Midwest will continue as the Surviving Corporation.

  At or after the Effective Time, Citizens Federal will be converted into a national bank, the main office of which will be relocated to Moline, Illinois. Subsequently, Citizens Federal will be merged into First Midwest's national bank subsidiary, retaining Citizens Federal's existing offices as branches.


INTEREST OF CERTAIN PERSONS IN THE MERGER

  The directors and certain officers of CF hold stock options granted pursuant to the CF Bancorp, Inc. 1992 Stock Option and Incentive Plan (the"Stock Option Plan"). In accordance with the terms of the Stock Option Plan and the Agreement and Plan of Merger, CF will amend the Stock Option Plan immediately prior to the effective time of the Merger to provide that each option outstanding under the Stock Option Plan as of the Effective Time of the Merger will be converted into an option to purchase shares of First Midwest Common stock and shall otherwise remain subject to the same terms and conditions as in effect prior to the Effective Time. (See "Outstanding Options to Purchase CF Common Stock" - Page 26.) Set forth below is certain information with respect to the effect of the Merger on the options held by CF's directors and certain officers under the Stock Option Plan. The information that follows reflects the number of options held by such director or certain officer as of September 1, 1995, and assumes no options will be exercised prior to the Effective Time of the Merger. The closing price per share of First Midwest Common Stock on September 1, 1995 was $28.25.


                                                                                   EQUIVALENT
                                     OPTIONS FOR            EQUIVALENT            FIRST MIDWEST
                                    SHARES OF CF      SHARE OF FIRST MIDWEST      AVERAGE PRICE
OUTSIDE DIRECTORS                   COMMON STOCK           COMMON STOCK            PER SHARE *
-----------------                   ------------      ----------------------      -------------
Mark Kilmer.........                   2,502                  3,639                  $6.25
Willett Kubec.......                   2,502                  3,639                  $6.25
Margaret Tiedemann..                   2,502                  3,639                  $6.25

OFFICERS
--------

Greg Bohac..........                  15,015                 21,839                  $6.25
George Boudi........                   5,507                  8,009                  $6.25
Paul Eckert.........                  25,025                 36,398                  $6.25
Bob Garman..........                   4,507                  6,555                  $6.25
David Quillen.......                   4,507                  6,555                  $6.25
Jim Paustian........                   4,004                  5,823                  $6.25
Ken Smerillo........                   3,004                  4,369                  $6.25
Martha Watters......                   4,004                  5,823                  $6.25

* Based on $9.09 CF Option exercise price divided by 1.4545 Exchange Ratio.

  Under the CF Management Recognition and Retention Plan and Trust (the "RRP"), 17,710 and 8,855 shares of CF Common Stock, respectively, were previously issued for the benefit of Messrs. Eckert and Bohac, both directors and officers of CF. These shares are vested at the rate of 20% per year, commencing March 31, 1992. It is anticipated that Messrs. Eckert and Bohac will have 7,084 and 3,542 of such shares of CF Common Stock, respectively, unvested as of the Effective Time of the Merger. In accordance with the RRP and Agreement and Plan of Merger, these shares of CF Common Stock will be converted into shares of First Midwest Common Stock upon the Effective Time of the Merger and will remain subject to the terms and conditions of the RRP. Because the Merger will constitute a "change in control" as defined in the RRP, any unvested shares will become vested upon consummation of the Merger.

  CF entered into Special Termination Agreements with certain of its officers in July of 1993. These Agreements will become effective upon the consummation of the Merger because the Merger will constitute a "change in control". Under the Special Termination Agreements, the covered officer will be entitled to certain benefits in the event of involuntary termination of employment during the 36-month period following the Merger. The officer's employment will be deemed to be involuntarily terminated if such termination is (i) employer-initiated without the officer's consent for reasons other than cause, or (ii) employee-initiated because of a material diminution of or interference with the officer's duties, responsibilities and benefits, such as, but not limited to, a change in the officer's principal workplace location away from the Davenport, Iowa area, a reduction or adverse change in compensation or benefits not applicable to employees generally, or a reduction or adverse change in the officer's reporting relationships. In the event of such involuntary termination, the officer will be entitled to receive severance compensation in an amount equal to two times the officer's aggregate salary and incentive compensation for the preceding fiscal year. The severance compensation will be paid in 24 monthly installments and will be subject to reduction for any earnings received by the officer from a third party during such 24 month period. In addition to the severance compensation, each officer will also be entitled to continued life, health and disability coverage during such 24 month period, subject to earlier termination in the event the officer obtains similar coverage from another employer. Set forth below are the names of officers of CF who are parties to a Special Termination Agreement and the estimated aggregate amount of the severance compensation payments that would be due to the officer in the event of termination of employment upon the Merger based on current salary and incentive compensation levels:

                                ESTIMATED AMOUNT
                                     OF CASH
EXECUTIVE OFFICERS                   PAYMENT
--------------------            ----------------
Greg Bohac.................         $307,500
George Boudi...............         $145,000
Paul Eckert................         $211,700
Bob Garman.................         $218,464
David Quillen..............         $196,330
Catherine Vance............         $150,800

  Pursuant to the Agreement and Plan of Merger, First Midwest has agreed to provide outplacement services to those officers of CF at or above the level of Vice President whose employment is involuntarily terminated within one year following the Merger, provided the cost of such services are not to exceed five percent of such officer's 1994 base salary.

  The Agreement and Plan of Merger provides that upon consummation of the Merger, First Midwest will maintain, except as may be limited by applicable law, all rights of indemnification currently provided by CF and CF's subsidiary in favor of their current and former employees, directors', officers' and agents on terms no less favorable than those provided in the Certificate of Incorporation or Bylaws of CF or otherwise in effect on the date of the Agreement and Plan of Merger for a period of not less than four (4) years from the Effective Time with respect to matters occurring prior to the Effective Time. In addition, First Midwest has agreed that, prior to or at the Effective Time, it will provide under its directors and officers liability insurance prior acts and omissions coverage for current and former employees, officers', directors' and agents of CF and CF's subsidiary for at least three (3) years.

  No director or executive officer of CF owns any shares of First Midwest Common Stock. No director or executive officer of First Midwest has any personal interest in the Merger other than by reason of his or her holdings of First Midwest Common Stock nor do such directors or executive officers own any shares of CF Common Stock. Except as otherwise described in this Proxy Statement/Prospectus, there are no material relationships among executive officers, directors and principal stockholders of CF and the executive officers, directors and principal stockholders of First Midwest.

EFFECT ON EMPLOYEE BENEFITS

  The Agreement and Plan of Merger provides, among other things, that CF and First Midwest shall cooperate in effecting the following treatment of the CF benefit plans, except as mutually agreed upon by First Midwest and CF prior to the Effective Time: (a) at the Effective Time, First Midwest shall be substituted for CF as a sponsoring employer under those CF benefit plans with respect to which CF or its subsidiary is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, including the power to amend or terminate such plans consistent with applicable law, rights, duties, obligations and liabilities previously vested in CF or its subsidiary with respect to each such plan; and (b) at or as promptly as practicable after the Effective Time as First Midwest shall reasonably determine, First Midwest shall provide, or cause any First Midwest subsidiary to provide, to each employee of CF and any CF subsidiary as of the effective time ("CF Employees") the opportunity to participate in each employee benefit plan and program maintained by First Midwest or First Midwest's subsidiaries for similarly situated employees (the "First Midwest Benefit Plans") provided that with respect to such First Midwest Benefit Plans, CF Employees shall be given credit for service with CF or any CF subsidiary in determining eligibility for vesting in benefits thereunder, but not for purposes of benefit accrual. CF Employees will not be subject to any waiting periods or pre-existing conditions exclusions under the First Midwest Benefit Plans to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under the CF Benefit Plans and will be given credit under the applicable First Midwest Benefit Plan for any deductibles and coinsurance payments made by such CF Employees under the CF Benefit Plans in those situations where the coverage under the First Midwest Benefit Plan commences after the first day of the plan year.

  CF and the CF Subsidiaries maintain the CF Bancorp, Inc. Employee Stock Ownership Plan (the "ESOP") for the benefit of eligible employees. Under the ESOP, 13,330 shares of CF Common Stock have been allocated to participant accounts and 41,250 shares are held in a suspense account to secure a loan made to the ESOP to acquire shares of CF Common Stock. Pursuant to the Agreement and Plan of Merger, CF and the CF Subsidiary will, to the extent permitted by applicable law, maximize the employer contributions to the ESOP for the purpose of repaying the outstanding loan, thereby causing an allocation of the shares held in the suspense account to the ESOP participants, prior to the effective time. To the extent that CF or the CF Subsidiaries are unable to make contributions sufficient to fully repay the loan prior to the Effective Time, the Agreement and Plan of Merger requires First Midwest to maintain the ESOP after the Effective Time solely for the benefit of the CF and CF Subsidiaries employees and to make the maximum permitted contributions thereto until the loan is repaid. Such employees will not participate in any of the First Midwest Benefit Plans which are retirement plans with respect to any period during which First Midwest is making such contributions to the ESOP. The ESOP will be amended prior to the Effective Time to provide that all participant accounts not then vested shall become fully vested upon the Merger and that, following repayment of the loan and allocation of all of the shares in the suspense account, the ESOP will be terminated. As soon as practicable after the Effective Time, First Midwest will apply to the Internal Revenue Service for a determination letter with respect to the ESOP's continued tax-qualified status as so amended and terminated, and upon receipt of such letter, liquidating distributions will be made to the participants.

STOCK OPTION AGREEMENT

  As an inducement to First Midwest to enter into the Agreement and Plan of Merger, CF executed a Stock Option Agreement with First Midwest which provides First Midwest with an option to purchase 227,693 shares of CF Common Stock, subject to adjustment. The option may be exercised upon the occurrence of certain events, described below, at an exercise price of $24.75 per share, subject to adjustment. The CF Common Stock issuable upon exercise of the option, if exercised in full, would represent approximately 19.9% of the then outstanding CF Common Stock, on a fully diluted basis. The issuance and exercise of the option are not subject to approval by the Stockholders of CF.

  The option may not be sold, assigned, transferred or exercised without the written consent of CF, unless one or more of the following events ("Exercise Events") has occurred:

  (i) Any person, other than First Midwest or its subsidiaries, shall have commenced any Acquisition Transaction by the making of an appropriate filing with the SEC relating to a tender offer or appropriate filing with the OTS or the Federal Reserve Board requesting approval for such persons' acquisition of shares of CF Common Stock; or has made a written offer to engage in an Acquisition Transaction that requires approval by the Board of Directors of CF and which is not rejected by such Board within five (5) business days after receipt thereof or the Board of Directors of CF shall have recommended that the Stockholders of CF approval or accept any such offer;

  (ii) CF, without having received First Midwest's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any person, other than First Midwest or its subsidiaries;

  (iii) After a proposal is made by a third party to CF or its Stockholders to engage in an Acquisition Transaction, CF shall have breached any of its representations, warranties, covenants or agreements contained in the Agreement and Plan of Merger which breach would entitle First Midwest to terminate the Agreement and Plan of Merger and such breach shall have not been cured prior to the notice of the date First Midwest sends to CF a written notice of its intention to exercise the option.

  Subject to compliance with applicable law, First Midwest may exercise the option, in whole or part, at any time or from time to time upon the occurrence or during the continuance of an Exercise Event provided that to the extent the option shall not have been exercised, it shall terminate and be of no further force and effect (i) at the Effective Time of the Merger; (ii) upon termination of the Agreement and Plan of Merger by First Midwest after approval of the Merger by the CF Stockholders, except a termination by First Midwest caused by a material breach of the Agreement and Plan of Merger by CF; (iii) upon a termination of the Agreement and Plan of Merger as a result of a written consent of the Boards of Directors of First Midwest and CF; (iv) upon termination of the Agreement and Plan of Merger by CF pursuant to a material breach of the Agreement and Plan of Merger by First Midwest; (v) upon termination by First Midwest pursuant to termination clauses relating to environmental investigations of CF properties; (vi) upon any other termination of the Agreement and Plan of Merger pursuant to the termination clauses provided in such agreement; or (vii) on the 270th day after the discontinuance of all purchase events that occurred or continued during the term of the Agreement and Plan of Merger or during the post-termination period if a purchase event occurred or continued during any such period.

  The Stock Option Agreement and the option may discourage offers to acquire CF and are intended to increase the likelihood that the Merger will be consummated in accordance with the terms set forth in the Agreement and Plan of Merger.

  To the best of First Midwest's and CF's knowledge, no Exercise Event giving rise to First Midwest's right to exercise the option has occurred as of the date of this Proxy Statement/Prospectus.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  First Midwest and CF expect that the Merger will qualify as a tax-free reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, CF and First Midwest will recognize no gain or loss for federal income tax purposes as a result of the Merger and no gain or loss will be recognized for federal income tax purposes by any CF Stockholder upon receipt of First Midwest Common Stock in exchange for CF Common Stock pursuant to the Merger (except upon the receipt of cash in lieu of fractional shares of First Midwest Common Stock). The Internal Revenue Service ("Service") has not been asked to rule upon the tax consequences of the Merger and such request will not be made. Instead, CF will rely upon the opinion of Hinshaw & Culbertson as to certain federal income tax consequences of the Merger. The opinion of Hinshaw & Culbertson is based entirely upon the Code, regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change. Unlike a ruling from the Service, an opinion of counsel is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more positions reflected herein or that the opinion of counsel will be upheld by the courts if challenged by the Service.

  EACH STOCKHOLDER OF CF IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

  Based upon the opinion of Hinshaw & Culbertson, which in turn is based upon various representations and subject to various assumptions and qualifications, the following federal income tax consequences to the CF stockholders will result from the Merger:

     (a) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and First Midwest and CF will each be a party to the reorganization;

     (b) the exchange in the Merger of First Midwest Common Stock for CF Common Stock will not give rise to the recognition of any income, gain or loss to First Midwest, or the Stockholders of CF with respect to such exchange, including the receipt by CF Stockholders of Rights (except, with respect to the Stockholders of CF to the extent of any cash paid in lieu of fractional shares);

     (c) the adjusted tax basis of the First Midwest Common Stock received by CF Stockholders who exchange all of their CF Common Stock in the Merger will be the same as the adjusted tax basis of the shares of the CF Common Stock surrendered in exchange therefore (reduced by any amount allocable to a fractional share interest for which cash is received);

     (d) the holding period of the shares of the First Midwest Common Stock received in the Merger will include the period during which the shares of CF Common Stock surrendered in exchange therefore were held, provided such shares of CF Common Stock were held as capital assets at the Effective Time; and

     (e) no income will be recognized by the holders of CF stock options issued pursuant to the CF Stock Option Plan by reason of the conversion of such stock options.

  The foregoing is only a general description of certain material federal income tax consequences of the Merger for CF Stockholders who are citizens or residents of the United States and who hold their shares as capital assets, without regard to the particular facts and circumstances of the tax situation of each such Stockholder. It does not discuss all of the consequences that may be relevant to CF Stockholders entitled to special treatment under the Code (such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations or foreign persons). The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Agreement and Plan of Merger or the Merger itself. No information is provided herein with respect to the tax consequences, if any, of the Merger under state, local or foreign tax laws.


ACCOUNTING TREATMENT

  The parties anticipate accounting for the Merger as a pooling of interests, and it is a condition to First Midwest's obligation to consummate the Merger that it shall have received a letter from KPMG Peat Marwick LLP to the effect that the Merger will qualify for pooling of interests accounting treatment.

EXPENSES

  The Agreement and Plan of Merger provides, in general, that First Midwest and CF will each pay its own expenses in connection with the Merger and the transactions contemplated thereby, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel. First Midwest and CF have agreed to share equally in the expenses of this Proxy Statement/Prospectus in connection with the printing and mailing of such document.

RESALE OF FIRST MIDWEST COMMON STOCK

  Shares of First Midwest Common Stock issued to Stockholders of CF will be transferrable without restriction upon disposition, except shares issued to any person who may be considered an "Affiliate" of CF, as defined by the rules and regulations of the Commission under the Securities Act. Pursuant to the Agreement and Plan of Merger, CF has delivered to First Midwest a written undertaking from each Affiliate of CF to the effect that he or she will not sell or dispose of First Midwest Common Stock, acquired by him or her in connection with the Merger, other than in accordance with the Securities Act, except under
(i) a separate registration statement for distribution (which First Midwest has NOT agreed to provide), or (ii) Rule 145 promulgated thereunder by the Commission, or (iii) pursuant to some other exemption from registration.

  In addition, CF Stockholders who become "Affiliates" of First Midwest will be subject to similar sale restrictions for as long as they remain "Affiliates" of First Midwest. Furthermore, Affiliates of CF also will be subject to prohibitions on sales until financial results covering at least 30 days post-Merger combined operations of CF and First Midwest have been published. Generally, persons who are not officers, directors or greater than 10% Stockholders of CF will not be considered "Affiliates" in the absence of other factors indicating a controlled relationship.

            DESCRIPTION OF FIRST MIDWEST COMMON AND PREFERRED STOCK

  The authorized stock of First Midwest is divided into two classes, Preferred Stock, no par value, of which First Midwest is authorized to issue 1,000,000 shares and Common Stock, no par value, of which First Midwest is authorized to issue 20,000,000 shares.

  Preferred Stock. First Midwest is authorized to issue shares of Preferred Stock from time to time in one or more series. Preferred Stock may have such designations, powers, preferences and relative participating, optional or other rights and such qualifications, limitations or restrictions as may be provided for the issue of such series by resolution adopted by the First Midwest Board of Directors. Such Preferred Stock may have priority over First Midwest Common Stock as to dividends and as to distribution of First Midwest's assets upon any liquidation, dissolution or winding up of First Midwest. Such Preferred Stock may be redeemable for cash, property or rights of First Midwest, may be convertible into shares of First Midwest Common Stock, and may have voting rights entitling the holder to not more than one vote per share. (See "CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS -Stockholders' Rights Plan" - Page 38.)

  Common Stock. Holders of First Midwest Common Stock are entitled to dividends out of funds legally available for that purpose when, as and if declared by the Board of Directors. The dividend rights of First Midwest Common Stock are subject to the rights of First Midwest Preferred Stock which has been or may be issued. Each holder of First Midwest Common Stock is entitle to one vote for each share held. First Midwest Common Stock has no preemptive rights, cumulative voting rights, conversion rights or redemption provisions.

  In the case of any liquidation, dissolution or winding up of the affairs of First Midwest, holders of First Midwest Common Stock will be entitled to receive, pro rata, any assets distributable to common stockholders in respect to the number of shares held by them. The liquidation rights of First Midwest Common stock are subject to the rights of holders of First Midwest Preferred Stock which has been or may be issued.

  All outstanding shares of First Midwest Common Stock are, and shares to be issued pursuant to the Agreement and Plan of Merger will be when issued, fully paid and nonassessable.

                 CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS

  Both First Midwest and CF are incorporated under the laws of the State of Delaware. Stockholders of CF, whose rights are governed by CF's Certificate of Incorporation and Bylaws will, on consummation of the Merger, become stockholders of First Midwest. Their rights as First Midwest stockholders will then be governed by First Midwest's Certificate of Incorporation and Bylaws. The following is a summary of the material differences between the rights of Stockholders of CF and the rights of stockholders of First Midwest.

STOCKHOLDERS' RIGHTS PLAN

  On February 15, 1989, the Board of Directors of First Midwest adopted a Stockholder Rights Plan (the "Rights Plan"). The Rights Plan is intended to ensure that all First Midwest stockholders receive fair treatment in the event of any proposed acquisition of First Midwest and to guard against partial tender offers and other abusive tactics aimed at gaining control of First Midwest without paying all stockholders a full and fair price.

  The Rights will expire on February 15, 1999. The Rights are not currently exercisable and currently certificates evidencing First Midwest Common Stock also evidence the Rights. When the Rights first become exercisable, a holder of one Right will be entitled to buy from First Midwest one one-hundredth of a share of Series A Preferred Stock of First Midwest for $50.00. The Rights currently trade automatically with the Common Stock. However, approximately ten days (subject to extension by the Board of Directors) after a person or group acquires 15% or more of First Midwest Common Stock, or announces an offer to acquire enough shares to give such person or group ownership of 15% or more of such shares (an "Acquiring Person"), the Rights will become exercisable and separate certificates representing the Rights will be distributed. At no time will the Rights have any voting power.

  If any person or group acquires 15% or more of the First Midwest Common Stock, then 10 days thereafter (or such later date as the Board of Directors may determine) each Right (other than Rights beneficially owned by holders of 15% or more of the First Midwest Common Stock or transferees thereof, which Rights become void) will entitle its holders to purchase, for the exercise price, a number of shares of Series A Preferred Stock having a market value of twice the exercise price. If any person or group acquires between 20% and 50% of the First Midwest Common Stock, the Board of Directors may, at its option, exchange one one-hundredth of a share of Series A Preferred Stock for each Right. Also, if at any time prior to the expiration of the Rights, First Midwest is involved in a merger or other business combination, sells more than 50% of its assets or earning power, enters into certain defined "self-dealing" transactions or permits certain transactions at a time when there is a 15% or greater holder of First Midwest Common Stock, the Rights will entitle a holder of Rights to buy a number of the acquiring company's common shares having a market value of twice the exercise price of each right.

  First Midwest is permitted to redeem the Rights for $0.01 per Right at any time prior to the close of business on the tenth day (or such later date as may be fixed by the Board) following the day of announcement that a person has become a 15% or greater owner of Common Stock. First Midwest may elect to pay the $0.01 redemption price in First Midwest Common Stock rather than cash.

  Pursuant to the Rights Plan, each share of First Midwest Common Stock issued to CF Stockholders will also evidence one right (the "Right") under the Rights Plan.

STOCKHOLDER ACTION WITHOUT A MEETING; AMENDMENT OF THE BYLAWS; AND POWER TO CALL SPECIAL MEETINGS

  The restated Certificate of Incorporation of First Midwest (the "Certificate" or "Certificate of Incorporation") provides that stockholder action may be taken only at a meeting of stockholders and that the power of stockholders to take action by written consent is specifically denied. The Certificate further provides that special meetings of stockholders may only be called by the Board of Directors, the Chairman of the Board or the President of First Midwest. However, the holder of at least 51% of the voting power of the then outstanding shares of capital stock of First Midwest entitled to vote generally in the election of directors (the "Voting Stock") may call a special meeting solely for the purpose of removing a director or directors for cause. The inability of stockholders to take action by written consent or to call special stockholders' meetings may make it more difficult to take stockholder action opposed by the Board of Directors.

  The Certificate of Incorporation of CF provides that a special meeting of stockholders may be called only pursuant to a resolution adopted by a majority of the Board of Directors. Stockholders are not authorized to call a special meeting.

  The Board of Directors of First Midwest, by resolution adopted by the affirmative vote of at least a majority of all members thereof, have concurrent power with the stockholders to adopt, amend or repeal the Bylaws of First Midwest. The Bylaws of First Midwest may not be adopted, amended or repealed by the stockholders except by the affirmative vote of the holders of at least 67% of the Voting Stock, voting together as a single class.

  CF's Certificate of Incorporation contains a similar provision.

STOCKHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATIONS

  The Certificate of First Midwest requires the affirmative vote of the holders of not less than 80% of the Voting Stock of First Midwest (the "Vote Requirement") to authorize a "business combination" with an "interested stockholder". The definition of "business combination" includes virtually every significant transaction between an "interested stockholder" and First Midwest or a subsidiary of First Midwest, as well as reclassifications and recapitalizations involving First Midwest's Common Stock within two years after an "interested stockholder" becomes an "interested stockholder". Among the transactions included in the definition of "business combination" are mergers, consolidations and sales, leases, exchanges, transfers or other dispositions of assets having an aggregate fair market value of $5,000,000 or more. Also included in the definition of business classifications are the issuance or transfer of any securities of First Midwest or a subsidiary in exchange for cash, securities or other property which have an aggregate value of $5,000,000 or more, the adoption of any plan or proposal of liquidation or dissolution of First Midwest or any reclassification or recapitalization of First Midwest.

  An "interested stockholder" is generally any person, other than First Midwest and its subsidiaries, which together with such person's "affiliates" and "associates", beneficially owns or has owned during the past two years 5% or more of the Voting Stock. This definition is intended to encompass all forms of ownership and all types of arrangements that give a person actual or potential voting or investment rights with respect to First Midwest's stock.

  The Vote Requirement does not apply to the following transactions: (i) a business combination which is approved by a majority of the Disinterested Directors, as defined (Disinterested Directors, in general, are members of the Board of Directors who are unaffiliated with the interested stockholder) or (ii) business combinations in which certain price and procedure requirements have been met. The transactions described in this Proxy Statement/Prospectus were approved by a majority of the Disinterested Directors of First Midwest.

  CF's Certificate of Incorporation contains a similar provision.

EVALUATION OF PROPOSED OFFER

  Under the Certificate, in connection with the exercise of its judgment in determining what is in the best interests of First Midwest and it stockholders when evaluating a proposal, by another person to make a tender or exchange offer for any equity security of First Midwest or any subsidiary, to merge or consolidate with First Midwest, or any subsidiary or to purchase or otherwise acquire all or substantially all of the assets of First Midwest or any subsidiary, the Board of Directors of First Midwest shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant: (a) the social and economic effects of the transaction on First Midwest and its subsidiaries, the employees, depositors, loan and other customers and creditors of First Midwest and its subsidiaries and the other elements of the communities in which First Midwest and its subsidiaries operate or are located; (b) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon First Midwest and its Subsidiaries and the other elements of the communities in which First Midwest and its Subsidiaries operate or are located; and (c) the competence, experience, and integrity of the acquiring person or persons and its or their management.

  Certificate of Incorporation does not contain such a provision.

DELAWARE LAW AFFECTING BUSINESS COMBINATIONS

  Delaware law prohibits First Midwest from engaging in a business combination (as defined by Delaware law) with an Interested Stockholder (a person who owns, directly or indirectly, 15% or more of First Midwest's voting stock) for a three year period from the date (the "Acquisition Date") the person became an Interested Stockholder unless: (a) prior to the Acquisition Date, the Board of Directors approved the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (b) upon consummation of the transaction in which the stockholder becomes an Interested Stockholder, the stockholder owns at least 85% of First Midwest's voting stock (i.e., a non-interested stockholder must acquire at least 85% of the voting stock in one transaction), excluding stock held by officers and directors and employee stock plans in which participants do not have the right to determine confidentially whether shares held by the plan will be tendered in an exchange offer or a tender offer; or (c) on or after the Acquisition Date, the business combination is approved; (i) by the Board of Directors, and (ii) by First Midwest's stockholders, at a meeting duly called, provided that stockholders owning at least two-thirds of voting stock approve the business combination. When determining whether the two-thirds vote requirement has been satisfied, voting stock held by the Interested Stockholder is not included.

  CF is also subject to this provision.

DIRECTORS

  First Midwest's Board of Directors consists of 4 directors each in Class I and Class III and 5 directors in Class II. Directors serve for terms of three years, staggered by class. A director of First Midwest may be removed only for cause upon the vote of persons owning 67% of First Midwest's Common Stock.
Since there is no controlling definitions of "cause", the resolution of any dispute as to what constitutes "cause" may become a matter for the courts.

  The Board of Directors of CF is also divided into three classes with directors serving three year, staggered terms.

LIABILITY OF DIRECTORS; INDEMNIFICATION

  The Certificates of Incorporation of both First Midwest and CF provide a director or officer shall be indemnified by each company to the fullest extent authorized by the DGCL, against all expenses, liability and loss reasonably incurred or suffered by such person in connection with his activities as a director or officer or as a director or officer of another company, if the director or officer held such position at the request of First Midwest or CF. The DGCL requires that such director, officer, employee or agent, in order to be indemnified, must have acted in good faith and in a manner reasonably believed to be not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, did not have reasonable cause to believe his conduct would be unlawful.

  The Certificates of Incorporation of First Midwest and CF, and Delaware law, also provide that the indemnification provisions are not exclusive of any other right which a person seeking indemnification may have or later acquire under any statute, provision of the Certificate of Incorporation, Bylaws of the company, agreement, vote of stockholders or disinterested directors or otherwise.

  In addition, the Certificates of Incorporation of First Midwest and CF, and Delaware law, provide that the company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the company has the power to indemnify such person against such expense, liability or loss under the DGCL.

  First Midwest currently provides its directors and certain of its officers with explicit indemnification agreements as allowed by its Certificate of Incorporation and Bylaws and maintains insurance on behalf of its directors and officers. CF maintains directors and officers insurance coverage and customary indemnification protection as authorized by the DGCL pursuant to CF's Delaware Charter.

  The DGCL permits corporations to limit the personal liability of their directors in certain circumstances. The Certificates of Incorporation of both First Midwest and CF provide that directors of the respective corporation shall not be liable to the corporation or its respective stockholders for monetary damages for breaches of their fiduciary duties, except to the extent that such a limitation of liability contravenes the DGCL. These provisions eliminate the personal liability of directors of First Midwest and CF in their capacity as directors (but not in their capacity as officers) to the respective corporation and its stockholders for breaches of their fiduciary duties to the full extent permitted by the DGCL.

DISSENTERS' RIGHTS

  Under Section 262 of the DGCL, a copy of which is attached hereto as Appendix D, stockholders of a corporation who dissent from a merger or consolidation of the corporation in the manner provided by the DGCL are entitled to receive payment of the fair value of their stock, as determined by the Delaware Court of Chancery. However, such right is not available to stockholders of a corporation whose shares are listed on a national exchange, quoted on the NASDAQ National Market System or held of record by more than 2,000 stockholders.

  Shares of First Midwest's and CF's Common Stock are listed and quoted on the NASDAQ National Market System. In addition, First Midwest's Common Stock is held by more than 2,000 stockholders. As a consequence, stockholders of First Midwest and CF do not have dissenters' rights.


LIMITATION ON VOTING RIGHTS OF CF STOCKHOLDERS

          The Certificate of Incorporation of CF provides that in no event shall any record owner of any outstanding CF common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then-outstanding shares of CF common stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. First Midwest's Certificate does not contain a similar provision.

                    PROFORMA COMBINING FINANCIAL STATEMENTS

    The following unaudited proforma condensed statements of condition and statements of income are based upon the historical results of First Midwest and CF giving effect to the acquisition to be accounted for as a pooling of interest and giving effect to the sale of 100,000 shares of First Midwest Common Stock, as discussed in the section entitled "RECENT DEVELOPMENTS" - Page 14. Proforma adjustments, and the assumptions in which they are based, are described in the accompanying footnotes to the proforma combining financial statements. These financial statements should be read in conjunction with the historical financial statements of First Midwest and CF incorporated by reference into this Proxy Statement/Prospectus. The proforma combining financial statements are not necessarily indicative of the results that actually would have occurred had the companies constituted a single entity during the respective periods, nor are they indicative of future results of operations. (Dollar amounts are in thousands, except per share data):

                                                               PROFORMA CONDENSED STATEMENT OF CONDITION (UNAUDITED)
                                                                                   JUNE 30, 1995
                                                             --------------------------------------------------------
                                                                    HISTORICAL
                                                             ------------------------    PROFORMA          PROFORMA
ASSETS                                                       FIRST MIDWEST      CF      ADJUSTMENTS      CONSOLIDATED
                                                             -------------   --------   -----------      ------------
Cash and due from banks ..................................    $   196,688    $  5,540    $ 2,665 /(1)/   $   200,693
                                                                                          (4,200)/(2)/
Funds sold and other short-term investments ..............         26,794       3,592         --              30,386
Securities available for sale ............................        463,695         514         --             464,209
Securities held to maturity ..............................        276,240      94,542         --             370,782
Loans ....................................................      1,898,477     119,004         --           2,017,481
Reserve for loan losses ..................................        (24,844)     (1,057)        --             (25,901)
                                                              -----------    --------    -------         -----------
    Net Loans ............................................      1,873,633     117,947         --           1,991,580
                                                              -----------    --------    -------         -----------
Premises, furniture and equipment ........................         44,174       1,715         --              45,889
Accrued interest receivable and other assets .............         70,441       3,094         --              73,535
                                                              -----------    --------    -------         -----------
    Total Assets .........................................    $ 2,951,665    $226,944    $(1,535)        $ 3,177,074
                                                              ===========    ========    =======         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits .................................................    $ 2,101,370    $135,513    $    --         $ 2,236,883
Short-term borrowings ....................................        606,254      63,285         --             669,539
Accrued interest payable and other liabilities ...........         30,218       4,756     (1,638)/(2)/        33,336
                                                              -----------    --------    -------         -----------
    Total liabilities ....................................      2,737,842     203,554     (1,638)          2,939,758
                                                              -----------    --------    -------         -----------
Stockholders' equity .....................................        215,531      23,283      2,665 /(1)/       238,917
                                                                                          (2,562)/(2)/
Unrealized net appreciation (depreciation) on securities
  available for sale /(3)/ ...............................         (1,708)        107         --              (1,601)
                                                              -----------    --------    -------         -----------
    Total Stockholders' Equity ...........................        213,823      23,390        103             237,316
                                                              -----------    --------    -------         -----------
    Total Liabilities and Stockholders' Equity ...........    $ 2,951,665    $226,944    $(1,535)        $ 3,177,074
                                                              ===========    ========    =======         ===========


                                                                PROFORMA CONDENSED STATEMENTS OF INCOME (UNAUDITED)
                                                                          SIX MONTHS ENDED JUNE 30, 1995
                                                             --------------------------------------------------------
                                                                    HISTORICAL
                                                             ------------------------    PROFORMA          PROFORMA
INTEREST INCOME                                              FIRST MIDWEST      CF      ADJUSTMENTS      CONSOLIDATED
                                                             -------------   --------   -----------      ------------
Interest and fees on loans ...............................    $    82,308    $  5,206    $    --         $    87,514
Interest on securities ...................................         27,451       3,178         --              30,629
Interest on funds sold and other short-term investments ..          1,246         160         --               1,406
                                                              -----------    --------    -------         -----------
    Total interest income ................................        111,005       8,544         --             119,549
                                                              -----------    --------    -------         -----------

INTEREST EXPENSE
Interest on deposits .....................................         34,751       3,226         --              37,977
Interest on short-term borrowings ........................         20,992       1,886        (91)/(4)/        22,787
                                                              -----------    --------    -------         -----------
    Total interest expense ...............................         55,743       5,112        (91)             60,764
                                                              -----------    --------    -------         -----------
    Net interest income ..................................         55,262       3,432         91              58,785

PROVISION FOR LOAN LOSSES ................................          4,172          20         --               4,192
                                                              -----------    --------    -------         -----------
    Net interest income after provision for loan losses ..         51,090       3,412         91              54,593
                                                              -----------    --------    -------         -----------

NONINTEREST INCOME .......................................         13,114         762         --              13,876

SECURITIES TRANSACTIONS, NET .............................            532         510         --               1,042

NONINTEREST EXPENSE ......................................         45,546       2,613         --              48,159
                                                              -----------    --------    -------         -----------
    Income before income tax expense .....................         19,190       2,071         91              21,352

INCOME TAX EXPENSE .......................................          6,858         658         35 /(4)/         7,551
                                                              -----------    --------    -------         -----------

    NET INCOME ...........................................    $    12,332    $  1,413    $    56         $    13,801
                                                              ===========    ========    =======         ===========
    NET INCOME PER SHARE .................................    $      1.01                                $      1.01
                                                              ===========                                ===========
    AVERAGE SHARES OUTSTANDING ...........................     12,217,828                                 13,730,008
                                                              ===========                                ===========

                                                                            PROFORMA CONDENSED STATEMENTS OF INCOME (UNAUDITED)
                                                                                      YEAR ENDED DECEMBER 31, 1994
                                                                           --------------------------------------------------------
                                                                                   HISTORICAL
                                                                           ---------------------------    PROFORMA       PROFORMA
                                                                           FIRST MIDWEST       CF        ADJUSTMENTS   CONSOLIDATED
                                                                           -------------  ------------  -------------  ------------
INTEREST INCOME
Interest and fees on loans..........................................        $   140,765      $ 9,541        $ ---      $   150,306
Interest on securities..............................................             47,996        4,982          ---           52,978
Interest on funds sold and
 other short-term investments.......................................              1,717          358          ---            2,075
                                                                            -----------      -------        -----      -----------
 Total interest income..............................................            190,478       14,881          ---          205,359
                                                                            -----------      -------        -----      -----------
INTEREST EXPENSE
Interest on deposits................................................             56,230        5,311          ---           61,541
Interest on short-term borrowings...................................             26,611        2,640         (122)/(4)/     29,129
                                                                            -----------      -------        -----      -----------
 Total interest expense.............................................             82,841        7,951         (122)          90,670
                                                                            -----------      -------        -----      -----------
 Net interest income................................................            107,637        6,930          122          114,689

PROVISION FOR LOAN LOSSES...........................................              8,486           57          ---            8,543
                                                                            -----------      -------        -----      -----------
 Net interest income after provision
  for loan losses...................................................             99,151        6,873          122          106,146
                                                                            -----------      -------        -----      -----------
NONINTEREST INCOME..................................................             25,167        1,334          ---           26,501

SECURITIES TRANSACTIONS, NET........................................              1,260          439          ---            1,699

NONINTEREST EXPENSE.................................................             93,432        4,275          ---           97,707
                                                                            -----------      -------        -----      -----------
 Income before income tax expense...................................             32,146        4,371          122           36,639
INCOME TAX EXPENSE..................................................             11,778        1,581           47/(4)/      13,406
                                                                            -----------      -------        -----      -----------
 NET INCOME.........................................................        $    20,368      $ 2,790        $  75      $    23,233
                                                                            ===========      =======        =====      ===========
 NET INCOME PER SHARE...............................................        $      1.67                                $      1.70
                                                                            ===========                                ===========
 AVERAGE SHARES OUTSTANDING.........................................         12,160,831                                 13,674,776
                                                                            ===========                                ===========


                                                                            PROFORMA CONDENSED STATEMENTS OF INCOME (UNAUDITED)
                                                                                      YEAR ENDED DECEMBER 31, 1993
                                                                           --------------------------------------------------------
                                                                                   HISTORICAL
                                                                           ---------------------------    PROFORMA       PROFORMA
                                                                           FIRST MIDWEST       CF        ADJUSTMENTS   CONSOLIDATED
                                                                           -------------  ------------  -------------  ------------
INTEREST INCOME
Interest and fees on loans..........................................        $   128,696      $ 9,943        $ ---      $   138,639
Interest on securities..............................................             40,427        3,727          ---           44,154
Interest on funds sold and
 other short-term investments.......................................                802          357          ---            1,159
                                                                            -----------      -------        -----      -----------
 Total interest income..............................................            169,925       14,027          ---          183,952
                                                                            -----------      -------        -----      -----------
INTEREST EXPENSE
Interest on deposits................................................             55,491        5,266          ---           60,757
Interest on short-term borrowings...................................             10,742        1,675          (86)/(4)/     12,331
                                                                            -----------      -------        -----      -----------
 Total interest expense.............................................             66,233        6,941          (86)          73,088
                                                                            -----------      -------        -----      -----------
 Net interest income................................................            103,692        7,086           86          110,864

PROVISION FOR LOAN LOSSES...........................................             11,432           65          ---           11,497
                                                                            -----------      -------        -----      -----------
 Net interest income after provision
  for loan losses...................................................             92,260        7,021           86           99,367
                                                                            -----------      -------        -----      -----------

NONINTEREST INCOME..................................................             27,937        1,666          ---           29,603

SECURITIES TRANSACTIONS, NET........................................              1,227           88          ---            1,315

NONINTEREST EXPENSE.................................................             90,032        4,006          ---           94,038
                                                                            -----------      -------        -----      -----------
 Income before income tax expense...................................             31,392        4,769           86           36,247
INCOME TAX EXPENSE..................................................             10,608        1,760           33/(4)/      12,401
                                                                            -----------      -------        -----      -----------
 NET INCOME.........................................................        $    20,784      $ 3,009/(5)/   $  53      $    23,846
                                                                            ===========      =======        =====      ===========
 NET INCOME PER SHARE...............................................        $      1.68                                $      1.72
                                                                            ===========                                ===========
 AVERAGE SHARES OUTSTANDING.........................................         12,369,326                                 13,881,327
                                                                            ===========                                ===========


                                                                            PROFORMA CONDENSED STATEMENTS OF INCOME (UNAUDITED)
                                                                                      YEAR ENDED DECEMBER 31, 1992
                                                                           --------------------------------------------------------
                                                                                   HISTORICAL
                                                                           ---------------------------    PROFORMA       PROFORMA
                                                                           FIRST MIDWEST       CF        ADJUSTMENTS   CONSOLIDATED
                                                                           -------------  ------------  -------------  ------------
INTEREST INCOME
Interest and fees on loans..........................................        $   130,379      $10,292        $ ---      $   140,671
Interest on securities..............................................             42,671        2,075          ---           44,746
Interest on funds sold and
  other short-term investments......................................              1,172          354          ---            1,526
                                                                            -----------      -------        -----      -----------
  Total interest income.............................................            174,222       12,721          ---          186,943
                                                                            -----------      -------        -----      -----------
INTEREST EXPENSE
Interest on deposits................................................             70,505        6,505          ---           77,010
Interest on short-term borrowings...................................              7,122          115          (98)/(4)/      7,139
                                                                            -----------      -------        -----      -----------
  Total interest expense............................................             77,627        6,620          (98)          84,149
                                                                            -----------      -------        -----      -----------
  Net interest income...............................................             96,595        6,101           98          102,794
Provision for Loan Losses...........................................             15,452          156          ---           15,608
                                                                            -----------      -------        -----      -----------
  Net interest income after provision
    for loan losses.................................................             81,143        5,945           98           87,186
                                                                            -----------      -------        -----      -----------
NONINTEREST INCOME..................................................             25,449        1,416          ---           26,865

SECURITIES TRANSACTIONS, NET........................................              5,431          179          ---            5,610

NONINTEREST EXPENSE.................................................             86,562        4,259          ---           90,821
                                                                            -----------      -------        -----      -----------
  Income before income tax expense..................................             25,461        3,281           98           28,840
INCOME TAX EXPENSE..................................................              7,553        1,287           37/(4)/       8,877
                                                                            -----------      -------        -----      -----------
  NET INCOME..........................................................      $    17,908      $ 1,994        $  61      $    19,963
                                                                            ===========      =======        =====      ===========
  NET INCOME PER SHARE................................................      $      1.43                                $      1.43
                                                                            ===========                                ===========
  AVERAGE SHARES OUTSTANDING..........................................       12,486,228                                 13,996,684
                                                                            ===========                                ===========

------------------------------------

FOOTNOTES TO PROFORMA COMBINING FINANCIAL STATEMENTS:

/(1)/ Reflects the net proceeds from the sale of 100,000 shares of Common Stock at $27.00 per share, net of expenses incurred. (See "RECENT
      DEVELOPMENTS" - Page 14.)

/(2)/ Reflects the estimated acquisition charge ($4,200) and related tax benefit
      ($1,638) to be recorded incident to First Midwest's pending acquisition of CF. Such estimated charge includes severance and related personnel exit costs, contract termination fees, legal and accountants fees and other costs necessary to consummate the acquisition.

/(3)/ Represents the difference, after tax, between the amortized cost and market value of securities available for sale.

/(4)/ Represents interest expense reduction and related tax expense incurred from deployment of the net proceeds of 100,000 shares of Common Stock issued by First Midwest; such interest on proceeds was calculated based upon interest and tax rates in effect for each period presented. (See "RECENT DEVELOPMENTS" - Page 14.)

/(5)/ CF's net income for the year ended 12/31/93 excludes the cumulative effect on prior years of change in accounting principles totaling $.45 per share.

                                   OPINIONS

     Certain legal matters in connection with the Merger will be passed upon for CF by Silver, Freedman & Taff, L.L.P., 1100 New York Avenue, 7th Floor, Washington, D.C. 20005, and for First Midwest by Hinshaw & Culbertson, 222 North LaSalle Street, Suite 300, Chicago, Illinois 60601-1081.


                                    EXPERTS

     The consolidated financial statements of First Midwest as of December 31, 1994 and for each of the years in three-year period ended December 31, 1994 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is incorporated by reference herein upon the authority of such firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP contains an explanatory paragraph describing First Midwest's change in the method of accounting for investments at December 31, 1993 to adopt the provisions of Financial Accounting Standards Board Statement No. 115 and the change in the method of accounting for income taxes in 1993 to adopt the provisions of Financial Accounting Standards Board Statement No. 109.

     The consolidated financial statements of CF as of June 30, 1995 and for each of the years in the three-year period ended June 30, 1995 have been incorporated by reference herein in reliance upon the report of McGladrey & Pullen, LLP, independent certified public accountants, which report is incorporated by reference herein upon the authority of such firm as experts in accounting and auditing. The report of McGladrey & Pullen, L.L.P. contains an explanatory paragraph describing CF's change in the method of accounting for investments at June 30, 1995 to adopt the provisions of Financial Accounting Standards Board Statement No. 115 and the change in the method of accounting for income taxes in 1994 to adopt the provisions of Financial Accounting Standards Board Statement No. 109.

     CF expects that representatives of McGladrey and Pullen, LLP will be present at the Special Meeting with the authority to make a statement if they desire to do so and will be able to respond to appropriate questions.


                             STOCKHOLDER PROPOSALS

     If the Agreement and Plan of Merger is approved, the other conditions to the Merger are satisfied and the Merger is effected, stockholders of CF will become stockholders of First Midwest at the Effective Time. First Midwest welcomes comments or suggestions from its stockholders. First Midwest's 1996 Annual Meeting of Stockholders will be held on April 17, 1996 (or on such other date as may be fixed by First Midwest's Board of Directors), and for a stockholder to bring a matter before the annual meeting or to nominate any person for election as a director at the meeting, the stockholder must give First Midwest notice of the matter or nomination not fewer than 14 days nor more than 50 days prior to such meeting and in accordance with the requirements of the By-laws.

                                                            APPENDIX A



                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                          FIRST MIDWEST BANCORP, INC.

                                      AND

                                CF BANCORP, INC.



                            DATED AS OF MAY 31, 1995

                               TABLE OF CONTENTS

I.         THE MERGER................................................................  1
           1.01  Effects of the Merger...............................................  1
           1.02  Conversion of Stock.................................................  2
           1.03  Time and Place of Closing...........................................  3
           1.04  Exchange of Bancorp Common Stock....................................  3
           1.05  Conversion of Citizens Federal Savings Bank F.S.B...................  5

II.        REPRESENTATIONS AND WARRANTIES OF FIRST MIDWEST...........................  6
           2.01  Organization........................................................  6
           2.02  Authorization.......................................................  7
           2.03  Conflicts...........................................................  7
           2.04  Antitakeover Provisions Inapplicable................................  8
           2.05  Capitalization......................................................  8
           2.06  First Midwest Financial Statements; Material Changes................  8
           2.07  First Midwest Subsidiaries..........................................  9
           2.08  First Midwest Filings............................................... 10
           2.09  First Midwest Reports............................................... 10
           2.10  Compliance With Laws................................................ 11
           2.11  Disclosure.......................................................... 12
           2.12  Litigation.......................................................... 12
           2.13  Licenses............................................................ 12
           2.14  Taxes............................................................... 12
           2.15  Insurance........................................................... 13
           2.16  Loans; Investments.................................................. 14
           2.17  Allowance for Possible Loan Losses.................................. 15
           2.18  First Midwest Benefit Plans......................................... 16
           2.19  Compliance With Environmental Laws.................................. 18
           2.20  Disclosure Schedule of First Midwest................................ 19
           2.21  Defaults............................................................ 20
           2.22  Materiality......................................................... 20
           2.23  Operations Since December 31, 1994.................................. 20
           2.24  Undisclosed Liabilities............................................. 21
           2.25  Assets.............................................................. 21
           2.26  Indemnification..................................................... 22
           2.27  Insider Interests................................................... 22
           2.28  Pooling and Tax..................................................... 22

III.       REPRESENTATIONS AND WARRANTIES OF BANCORP................................. 22
           3.01  Organization........................................................ 22
           3.02  Authorization....................................................... 23
           3.03  Conflicts........................................................... 23
           3.04  Antitakeover Provisions Inapplicable................................ 24
           3.05  Capitalization and Stockholders..................................... 24
           3.06  Bancorp Financial Statements; Material Changes...................... 25


           3.07  Bancorp Subsidiaries............................................... 25
           3.08  Bancorp Filings.................................................... 27
           3.09  Bancorp Reports.................................................... 27
           3.10  Compliance With Laws............................................... 28
           3.11  Disclosure......................................................... 28
           3.12  Litigation......................................................... 29
           3.13  Licenses........................................................... 29
           3.14  Taxes.............................................................. 29
           3.15  Insurance.......................................................... 30
           3.16  Loans; Investments................................................. 30
           3.17  Allowance for Possible Loan Losses................................. 32
           3.18  Bancorp Benefit Plans.............................................. 32
           3.19  Compliance with Environmental Laws................................. 35
           3.20  Disclosure Schedule of Bancorp..................................... 37
           3.21  Defaults........................................................... 40
           3.22  Materiality........................................................ 40
           3.23  Operations Since June 30, 1994..................................... 41
           3.24  Corporate Records.................................................. 42
           3.25  Undisclosed Liabilities............................................ 43
           3.26  Assets............................................................. 43
           3.27  Indemnification.................................................... 43
           3.28  Insider Interests.................................................. 44
           3.29  Pooling and Tax.................................................... 44

IV.        COVENANTS................................................................ 44
           4.01  Conduct of Business by Bancorp Until the Effective Time............ 44
           4.02  Bancorp Stock Options.............................................. 48
           4.03  Environmental Investigation........................................ 48
           4.04  Execution of the Stock Option Agreement............................ 49
           4.05  Indemnification.................................................... 49
           4.06  Capital Stock...................................................... 50
           4.07  Certain Actions.................................................... 50
           4.08  Title to Real Estate............................................... 51
           4.09  Conduct of Business by First Midwest Until the Effective Time...... 51
           4.10  Loan Loss Reserve.................................................. 52

V.         ADDITIONAL AGREEMENTS.................................................... 52
           5.01  Inspection of Records: Confidentiality............................. 52
           5.02  Registration Statement; Stockholder Approval....................... 53
           5.03  Affiliate Letters.................................................. 54
           5.04  Brokers............................................................ 54
           5.05  Cooperation........................................................ 55
           5.06  Regulatory Applications............................................ 55
           5.07  Financial Statements and Reports................................... 55
           5.08  Notice............................................................. 56
           5.09  Press Releases..................................................... 56


           5.10  Delivery of Supplements to Disclosure Schedules..................... 56
           5.11  Litigation Matters.................................................. 56
           5.12  Tax Opinions      57
           5.13  Resolution of Bancorp Benefit Plans................................. 57
           5.14  Extent of Knowledge................................................. 59
           5.16  Pooling of Interests; Tax Treatment................................. 60
           5.17  Stock Exchange Listing.............................................. 60
           5.18  Publication of Combined Financial Results........................... 60

VI.        CONDITIONS................................................................ 60
           6.01  Conditions to the Obligations of First Midwest...................... 60
           6.02  Conditions to the Obligations of Bancorp............................ 63
           6.03  Conditions to the Obligations of the Parties........................ 63

VII.       TERMINATION; AMENDMENT; WAIVER............................................ 64
           7.01  Termination......................................................... 64
           7.02  Expenses............................................................ 65
           7.03  Survival of Agreements.............................................. 66
           7.04  Amendment........................................................... 67
           7.05  Waiver.............................................................. 67

VIII.      OPINIONS OF COUNSEL....................................................... 67
           8.01  Opinion of Bancorp's Counsel........................................ 67
           8.02  Opinion of First Midwest's Counsel.................................. 69

XI.        GENERAL PROVISIONS........................................................ 71
           9.01  Survival............................................................ 71
           9.02  Notices............................................................. 72
           9.03  Specific Enforceability............................................. 72
           9.04  Applicable Law...................................................... 73
           9.05  Headings, Etc....................................................... 73
           9.06  Severability........................................................ 73
           9.07  Entire Agreement; Binding Effect; Non-Assignment; Counterparts...... 73


76363
5/31/95
                         AGREEMENT AND PLAN OF MERGER
                          ____________________________

          This AGREEMENT AND PLAN OF MERGER (the "Agreement") being made and entered into as of the 31st day of May, 1995, by and between FIRST MIDWEST BANCORP, INC., a Delaware corporation ("First Midwest"), and CF BANCORP, INC., a Delaware corporation ("Bancorp").

                         W I T N E S S E T H   T H A T:

          WHEREAS, First Midwest is a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHC"); and

          WHEREAS, Bancorp is a registered savings and loan holding company under the Home Owner's Loan Act, as amended ("HOLA"); and

          WHEREAS, the Boards of Directors of First Midwest and Bancorp deem it advisable and in the best interests of the stockholders of First Midwest and Bancorp that First Midwest and Bancorp become affiliated by causing Bancorp to be merged with and into, and under the charter of, First Midwest in accordance with the General Corporation Law of the State of Delaware ("GCL") with First Midwest deemed to be the continuing and surviving entity (the "Merger"), pursuant to which the stockholders of Bancorp will receive shares of common stock (no par value per share) of First Midwest (the "First Midwest Common Stock"), as provided herein in exchange for their shares of common stock (par value $.01 per share) of Bancorp (the "Bancorp Common Stock"); and

          WHEREAS, First Midwest and Bancorp desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also desire to set forth various conditions precedent to the Merger.

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                       I.

                                   THE MERGER

     1.01  EFFECTS OF THE MERGER.
           ---------------------

          (a) SURVIVING CORPORATION. Subject to the terms and conditions of this Agreement, Bancorp shall be merged with and into, and under the charter of, First Midwest at the Effective Time (as defined below) in accordance with the GCL with First Midwest being the continuing and surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"), and the separate existence of Bancorp shall cease.

          (b) EFFECTIVE TIME. The Merger shall become effective when the Certificate of Merger shall be accepted for filing by the Secretary of State of the State of Delaware (the "Effective Time"). The parties shall execute, acknowledge and file, in accordance with Sections 103 and 251 of the GCL, the Certificate of Merger upon the satisfaction of all conditions precedent to the consummation of the transactions contemplated by this Agreement.

          (c) RIGHTS AND LIABILITIES. The Surviving Corporation shall be called "First Midwest Bancorp, Inc.", and shall possess all of the properties, privileges, immunities, powers, franchises and rights of a public as well as a private nature and be subject to all of the liabilities, restrictions and duties of First Midwest and Bancorp and be governed by the laws of the State of Delaware.

          (d) CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of First Midwest shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and the GCL.

          (e) BY-LAWS. The By-laws of First Midwest in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until altered, amended or repealed as provided therein, or in the Certificate of Incorporation of the Surviving Corporation or the GCL.

          (f) DIRECTORS AND OFFICERS. The directors of First Midwest shall be the persons who were directors of First Midwest immediately prior to the Effective Time. The officers of First Midwest shall be the persons who were officers of First Midwest immediately prior to the Effective Time.

     1.02  CONVERSION OF STOCK.  At the Effective Time:
           -------------------

          (a) FIRST MIDWEST COMMON STOCK. Each share of First Midwest Common Stock which is issued immediately prior thereto (whether then outstanding or held in the treasury of First Midwest) shall continue to be issued without any change therein and shall continue as one share of Common Stock of the Surviving Corporation.

          (b) BANCORP TREASURY SHARES. All shares of Bancorp Common Stock which are held in the treasury of Bancorp immediately prior thereto shall be canceled.

          (c) BANCORP COMMON STOCK. Each share of Bancorp Common Stock which is issued and outstanding immediately prior to the Effective Time (other than shares of Bancorp Common Stock held by First Midwest which shall be cancelled) shall be converted into and represent the right to receive and be exchangeable into 1.4545 shares of First Midwest Common Stock (the "Exchange Ratio"). Pursuant to the First Midwest Shareholder Rights Plan which was adopted on February 15, 1989 (the "Rights Plan"), each share of First

Midwest Common Stock issued pursuant to this Section 1.02(c) shall be accompanied by a Right (as defined in the Rights Plan).

          (d) ACTIONS AFFECTING FIRST MIDWEST COMMON STOCK. If, prior to the Effective Time, shares of First Midwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or there occurs a distribution of warrants or rights with respect to First Midwest Common Stock, or a stock dividend, stock split or other general distribution of First Midwest Common Stock is declared with a record date prior to the Effective Time, then in any such event the Exchange Ratio shall be appropriately adjusted.

          (e) INCREASE IN OUTSTANDING SHARES OF BANCORP COMMON STOCK. In the event that the number of shares of Bancorp Common Stock outstanding is greater than 916,496 for any reason whatsoever (whether such increase constitutes a breach of this Agreement), other than as a result of the exercise of stock options pursuant to the terms of the Bancorp Stock Option Plans (as defined in Section 3.05 hereof) or pursuant to the Stock Option Agreement (as defined in
Section 4.04 hereof), then the Exchange Ratio shall be adjusted to that ratio determined by multiplying the Exchange Ratio by a fraction (1) the numerator of which shall be 916,496 (the total number of shares of Bancorp Common Stock issued and outstanding as of the date of this Agreement), and (2) the denominator of which shall be the total number of shares of Bancorp Common Stock issued and outstanding as of the Effective Time, excluding any shares issued after the date of this Agreement pursuant to the Bancorp Stock Option Plans or the Stock Option Agreement.

     1.03   TIME AND PLACE OF CLOSING.
            -------------------------

          (a) CLOSING; CLOSING DATE. The closing of the transactions contemplated by this Agreement (the "Closing") will be held on a date mutually agreed upon by First Midwest and Bancorp (the "Closing Date"). In the absence of such agreement, the Closing shall be held on the thirtieth day after the last to occur of: (i) the receipt of all consents and approvals of government regulatory authorities as legally required to consummate the Merger and the expiration of all statutory waiting periods; and (ii) the requisite approval of the Merger by the stockholders of Bancorp.

          (b) CLOSING LOCATION. The Closing shall take place at the offices of First Midwest or such other place as First Midwest and Bancorp may mutually agree prior to the Closing Date.

     1.04  EXCHANGE OF BANCORP COMMON STOCK.
           --------------------------------

          EXCHANGE PROCEDURES. (A) At the Effective Time, the Exchange Agent, who shall be appointed by First Midwest, shall mail to each holder of record (other than Bancorp, or any subsidiary of Bancorp) of a certificate or certificates which as of the Effective Time represented outstanding shares of Bancorp Common Stock (the "Certificates"): (i) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Surviving Corporation Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent), together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive (as provided in Section 1.02(c) hereof) in exchange therefor Surviving Corporation Common Stock representing the number of shares of Surviving Corporation Common Stock into which the shares of Bancorp Common Stock, theretofore represented by the Certificate so surrendered, shall have been converted pursuant to the provisions of this Article I, plus an amount of cash for any fractional share of Surviving Corporation Common Stock which such holder would be entitled to receive pursuant to Section 1.04 (d) hereof and the Certificate so surrendered shall forthwith be delivered to the Surviving Corporation for cancellation. In the event of a transfer of ownership of Bancorp Common Stock which is not registered in the transfer records of Bancorp, Surviving Corporation Common Stock may be issued to a transferee if the Certificate representing such Bancorp Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by any applicable stock transfer taxes.

          (b) FAILURE TO EXCHANGE BANCORP COMMON STOCK. No dividends or other distributions declared after the Effective Time with respect to Surviving Corporation Common Stock payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Surviving Corporation Common Stock represented thereby until the holder of record shall surrender such Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate, the holder thereof shall be entitled to receive any such dividends or distributions, without interest thereon, which theretofore became payable with respect to the Surviving Corporation Common Stock represented by such Certificate. All dividends or other distributions declared on or after the Effective Time with respect to the Surviving Corporation Common Stock and payable to the holders of record thereof on or after the Effective Time which are payable to the holder of a Certificate not theretofore surrendered and exchanged for Surviving Corporation Common Stock pursuant to this Section 1.04 shall be paid or delivered by Surviving Corporation to the Exchange Agent, in trust, for the benefit of such holders. All such dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates unclaimed at the end of one year from the Effective Time shall be repaid or redelivered by the Exchange Agent to the Surviving Corporation after which time any holder of Certificates who has not theretofore surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look as a general creditor only to the Surviving Corporation for payment or delivery of such dividends or distributions, as the case may be. Any shares of Surviving Corporation Common Stock delivered or made available to the Exchange Agent pursuant to this Section 1.04 and not exchanged for Certificates within one year after the Effective Time pursuant to this Section 1.04 shall be returned by the Exchange Agent to the Surviving Corporation which shall thereafter act as Exchange Agent subject to the rights of holders of unsurrendered Certificates under this Article I.

          (c) FULL PAYMENT. All shares of Surviving Corporation Common Stock issued upon the surrender for exchange of Bancorp Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Bancorp Common Stock. The shares of Surviving Corporation Common Stock for which the shares of Bancorp Common Stock shall be exchanged shall thereupon be validly issued and outstanding, fully paid and non-assessable, and shall not be liable to any further call, nor shall the holder thereof be liable for any further payments with respect thereto.

          (d) FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Surviving Corporation Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Surviving Corporation shall relate to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or any rights of a stockholder of Surviving Corporation. In lieu of any fractional share, the Exchange Agent or the Surviving Corporation as the case may be, shall pay to each holder of shares of Bancorp Common Stock who otherwise would be entitled to receive a fractional share of Surviving Corporation Common Stock an amount of cash (without interest) equal to the product achieved when such fraction is multiplied by $36.00.

          (e) LIST OF BANCORP STOCKHOLDERS. At the Effective Time, Bancorp shall deliver a certified copy of a list of its stockholders to the Exchange Agent, after which there shall be no further registrations or transfers on the stock transfer books of Bancorp of the shares of Bancorp Common Stock that were outstanding immediately prior thereto. If, after the Effective Time, Certificates representing such shares are presented to Bancorp, they shall be canceled and exchanged as provided in this Article I.

     1.05 CONVERSION OF CITIZENS FEDERAL SAVINGS BANK F.S.B. The parties understand that it is the present intention of First Midwest to convert Citizens Federal Savings Bank, F.S.B. ("Citizens Federal"), a wholly owned subsidiary of Bancorp, into a national banking association at or after the Effective Time, to relocate Citizens Federal's main office to Moline, Illinois, at or after the Effective Time, and to merge Citizens Federal into one of First Midwest's national bank subsidiaries (retaining Citizens Federal's existing offices as branches) at or after the Effective Time. Bancorp shall take all such actions as are reasonably requested by First Midwest so that First Midwest may accomplish such conversion, relocation and merger as aforesaid. Nothing contained in this Section 1.05 is intended to impose an obligation on Bancorp to alter the manner in which Bancorp or any Bancorp Subsidiary conducts business.

                                      II.

                REPRESENTATIONS AND WARRANTIES OF FIRST MIDWEST

     First Midwest represents and warrants to Bancorp that:

     2.01 ORGANIZATION. (A) First Midwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. First Midwest is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Material Adverse Effect (as herein defined) on First Midwest or its ability to consummate the transactions contemplated herein. First Midwest has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement (as defined in Section 4.04 hereof) and, upon the approval of all requisite state and federal regulatory agencies, to consummate the transactions contemplated hereby and thereby. First Midwest is duly registered as a bank holding company under the BHC.

          (b) As used in this Agreement, the term "Material Adverse Effect" with respect to an entity means any condition, event, change or occurrence that has or may reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations, of such entity on a consolidated basis; it being understood that a Material Adverse Effect shall not include: (i) a change with respect to, or effect on, such entity and its consolidated subsidiaries resulting from a change in law, rule, regulation, generally accepted accounting principles ("GAAP") or regulatory accounting principles, as such would apply to the financial statements of such entity on a consolidated basis, unless such change would cause the entity to reduce its consolidated stockholders' equity by more than $2,000,000 in the case of First Midwest, or $200,000 in the case of Bancorp; (ii) a change with respect to, or effect on, such entity and its consolidated subsidiaries resulting from expenses (such as legal, accounting and investment bankers fees) incurred in connection with this Agreement or expenses (such as legal, accounting and investment bankers fees) incurred in connection with the transactions contemplated by this Agreement; or (iii) a change with respect to, or effect on, such entity and its consolidated subsidiaries resulting from any other matter affecting depository institutions generally (including, without limitation, financial institutions and their holding companies) including, without limitation, changes in general economic conditions and changes in prevailing interest and deposit rates, unless such matter would cause the entity to reduce its consolidated stockholders' equity by more than $2,000,000 in the case of First Midwest, or $200,000 in the case of Bancorp. As a condition to First Midwest's obligation to consummate the Merger, if a Material Adverse Effect or a series of Material Adverse Effects as described in
(i) or (iii) above occurs to Bancorp between the date hereof and the Effective Time, such Material Adverse Effect (or series of Material Adverse Effects) shall constitute a basis for First Midwest's refusing to consummate the Merger pursuant to Section 6.01(d) hereof only if such Material Adverse Effect (or such series of Material Adverse Effects) would cause Bancorp to fail to satisfy the Minimum Capital Level (as defined in Section 6.01(g) hereof).

     2.02 AUTHORIZATION. The execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and unanimously approved and authorized by First Midwest's Board of Directors, and no other corporate action on the part of First Midwest is necessary or required. This Agreement has been, and the Stock Option Agreement will be, duly executed and delivered by First Midwest and, subject to the approval of all requisite state and federal regulatory agencies, constitute the valid and binding obligations of First Midwest (except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines.

     2.03 CONFLICTS. Subject to the second sentence of this Section 2.03, the execution and delivery of this Agreement and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby, will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of the Certificate of Incorporation or By-laws of First Midwest or similar documents of any First Midwest Subsidiary (as defined in Section 2.07 hereof) or any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to First Midwest or any First Midwest Subsidiary or their respective properties, other than any such conflicts, violations or defaults which (i) individually or in the aggregate do not have a Material Adverse Effect on First Midwest, (ii) will be cured or waived prior to the Effective Time or
(iii) except as disclosed in the Disclosure Schedule of First Midwest. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to First Midwest in connection with the execution and delivery of this Agreement or the Stock Option Agreement or the consummation by First Midwest of the transactions contemplated hereby or thereby the absence of which would have a Material Adverse Effect upon First Midwest and except for: (a) the filing by First Midwest of an application on Form Y-4 with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC for prior approval of the transactions contemplated by this Agreement; (b) the filing by First Midwest of an application with the Office of Thrift Supervision ("OTS") for prior approval of the transactions contemplated by this Agreement; (c) the filing by First Midwest of the Registration Statement relating to the First Midwest Common Stock to be issued pursuant to this Agreement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") and various blue sky authorities, which Registration Statement shall include the proxy statement for use in connection with the meeting of the stockholders of Bancorp (the "Proxy Statement") to be called pursuant to Section
5.02 hereof; (d) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware; (e) the filing by First Midwest of applications with the Office of the Comptroller of the Currency (the "OCC") and the FDIC in order to consummate the transactions described in
Section 1.05 hereof; (f) any filings, approvals or no-action letters with or from state securities authorities; and (g) any anti-trust filings, consents, waivers or approvals.

     2.04 ANTITAKEOVER PROVISIONS INAPPLICABLE. No "business combination," "moratorium," "control share" or other state antitakeover statute or regulation
(i) prohibits or restricts First Midwest's ability to perform its obligations under this Agreement or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement or any provision hereof or thereof, or (iii) would subject Bancorp to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.

     2.05 CAPITALIZATION. (A) As of the date hereof, the authorized capital stock of First Midwest consists of (i) 20,000,000 shares of First Midwest Common Stock, no par value per share, of which no more than 12,550,911 shares are issued and outstanding and 323,071 shares are held as treasury shares (of which 28,841 treasury shares are held for the benefit of a Rabbi Trust) and (ii) 1,000,000 shares of preferred stock, without par value, of which none are issued and outstanding, 130,000 are reserved for issuance under the terms and conditions of the Rights Plan and 200,000 will be reserved for issuance under the terms and conditions of the Rights Plan as of the Effective Time. All of the issued and outstanding shares of First Midwest Common Stock have been, and all of the shares of the Surviving Corporation Common Stock to be issued in the Merger will be, at the Effective Time, duly and validly authorized and issued, and are or will be, as the case may be, fully paid and non-assessable. None of the outstanding shares of First Midwest Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of First Midwest and none of the outstanding shares of First Midwest Common Stock is or will be entitled to any preemptive rights in respect of the Merger or any of the other transactions contemplated by this Agreement.

          (b) As of March 31, 1995, First Midwest had reserved 877,500 shares of First Midwest Common Stock for issuance under stock option plans for the benefit of employees of First Midwest, pursuant to which options covering 700,389 shares of First Midwest Common Stock were outstanding as of March 31, 1995 (the "First Midwest Stock Option Plans"). Except as set forth in this Section and except as provided under the Rights Plan, there are no shares of capital stock or other equity securities of First Midwest outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of First Midwest, or contracts, commitments, understandings, or arrangements by which First Midwest is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

     2.06  FIRST MIDWEST FINANCIAL STATEMENTS; MATERIAL CHANGES.  First
Midwest has heretofore delivered to Bancorp its audited consolidated financial statements for the years ended December 31, 1994, December 31, 1993, and December 31, 1992 (the "First Midwest Financial Statements"). The First Midwest Financial Statements (x) are true and correct in all material respects; (y) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); and (z) fairly present the consolidated financial position of First Midwest as of the dates thereof and the consolidated results of its operations, stockholders' equity and changes in financial position for the periods then ended. Since December 31, 1994 to the date hereof, First Midwest and the First Midwest Subsidiaries have not undergone or suffered any changes in their respective condition (financial or otherwise), properties, assets, liabilities, business or operations which have been, in any case or in the aggregate, materially adverse to First Midwest on a consolidated basis except as disclosed on the Disclosure Schedule of First Midwest. No facts or circumstances have been discovered from which it reasonably appears that there is a significant risk and reasonable probability that First Midwest will suffer or experience a Material Adverse Effect.

     2.07 FIRST MIDWEST SUBSIDIARIES. (A) All of the First Midwest Subsidiaries as of the date of this Agreement are listed on the Disclosure Schedule of First Midwest. First Midwest owns directly or indirectly all of the issued and outstanding shares of capital stock of the First Midwest Subsidiaries. The Disclosure Schedule of First Midwest accurately identifies the number of shares of authorized and outstanding capital stock of the First Midwest Subsidiaries. Except as set forth in the Disclosure Schedule of First Midwest, neither First Midwest nor the First Midwest Subsidiaries owns directly or indirectly any debt or equity securities, or other proprietary interest in any other corporation, joint venture, partnership, entity, association or other business. A summary of the investment securities as of April 30, 1995 acquired in the ordinary course of business will be set forth on the Disclosure Schedule of First Midwest. No capital stock of any of the First Midwest Subsidiaries is or may become required to be issued (other than to First Midwest) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any First Midwest Subsidiary. There are no contracts commitments, understandings or arrangements relating to the rights of First Midwest to vote or to dispose of shares of the capital stock of any First Midwest Subsidiary. Except as provided in 12 U.S.C.
Section 55 in the case of First Midwest Subsidiaries that are national banks, all of the shares of capital stock of each First Midwest Subsidiary held by First Midwest or a First Midwest Subsidiary are fully paid and non-assessable and are owned by First Midwest free and clear of any claim, lien or encumbrance, except as disclosed on the Disclosure Schedule of First Midwest.

          (b) Each First Midwest Subsidiary is either a national banking association, a state bank or a corporation and is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to so qualify, either individually or in the aggregate, would not have a Material Adverse Effect on First Midwest or its ability to consummate the transactions contemplated herein. Each First Midwest Subsidiary has the corporate power and authority necessary for it to own, operate or lease its assets, properties and businesses and to carry on its business as they have been and are now being conducted.

          (c) For purposes of this Agreement, "First Midwest Subsidiaries" shall mean all those corporations, banks, associations, and other entities of which First Midwest owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired in good faith through foreclosure, or any such entity to the extent that the equity securities of such entity are owned or controlled in a bona fide fiduciary capacity, through a small business investment corporation, or otherwise as an investment by an entity that invests in unaffiliated companies in the ordinary course of business.

          (d) Except as set forth on the Disclosure Schedule of First Midwest, each of the First Midwest Subsidiaries that is a bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act (the "FDIA Act") and applicable regulations thereunder, the deposits of which are insured by the FDIC through the Bank Insurance Fund to the full extent permitted under applicable law.

     2.08 FIRST MIDWEST FILINGS. First Midwest has previously made available, or will make available prior to the Effective Time, to Bancorp true and complete copies of its (i) proxy statements relating to all meetings of stockholders (whether special or annual) during the calendar years 1993, 1994 and 1995 and (ii) all other reports, as amended, or filings, as amended, required to be filed under the Securities and Exchange Act of 1934, as amended (the "Securities Exchange Act"), by First Midwest with the SEC since January 1, 1992 including without limitation on Forms 10-K, Forms 10-Q and Forms 8-K.

     2.09 FIRST MIDWEST REPORTS. Since January 1, 1990, or the date of acquisition by First Midwest if later, each of First Midwest and the First Midwest Subsidiaries has filed, and will continue to file, all reports and statements, together with any amendment required to be made with respect thereto, that it was, or will be, required to file with (i) the SEC, including, but not limited to Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) the Federal Reserve Board, (iii) the OCC, (iv) the FDIC, (v) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material), (vi) the NASD and (vii) the Commissioner of Banks and Trust Companies of the State of

Illinois (the "Commissioner"). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by the Internal Revenue Service, state and local taxing authorities, the OCC, the Federal Reserve Board, the Commissioner or the FDIC in the regular course of the business of First Midwest or the First Midwest Subsidiaries, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of First Midwest, investigation into the business or operations of First Midwest or the First Midwest Subsidiaries within the past five (5) years except as set forth on the Disclosure Schedule of First Midwest. There is no unresolved violation, criticism or exception by the SEC, the OCC, the Federal Reserve Board, the Commissioner, the FDIC or other agency, commission or entity with respect to any report or statement referred to herein that has had or is expected to have a Material Adverse Effect on First Midwest.

     2.10  COMPLIANCE WITH LAWS.  (A)  Except as disclosed in the
Disclosure Schedule of First Midwest, the businesses of First Midwest and the First Midwest Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental entity, including, without limitation, any banking laws (including those pertaining to the Bank Secrecy Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by First Midwest or any First Midwest Subsidiary, except for possible violations which either singly or in the aggregate do not and, insofar as reasonably can be foreseen in the future, will not have a Material Adverse Effect on First Midwest.

          (b) The policies, programs and practices of First Midwest and the First Midwest Subsidiaries relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable laws, orders, regulations, public policies and ordinances governing employment and terms and conditions of employment. There are no disputes, claims, or charges, pending or, to First Midwest's knowledge, threatened, against First Midwest or any First Midwest Subsidiary alleging breach of any express or implied employment contract or commitment, or material breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, which would be material to the financial condition of First Midwest on a consolidated basis.

          (c) Except as disclosed in the Disclosure Schedule of First Midwest, no investigation or review by any governmental entity with respect to First Midwest or any First Midwest Subsidiary is pending or, to the best of the knowledge of First Midwest, threatened, nor has any governmental entity indicated to First Midwest an intention to conduct the same, other than normal bank regulatory examinations and those the outcome of which will not have a Material Adverse Effect on First Midwest.

          (d) First Midwest and each of the First Midwest Subsidiaries, where applicable, is in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder. As of the date of this Agreement, First Midwest has not been advised of the existence of any act or circumstance or set of facts or circumstances which, if true, would cause First Midwest or any of the First Midwest Subsidiaries to fail to be in substantial compliance with such provisions. None of the First Midwest Subsidiaries which are insured depository institutions have received a rating from the applicable regulatory authority which is less than "satisfactory" since January 1, 1992.

     2.11 DISCLOSURE. None of the information supplied by First Midwest for inclusion in the Proxy Statement relating to Bancorp's meeting of stockholders at which the Merger is submitted for consideration, or the information relating to First Midwest and First Midwest Subsidiaries in the Registration Statement, will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the meeting of Bancorp's stockholders to be held in connection with the Merger or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act").

     2.12 LITIGATION. Except as disclosed in the Disclosure Schedule of First Midwest, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best of the knowledge of First Midwest, threatened against or affecting First Midwest or any First Midwest Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which, if adversely determined, would have a Material Adverse Effect on First Midwest or which would materially affect the ability of First Midwest to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby or thereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against First Midwest or any First Midwest Subsidiary or any of their respective officers, directors, employees or agents, in their capacities as such, having, or which, insofar as reasonably can be foreseen in the future, would have any such effect.

     2.13 LICENSES. First Midwest and the First Midwest Subsidiaries hold all licenses, certificates, permits, franchises and all patents, trademarks, service marks, trade names, copyrights or rights thereto, and adequate authorizations, approvals, consents, licenses, clearances and orders or registrations with all appropriate federal, state or other authorities that are material to the conduct of their respective businesses as now conducted and as presently proposed to be conducted.

     2.14  TAXES.  (A) Except as disclosed in the Disclosure Schedule of
First Midwest, First Midwest and the First Midwest Subsidiaries have each timely filed all tax and information returns required to be filed and have paid (or First Midwest has paid on behalf of its Subsidiaries), or have accrued on their respective books and set up an adequate reserve for the payment of, all taxes reflected on such returns as required to be paid in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof. Neither First Midwest nor any First Midwest Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against First Midwest or any First Midwest Subsidiary that have not been resolved or settled, and no requests for waivers of the time to assess any such tax are pending or have been agreed to. The income tax returns of First Midwest have not been audited by either the Internal Revenue Service since 1986 or the Illinois Department of Revenue since 1991. Neither First Midwest nor any First Midwest Subsidiary is a party to any action or proceeding by any governmental authority for the assessment or the collection of taxes. Deferred taxes of First Midwest have been accounted for in accordance with generally accepted accounting principles.

     (b) First Midwest has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code")), where First Midwest was not the common parent of the group. Neither First Midwest nor any First Midwest Subsidiary is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than First Midwest or a First Midwest Subsidiary.

     (c) First Midwest and the First Midwest Subsidiaries have each withheld amounts from its employees, stockholders or holders of public deposit accounts in compliance with the tax withholding provisions of applicable federal, state and local laws, has filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made and, except as set forth in the Disclosure Statement of First Midwest, has notified all employees, stockholders and holders of public deposit accounts of their obligations to file all forms, statements and reports with it in accordance with applicable federal, state and local tax laws and has taken reasonable steps to insure that such employees, stockholders and holders of public deposit accounts have filed all such forms, statements and reports with it.

          (d) For the purposes of this Agreement, the terms "tax" and "taxes" include without limitation, any federal, state, local or foreign income, leasing, franchise, excise, gross receipts, sales, use, occupational, employment, real property, ad valorem, tangible and intangible personal property and state taxes, payments in lieu of taxes, levies, duties, imposts, business, operations or financial conditions assessments, fees, charges and withholdings of any nature whatsoever, together with any related penalties, fines, additions to tax or interest thereon.

     2.15 INSURANCE. First Midwest and the First Midwest Subsidiaries maintain insurance with an insurer which in the best judgment of management of First Midwest is sound and reputable, on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by prudent corporations engaged in the same or similar businesses. First Midwest and the First Midwest Subsidiaries maintain in effect all insurance required to be carried by law or by any agreement by which they are bound. All material claims under all policies of insurance maintained by First Midwest and the First Midwest Subsidiaries have been filed in due and timely fashion.

     2.16 LOANS; INVESTMENTS. (A) Except as otherwise disclosed in the Disclosure Schedule of First Midwest, each material loan reflected as an asset on the First Midwest Financial Statement, dated as of December 31, 1994, is evidenced by appropriate and sufficient documentation and constitutes, to the best of the knowledge of First Midwest, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines; to the best of the knowledge of First Midwest, no obligor named therein is seeking to avoid the enforceability of the terms of any loan under any such laws or equitable principles or doctrines and no loan is subject to any defense, offset or counterclaim. All such loans originated by First Midwest or a First Midwest Subsidiary, and to the best of the knowledge of First Midwest, all of such loans purchased by First Midwest or a First Midwest Subsidiary, were made or purchased in accordance with the customary lending standards of First Midwest and in the ordinary course of business of First Midwest. Except as set forth in the Disclosure Schedule of First Midwest, all such loans are, and at the Effective Time will be, free and clear of any security interest, lien, encumbrance or other charge, and First Midwest and each First Midwest Subsidiary have complied, and at the Effective Time will have complied, in all material respects, with all laws and regulations relating to such loans. Except as set forth in the Disclosure Schedule of First Midwest, there are no loans or other assets of First Midwest or any First Midwest Subsidiary in excess of $1,000,000 that have been classified by examiners as "Substandard," "Doubtful" or "Loss" as of March 31, 1995. Set forth on the Disclosure Schedule of First Midwest is a list of all of First Midwest's OREO as of March 31, 1995.

          (b) All guarantees of indebtedness owed to First Midwest or any First Midwest Subsidiary, including but not limited to those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are, to the best of the knowledge of First Midwest, valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines and except as would not have a Material Adverse Effect on First Midwest.

          (c) In originating, underwriting, servicing, and discharging loans, mortgages, land contracts, and contractual obligations relating thereto, either for their own account or for the account of others, First Midwest and the First Midwest Subsidiaries have complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to such servicing, except where the failure to comply would not have a Material Adverse Effect on First Midwest.

          (d) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which First Midwest or any First Midwest Subsidiary is a party or by which any of their properties or assets may be bound were entered into the ordinary course of business and, to the best knowledge of First Midwest, in accordance with then customary practice and applicable rules, regulations and policies of bank regulatory authorities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations and are in full force and effect.
First Midwest and First Midwest Subsidiaries have duly performed in all material respects all of their respective obligations thereunder to the extent that such obligations to perform have accrued, and to the best knowledge of First Midwest, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. None of the transactions contemplated by this Agreement would permit (i) a counterparty under any interest rate swap, cap, floor and option agreement or any other rate risk management agreement; or (ii) any party to the mortgage backed security financing arrangements described in footnote 3 to the First Midwest Financial Statements, dated December 31, 1994, to accelerate, discontinue, terminate or otherwise modify any such agreement or arrangement or would require First Midwest or any First Midwest Subsidiary to recognize any gain or loss with respect to such arrangement.

          (e) Except as set forth in the Disclosure Schedule of First Midwest and except for pledges to secure public and trust deposits, none of the investments reflected in the First Midwest Financial Statement, dated as of December 31, 1994, under the heading "Investment Securities," and none of the investments made by First Midwest since December 31, 1994, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of First Midwest freely to dispose of such investment at any time. With respect to all material repurchase agreements to which First Midwest or any First Midwest Subsidiary is a party, First Midwest or such Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Except as set forth in the Disclosure Schedule of First Midwest and except for transactions aggregating less than $1,000,000, neither First Midwest nor any First Midwest Subsidiary has sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or other person has the right, either conditionally or absolutely, to require First Midwest or any First Midwest Subsidiary to repurchase or otherwise reacquire any such assets.

     2.17 ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the First Midwest Financial Statements, dated as of December 31, 1994 (and as shown on any financial statements to be delivered by First Midwest to Bancorp pursuant to Section 5.07 hereof), to the best of the knowledge of First Midwest, as of such date was (and will be as of such subsequent financial statement dates) adequate in all respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, on loans outstanding, and contained (or will contain) an additional amount of unallocated reserves for unanticipated future losses at a level considered adequate under the standards applied by applicable federal and/or state regulatory authorities and based upon generally accepted accounting principles applicable to financial institutions. To the best of the knowledge of First Midwest, the aggregate principal amount of loans contained (or will contain) in the loan portfolio of First Midwest as of December 31, 1994 (and as of the dates of any financial statements to be delivered by First Midwest to Bancorp pursuant to Section 5.07 hereof), in excess of such reserve, was (and will be) fully collectible.

     2.18  FIRST MIDWEST BENEFIT PLANS.  (A)  The term "First Midwest
Benefit Plans" as used herein refers to all compensation, consulting, employment, termination or collective bargaining agreements, and each stock option, stock purchase, stock appreciation right, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of First Midwest or any First Midwest Subsidiary or their respective beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which First Midwest or any First Midwest Subsidiary maintains, to which First Midwest or any First Midwest Subsidiary contributes, or under which any employee, former employee, director or former director of First Midwest or any First Midwest Subsidiary is covered or has benefit rights and pursuant to which any liability of First Midwest or any First Midwest Subsidiary exists or is reasonably likely to occur, provided that the term "Plan" or "Plans" is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. No First Midwest Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA.

          (b) Each of the First Midwest Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code ("First Midwest Qualified Plans") has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code, or an application for determination of such qualification has been timely made to the Internal Revenue Service prior to the end of the applicable remedial amendment period under Section 401(b) of the Code, and, to the best of First Midwest's knowledge, there exist no circumstances (other than circumstances caused by the transactions contemplated in this Agreement or any related actions) likely to materially adversely affect the qualified status of any such First Midwest Qualified Plan. All such First Midwest Qualified Plans established or maintained by First Midwest or the First Midwest Subsidiaries or to which First Midwest or the First Midwest Subsidiaries contribute are in compliance in all material respects with all applicable requirements of ERISA, where applicable, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Effective Time) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such First Midwest Qualified Plans. Each First Midwest Qualified Plan that is a defined benefit pension plan, which is subject to Title IV of ERISA, has assets with an aggregate value that is not less than the actuarially determined present value of its liability for accrued benefits as determined on the basis of the actuarial assumptions used for the most recent valuation of such Plan and no such Plan has an accumulated funding deficiency within the meaning of Section 412(a) of the Code. All accrued contributions and other payments required to be made by First Midwest or any First Midwest Subsidiary to any First Midwest Benefit Plan through December 31, 1994, have been made or reserves adequate for such purposes as of December 31, 1994, have been set aside therefor and reflected in the First Midwest Financial Statement, dated as of December 31, 1994. Neither First Midwest nor any First Midwest Subsidiary is in material default in performing any of its respective contractual obligations under any of the First Midwest Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such plan and their beneficiaries in accordance with the terms of such Plan.

          (c) There is no pending or, to the best knowledge of First Midwest, threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the First Midwest Benefit Plans (or with respect to the administration of any of the such Plans) now or heretofore maintained by First Midwest or any First Midwest Subsidiary which allege violations of applicable state or federal law which are reasonably likely to result in a liability on the part of First Midwest or any First Midwest Subsidiary or any such Plan, which would be material to the financial condition of First Midwest on a consolidated basis.

          (d) First Midwest and the First Midwest Subsidiaries and all other persons having fiduciary or other responsibilities or duties with respect to any First Midwest Benefit Plan are and have since the inception of each such Plan been in substantial compliance with, and each such Plan is and has been operated in substantial accordance with, its provisions and in substantial compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") and the Internal Revenue Service under ERISA, the Code or any other applicable law. Notwithstanding the foregoing, no representation is made with respect to compliance by a third party insurance company. No "reportable event" (as defined in Section 4043(b) of ERISA) has occurred with respect to any First Midwest Qualified Plan. Neither First Midwest, any First Midwest Subsidiary nor any First Midwest Benefit Plan has incurred or is reasonably likely to incur any liability for any "prohibited transactions" (as defined in Section 406 of ERISA or Section 4975(a) of the Code), or any liability under Section 601 of ERISA or Section 4980 of the Code that would be material to the financial condition of First Midwest on a consolidated basis.

          (e) Neither First Midwest nor any First Midwest Subsidiary has incurred, nor to the best knowledge of First Midwest or any First Midwest Subsidiary is reasonably likely to incur, any liability under Title IV of ERISA in connection with any Plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by it or by any First Midwest Subsidiary.

          (f) First Midwest and the First Midwest Subsidiaries have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each First Midwest Benefit Plan with the Internal Revenue Service, the PBGC, the Department of Labor, and as prescribed by the Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which would be material to the financial condition of First Midwest on a consolidated basis. Notwithstanding the foregoing, no representation is made with respect to filings by a third party insurance company.

     2.19 COMPLIANCE WITH ENVIRONMENTAL LAWS. (A) Except as set forth in the Disclosure Schedule of First Midwest: (i) to the best of the knowledge of First Midwest, the operations of First Midwest and each of the First Midwest Subsidiaries comply in all material respects with all applicable past and present Environmental Laws (as defined below); (ii) to the best of the knowledge of First Midwest, none of the operations of First Midwest or any First Midwest Subsidiary, no assets presently or formerly owned or leased by First Midwest or any First Midwest Subsidiary and no Mortgaged Premises or a Participating Facility (as defined below) are subject to any judicial or administrative proceedings alleging the violation of any past or present Environmental Law, nor are they the subject of any claims alleging damages to health or property, pursuant to which First Midwest, any First Midwest Subsidiary or any owner of a Mortgaged Premises or a Participating Facility would be liable in law or equity;
(iii) none of the operations of First Midwest or any First Midwest Subsidiary, no assets presently owned or, to the best of the knowledge of First Midwest, formerly owned by First Midwest or any First Midwest Subsidiary, and, to the best of the knowledge of First Midwest, no Mortgaged Premises or

Participating Facility are the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance (as defined below), or any other substance into the environment, nor has First Midwest or any First Midwest Subsidiary, or, to the best of the knowledge of First Midwest, any owner of a Mortgaged Premises or Participating Facility been directed to conduct such investigation, formally or informally, by any governmental agency, nor have any of them agreed with any governmental agency or private person to conduct any such investigation; and (iv) neither First Midwest nor any First Midwest Subsidiary, nor, to the best of the knowledge of First Midwest, any owner of a Mortgaged Premises or a Participating Facility has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of a hazardous or toxic waste or reporting a spill or release of a Hazardous Substance, or any other substance into the environment.

          (b) With respect to (i) the real estate owned (other than OREO) or leased by First Midwest or any First Midwest Subsidiary; (ii) OREO presently or formerly held by First Midwest; (iii) any real estate formerly owned (other than OREO) or leased by First Midwest or any First Midwest Subsidiary (the "First Midwest Premises") to the best of the knowledge of First Midwest: (x) no part of the First Midwest Premises has been used for the generation, manufacture, handling, storage, or disposal of Hazardous Substances; (y) except as set forth in the Disclosure Schedule of First Midwest, the First Midwest Premises do not contain, and have never contained, an underground storage tank; and (z) the First Midwest Premises do not contain and are not contaminated by any quantity of a Hazardous Substance from any source. With respect to any underground storage tank listed in the Disclosure Statement of First Midwest as an exception to the foregoing, to the best of the knowledge of First Midwest, such underground storage tank presently or previously located on the First Midwest Premises is or has been maintained or removed, as applicable, in compliance with Environmental Laws, and has not been the source of any release of a Hazardous Substance into the environment, unless otherwise set forth in the Disclosure Schedule of First Midwest.

          (c) For purposes of this Section, "Mortgaged Premises" shall mean each
(i) real property interest (including without limitation any fee or leasehold interest) which is encumbered or affected by any mortgage, deed of trust, deed to secure debt or other similar document or instrument granting to First Midwest or any First Midwest Subsidiary a lien on or security interest in such real property interest and (ii) any other real property interest upon which is situated assets or other property affected or encumbered by any document or instrument granting to First Midwest or any First Midwest Subsidiary a lien thereon or security interest therein; provided, however, that the term "Mortgaged Premises" shall not include one to four unit single family residences. For purposes of this Section, "Participating Facility" means any property in which First Midwest or any First Midwest Subsidiary participates in the management of such property and, where the context requires, includes the owner or operator of such property. For purposes of this Agreement, "Hazardous Substance" has the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.A.,
(S)9601 et seq., and also
includes any substance now or hereafter regulated by or subject to any Environmental Laws (as defined below) and any other pollutant, contaminant, or waste, including, without limitation, petroleum, asbestos, fiberglass, radon, and polychlorinated biphenyls. For purposes of this Agreement, "Environmental Laws" means all laws (civil or common), ordinances, rules, regulations, guidelines, and orders that: (i) regulate air, water, soil, and solid waste management, including the generation, release, containment, storage, handling, transportation, disposition, or management of any Hazardous Substance; (ii) regulate or prescribe requirements for air, water, or soil quality; (iii) are intended to protect public health or the environment; or (iv) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance.

     2.20 DISCLOSURE SCHEDULE OF FIRST MIDWEST. The Disclosure Schedule of First Midwest contains, and shall be supplemented by First Midwest, as required by Section 5.10 hereof, so as to contain at the Closing Date, in addition to the other instruments, documents, lists and other matters mentioned herein, copies of each of the following documents, certified by an officer of First Midwest to be true and correct copies of such documents on the dates of such certificates.

          (a) Complete and correct copies of the Certificate of Incorporation, Charters and By-laws and specimen certificates of each type of security issued by First Midwest and each First Midwest Subsidiary.

          (b) A list and description of all policies of insurance maintained by First Midwest or any First Midwest Subsidiary and a list and description of all unsettled or outstanding material claims of First Midwest or any First Midwest Subsidiary which have been, or to the best of the knowledge of First Midwest, will be, filed with the companies providing insurance coverage for First Midwest or any First Midwest Subsidiary (except for routine claims for health benefits).

          (c) All judgments, orders, injunctions, court decrees or settlement agreements arising out of or relating to the labor and employment practices or decisions of First Midwest or any First Midwest Subsidiary which, by their terms, continue to bind or affect First Midwest or any First Midwest Subsidiary.

          (d) All orders, decrees, memorandums, agreements or understandings with regulatory agencies binding upon or affecting the current operations of First Midwest or any First Midwest Subsidiary or any of their directors or officers in their capacities as such.

     2.21 DEFAULTS. There has not been any material default in any obligation to be performed by First Midwest or any First Midwest Subsidiary under any material contract or commitment, and neither First Midwest nor any First Midwest Subsidiary has waived, and will not waive prior to the Effective Time, any material right under any material contract or commitment. To the best of the knowledge of First Midwest, no other party to any material contract or commitment is in material default in any material obligation to be performed by such party.

     2.22 MATERIALITY. For purposes of Sections 2.20 and 2.21, a contract, commitment or agreement is material if it involves the payment by or liability (contingent or otherwise) of First Midwest or any First Midwest Subsidiary in any amount in excess of $1,000,000 or if such contract together with other related contracts involving less than $1,000,000 and not listed in the Disclosure Schedule of First Midwest for that reason, exceed $1,000,000 in the aggregate.

     2.23 OPERATIONS SINCE DECEMBER 31, 1994. Between December 31, 1994, and the date hereof, there has not been, except as set forth on the Disclosure Schedule of First Midwest or on any mutually accepted up-date thereof:

          (a) any payment of dividends by First Midwest or any First Midwest Subsidiary or any distribution by any of them, whether directly or indirectly, of any assets of any kind whatsoever, on or in redemption or as the purchase price of, any of their respective capital stocks, or any prepayment of any indebtedness to any stockholder.

          (b) any creation or assumption of indebtedness (including the extension or renewal of any existing indebtedness, or the increase thereof), by First Midwest or any First Midwest Subsidiary for borrowed money, or otherwise, other than in the ordinary course of business, none of which (except those which are being disputed in good faith) is in default;

          (c) the establishment of any new, or increase in the formula for contributions to or benefits under any existing, retirement, pension, profit sharing, stock bonus, savings or thrift plan, or any similar plan of deferred compensation, whether funded or unfunded and whether qualified or unqualified (within the meaning of the Code) by First Midwest or any First Midwest Subsidiary;

          (d) any change in First Midwest's independent auditors, historic methods of accounting (other than as required by generally accepted accounting principles or regulatory accounting principles), or in its system for maintaining its equipment and real estate; or

          (e) any event or condition of any character (other than changes in legal, economic or other conditions which are not specially or uniquely applicable to First Midwest or any First Midwest Subsidiary) materially adversely affecting the business, operations or financial condition of First Midwest on a consolidated basis.

     2.24 UNDISCLOSED LIABILITIES. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, including taxes with respect to or based upon transactions or events heretofore occurring, that are required to be reflected, disclosed or reserved against in the audited consolidated financial statements in accordance with GAAP ("Liabilities") have, in the case of First Midwest and the First Midwest Subsidiaries, been so reflected, disclosed or reserved against in the audited consolidated financial statements of First Midwest as at December 31, 1994 or in the notes thereto, and First Midwest and the First Midwest Subsidiaries have no other liabilities except (a) Liabilities incurred since December 31, 1994 in the ordinary course of business or (b) as disclosed in the Disclosure Schedule of First Midwest.

     2.25 ASSETS. (a) First Midwest and the First Midwest Subsidiaries have good, sufficient and marketable title to their real properties, including leaseholds, and their other assets and properties, all as reflected as owned by First Midwest or any First Midwest Subsidiary in the First Midwest Financial Statement, dated as of December 31, 1994, except for (i) assets and properties disposed of since such date in the ordinary course of business and (ii) liens, none of which, in the aggregate, except as set forth in the Disclosure Schedule of First Midwest, are material to the assets of First Midwest on a consolidated basis. All buildings, structures, fixtures and appurtenances comprising part of the real properties of First Midwest and the First Midwest Subsidiaries (whether owned or leased by First Midwest or any First Midwest Subsidiary) are in good operating condition and have been well maintained, reasonable wear and tear excepted. Title to all real property listed as being owned by First Midwest and the First Midwest Subsidiaries on the Disclosure Schedule of First Midwest is held in fee simple. First Midwest and the First Midwest Subsidiaries have title or other rights to its assets sufficient in all material respects for the conduct of their respective businesses as presently conducted, and, except as set forth in the Disclosure Schedule of First Midwest, free, clear and discharged of, and from any and all liens, charges, encumbrances, security interests and/or equities which are material to First Midwest on a consolidated basis.

          (b) All leases pursuant to which First Midwest or any First Midwest Subsidiary, as lessee, leases real or personal property which are material to the business of First Midwest on a consolidated basis are, to the best of the knowledge of First Midwest, valid, effective, and enforceable against the lessor in accordance with their respective terms. There is not under any of such leases any existing default, or any event which with notice or lapse of time or both would constitute a default, with respect to either First Midwest or any First Midwest Subsidiary, or to the best knowledge of First Midwest, the other party.

     2.26 INDEMNIFICATION. To the best of the knowledge of First Midwest, except as set forth in the Disclosure Schedule of First Midwest, no action or failure to take action by any director, officer, employee or agent of First Midwest or any First Midwest Subsidiary has occurred which would give rise to a claim or a potential claim by any such person for indemnification from First Midwest or any First Midwest Subsidiary under the corporate indemnification provisions of First Midwest or any First Midwest Subsidiary in effect on the date of this Agreement.

     2.27 INSIDER INTERESTS. All outstanding loans and other contractual arrangements (including deposit relationships) between First Midwest or any First Midwest Subsidiary and any officer, director or employee of First Midwest or any First Midwest Subsidiary conform to applicable rules and regulations and requirements of all applicable regulatory agencies which were in effect when such loans and other contractual arrangements were entered into. No officer, director or employee of First Midwest or any First Midwest Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of First Midwest or any First Midwest Subsidiary.

     2.28 POOLING AND TAX. Except as described in Section 5.16 hereof, to the best of the knowledge of First Midwest, neither it nor any First Midwest Subsidiary has engaged in any act that would preclude or adversely affect the Merger from qualifying for "pooling of interests" accounting treatment or as a tax-free or deferred reorganization under Section 368(a) of the Code, and First Midwest knows of no basis or reason why the conditions set forth in Sections 6.01(f) and 6.03(e) will not be satisfied.

                                      III.

                   REPRESENTATIONS AND WARRANTIES OF BANCORP

     Bancorp represents and warrants to First Midwest that:

     3.01  ORGANIZATION.   Bancorp is a corporation duly organized, validly
existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. Bancorp is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Material Adverse Effect on Bancorp or its ability to consummate the transactions contemplated herein or in the Stock Option Agreement (as defined in Section 4.04 hereof). Bancorp has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement (as defined in Section 4.04 hereof) and, upon the approval of all requisite state and federal regulatory agencies and in the case of this Agreement, the stockholders of Bancorp as hereinafter provided, to consummate the transactions contemplated hereby and thereby. Bancorp is duly registered as a savings and loan holding company under HOLA.

     3.02 AUTHORIZATION. The execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and unanimously approved and authorized by Bancorp's Board of Directors, and all necessary corporate action on the part of Bancorp has been taken, subject to the approval of this Agreement by the stockholders of Bancorp. This Agreement has been, and the Stock Option Agreement will be, duly executed and delivered by Bancorp and, subject to the approval, of all requisite state and federal regulatory agencies, and, in the case of this Agreement, the approval by the stockholders of Bancorp, constitute the valid and binding obligations of Bancorp (except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines).

     3.03 CONFLICTS. Subject to the second sentence of this Section 3.03, the execution and delivery of this Agreement and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby, will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any property or assets under any provision of the Certificate of Incorporation or By-laws of Bancorp or similar documents of any Bancorp Subsidiary (as defined in Section 3.07 hereof), or any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Bancorp or any Bancorp Subsidiary or their respective properties, other than any such conflicts, violations or defaults which (i) individually or in the aggregate do not have a Material Adverse Effect on Bancorp, (ii) will be cured or waived prior to the Effective Time or (iii) except as disclosed in the Disclosure Schedule of Bancorp. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to Bancorp in connection with the execution and delivery of this Agreement or the Stock Option Agreement or the consummation by Bancorp of the transactions contemplated hereby or thereby the absence of which would not have a Material Adverse Effect upon Bancorp except for: (a) the filing by First Midwest of an application on Form Y-4 with the Federal Reserve Board under the BHC for prior approval of the transactions contemplated by this Agreement; (b) the filing by First Midwest of an application with the OTS for prior approval of the transactions contemplated by this Agreement; (c) the filing by First Midwest of the Registration Statement with the SEC; (d) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware; (e) the filing of applications with the OCC and the FDIC to consummate the transactions described in Section 1.05 hereof; (f) any filings, approvals or non-action letters with or from state securities authorities; and (g) any anti-trust filings, consents, waivers or approvals.

     3.04 ANTITAKEOVER PROVISIONS INAPPLICABLE. No "business combination," "moratorium," "control share" or other state antitakeover statute or regulation,
(i) prohibits or restricts Bancorp's ability to perform its obligations under this Agreement or the Stock Option Agreement, or its ability to consummate the transactions contemplated hereby and thereby, (ii) would have the effect of invalidating or voiding this Agreement or the Stock Option Agreement, or any provision hereof or thereof, or (iii) would subject First Midwest to any material impediment or condition in connection with the exercise of any of its rights under this Agreement or the Stock Option Agreement. More than two-thirds of the members of the Board of Directors of Bancorp has approved the execution of this Agreement in accordance with Section 203 of the GCL and Article EIGHTH of Bancorp's

Certificate of Incorporation with the result that Section 203 of the GCL and Article EIGHTH of Bancorp's Certificate of Incorporation will not apply to the transactions contemplated herein.

     3.05 CAPITALIZATION AND STOCKHOLDERS. (a) As of the date hereof, the authorized capital stock of Bancorp consists of (i) 4,0000,000 shares of Bancorp Common Stock, $.01 par value, of which no more than 916,496 shares are issued and outstanding and 73,082 shares are held as treasury shares and (ii) 1,000,000 shares of preferred stock, no par value, of which none are issued and outstanding. All of the issued and outstanding shares of Bancorp Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of Bancorp Common Stock are subject to any preemptive rights of the current or past stockholders of Bancorp. Except as set forth in the Disclosure Schedule of Bancorp, all of the issued and outstanding shares of Bancorp Common Stock will be entitled to vote to approve the Agreement. The Bancorp Common Stock is designated as a national market system security on an interdealer quotation system by the NASD and, as a consequence, stockholders of Bancorp are not entitled to appraisal rights under
Section 262 of the GCL.

          (b) As of April 30, 1995, Bancorp had reserved 100,100 shares of Bancorp Common Stock for issuance under stock option plans for the benefit of employees and directors of Bancorp, pursuant to which options ("Bancorp Stock Options) covering 73,082 shares of Bancorp Common Stock were outstanding as of March 31, 1995 (the "Bancorp Stock Option Plans). As of April 30, 1995, 10,626 shares of Bancorp Common Stock were outstanding under Bancorp's recognition and retention plans and trusts. Except as set forth in this Section and except as provided under the Stock Option Agreement, there are no shares of capital stock or other equity securities of Bancorp outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Bancorp, or contracts, commitments, understandings, or arrangements by which Bancorp is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. Each Bancorp Stock Option is exercisable as of the date hereof and has an exercise price of $9.09 per share.

          (c) The Disclosure Schedule of Bancorp accurately identifies the names and addresses of all of the stockholders who, to Bancorp's knowledge, beneficially own more than 5% of the shares of Bancorp Common Stock and the number of shares of Common Stock of Bancorp held by each such stockholder and by each director and senior officer of Bancorp. From the date hereof until the Effective Time, Bancorp shall, upon request, provide First Midwest with a complete list of all of its stockholders of record, including the names, addresses and number of shares of Bancorp Common Stock held by each stockholder. Without the advance written consent of Bancorp, First Midwest will not disclose or make use of the information provided by Bancorp pursuant hereto except as may be required in connection with regulatory or other filings permitted by this Agreement, the mailing of the Proxy Statement or as is otherwise specifically permitted by this Agreement.

     3.06 BANCORP FINANCIAL STATEMENTS; MATERIAL CHANGES. Bancorp has heretofore delivered to First Midwest its audited, consolidated financial statements for the years ended June 30, 1994, June 30, 1993, and June 30, 1992, and Bancorp's unaudited consolidated financial statements for the quarters ended September 30, 1994, and December 31, 1994 (the "Bancorp Financial Statements"). The Bancorp Financial Statements (x) are true and correct in all material respects; (y) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, except in the case of the unaudited consolidated financial statements for the absence of footnotes and for normal and recurring year-end adjustments which are not material); and (z) fairly present the consolidated financial position of Bancorp as of the dates thereof and the consolidated results of its operations, stockholders' equity and changes in financial position for the periods then ended. Since December 31, 1994 to the date hereof, Bancorp and the Bancorp Subsidiaries have not undergone or suffered any changes in their respective condition (financial or otherwise), properties, assets, liabilities, business or operations which have been, in any case or in the aggregate, materially adverse to Bancorp on a consolidated basis except as disclosed on the Disclosure Schedule of Bancorp. No facts or circumstances have been discovered from which it reasonably appears that there is a significant risk and reasonable probability that Bancorp will suffer or experience a Material Adverse Effect.

     3.07 BANCORP SUBSIDIARIES. (a) All of the Bancorp Subsidiaries as of the date of this Agreement are listed on the Disclosure Schedule of Bancorp. Bancorp owns directly or indirectly all of the issued and outstanding shares of capital stock of the Bancorp Subsidiaries. The Disclosure Schedule of Bancorp accurately identifies the number of shares of authorized and outstanding capital stock of the Bancorp Subsidiaries. Except as set forth in the Disclosure Schedule of Bancorp, neither Bancorp nor the Bancorp Subsidiaries owns directly or indirectly any debt or equity securities, or other proprietary interest in any other corporation, joint venture, partnership, entity, association or other business. A summary of the investment securities acquired in the ordinary course of business as of April 30, 1995 will be set forth on the Disclosure Schedule of Bancorp. No capital stock of any of the Bancorp Subsidiaries is or may become required to be issued (other than to Bancorp) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any Bancorp Subsidiary. There are no contracts, commitments, understandings or arrangements relating to the rights of Bancorp to vote or to dispose of shares of the capital stock of a Bancorp Subsidiary. All of the shares of capital stock of each Bancorp Subsidiary held by Bancorp or a Bancorp Subsidiary are fully paid and non-assessable and are owned by Bancorp free and clear of any claim, lien or encumbrance, except as disclosed on the Disclosure Schedule of Bancorp.

          (b) Each Bancorp Subsidiary is either a stock savings bank or a corporation and is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to so qualify, either individually or in the aggregate, would not have a Material Adverse Effect on Bancorp or its ability to consummate the transactions contemplated herein or in the Stock Option Agreement. Each Bancorp Subsidiary has the corporate power and authority necessary for it to own, operate or lease its assets, properties and business and to carry on its business substantially as they have been and are now being conducted.

          (c) For purposes of this Agreement, "Bancorp Subsidiaries" shall mean all those corporations, banks, savings banks, associations, and other entities of which Bancorp owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired in good faith through foreclosure, or any such entity to the extent that the equity securities of such entity are owned or controlled in a bona fide fiduciary capacity, through a small business investment corporation, or otherwise as an investment by an entity that invests in unaffiliated companies in the ordinary course of business.

          (d) The conversion of Citizens Federal from the mutual to stock form of organization and the concurrent holding company formation (the "Conversion") was conducted and effectuated in accordance with all applicable laws, rules and regulations, and pursuant to all terms and conditions of regulatory approvals. Neither Bancorp nor Citizens Federal incurred any federal or state tax liability as a result of the Conversion. Set forth on the Disclosure Schedule of Bancorp is a true and correct copy of the tax opinion issued by Silver, Freedman & Taff, L.L.P., in connection with the Conversion. Citizens Federal is a member in good standing of the Federal Home Loan Bank System. All eligible deposit accounts issued by Citizens Federal are insured by the FDIC through the Savings Association Insurance Fund ("SAIF") to the full extent permitted under applicable laws. Citizens Federal is, and at all times since June 1, 1990 has been, a "qualified thrift lender" (as that term is used in Section 10(m) of HOLA). The liquidation account established by Citizens Federal in connection with the Conversion has been maintained since its establishment in accordance with applicable laws and the records with respect to said account are complete and accurate in all material respects. None of the transactions contemplated by this Agreement would constitute a complete liquidation of Citizens Federal so as to require the distribution of such liquidation account of Citizens Federal to any existing or former savings or demand account holders of Citizens Federal.

     3.08 BANCORP FILINGS. Bancorp has previously made available, or will make available prior to the Effective Time, to First Midwest true and complete copies of its (i) proxy statements relating to all meetings of stockholders (whether special or annual) (of Bancorp or Citizens Federal) during the calendar years 1993, 1994 and 1995 and (ii) all other reports, as amended, or filings, as amended, required to be filed under the Securities Act by Bancorp with the SEC or the OTS since January 1, 1992 including without limitation Forms 10-K, Forms 10-Q and Forms 8-K.

     3.09 BANCORP REPORTS. Since January 1, 1990, or the date of acquisition by Bancorp if later, each of Bancorp and the Bancorp Subsidiaries has filed, and will continue to file, all reports and statements, together with any amendment required to be made with respect thereto, that it was, or will be, required to file with (i) the SEC, including, but not limited to its Registration Statement on Form S-1, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) the OTS, (iii) the Federal Home Loan Bank Board, (iv) the Federal Savings and Loan Insurance Corporation (v) the FDIC, (vi) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material), and (vii) the NASD. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by the Internal Revenue Service, state and local taxing authorities, the OTS or the FDIC in the regular course of the business of Bancorp or the Bancorp Subsidiaries, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of Bancorp, investigation into the business or operations of Bancorp or the Bancorp Subsidiaries within the past five (5) years except as set forth on the Disclosure Schedule of Bancorp. There is no unresolved violation, criticism or exception by the SEC, the OTS, the FDIC or other agency, commission or entity with respect to any report or statement referred to herein that has or is expected to have a Material Adverse Effect on Bancorp.

     3.10 COMPLIANCE WITH LAWS. (a) Except as disclosed in the Disclosure Schedule of Bancorp, the businesses of Bancorp and the Bancorp Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental entity, including, without limitation, any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by Bancorp or any Bancorp Subsidiary, except for possible violations which either singly or in the aggregate do not and, insofar as reasonably can be foreseen in the future, will not have a Material Adverse Effect on Bancorp.

          (b) The policies, programs and practices of Bancorp and the Bancorp Subsidiaries relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable laws, orders, regulations, public policies and ordinances governing employment and terms and conditions of employment. There are no disputes, claims, or charges, pending or, to Bancorp's knowledge, threatened, against Bancorp or any Bancorp Subsidiary alleging breach of any express or implied employment contract or commitment, or material breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and, to the best of the knowledge of Bancorp, there is no basis for any valid claim or charge with regard to such matters.

          (c) Except as disclosed in the Disclosure Schedule of Bancorp, no investigation or review by any governmental entity with respect to Bancorp or any Bancorp Subsidiary is pending or, to the best of the knowledge of Bancorp, threatened, nor has any governmental entity indicated to Bancorp an intention to conduct the same, other than normal bank regulatory examinations and those the outcome of which will not have a Materially Adverse Effect on Bancorp.

          (d) Bancorp and each of the Bancorp Subsidiaries, where applicable, is in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder. As of the date of this Agreement, Bancorp has not been advised of the existence of any act or circumstance or set of facts or circumstances which, if true, would cause Bancorp or any of the Bancorp Subsidiaries to fail to be in substantial compliance with such provisions. None of the Bancorp Subsidiaries have received a rating from the applicable regulatory authority which is less than "satisfactory" since January 1, 1992.

     3.11 DISCLOSURE. None of the information supplied by Bancorp for inclusion in the Proxy Statement or in the Registration Statement, will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the meeting of Bancorp stockholders to be held in connection with the Merger or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.12 LITIGATION. Except as disclosed in amendment number 1 to the Disclosure Schedule of Bancorp (which will be delivered by Bancorp to First Midwest within thirty (30) days of the date hereof), there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best of the knowledge of Bancorp, threatened against or affecting Bancorp or any Bancorp Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which is seeking damages against Bancorp, any Bancorp Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, in excess of $25,000, or which would materially affect the ability of Bancorp to consummate the transactions contemplated herein or in the Stock Option Agreement or which is seeking to enjoin consummation of the transactions provided for herein or in the Stock Option Agreement or to obtain other relief in connection with this Agreement or the Stock Option Agreement or the transactions contemplated hereby or thereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Bancorp or any Bancorp Subsidiary or any of their respective officers, directors, employees or agents, in their capacities as such, having, or which, insofar as reasonably can be foreseen in the future, would have any such effect.

     3.13 LICENSES. Bancorp and the Bancorp Subsidiaries hold all licenses, certificates, permits, franchises and all patents, trademarks, service marks, trade names, copyrights or rights thereto, and adequate authorizations, approvals, consents, licenses, clearances and orders or registrations with all appropriate federal, state or other authorities that are material to the conduct of their respective businesses as now conducted and as presently proposed to be conducted.

     3.14 TAXES. (a) Except as disclosed in the Disclosure Schedule of Bancorp, Bancorp and the Bancorp Subsidiaries have each timely filed all tax and information returns required to be filed and have paid (or Bancorp has paid on behalf of its Subsidiaries), or have accrued on their respective books and set up an adequate reserve for the payment of, all taxes reflected on such returns as required to be paid in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof. Neither Bancorp nor any Bancorp Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against Bancorp or any Bancorp Subsidiary that have not been resolved or settled and no requests for waivers of the time to assess any such tax are pending or have been agreed to. The income tax returns of Bancorp and Citizens Federal have not been audited by either the Internal Revenue Service, the Illinois Department of Revenue or the Iowa Department of Revenue for any of the last nine (9) years. Neither Bancorp nor any Bancorp Subsidiary is a party to any action or proceeding by any governmental authority for the assessment or the collection of taxes. Deferred taxes of Bancorp have been accounted for in accordance with generally accepted accounting principles.

          (b) Bancorp has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code) where Bancorp was not the common parent of the group. Neither Bancorp nor any Bancorp Subsidiary is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than Bancorp or a Bancorp Subsidiary.

          (c) Bancorp and the Bancorp Subsidiaries have each withheld amounts from its employees, stockholders or holders of public deposit accounts in compliance with the tax withholding provisions of applicable federal, state and local laws, has filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made and, except as set forth in the Disclosure Schedule of Bancorp, has notified all employees, stockholders and holders of public deposit accounts of their obligations to file all forms, statements or reports with it in accordance with applicable federal, state and local tax laws and has taken reasonable steps to insure that such employees, stockholders and holders of public deposit accounts have filed all such forms, statements and reports with it.

     3.15 INSURANCE. Bancorp and the Bancorp Subsidiaries maintain insurance with an insurer which in the best judgment of management of Bancorp is sound and reputable, on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by prudent corporations engaged in the same or similar businesses. Bancorp and the Bancorp Subsidiaries maintain in effect all insurance required to be carried by law or by any agreement by which they are bound. All material claims under all policies of insurance maintained by Bancorp and the Bancorp Subsidiaries have been filed in due and timely fashion. Neither Bancorp nor any Bancorp Subsidiary has had an insurance policy cancelled by the issuer of the policy within the past five (5) years.

     3.16 LOANS; INVESTMENTS. (a) Except as otherwise disclosed in the Disclosure Schedule of Bancorp, each material loan reflected as an asset on the Bancorp Financial Statement, dated as of December 31, 1994, is evidenced by appropriate and sufficient documentation and constitutes, to the best of the knowledge of Bancorp, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines; to the best of the knowledge of Bancorp, no obligor named therein is seeking to avoid the enforceability of the terms of any loan under any such laws or equitable principles or doctrines and no loan is subject to any defense, offset or counterclaim. All such loans originated by Bancorp or a Bancorp Subsidiary, and to the best of the knowledge of Bancorp, all such loans purchased by Bancorp or a Bancorp Subsidiary, were made or purchased in accordance with customary lending standards of Bancorp and in the ordinary course of business of Bancorp. Except as set forth in the Disclosure Schedule of Bancorp, all such loans are, and at the Effective Time will be, free and clear of any security interest, lien, encumbrance or other charge, and Bancorp and each Bancorp Subsidiary have complied, and at the Effective Time will have complied, in all material respects, with all laws and regulations relating to such loans. Except as set forth in the Disclosure Schedule of Bancorp, there are no loans or other assets of Bancorp or any Bancorp Subsidiary in excess of $25,000 that have been classified by examiners or others as "Other Assets Specially Mentioned," "Substandard," "Doubtful" or "Loss" as of March 31, 1995. Set forth on Disclosure Schedule of Bancorp is a complete list of Bancorp's REO as of March 31, 1995.

          (b) All guarantees of indebtedness owed to Bancorp or any Bancorp Subsidiary, including but not limited to those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are, to the best of the knowledge of Bancorp, valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines and except as would not be material to Bancorp on a consolidated basis.

          (c) In originating, underwriting, servicing, and discharging loans, mortgages, land contracts, and contractual obligations relating thereto, either for their own account or for the account of others, Bancorp and the Bancorp Subsidiaries have complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to such servicing, except where the failure to comply would not have a Material Adverse Effect on Bancorp.

          (d) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Bancorp or any of Bancorp Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to the best knowledge of Bancorp, in accordance with then customary practice and applicable rules, regulations and policies of bank regulatory authorities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations and are in full force and effect. Bancorp and the Bancorp Subsidiaries have duly performed in all material respects all of their respective obligations thereunder to the extent that such obligations to perform have accrued, and to the best knowledge of Bancorp, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. None of the transactions contemplated by this Agreement would permit: (i) a counterparty under any interest rate swap, cap, floor and option agreement or any other interest rate risk management agreement; or (ii) any party to the mortgage backed security financing arrangements described in footnote 2 to the Bancorp Financial Statements, dated June 30, 1994, to accelerate, discontinue, terminate or otherwise modify any such agreement or arrangement or would require Bancorp or any Bancorp Subsidiary to recognize any gain or loss with respect to such arrangement (exclusive of the inability of First Midwest to retain the funding of such activities from the Federal Home Loan Bank).

          (e) Except as set forth in the Disclosure Schedule of Bancorp and except for pledges to secure public and trust deposits, none of the investments reflected in the Bancorp Financial Statement, dated as of June 30, 1994, under the heading "Investment

Securities," and none of the investments made by Bancorp since June 30, 1994, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of Bancorp freely to dispose of such investment at any time. With respect to all material repurchase agreements to which Bancorp or any Bancorp Subsidiary is a party, Bancorp or such Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Except as set forth in the Disclosure Schedule of Bancorp and except for transactions aggregating less than $25,000, neither Bancorp nor any Bancorp Subsidiary has sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or other person has the right, either conditionally or absolutely, to require Bancorp or any Bancorp Subsidiary to repurchase or otherwise reacquire any such assets. Set forth on the Disclosure Schedule of Bancorp is a complete and accurate list of each investment and debt security, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell owned by Bancorp or any Bancorp Subsidiary, showing as of March 31, 1995, the carrying values and estimated fair values of investment and debt securities, the gross carrying value and estimated fair value of the mortgage-backed and related securities and the estimated cost and estimated fair value of the marketable equity securities.

          (f) All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as "held to maturity" and "available for sale" held by Bancorp and the Bancorp Subsidiaries, as reflected in the Bancorp Financial Statement, dated December 31, 1994, were classified and accounted for in accordance with F.A.S.B. 115 and the intentions of management.

     3.17 ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the Bancorp Financial Statement, dated as of December 31, 1994 (and as shown on any financial statements to be delivered by Bancorp to First Midwest pursuant to Section 5.07 hereof), to the best of the knowledge of Bancorp, as of such date was (and will be as of such subsequent financial statement dates) adequate in all respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, on loans outstanding, and contained an additional amount of unallocated reserves for unanticipated future losses at a level considered adequate under the standards applied by applicable federal and/or state regulatory authorities and based upon generally accepted practices applicable to financial institutions. To the best of the knowledge of Bancorp, the aggregate principal amount of loans contained (or will contain) in the loan portfolio of Bancorp as of December 31, 1994 (and as of the dates of any financial statements to be delivered by Bancorp to First Midwest pursuant to Section 5.07 hereof), in excess of such reserve, was (and will be) fully collectible.

     3.18 BANCORP BENEFIT PLANS. (a) The Bancorp Disclosure Schedule contains a list and a true and correct copy (or, a description with respect to any oral employee benefit plan, practice, policy or arrangement), including all amendments thereto, of each compensation, consulting, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, recognition and retention, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of Bancorp or any Bancorp Subsidiary or their respective beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA, which Bancorp or any Bancorp Subsidiary maintains, to which Bancorp or any Bancorp Subsidiary contributes, or under which any employee, former employee, director or former director of Bancorp or any Bancorp Subsidiary is covered or has benefit rights and pursuant to which any liability of Bancorp or any Bancorp Subsidiary exists or is reasonably likely to occur (the "Bancorp Benefit Plans"), and current summary plan description, trust agreement, and insurance contracts and IRS Form 5500 or 5500-C with respect thereto. Except as set forth in the Disclosure Schedule of Bancorp, Bancorp neither maintains nor has entered into any Bancorp Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of Bancorp or any Bancorp Subsidiary or their respective beneficiaries, or other provisions, which would cause an increase in the liability of Bancorp or any Bancorp Subsidiary or to First Midwest as a result of the transactions contemplated by this Agreement or any related action thereafter (a "Change in Control Benefit"). The term "Bancorp Benefit Plans" as used herein refers to all plans contemplated under the preceding sentences of this Section 3.18, provided that the term "Plan" or "Plans" is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. Except as disclosed in the Disclosure Schedule of Bancorp, no Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA. All payments and other compensation paid or payable by Bancorp or any Bancorp Subsidiary under this Agreement, any Bancorp Benefit Plan or otherwise, to or for the benefit of any employee or director of Bancorp or any Bancorp Subsidiary, are in compliance with all applicable rules, regulations and bulletins promulgated by the OTS.

          (b) Each of the Bancorp Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code ("Bancorp Qualified Plans") has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code, or an application for determination of such qualification has been timely made to the Internal Revenue Service prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter or pending application is included in the Disclosure Schedule of Bancorp), and, to the best of Bancorp's knowledge, there exist no circumstances likely to materially adversely affect the qualified status of any such Bancorp Qualified Plan. All such Bancorp Qualified Plans established or maintained by Bancorp or the Bancorp Subsidiaries or to which Bancorp or the Bancorp Subsidiaries contribute are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Effective Time) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such Bancorp Qualified Plans. No Bancorp Qualified Plan is a defined benefit pension plan, which is subject to Title IV of ERISA. All accrued contributions and other payments required to be made by Bancorp or any Bancorp Subsidiary to any Bancorp Benefit Plan through December 31, 1994, have been made or reserves adequate for such purposes as of December 31, 1994, have been set aside therefor and reflected in the Bancorp Financial Statement, dated as of December 31, 1994. Neither Bancorp nor any Bancorp Subsidiary is in material default in performing any of its respective contractual obligations under any of the Bancorp Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such plan and their beneficiaries in accordance with the terms of such Plan and the liabilities of the Bancorp Employee Stock Ownership Plan related to the loan outstanding thereunder and evidenced by a term note, dated July 1, 1992, in the principal amount of $500,000 (the "ESOP Loan"). The Disclosure Schedule of Bancorp includes a true and correct copy of the term note and all agreements relating thereto.

          (c) There is no pending or, to the best knowledge of Bancorp, threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the Bancorp Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by Bancorp or any Bancorp Subsidiary which allege violations of applicable state or federal law which are reasonably likely to result in a liability on the part of Bancorp or any Bancorp Subsidiary or any such Plan.

          (d) Bancorp and the Bancorp Subsidiaries and all other persons having fiduciary or other responsibilities or duties with respect to any Bancorp Benefit Plan are and have since the inception of each such Plan been in substantial compliance with, and each such Plan is and has been operated in substantial accordance with, its provisions and in substantial compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the PBGC and the Internal Revenue Service under ERISA, the Code or any other applicable law. Notwithstanding the foregoing, no representation is made with respect to compliance by a third party insurance company. No "reportable event" (as defined in Section 4043(b) of ERISA) has occurred with respect to any Bancorp Benefit Plan. No Bancorp Benefit Plan has engaged in or been a party to a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975(c) of the Code). All Bancorp Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Section 601 of ERISA.

          (e) Neither Bancorp nor any Bancorp Subsidiary has incurred, nor to the best knowledge of Bancorp or any Bancorp Subsidiary is reasonably likely to incur, any liability under Title IV of ERISA in connection with any Plan subject to the provisions of

Title IV of ERISA now or heretofore maintained or contributed to by it or by any Bancorp Subsidiary.

          (f) Neither Bancorp nor any Bancorp Subsidiary has made any payments, or is or has been a party to any agreement or any Bancorp Benefit Plan, that under any circumstances could obligate it to make payments that are or will not be deductible because of Sections 162(m) or 280G of the Code.

          (g) The Disclosure Schedule of Bancorp describes any obligation that Bancorp or any Bancorp Subsidiary has to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of retirees, other former employees or directors and dependents entitled to such coverages and their ages.

          (h) The Disclosure Schedule of Bancorp lists: (i) each officer of Bancorp and any Bancorp Subsidiary and each director of Bancorp who is eligible to receive a Change in Control Benefit, showing the amount of each such Change in Control Benefit, estimated compensation for 1995 based upon compensation received to the date of this Agreement, and the individual's rate of compensation in effect on the date of this Agreement, the individual's participation in any bonus or other employee benefit plan, and such individual's compensation from Bancorp or any Bancorp Subsidiary for each of the calendar years 1990 through 1994 as reported by Bancorp or a Bancorp Subsidiary on Form W-2 or Form 1099; (ii) each other employee of Bancorp or the Bancorp Subsidiaries who may be eligible for a Change in Control Benefit, showing the number of years of service of each such employee together with his or her estimated compensation for 1995; (iii) a listing of each Bancorp Stock Option, showing the holder thereof, the number of shares, the exercise price per share and a copy of the option agreements relating thereto; and (iv) a listing of each Recognition and Retention Plan and Trust, and the participants therein, showing the number of outstanding shares of Bancorp Common Stock credited to each participant, the vesting dates thereof and the number of unallocated shares of Bancorp Common Stock held by such trusts and (v) each officer or director for whom a deferred compensation agreement is maintained, showing the amounts due thereunder and the payment schedule thereof, and the amounts accrued in the Bancorp Financial Statement, dated December 31, 1994.

          (i) Bancorp and the Bancorp Subsidiaries have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Bancorp Benefit Plan with the Internal Revenue Service, the PBGC, the Department of Labor, as prescribed by the Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which would be material to the financial condition of Bancorp on a consolidated basis. Notwithstanding the foregoing, no representation is made with respect to filings by a third party insurance company.

     3.19 COMPLIANCE WITH ENVIRONMENTAL LAWS. (A) Except as set forth in the Disclosure Schedule of Bancorp: (i) to the best of the knowledge of Bancorp, the operations of Bancorp and each of the Bancorp Subsidiaries comply in all material respects with all applicable past and present Environmental Laws; (ii) to the best of the knowledge of Bancorp, none of the operations of Bancorp or any Bancorp Subsidiary, no assets presently or formerly owned or leased by Bancorp or any Bancorp Subsidiary and no Mortgaged Premises or Participating Facility (as defined below) are subject to any judicial or administrative proceedings alleging the violation of any past or present Environmental Law, nor are they the subject of any claims alleging damages to health or property, pursuant to which Bancorp, any Bancorp Subsidiary or any owner of a Mortgaged Premises or a Participating Facility would be liable in law or equity; (iii) none of the operations of Bancorp or any Bancorp Subsidiary, no assets presently owned or, to the best of the knowledge of Bancorp, formerly owned by Bancorp or any Bancorp Subsidiary, and, to the best of the knowledge of Bancorp, no Mortgaged Premises or a Participating Facility are the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance, or any other substance into the environment, nor has Bancorp or any Bancorp Subsidiary, or, to the best of the knowledge of Bancorp, any owner of a Mortgaged Premises or a Participating Facility been directed to conduct such investigation, formally or informally, by any governmental agency, nor have any of them agreed with any governmental agency or private person to conduct any such investigation; and (iv) neither Bancorp nor any Bancorp Subsidiary, nor, to the best of the knowledge of Bancorp, any owner of a Mortgaged Premises or a Participating Facility has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance, or any other substance into the environment.

          (b) With respect to (i) the real estate owned (other than REO) or leased by Bancorp or any Bancorp Subsidiary; (ii) to the best of Bancorp's knowledge, REO presently or formerly held by Bancorp; and (iii) to the best of Bancorp's knowledge, any real estate formerly owned (other than REO) or leased by Bancorp or any Bancorp Subsidiary (the "Bancorp Premises"): (x) no part of the Bancorp Premises has been used for the generation, manufacture, handling, storage, or disposal of Hazardous Substances; (y) except as disclosed in the Disclosure Schedule of Bancorp, the Bancorp Premises do not contain, and have never contained, an underground storage tank; and (z) the Bancorp Premises do not contain and are not contaminated by any quantity of a Hazardous Substance from any source. With respect to any underground storage tank listed in the Disclosure Statement of Bancorp as an exception to the foregoing, to the best of the knowledge of Bancorp, such underground storage tank presently or previously located on the Bancorp Premises is or has been maintained or removed, as applicable, in compliance with Environmental Laws, and has not been the source of any release of a Hazardous Substance into the environment, unless otherwise set forth in the Disclosure Schedule of Bancorp.

          (c) For purposes of this Section, "Mortgaged Premises" shall mean each
(i) real property interest (including without limitation any fee or leasehold interest) which is encumbered or affected by any mortgage, deed of trust, deed to secure debt or other similar document or instrument granting to Bancorp or any Bancorp Subsidiary a lien on or security interest in such real property interest and (ii) any other real property interest upon which is situated assets or other property affected or encumbered by any document or instrument granting to Bancorp or any Bancorp Subsidiary a lien thereon or security interest therein; provided, however, that the term "Mortgaged Premises" shall not include one to four unit single family residences. For purposes of this Section, "Participating Facility" means any property in which Bancorp or any Bancorp Subsidiary participates in the management of such property and, where the context requires, includes the owner or operator of such property. For purposes of this Agreement, "Hazardous Substance" has the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.A., (S)9601 et seq., and also includes any substance now or hereafter regulated by or subject to any Environmental Laws (as defined below) and any other pollutant, contaminant, or waste, including, without limitation, petroleum, asbestos, fiberglass, radon, and polychlorinated biphenyls. For purposes of this Agreement, "Environmental Laws" means all laws (civil or common), ordinances, rules, regulations, guidelines, and orders that: (i) regulate air, water, soil, and solid waste management, including the generation, release, containment, storage, handling, transportation, disposition, or management of any Hazardous Substance; (ii) regulate or prescribe requirements for air, water, or soil quality; (iii) are intended to protect public health or the environment; or (iv) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance.

     3.20  DISCLOSURE SCHEDULE OF BANCORP. The Disclosure Schedule of
Bancorp contains, and shall be supplemented by Bancorp, as required by Section
5.10 hereof, so as to contain at the Closing Date, in addition to the other instruments, documents, lists and other matters mentioned herein, copies of each of the following documents, certified by an officer of Bancorp to be true and correct copies of such documents on the dates of such certificates.

          (a) A list and description of each outstanding loan agreement, mortgage, pledge agreement or other similar document or commitments to extend credit to any officer or director of Bancorp or any Bancorp Subsidiary, as well as a listing of all deposits or deposit surrogates, including the amount, type and interest being paid thereon, to which Bancorp or any Bancorp Subsidiary is a party under which it may (contingently or otherwise) have any liability involving any officer or director of Bancorp or a Bancorp Subsidiary.

          (b) A list and description of each outstanding letter of credit and each commitment to issue a letter of credit in excess of $25,000 to which Bancorp or any Bancorp Subsidiary is a party and/or under which it may (contingently or otherwise) have any liability.

          (c) A list and description of each material contract or agreement (not otherwise included in the Disclosure Schedule of Bancorp or specifically excluded therefrom in accordance with the terms of this Agreement) involving goods, services or occupancy and which (i) has a term of more than six months; (ii) cannot be terminated on thirty days (or less) written notice without penalty; and (iii) involves an annual expenditure by Bancorp or any Bancorp Subsidiary in excess of $25,000.

          (d) A list and description of each contract or commitment (other than Permitted Liens as defined in Section 3.24(c)) hereof affecting ownership of, title to, use of, or any interest in real estate which is currently owned by Bancorp or any Bancorp Subsidiary, and a list and description of all real estate owned, leased or licensed by Bancorp or any Bancorp Subsidiary.

          (e) A list of all fees, salaries, bonuses and other forms of compensation including but not limited to, country club memberships, automobiles available for personal use, and credit cards available for personal use, provided by Bancorp or any Bancorp Subsidiary to any employee, officer, or director or former employee, officer or director of Bancorp or any Bancorp Subsidiary who earned in excess of $25,000 in 1994.

          (f) A list and description of each material commitment made by Bancorp or any Bancorp Subsidiary to or with any director, officer or employee of Bancorp or any Bancorp Subsidiary extending for a period of more than three months from the date hereof or providing for earlier termination only upon the payment of a penalty or equivalent thereto.

          (g) Complete and correct copies of the Certificate of Incorporation, Charters and By-laws and specimen certificates of each type of security issued by Bancorp and each Bancorp Subsidiary.

          (h) A list and description of each other contract or commitment providing for payment based in any manner upon outstanding loans or profits of Bancorp or any Bancorp Subsidiary.

          (i) A list and description of all powers of attorney granted by Bancorp or any Bancorp Subsidiary which are currently in force.

          (j) A list and description of all policies of insurance currently maintained by Bancorp or any Bancorp Subsidiary and a list and description of all unsettled or outstanding claims of Bancorp or any Bancorp Subsidiary which have been, or to the best of the knowledge of Bancorp, will be, filed with the companies providing insurance coverage for Bancorp or any Bancorp Subsidiary (except for routine claims for health benefits). A list and description of all policies of insurance maintained by Bancorp or any Bancorp Subsidiary during the past five (5) years will be provided to First Midwest by Bancorp in amendment number 1 to the Disclosure Schedule of Bancorp.

          (k) A copy of any collective bargaining agreement to which Bancorp or any Bancorp Subsidiary is a party and all affirmative action plans or programs covering employees of Bancorp or any Bancorp Subsidiary, as well as all employee handbooks, policy manuals, rules and standards of employment promulgated by Bancorp or any Bancorp Subsidiary.

          (l) Each lease or license with respect to real or personal property, whether as lessor, lessee, licensor or licensee, with annual rental or other payments due thereunder in excess of $25,000 to which Bancorp or any Bancorp Subsidiary is a party, which does not expire within six months from the date hereof and cannot be terminated upon thirty days (or less) written notice without penalty.

          (m) All employment, consulting and professional services contracts to which Bancorp or any Bancorp Subsidiary is a party.

          (n) All judgments, orders, injunctions, court decrees or settlement agreements arising out of or relating to the labor and employment practices or decisions of Bancorp or any Bancorp Subsidiary which, by their terms, continue to bind or affect Bancorp or any Bancorp Subsidiary.

          (o) All orders, decrees, memorandums, agreements or understandings with regulatory agencies binding upon or affecting the current operations of Bancorp or any Bancorp Subsidiary or any of their directors or officers in their capacities as such.

          (p) All trademarks, trade names, service marks, patents, or copyrights, whether registered or the subject of an application for registration, which are owned by Bancorp or any Bancorp Subsidiary or licensed from a third party (excluding computer software programs, source codes and related materials, all of which as of the Effective Time will be listed on the Disclosure Schedule of Bancorp);

          (q) All policies formally adopted by the Board of Directors of Bancorp or any Bancorp Subsidiary as currently in effect and, with respect to environmental matters, copies of all policies that have been in effect during the last five (5) years regarding the performance of environmental investigations of properties accepted as collateral for loans, including the effective dates of all such policies.

          (r) All other agreements to which Bancorp or any Bancorp Subsidiary is a party (which do not expire within six months from the date hereof and cannot be terminated upon thirty days (or less) written notice without penalty) which individually during its term could commit Bancorp or any Bancorp Subsidiary to an expenditure (either individually or through a series of installments) in excess of $25,000 or which create a material right or benefit to receive payments, goods or services not referred to elsewhere in this Section 3.21 including without limitation:

             (i) all agreements of guaranty or indemnification running to any person;

             (ii) all agreements containing any covenant limiting the right of Bancorp or any Bancorp Subsidiary to engage in any line of business or to compete with any person;

              (iii) all agreements with respect to licenses, permits and similar matters that are necessary to the operations of Bancorp or any Bancorp Subsidiary (excluding computer software programs, source codes and related materials, all of which as of the Effective Time will be listed on the Disclosure Schedule of Bancorp);

             (iv) all agreements which require the consent or approval of any other party in order to consummate the Merger;

             (v) all agreements relating to the servicing of loans and all mortgage forward commitments and similar agreements pursuant to which Bancorp or any Bancorp Subsidiary sells to others mortgages which it originates;

             (vi) all contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities and all interest rate swap agreements or other agreements relating to the hedging of interest rate risks and all agreements or arrangements described in Section 3.16 (d) hereof; and

             (vii) all contracts or agreements (with the exception of the Freddie Mac Seller's Guide), including but not limited to contracts or agreements pursuant to which Bancorp or any Bancorp Subsidiary has sold, transferred, assigned or agreed to service any loan, which provide for any recourse or indemnification obligation on the part of Bancorp or any Bancorp Subsidiary; the name and address of each person which might or could be entitled to recourse against or indemnification from Bancorp or any Bancorp Subsidiary; and the monetary amount of each actual or potential recourse or indemnification obligation under each such contract or agreement.

     3.21 DEFAULTS. There has not been any material default in any obligation to be performed by Bancorp or any Bancorp Subsidiary under any material contract or commitment, and neither Bancorp nor any Bancorp Subsidiary has waived, and will not waive prior to the Effective Time, any material right under any material contract or commitment. To the best of the knowledge of Bancorp, no other party to any material contract or commitment is in material default in any material obligation to be performed by such party.

     3.22 MATERIALITY. For purposes of Sections 3.20 and 3.21, a contract, commitment or agreement is material if it involves the payment by or liability (contingent or otherwise) of Bancorp or any Bancorp Subsidiary in any amount in excess of $25,000 or if such contract together with other related contracts involving less than $25,000 and not listed in the Disclosure Schedule of Bancorp for that reason, exceed $25,000 in the aggregate.

     3.23 OPERATIONS SINCE JUNE 30, 1994. Between June 30, 1994, and the date hereof, there has not been, except as set forth on the Disclosure Schedule of Bancorp or on any mutually accepted up-date thereof:

          (a) any increase in the compensation payable or to become payable by Bancorp or any Bancorp Subsidiary to any executive officer or director;

          (b) any payment of dividends by Bancorp or any Bancorp Subsidiary or any distribution by any of them, whether directly or indirectly, of any assets of any kind whatsoever, on or in redemption or as the purchase price of, any of their respective capital stocks, or any prepayment of any indebtedness to any stockholder.

          (c) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of or on any asset, tangible or intangible, of Bancorp or any Bancorp Subsidiary, except the following (each of which, whether arising before or after the date hereof, is herein referred to as a "Bancorp Permitted Lien"):
(i) liens arising out of judgments or awards in respect of which Bancorp or any Bancorp Subsidiary is in good faith prosecuting an appeal or proceedings for review and in respect of which it has secured a subsisting stay of execution pending such appeal or proceedings; (ii) liens for taxes, assessments, and other governmental charges or levies, the payment of which is not past due, or as to which Bancorp or any Bancorp Subsidiary is diligently contesting in good faith and by appropriate proceedings either the amount thereof or the liability therefor or both; (iii) deposits, liens or pledges to secure payments of worker's compensation, unemployment insurance, pensions, or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of Bancorp or any Bancorp Subsidiary or the merchantability or the value of such property or interest therein for the purpose of such business; (v) purchase money mortgages or other purchase money or vendor's liens or security interests (including, without limitation, finance leases), provided that no such mortgage, lien or security interest shall extend to or cover any other property of Bancorp or any Bancorp Subsidiary other than that so purchased; and (vi) pledges and liens given to secure deposits and other liabilities of Bancorp or any Bancorp Subsidiary arising in the ordinary course of banking business;

          (d) any creation or assumption of indebtedness (including the extension or renewal of any existing indebtedness, or the increase thereof), by Bancorp or any Bancorp Subsidiary for borrowed money, or otherwise, other than in the ordinary course of business, none of which (except those which are being disputed in good faith) is in default;

          (e) the establishment of any new, or increase in the formula for contributions to or benefits under any existing, retirement, pension, profit sharing, stock bonus, savings or thrift plan, or any similar plan of deferred compensation, whether funded or unfunded and whether qualified or unqualified (within the meaning of the Code) by Bancorp or any Bancorp Subsidiary;

          (f) any action by Bancorp or any Bancorp Subsidiary seeking any cancellation of, or decrease in the insured limit under, or increase in the deductible amount or the insured's retention (whether pursuant to coinsurance or otherwise) of or under, any policy of insurance maintained directly or indirectly by Bancorp or any Bancorp Subsidiary on any of their respective assets or businesses, including but not by way of limitation, fire and other hazard insurance on its assets, automobile liability insurance, general public liability insurance, and directors and officers liability insurance; and if an insurer takes any such action, Bancorp shall promptly notify First Midwest.

          (g) any change in Bancorp's independent auditors, historic methods of accounting (other than as required by generally accepted accounting principles or regulatory accounting principles), or in its system for maintaining its equipment and real estate;

          (h) any purchase, whether for cash or secured or unsecured obligations (including finance leases), by Bancorp or any Bancorp Subsidiary of any fixed asset which either (i) has a purchase price individually or in the aggregate in excess of $25,000 or (ii) is outside of the ordinary course of business;

          (i) any sale or transfer of any asset in excess of $25,000 of Bancorp or any Bancorp Subsidiary or outside of the ordinary course of business with the exception of loans and marketable securities sold in the ordinary course of business at market prices;

          (j) any cancellation or compromise of any debt to, claim by or right of, Bancorp any Bancorp Subsidiary except in the ordinary course of business;

          (k) any amendment or termination of any material contract or commitment (as defined in Section 3.22 above) to which Bancorp or any Bancorp Subsidiary is a party, other than in the ordinary course of business; or

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

          (l) any event or condition of any character (other than changes in legal, economic or other conditions which are not specially or uniquely applicable to Bancorp or any Bancorp Subsidiary) materially adversely affecting the business, operations or financial condition of Bancorp on a consolidated basis.

     3.24 CORPORATE RECORDS. The corporate record books, transfer books and stock ledgers of Bancorp or any Bancorp Subsidiary are complete and accurate in all material respects and reflect all meetings, consents and other material actions of the organizers, incorporators, stockholders, Boards of Directors and committees of the Boards of Directors of Bancorp and each such Subsidiary, and all transactions in their respective capital stocks, since their respective inceptions.

     3.25 UNDISCLOSED LIABILITIES. All of the Liabilities have, in the case of Bancorp and the Bancorp Subsidiaries, been reflected, disclosed or reserved against in the consolidated financial statements of Bancorp as at June 30, 1994 or in the notes thereto, and Bancorp and the Bancorp Subsidiaries have no other Liabilities except (a) Liabilities incurred since June 30, 1994 in the ordinary course of business or (b) as disclosed in the Disclosure Schedule of Bancorp.

     3.26 ASSETS. (A) Bancorp and the Bancorp Subsidiaries have good, sufficient and marketable title to their real properties, including any leaseholds and ground leases, and their other assets and properties, all as reflected as owned by Bancorp or any Bancorp Subsidiary in the Bancorp Financial Statements dated as of December 31, 1994 except for (i) assets and properties disposed of since such date in the ordinary course of business and (ii) Bancorp Permitted Liens none of which, in the aggregate, except as set forth in the Disclosure Schedule of Bancorp, are material to the assets of Bancorp on a consolidated basis. All buildings, structures, fixtures and appurtenances comprising part of the real properties of Bancorp and the Bancorp Subsidiaries (whether owned or leased by Bancorp or any Bancorp Subsidiary) are in good operating condition and have been well maintained, reasonable wear and tear excepted. Title to all real property listed as being owned by Bancorp and the Bancorp Subsidiaries on the Disclosure Schedule of Bancorp is held in fee simple. Bancorp and the Bancorp Subsidiaries have title or other rights to its assets sufficient in all material respects for the conduct of their respective businesses as presently conducted, and, except as set forth in the Disclosure Schedule of Bancorp, free, clear and discharged of, and from any and all liens, charges, encumbrances, security interests and/or equities which are material to Bancorp on a consolidated basis.

          (b) All leases pursuant to which Bancorp or any Bancorp Subsidiary, as lessee, leases real or personal property which are material to the business of Bancorp on a consolidated basis are, to the best of the knowledge of Bancorp, valid, effective, and enforceable against the lessor in accordance with their respective terms. There is not under any of such leases any existing default, or any event which with notice or lapse of time or both would constitute a default, with respect to either Bancorp or any Bancorp Subsidiary, or to the best knowledge of Bancorp, the other party. Except as disclosed in the Disclosure Schedule of Bancorp, none of such leases contains a prohibition against assignment by

Bancorp or any Bancorp Subsidiary, by operation of law or otherwise, or any other provision which would preclude Bancorp or any Bancorp Subsidiary from possessing and using the leased premises for the same purposes and upon the same rental and other terms upon the consummation of the Merger as are applicable to the possession and use by Bancorp or any Bancorp Subsidiary as of the date of this Agreement. Except as disclosed in the Disclosure Schedule of Bancorp, neither Bancorp nor any Bancorp Subsidiary has made a prior assignment for collateral purposes of any such lease.

     3.27 INDEMNIFICATION. To the best of the knowledge of Bancorp, except as set forth in the Disclosure Schedule of Bancorp, no action or failure to take action by any director, officer, employee or agent of Bancorp or any Bancorp Subsidiary has occurred which would give rise to a claim or a potential claim by any such person for indemnification from Bancorp or any Bancorp Subsidiary under the corporate indemnification provisions of Bancorp or any Bancorp Subsidiary in effect on the date of this Agreement.

     3.28 INSIDER INTERESTS. All outstanding loans and other contractual arrangements (including deposit relationships) between Bancorp or any Bancorp Subsidiary and any officer, director or employee of Bancorp or any Bancorp Subsidiary conform to the applicable rules and regulations and requirements of all applicable regulatory agencies which were in effect when such loans and other contractual arrangements were entered into. No officer, director or employee of Bancorp or any Bancorp Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Bancorp or any Bancorp Subsidiary.

     3.29 POOLING AND TAX. Except as described in Section 5.16 hereof, to the best knowledge of Bancorp, neither it nor any Bancorp Subsidiary has engaged in any act that would preclude or adversely affect the Merger from qualifying for pooling of interests accounting treatment or as a tax-free or deferred reorganization under Section 368(a) of the Code, and Bancorp knows of no basis or reason why the conditions set forth in Sections 6.01(f) and 6.03(e) will not be satisfied.

                                      IV.

                                   COVENANTS

     4.01 CONDUCT OF BUSINESS BY BANCORP UNTIL THE EFFECTIVE TIME. During the period commencing on the date hereof and continuing until the Effective Time, Bancorp agrees (except as expressly contemplated by this Agreement or to the extent that First Midwest shall otherwise consent in writing which consent shall not be unreasonably withheld or delayed) that:

          (a) Except as contemplated by this Agreement, Bancorp and its Subsidiaries will carry on their respective businesses in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain their respective books in accordance with generally accepted accounting principles, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going business shall be unimpaired at the Effective Time.

          (b) Bancorp will, and will cause its Subsidiaries to, use their best efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to First Midwest in connection with any such requirements imposed upon any of them in connection with the Merger.

          (c) Bancorp will, and will cause its Subsidiaries to, use their best efforts to obtain (and to cooperate with First Midwest in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. Bancorp will not, nor will it permit any of its Subsidiaries to, knowingly or willfully take any action that would adversely affect the ability of such party to perform its obligations under this Agreement or the Stock Option Agreement.

          (d) Bancorp will not declare or pay any dividends on or make other distributions in respect of capital stock, except that Bancorp will be permitted to declare and pay a regular quarterly dividend per share equal to the greater of (i) $.276 or (ii) the quarterly dividend payable by First Midwest as adjusted by the Exchange Ratio. Bancorp shall not make any changes in its normal practice of establishing dividend record or dividend payment dates. Bancorp shall not pay a dividend during the quarter that the Merger is to be consummated if Bancorp's stockholders would be entitled to receive a dividend from First Midwest during that quarter.

          (e) Bancorp will not, and will not permit its Subsidiaries to, sell, lease or otherwise dispose of any assets, except in the ordinary course of business, which are material, individually or in the aggregate, to the business or financial condition of Bancorp on a consolidated basis.

          (f) Bancorp will not, and will not permit its Subsidiaries to, acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

          (g) Bancorp will not, and will not permit its Subsidiaries to, issue, sell, authorize or propose the issuance of, or purchase or propose the purchase of, permit the conversion of or otherwise acquire or transfer for any consideration any shares of their respective capital stocks of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, or to increase or decrease the number of shares of capital stock by split-up, reclassification, reverse split, stock dividend or change in par or stated value, except as contemplated herein, in the Stock Option Agreement or under the Bancorp Stock Option Plans.

          (h) Bancorp will not, and will not permit its Subsidiaries to, incur any indebtedness for money borrowed or issue or sell any debt securities other than in the ordinary course of business or consistent with past practices as to inter-company borrowings or permit or suffer the imposition on any shares of stock held by it or by one of its Subsidiaries of any material lien, charge or encumbrance.

          (i) Bancorp will not, and will not permit any of its Subsidiaries to, grant to any director, officer or employee any increase in compensation (except in accordance with past practices or plans or agreements), or pay any bonus (except in accordance with past practices or plans or agreements) or increase in any severance or termination pay, or enter into or amend any employment or severance agreement with any such person, except as contemplated herein and except for the annual renewal of employment or severance agreements, and, after consultation with First Midwest, reasonable stay-bonuses for non-executives to induce continued employment, or as otherwise contemplated herein.

          (j) Except as disclosed in the Disclosure Schedule of Bancorp, neither Bancorp, nor any of its Subsidiaries, will enter into any material lease or license with respect to any property, whether real or personal, or any other contract, agreement or commitment for goods or services which has a term of six months after the date hereof and involves the payment by Bancorp or any Bancorp Subsidiary of more than $25,000 in the aggregate.

          (k) Bancorp will not, and will not permit its Subsidiaries to, adopt or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, except as contemplated herein.

          (l) Bancorp will, and will cause its Subsidiaries to, use their best efforts to maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance presently in effect, including the insurance of accounts with the FDIC. Bancorp will, and will cause its Subsidiaries to, take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters known by Bancorp which could reasonably give rise to a claim prior to the Effective Time.

          (m) Bancorp will not, and will not permit its Subsidiaries to, amend their respective Certificates of Incorporation, Charters, or Articles of Association or by-laws, except as contemplated by this Agreement.

          (n) Without first consulting with First Midwest, Bancorp will not, and will not permit its Subsidiaries to: (i) enter into, renew or increase any loan or credit commitment (including letters of credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "Lend to") in an amount in excess of $100,000 or in any amount which, when aggregated with any and all loans or credit commitments of Bancorp and its Subsidiaries to such person or entity, would be in excess of $150,000;
(ii) Lend to any person or entity in an amount in excess of $100,000 or in any amount which, or when aggregated with any and all loans or credit commitments of Bancorp and its Subsidiaries to such person or entity, would be in excess of $150,000; (iii) Lend to any person other than in accordance with lending policies as in effect on the date hereof, provided that in the case of clauses
(i) and (iii) Bancorp or any of its Subsidiaries may make any such loan in the event (A) Bancorp or its Subsidiary has delivered to First Midwest a notice of its intention to make such loan and such information as First Midwest may reasonably require in respect thereof and (B) First Midwest shall not have reasonably objected to such loan by giving written or facsimile notice of such objection within two business days following the delivery to First Midwest of the notice of intention and information as aforesaid; or (iv) Lend to any person or entity any of the loans or other extensions of credit to which or investments in which are on a "watch list" or similar internal report of Bancorp or any of its Subsidiaries, in an amount in excess of $25,000; provided, however, that nothing in this subsection shall prohibit Bancorp or any of its Subsidiaries from honoring any contractual obligation in existence on the date of this Agreement.

          (o) Without first consulting with First Midwest, Bancorp will not, and will not permit any of its Subsidiaries to, materially restructure or change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or execute individual investment transactions of greater than $1,000,000 for U.S. Treasury Securities and $100,000 for all other investment instruments.

          (p) Bancorp will not, and will not permit any of its Subsidiaries to enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risks.

          (q) Bancorp will, and will cause its Subsidiaries to, retain all depository accounts at each mutual savings association prior to the conversion of such institution to stock form as they exist as of the date of this Agreement. Without first consulting with First

Midwest, Bancorp will not sell any of the equity securities of any savings and loan or savings and loan holding company presently owned by Bancorp or any Bancorp Subsidiary.

          (r) Bancorp will not, and will not permit any of its Subsidiaries to, enter into, increase or renew any loan or credit commitment (including letters of credit) to any executive officer or director of Bancorp or any of its Subsidiaries, any five percent stockholder of Bancorp, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is of the type of nature sought to be regulated in 12 U.S.C. 371c and 12 U.S.C. 371c-1. For purposes of this Section, "control" shall have the meaning associated with that term under 12 U.S.C. 371c.

          (s) Bancorp will promptly advise First Midwest orally and in writing of any event or series of events which has resulted in or is reasonably likely to result in a Material Adverse Effect on Bancorp or which may adversely affect the satisfaction of any condition to the consummation of the Merger or the ability of Bancorp to perform its obligations under this Agreement or the Stock Option Agreement.

     4.02 BANCORP STOCK OPTIONS. (a) At the Effective Time, each Bancorp Stock Option shall be converted into and represent an option solely to purchase shares of First Midwest Common Stock, decreased to the nearest full share determined by multiplying (i) the number of shares of Bancorp Common Stock subject to such Bancorp Stock Option immediately prior to the Effective Time by
(ii) the Exchange Ratio, at a per share exercise price achieved by dividing the per share exercise price under such Bancorp Stock Option by the Exchange Ratio and rounding down to the nearest cent; provided, however, that each Bancorp Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time, and shall be exercisable on the same terms and conditions as were applicable to the Bancorp Stock Options. The Board of Directors of Bancorp and the committee established under the Bancorp Stock Option Plans shall take such actions or make such determinations as may be required under such plans to effect the provisions of this Section 4.02. First Midwest agrees to assume and honor the Bancorp Stock Options in accordance with their terms.

          (b) The shares of First Midwest Common Stock covered by the Bancorp Stock Options shall be covered by an effective registration statement filed on Form S-8 with the SEC and shall be duly authorized, validly issued and in compliance with all applicable federal and state securities laws, fully paid and nonassessable and not subject to or in violation of any preemptive rights.
First Midwest shall at and after the Effective Time have reserved sufficient shares of First Midwest Common Stock for issuance with respect to such options. First Midwest shall also take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of such shares.

     4.03 ENVIRONMENTAL INVESTIGATION. (A) First Midwest shall engage a mutually acceptable environmental consultant to conduct a preliminary ("Phase I") environmental assessment of each of the parcels of real estate used in the operation of the businesses of Bancorp and any Bancorp Subsidiary and any other real estate owned by Bancorp. The fees and expenses of the consultant with respect to the Phase I assessments shall be paid equally by First Midwest and Bancorp. The consultant shall complete and deliver the Phase I assessments not later than sixty (60) days after the date of this Agreement. If any environmental conditions are found, suspected, or would tend to be indicated by the report of the consultant which may be contrary to the representations and warranties of Bancorp set forth herein without regard to any exceptions that may be contained in Bancorp's Disclosure Schedule, then the parties shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation, or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations.

          (b) Upon receipt of the estimate of the costs of all follow-up work to the Phase I assessments or any subsequent investigation phases that may be conducted, the parties shall attempt to agree upon a course of action for further investigation and remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the report of the consultant. All post-phase I investigations or assessments (the cost of which shall be paid equally by the parties), all work plans for any post-Phase I assessments or remediation, and any removal or remediation actions that may be performed, shall be mutually satisfactory to First Midwest and Bancorp. If the work plans or removal or remediation actions would cost more than $175,000 (individually or in the aggregate) to complete, First Midwest and Bancorp shall discuss a mutually acceptable modification of this Agreement. First Midwest and Bancorp shall cooperate in the review, approval, and implementation of all work plans.

          (c) If the parties are unable to agree upon a course of action for further investigation and remediation of an environmental condition or issue raised by an environmental assessment and/or a mutually acceptable modification to this Agreement, and the condition or issue is not one for which it can be determined to a reasonable degree of certainty that the risk and expense to which the Surviving Corporation and its Subsidiaries would be subject as owner of the property involved can be quantified, in good faith, and limited to an amount less than $175,000, then First Midwest may abandon this Agreement by the earlier to occur of (i) 120 days after the receipt of the Phase I assessments, or (ii) the receipt of all consents and approvals of government regulatory authorities as legally required to consummate the Merger and the expiration of all statutory waiting periods.

     4.04 EXECUTION OF THE STOCK OPTION AGREEMENT. Simultaneously with the execution of this Agreement and as a condition thereto, First Midwest and Bancorp have approved the execution and delivery of the Stock Option Agreement, which grants to First Midwest an option to acquire up to 19.9% of the issued and outstanding shares of Bancorp Common Stock upon the occurrence of certain circumstances, substantially in the form attached hereto as Exhibit 4.04.

     4.05 INDEMNIFICATION. Except as may be limited by applicable law, First Midwest hereby agrees to maintain all rights of indemnification currently provided by Bancorp and the Bancorp Subsidiaries in favor of their current and former employees, directors, officers and agents on terms no less favorable than those provided in the Certificate of Incorporation or By-Laws of Bancorp or otherwise in effect on the date of this Agreement for a period of not less than four (4) years from the Effective Time with respect to matters occurring prior to the Effective Time. In the event First Midwest or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing, or surviving corporation or entity of such reorganization, consolidation, merger, or transaction, or (ii) liquidates, dissolves, or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision will be made so that such surviving corporation or transferee and its successors and assigns assume the obligations set forth in this Section 4.05. First Midwest agrees that, prior to or at the Effective Time, it will provide under its directors' and officers' liability insurance prior acts and omissions coverage for current and former employees, officers, directors and agents of Bancorp and the Bancorp Subsidiaries for at least three (3) years.

     4.06 CAPITAL STOCK. Except for or as otherwise permitted in or contemplated by this Agreement, or the Stock Option Agreement, without the prior written consent of First Midwest, from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, Bancorp shall not, and shall not enter into any agreement to, issue, sell or otherwise permit to become outstanding any additional shares of Bancorp Common Stock, preferred stock, or any other capital stock of Bancorp, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock, other than pursuant to the Bancorp Stock Option Plans, the aggregate number of shares of Bancorp Common Stock covered by all existing grants being no more than 73,082 shares. No additional shares of Bancorp Common Stock shall become subject to new grants of employee stock options, stock appreciation rights or similar stock based employee compensation rights.

     4.07 CERTAIN ACTIONS. (a) Neither Bancorp (nor any of its respective Subsidiaries) (i) shall solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to an Acquisition Transaction (as defined below) or a potential Acquisition Transaction with respect to itself or any of its Subsidiaries or (ii) shall (A) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or proposal, or (B) enter into any agreement, arrangement, or understanding (whether written or oral), regarding any proposal or transaction providing for or requiring it to abandon, terminate or fail to consummate this Agreement, or compensating it or any of its Subsidiaries under any of the instances described in this clause. Bancorp shall immediately instruct and otherwise use its best efforts to cause its directors, officers, employees, agents, advisors (including, without limitation, any investment banker, attorney, or accountant retained by it or any of its Subsidiaries), consultants and other representatives to comply with such prohibitions. Bancorp shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to such activities. Notwithstanding the foregoing, Bancorp may provide information at the request of or enter into negotiations with a third party with respect to an Acquisition Transaction if the Board of Directors of Bancorp determines, in good faith, that the exercise of its fiduciary duties to Bancorp's stockholders under applicable law, as advised in a written opinion issued by Silver, Freedman & Taff, L.L.P., requires it to take such action, and, provided further, that Bancorp may not, in any event, provide to such third party any information which it has not provided to First Midwest. Bancorp shall promptly notify First Midwest orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries, along with a summary of the written opinion of Silver, Freedman & Taff, L.L.P. This Section shall not prohibit accurate disclosure by Bancorp in any document (including the Proxy Statement and the Registration Statement) or other disclosure to the extent required by applicable law if in the opinion of the Board of Directors of Bancorp, disclosure is required under applicable law as to transactions contemplated hereby.

          (b) "Acquisition Transaction" shall, with respect to Bancorp, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either Bancorp or any significant subsidiary (as defined in Rule 1.02 of Regulation S-X of the SEC) (a "Significant Subsidiary") of Bancorp, (ii) a purchase, lease or other acquisition of all or substantially all the assets of either Bancorp or any Significant Subsidiary of Bancorp, (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13 (d)(3) of the Securities Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 24.9% or more of the voting power of either Bancorp or any Significant Subsidiary of Bancorp, but excluding the acquisition of beneficial ownership by any employee benefit plan maintained or sponsored by Bancorp, (iv) a tender or exchange offer to acquire securities representing 24.9% or more of the voting power of Bancorp, (v) a public proxy or consent solicitation made to stockholders of Bancorp seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement that has been recommended by the Board of Directors of Bancorp, (vi) the filing of an application or notice with the Federal Reserve Board, the OTS, or any other federal or state regulatory authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through
(iv) above, or (vii) the making of a bona fide proposal to Bancorp or its stockholders by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

     4.08 TITLE TO REAL ESTATE. As soon as practical after the date hereof, but in any event no later than sixty (60) days after the date hereof, Bancorp, at its own expense, shall obtain and deliver to First Midwest, with respect to all real estate owned or held pursuant to a ground lease by Bancorp and its Subsidiaries, an owner's preliminary report of title covering a date subsequent to the date hereof, issued by Chicago Title Company or such other title insurance company as is reasonably acceptable to First Midwest, showing fee simple title in Bancorp or its Subsidiaries in such real estate or the appropriate leasehold interest of Bancorp or its Subsidiaries subject only to (i) the standard exceptions to title customarily contained in a policy on ALTA 1970 Owner's Form B; (ii) liens of current state and local property taxes which are not delinquent or subject to penalty; and (iii) other liens, encumbrances, restrictions and conditions of record that do not materially adversely affect the value or use of such real estate.

     4.09 CONDUCT OF BUSINESS BY FIRST MIDWEST UNTIL THE EFFECTIVE TIME. During the period commencing on the date hereof and continuing until the Effective Time, First Midwest agrees (except as expressly contemplated by this Agreement or to the extent that Bancorp shall otherwise consent in writing which consent shall not be unreasonably withheld or delayed) that:

          (a) Except as contemplated by this Agreement, First Midwest and its Subsidiaries will carry on their respective businesses in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain their respective books in accordance with generally accepted accounting principles, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going business shall be unimpaired at the Effective Time.

          (b) First Midwest will, and will cause its Subsidiaries to, use their best efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to Bancorp in connection with any such requirements imposed upon any of them in connection with the Merger.

          (c) First Midwest will, and will cause its Subsidiaries to, use their best efforts to obtain (and to cooperate with Bancorp in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. First Midwest will not, nor will it permit any of its Subsidiaries to, knowingly or willfully take any action that would adversely affect its ability to perform its obligations under this Agreement or the Stock Option Agreement.

          (d) First Midwest shall cooperate with Bancorp to coordinate the record and payment dates of their cash dividends for the quarter the Merger is consummated as provided in Section 4.01(d) hereof.

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

          (e) First Midwest will promptly advise Bancorp orally and in writing of any event or series of events which has resulted in or is reasonably likely to result in a Material Adverse Effect on First Midwest or which may adversely affect the satisfaction of any conditions to the consummation of the Merger or the ability of First Midwest to perform its obligations under this Agreement or the Stock Option Agreement.

     4.10 LOAN LOSS RESERVE. If the consolidated loan loss reserve of Bancorp as of the calendar month end immediately preceding the Effective Time is less than 1% of total loans net of unearned discount, deferred fees and loans in process, then Bancorp shall at the request of First Midwest immediately before the Effective Time adjust its consolidated loan loss reserve to the 1% level or such other lower level that is agreeable to First Midwest.

                                       V.

                             ADDITIONAL AGREEMENTS

     5.01 INSPECTION OF RECORDS: CONFIDENTIALITY. (a) First Midwest and Bancorp shall each afford to the other and to the other's accountants, counsel and other representatives, full access during normal business hours during the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records, including all attorneys' responses to auditors' requests for information, and accountants' work papers, developed by either of them or their respective Subsidiaries or their respective accountants or attorneys, and will permit each other and their respective representatives to discuss such information directly with each other's officers, directors, employees, attorneys and accountants. During such period, First Midwest and Bancorp shall each use their best efforts to furnish promptly to the other all other information concerning its business, properties and personnel as such other party may reasonably request. Any failure to comply with this covenant shall be disregarded if promptly corrected without material adverse consequences to the other party. The availability or actual delivery of information shall not affect the representations, warranties, covenants, and agreements of the party providing such information that are contained in this Agreement or in any certificates or other documents delivered pursuant hereto. Nothing contained herein shall be construed as prohibiting one party from terminating this Agreement if there is a material change as of the date of this Agreement to the information disclosed in the other party's initial Disclosure Schedule.

          (b) In the event that this Agreement is terminated, each party shall return all nonpublic documents furnished hereunder, shall destroy all documents or portions thereof prepared by such other party that contain nonpublic information furnished by the other party pursuant hereto and, in any event, shall hold all nonpublic information received pursuant hereto in the same degree of confidence with which it maintains its own like information unless or until such information is or becomes a matter of public knowledge or is or becomes known to the party receiving the information through persons other than the party providing such information. No investigation by either First Midwest or Bancorp shall

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

affect the representations and warranties of the other party and each such representation and warranty shall survive any such investigation.

          (c) Bancorp shall allow a representative of First Midwest to attend as an observer (i) all meetings of the Board of Directors of Bancorp and its Subsidiaries, (ii) all meetings of the committees of each such Board, including without limitation the audit and executive committees thereof, and (iii) any other meeting of Bancorp officials at which policy is being made, except for any such meeting if and to the extent that any amendment to this Agreement or the merits of any Acquisition Transaction described in Section 4.07 hereof is discussed. Bancorp shall give reasonable notice to First Midwest of any such meeting and, if known, the agenda for or business to be discussed at such meeting. Bancorp shall provide to First Midwest all information provided to the directors on all such Boards and committees in connection with all such meetings or otherwise provided to the directors, and shall provide any other financial reports or other analysis prepared for senior management of Bancorp. It is understood by the parties that First Midwest's representative will not have any voting rights with respect to matters discussed at these meetings and that First Midwest is not managing the business or affairs of Bancorp. All information obtained by First Midwest at these meetings shall be treated in confidence as provided in Section 5.01(b) hereof.

     5.02 REGISTRATION STATEMENT; STOCKHOLDER APPROVAL. As soon as practicable after the date hereof, First Midwest shall file the Registration Statement with the SEC, and Bancorp and First Midwest shall use their best efforts to cause the Registration Statement to become effective under the Securities Act. First Midwest will take any action required to be taken under the applicable blue sky or securities laws in connection with the issuance of the shares of First Midwest Common Stock in the Merger. Each party shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with such action. Bancorp shall call a Stockholders' Meeting to be held as soon as reasonably practicable after the date of this Agreement for the purpose of voting upon this Agreement and the Merger. In connection with the Stockholders' Meeting, (i) First Midwest and Bancorp shall jointly prepare the Proxy Statement as part of the Registration Statement and Bancorp shall mail the Proxy Statement to its stockholders, (ii) the Board of Directors of Bancorp shall recommend to its stockholders the approval of this Agreement and the Merger; provided, however, that such recommendation may be withdrawn, modified, or amended, or not made at all, after the receipt by Bancorp of an offer to effect an Acquisition Transaction (as defined in Section 4.07 hereof) with Bancorp to the extent the Board of Directors of Bancorp reasonably determines that, in the exercise of its fiduciary obligations, it is required to do so; provided, further than such determination must be based on a signed written opinion of Silver, Freedman & Taff, L.L.P.; (iii) the Board of Directors of Bancorp shall recommend to its stockholders that they amend Article FOURTH, Paragraph C, of Bancorp's Certificate of Incorporation by eliminating such provision if required by law to submit such amendment to the stockholders of Bancorp, and (iv) the Board of Directors of Bancorp shall otherwise use its best efforts to the extent consistent with its fiduciary duties to obtain such stockholders' approval.

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

     5.03 AFFILIATE LETTERS. Bancorp shall use best efforts to obtain and deliver to First Midwest as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five (5) business days after) the date hereof a signed representation letter substantially in the form of Exhibit 5.03 hereto from each executive officer and director of Bancorp and each stockholder of Bancorp who may reasonably be deemed an "affiliate" of Bancorp within the meaning of such term as used in Rule 145 under the Securities Act and for purposes of qualifying for pooling of interests accounting treatment for the Merger, and shall use best efforts to obtain and deliver to First Midwest a signed representation letter substantially in the form of Exhibit 5.03 from any person who becomes an executive officer or director of Bancorp or any stockholder who becomes such an "affiliate" after the date hereof as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five business days after) such person achieves such status.
First Midwest shall deliver to Bancorp within five (5) business days after the date hereof a certified copy of the minutes of a meeting of the Board of Directors of First Midwest at which the restrictions on resales of First Midwest Common Stock under the pooling of interests method of accounting rules were discussed.

     5.04 BROKERS. Each of First Midwest and Bancorp represents, as to itself, that no agent, broker, investment banker or other firm or person or officer or director of either is or will be entitled to any broker's or finder's fee or any other commission, bonus or similar fee in connection with any of the transactions contemplated by this Agreement, other than Stifel, Nicholaus & Company, Incorporated, which has provided advice to Bancorp at its request in conjunction with the Merger and whose fee for these services shall be paid by Bancorp, and The Chicago Corporation which has provided advice to First Midwest at its request in conjunction with the Merger and whose fees for these services shall be paid by First Midwest.

     5.05 COOPERATION. Each party covenants that it will use its best efforts to bring about the transactions contemplated by this Agreement as soon as practicable, unless this Agreement is terminated as provided herein and that it will not willfully or intentionally breach this Agreement. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of First Midwest or Bancorp, as the case may be, shall take all such necessary action. Each party shall use its reasonable best efforts to preserve for itself and each other party each available legal privilege with respect to confidentiality of their negotiations and related communications including the attorney-client privilege.

     5.06 REGULATORY APPLICATIONS. First Midwest shall, as soon as practicable, file an application on Form Y-4 with the Federal Reserve Board, an application with the OTS and appropriate applications with the OCC and the FDIC and First Midwest shall use its best

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

efforts to respond as promptly as practicable to all inquiries received concerning said applications; provided, however, that First Midwest shall have no obligation to accept non-standard conditions or restrictions with respect to the aforesaid approvals of governmental authorities if it shall reasonably determine that such conditions or restrictions would have a Material Adverse Effect on the Surviving Corporation or would be materially burdensome to the Surviving Corporation and its Subsidiaries taken as a whole. In the event of an adverse or unfavorable determination by any regulatory authority, or in the event the Merger is challenged or opposed by any administrative or legal proceeding, whether by the United States Department of Justice or otherwise, the determination of whether and to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be made by First Midwest. First Midwest shall deliver a copy of all regulatory applications to Bancorp in advance of filing them and copies of all responses from or written communications from regulatory authorities relating to the Merger or this Agreement (to the extent permitted by law), and First Midwest shall deliver a final copy of all regulatory applications to Bancorp promptly after they are filed with the appropriate regulatory authority. First Midwest shall advise Bancorp periodically of the status of its regulatory applications.

     5.07 FINANCIAL STATEMENTS AND REPORTS. From the date of this Agreement and prior to the Effective Time: (a) each party will deliver to the other, not later than ninety (90) days after the end of any fiscal year, its Annual Report on Form 10-K (and all schedules and exhibits thereto) for the fiscal period then ended prepared in conformity with generally accepted accounting principles; (b) each party will deliver to the other not later than thirty (30) days after the end of any fiscal quarter, in the case of First Midwest, the Reports of Condition and Income as filed with the OCC by any First Midwest Subsidiary that is a bank which shall be prepared in accordance with the rules and regulations of the OCC and, in the case of Bancorp, the Reports of Condition and Income filed with the OTS by any Bancorp Subsidiary that is a thrift which shall be prepared in accordance with the rules and regulations of the OTS; (c) each party will deliver to the other not later than forty-five (45) days after the end of each quarter, its Report on Form 10-Q for such quarter as filed with the SEC which shall be prepared in conformity with generally accepted accounting principles and the rules and regulations of the SEC; and (d) each party will deliver to the other any and all other material reports filed with the SEC, the FDIC, the Federal Reserve Board, the OTS, the OCC or the Commissioner or any other regulatory agency within three (3) business days of the filing of any such report.

     5.08 NOTICE. At all time prior to the Effective Time, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Sections 6.01, 6.02 or 6.03 hereof. In the event that either party becomes aware of the occurrence or impending occurrence of any event which would constitute or cause a breach by it of any of the representations and warranties or covenants herein in any material respect, or would have constituted or caused a breach by it of the representations and warranties or covenants herein in any material respect, had such an event occurred or been known prior to the date hereof, said party shall immediately give detailed and written notice thereof to the other party, and shall, unless the same has been waived in writing by the other party, use its reasonable efforts to remedy the same, provided that such efforts, if not successful, shall not be deemed to satisfy any condition precedent to the Merger.

     5.09 PRESS RELEASES. Except as provided in Section 4.07(a), at all times prior to the Effective Time, each party shall mutually agree with the other prior to the issuance of any press release or other information to the press or any third party for general circulation with respect to this Agreement or the transactions contemplated hereby.

     5.10 DELIVERY OF SUPPLEMENTS TO DISCLOSURE SCHEDULES. Five (5) business days prior to the Effective Time, each party will supplement or amend its Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty made by the disclosing party which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of First Midwest and Bancorp contained, respectively, in Articles II and III hereof in order to determine the fulfillment of the conditions set forth in Section 6.01(a) and 6.02(a) hereof as of the date of this Agreement, the Disclosure Schedules of each party shall be deemed to include only that information contained therein on the date it is initially delivered to the party.

     5.11 LITIGATION MATTERS. Bancorp will consult with First Midwest about any proposed settlement, or any disposition of, any litigation involving amounts in excess of $25,000.

     5.12 TAX OPINIONS. First Midwest and Bancorp agree to use their reasonable efforts to obtain (i) a written opinion of Hinshaw & Culbertson addressed to First Midwest and Bancorp, dated the Closing Date, subject to the customary representations and assumptions referred to therein, and substantially to the effect that (a) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and that First Midwest and Bancorp will each be a party to the reorganization, (b) the exchange in the Merger of First Midwest Common Stock for Bancorp Common Stock will not give rise to the recognition of any income, gain or loss to First Midwest, Bancorp, or the stockholders of Bancorp with respect to such exchange (except, with respect to the stockholders of Bancorp, to the extent of any cash paid in lieu of fractional shares), (c) the adjusted tax basis of the First Midwest Common Stock received by Bancorp stockholders who exchange all of their Bancorp Common Stock in the Merger will be the same as the adjusted tax basis of the shares of the Bancorp Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received), (d) the holding period of the shares of the Surviving Corporation Common Stock received in the Merger will include the period during which the shares of Bancorp Common Stock surrendered in exchange therefor were held, provided such shares of Bancorp

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

Common Stock were held as capital assets at the Effective Time, and (e) no income will be recognized by the holders of Bancorp stock options issued pursuant to the Bancorp Stock Option Plans by reason of the conversion of such stock options in accordance with and pursuant to Section 4.02 hereof.

     5.13 RESOLUTION OF BANCORP BENEFIT PLANS. Bancorp and First Midwest shall cooperate in effecting the following treatment of the Bancorp Benefit Plans, except as mutually agreed upon by First Midwest and Bancorp prior to the Effective Time:

          (a) At the Effective Time, First Midwest shall be substituted for Bancorp as the sponsoring employer under those Bancorp Benefit Plans with respect to which Bancorp or any of its Subsidiaries is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in Bancorp or its Subsidiary with respect to each such plan. Except as otherwise provided herein, each such plan and any Bancorp Benefit Plan sponsored by Bancorp or any Bancorp Subsidiary shall be continued in effect by First Midwest or any applicable First Midwest Subsidiary after the Effective Time without a termination or discontinuance thereof as a result of the Merger, subject to the power reserved to First Midwest or any applicable First Midwest Subsidiary under each such plan to subsequently amend or terminate the plan, which amendments or terminations shall comply with applicable law. Bancorp, each Bancorp Subsidiary, and First Midwest will use all reasonable efforts (i) to effect said substitutions and assumptions, and such other actions contemplated under this Agreement, and (ii) to amend such plans as to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement.

          (b) At or as promptly as practicable after the Effective Time as First Midwest shall reasonably determine, First Midwest shall provide, or cause any First Midwest Subsidiary to provide, to each employee of Bancorp and any Bancorp Subsidiary as of the Effective Time ("Bancorp Employees") the opportunity to participate in each employee benefit plan and program maintained by First Midwest or the First Midwest Subsidiaries for similarly-situated employees (the "First Midwest Benefit Plans") provided that with respect to such First Midwest Benefit Plans, Bancorp Employees shall be given credit for service with Bancorp or any Bancorp Subsidiary in determining eligibility for and vesting in benefits thereunder, but not for purposes of benefit accrual; provided further that Bancorp Employees shall not be subject to any waiting periods or pre-existing condition exclusions under the First Midwest Benefit Plans to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under the Bancorp Benefit Plans; and provided further that to the extent that the initial period of coverage for Bancorp Employees under any First Midwest Benefit Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Bancorp Employees shall be given credit under the applicable First Midwest Benefit Plans for any deductibles and co-insurance payments made by such Bancorp Employees under the Bancorp Benefit Plans during the balance of such 12-month period of coverage. Nothing in the preceding sentence shall obligate First Midwest to provide or cause to be provided any benefits duplicative to those provided under any Bancorp Benefit Plan continued

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

pursuant to subparagraph (a) above, including, but not limited to, extending participation in any First Midwest Benefit Plan which is an "employee pension benefit plan" under ERISA with respect to any year during which allocations are made to Bancorp Employees under the Bancorp Employee Stock Ownership Plan ("ESOP"). Except as otherwise provided in this Agreement, the power of First Midwest or any Bancorp or First Midwest Subsidiary to amend or terminate any benefit plan or program, including any Bancorp Benefit Plan shall not be altered or affected. Moreover, this Agreement shall not confer upon any Bancorp Employee any rights or remedies hereunder and shall not constitute a contract of employment or create any rights, to be retained or otherwise, in employment at First Midwest, any Bancorp Subsidiary or any First Midwest Subsidiary.

          (c) From and after the date of this Agreement through the Effective Time, Bancorp and/or Bancorp Subsidiaries may make such contributions to the ESOP as Bancorp shall reasonably determine to repay the ESOP Loan in full prior to the Effective Time; provided, however, that all such contributions shall be deductible by Bancorp or the Bancorp Subsidiary under Section 404 of the Code and otherwise in compliance with Section 415 of the Code. Upon the earlier of the repayment of the ESOP Loan or the Effective Time, the ESOP shall be amended to provide that all accounts thereunder shall be fully vested and nonforfeitable and that the First Midwest Common Stock issued upon the conversion of the Bancorp Common Stock in the Merger shall become the qualifying employee security for purposes of the ESOP. From and after the Effective Time, First Midwest shall make, or shall cause a First Midwest Subsidiary to make such maximum annual contributions to the ESOP, as permitted by Sections 404 and 415 of the Code, so as to repay the ESOP Loan as promptly as practicable and to maintain the ESOP as a separate plan for the benefit of the Bancorp Employees, it being the intention of the parties that in no event will benefits under the ESOP be allocated to persons other than those persons employed by Bancorp or a Bancorp Subsidiary prior to the Effective Time. Upon payment in full of the ESOP Loan but not prior to the Effective Time, Bancorp or First Midwest, whichever is applicable, shall cause the ESOP to be terminated. As soon as is reasonably practicable thereafter, First Midwest, at its expense, shall file an Application for Determination upon Termination with the appropriate district office of the Internal Revenue Service (the "Key District Office") relating to the termination of the ESOP and the distribution of the assets of the ESOP to participants, former participants and their beneficiaries. Upon receipt of a favorable Determination Letter from the Key District Office in response to the Application for Determination, First Midwest shall cause the ESOP to make distribution of benefits from the ESOP in a manner consistent with the favorable Determination Letter. Notwithstanding the foregoing, and subject to the written consent of First Midwest, which consent shall not be unreasonably withheld or delayed, Bancorp may prior to the Effective Time make amendments to the ESOP, conditioned upon the receipt of a favorable Determination Letter from the Key District Office or private letter ruling from the National Office of the Internal Revenue Service, and in connection therewith, file an Application for Determination upon Termination with the Key District Office and/or a request for private letter ruling with the National Office of the Internal Revenue Service with respect to the termination of the ESOP as of the Effective Time but after the full payment of the ESOP Loan from employer contributions, or alternatively, if the ESOP Loan will not be paid in full as of the Effective Time (i) converting a portion of the

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

First Midwest Common Stock received in the Merger (after the publication of thirty (30) days combined financial results by First Midwest) to cash to pay in full any outstanding ESOP Loan balance, and (ii) allocating unallocated shares to the accounts of ESOP participants in proportion to their account balances or, in each case, in a manner that otherwise complies with the Code and maintains the qualified status of the ESOP under Sections 401(a) and 4975 of the Code. In the event that Bancorp (or First Midwest as its successor in interest) receives a favorable Determination Letter from the Key District Office or favorable private letter ruling from the National Office of the Internal Revenue Service, then the ESOP shall be terminated and allocations and distributions shall be made in accordance with such favorable Determination Letter or private letter ruling. In the event that First Midwest determines that such maintenance of the ESOP as a separate plan cannot be continued without causing the ESOP or any other First Midwest Benefit Plan to lose its qualifying status, then First Midwest shall take such other action as it may in its sole discretion determine, provided that in no event shall any assets of the ESOP revert to First Midwest or any First Midwest Subsidiary unless required by applicable law.

          (d) First Midwest agrees to honor the Recognition and Retention Plan and Trusts and all written agreements with employees according to their terms.

     5.14 EXTENT OF KNOWLEDGE. For purposes of this Agreement and any other certificate or document delivered by one party to the other pursuant hereto, the "best of the knowledge" of First Midwest or Bancorp shall be limited to matters actually known to each officer holding the position of Senior Vice President or above of such party. Such term shall expressly exclude matters which any such person should know but does not actually know and matters which should be within such person's knowledge and belief but actually are not.

     5.15 OUT PLACEMENT SERVICES. From and after the Effective Time, First Midwest shall provide, at its sole cost and expense, out placement services for employees at the level of Vice President and above of Bancorp and its Subsidiaries (to the extent similarly situated employees and executives of First Midwest would be eligible to receive such services) whose jobs are eliminated or who are otherwise involuntarily terminated in connection with or within one year following completion of the Merger. In no event shall the cost and expense of such out placement service exceed 5% of the employee's or the executive's 1994 base salary. The placement services shall be available for a period of six (6) months from the date of termination for such executives noted above.

     5.16 POOLING OF INTERESTS; TAX TREATMENT. Neither Bancorp or any of the Bancorp Subsidiaries nor First Midwest or any of the First Midwest Subsidiaries shall voluntarily take any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" that would be tax free or deferred to the Stockholders of Bancorp pursuant to Section 368(a) of the Code; provided, however, that either party, after consultation with the other, may acquire additional treasury shares, provided that the acquiring party acquires and disposes of such shares in a manner that does not disqualify the Merger from being accounted for on a "pooling of interests" method of accounting. The exercise by First Midwest of its rights under the Stock Option Agreement shall not be

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

deemed to be a violation of this Section or a breach of the representation made by First Midwest in Section 2.28 hereof. First Midwest and Bancorp each acknowledge that each holds a sufficient number of treasury shares which, because such shares were acquired within the last two years, could disqualify the Merger from being accounted for on the "pooling of interests" method of accounting. Each party covenants that it will use its best efforts, after consulting with the other party, to cause the Merger to qualify as a "pooling of interests" for accounting purposes by disposing of some or all of such treasury shares.

     5.17 STOCK EXCHANGE LISTING. First Midwest shall use its best efforts to list on the NASDAQ/NMS, subject to official notice of issuance, the shares of First Midwest Common Stock to be issued in the Merger.

     5.18 PUBLICATION OF COMBINED FINANCIAL RESULTS. First Midwest shall use its reasonable best efforts to publish as soon as practicable, and shall publish no later than 90 days after the Effective Time, at least 30 days of post-Merger combined operations, combined sales and net income figures and any other financial information necessary as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135 and any related accounting rules.

                                      VI.

                                   CONDITIONS

     6.01 CONDITIONS TO THE OBLIGATIONS OF FIRST MIDWEST. Notwithstanding any other provision of this Agreement, the obligations of First Midwest to consummate the Merger are subject to the following conditions precedent (except as those which First Midwest may chose to waive):

          (a) All of the representations and warranties made by Bancorp in this Agreement and in any documents or certificates provided by Bancorp shall have been true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except for information contained in a subsequent Disclosure Schedule of Bancorp relating to an event or series of events arising after the date hereof which does not have a Material Adverse Effect on Bancorp or as otherwise contemplated by this Agreement.

          (b) Bancorp shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

          (c) There shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any federal or state government or governmental agency or instrumentality or court, which would prohibit First Midwest's ownership or operation of all or a material portion of

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

Bancorp's business or assets, or would compel First Midwest to dispose of or hold separate all or a material portion of Bancorp's business or assets, as a result of this Agreement, or which would render First Midwest or Bancorp unable to consummate the transactions contemplated by this Agreement.

          (d) Since the date hereof, Bancorp shall not have suffered a Material Adverse Effect.

          (e) To the extent any material lease, license, loan, or financing agreement or other contract or agreement to which Bancorp or any of its Subsidiaries, as the case may be, is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consent or waiver would not have a Material Adverse Effect on Bancorp.

          (f) First Midwest shall have received an opinion paid for by First Midwest from KPMG Peat Marwick to the effect that the Merger shall be accounted for on the "pooling of interests" method of accounting.

          (g) First Midwest shall have received, as of the close of business as of the end of the month occurring within 45 days of the closing (the "Balance Sheet Date"), an audited consolidated balance sheet of Bancorp containing an unqualified opinion of KPMG Peat Marwick (the "Balance Sheet"). Bancorp shall cooperate and use its best efforts to cause its principal accountants to cooperate in preparing the Balance Sheet.

          The Tier I capital of Bancorp as of the Balance Sheet Date, shall not be less than $23,500,000 subject to the reduction of $200,000 for each month or fraction thereof that the Effective Time is prior to December 31, 1995, and subject to an increase of $200,000 for each month or fraction thereof that the Effective Time is after January 1, 1996 (the "Minimum Capital Level"); provided, however, that the Tier I capital may be adjusted by subtracting the following additions to capital and by adding back the following expenses, charges and similar amounts which are paid or accrued by Bancorp or any of its Subsidiaries, in anticipation of the Merger (the "Adjusted Tier I Capital"):

          (i) Additions to capital arising from the issuance of Bancorp Common Stock so that the Merger will be accounted for on the "pooling of interests" method of accounting or under the Bancorp Stock Option Plans or the Stock Option Agreement from the date hereof through the Effective Time;

         (ii)  Expenses requested or required in writing by First Midwest;

        (iii) Expenses paid or accrued by Bancorp up to $175,000 in implementing Section 4.03 hereof;

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

         (iv) Expenses paid or accrued to third parties such as investment banker fees and expenses, legal fees and expenses, accounting fees and expenses, expenses for the preparation, printing and mailing of the Proxy Statement prepared in conjunction with the Merger and expenses for the preparation of regulatory applications and the Registration Statement prepared in conjunction with the Merger ;

          (v) Other expenses paid or accrued which are mutually agreed to in writing by Bancorp and First Midwest; and

         (vi) Charges, fees and expenses related to any special assessment imposed against Citizens Federal as a member of SAIF.


          If the Adjusted Tier I Capital of Bancorp as of the Balance Sheet Date is less than the Minimum Capital Level, First Midwest and Bancorp shall discuss a mutually acceptable modification of this Agreement. If they are unable to agree upon a mutually acceptable modification of this Agreement, then First Midwest may terminate this Agreement.

          (h) Unless waived by First Midwest, First Midwest shall have received a "comfort" letter from KPMG Peat Marwick dated no more than five days prior to the date of the Closing in form and substance customary for transactions of this type and size, and reasonably satisfactory to First Midwest, which "comfort" letter shall state that the Adjusted Tier I Capital level of Bancorp as of the date of the "comfort" letter is not less than the Minimum Capital Level as of the Balance Sheet Date.

          (i) Bancorp shall have demonstrated to First Midwest's reasonable satisfaction that it holds proper licenses for all computer software programs, source codes and related materials which are used in the business of Bancorp or any Bancorp Subsidiary.

          (j) First Midwest shall have received a certificate signed by the President and Chief Executive Officer of Bancorp, dated as of the Effective Time, certifying that based upon their best knowledge, the conditions set forth
in Sections 6.01(a), (b),           (d) and (e) hereof have been satisfied.

     6.02 CONDITIONS TO THE OBLIGATIONS OF BANCORP. Notwithstanding any other provision of this Agreement, the obligations of Bancorp to consummate the Merger are subject to the following conditions precedent (except as those which Bancorp may chose to waive):

          (a) All of the representations and warranties made by First Midwest in this Agreement and in any documents or certificates provided by First Midwest shall have been true and correct in all material respects as of the date of this Agreement and as of the

Effective Time as though made on and as of the Effective Time, except for information contained in a subsequent Disclosure Schedule of First Midwest relating to an event or series of events arising after the date hereof which does not have a Material Adverse Effect on First Midwest or as otherwise contemplated by this Agreement.

          (b) First Midwest shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

          (c) Since the date hereof, First Midwest shall not have suffered a Material Adverse Effect.

          (d) Within five days prior to mailing the Proxy Statement to the stockholders of Bancorp, Bancorp shall have received a written opinion in a form reasonably acceptable to Bancorp from Stifel, Nicholaus and Company, Incorporated (or another investment banking firm reasonably acceptable to Bancorp) to the effect that the Exchange Ratio is fair from a financial point of view to the holders of Bancorp Common Stock.

          (e) Bancorp shall have received a certificate signed by the President and Chief Executive Officer of First Midwest, dated as of the Effective Time, that based upon their best knowledge, the conditions set forth in Sections 6.02(a) and (b) have been satisfied.

     6.03 CONDITIONS TO THE OBLIGATIONS OF THE PARTIES. Notwithstanding any other provision of this Agreement, the obligations of First Midwest on the one hand, and Bancorp on the other hand, to consummate the Merger are subject to the following conditions precedent (except as those which First Midwest or Bancorp may chose to waive):

          (a) No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect.

          (b) This Agreement and the Merger shall have been duly approved by the requisite vote of the stockholders of Bancorp at a meeting duly called and held for such purpose and the amendment to Article FOURTH, Paragraph C of Bancorp's Certificate of Incorporation eliminating said provision (if such amendment is required by law) shall have been duly approved by the requisite vote of the stockholders of Bancorp at said meeting. Section EIGHT of the Citizens Federal federal stock charter shall have been amended (if such amendment is required by law) in form and substance satisfactory to the parties.

          (c) First Midwest shall have received the approval of the Federal Reserve Board, the OTS, the OCC, the FDIC and any other applicable regulatory authority to acquire Bancorp and to consummate the transactions described in
Section 1.05 hereof

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

(provided First Midwest at its sole option elects to proceed with the transactions described in Section 1.05 hereof) and all required waiting periods shall have expired.

          (d) The Registration Statement shall have been declared effective under the Securities Act and no stop orders shall be in effect and no proceedings for such purpose shall be pending or threatened by the SEC.

          (e) Each party shall have received the tax opinion addressed to it referred to in Section 5.12 of this Agreement.

          (f) The First Midwest Common Stock to be issued to holders of Bancorp Common Stock shall have been approved for listing on NASDAQ/NMS subject to official notice of issuance.

                                      VII.

                         TERMINATION; AMENDMENT; WAIVER

     7.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

          (a) By mutual written consent of the Board of Directors of First Midwest and the Board of Directors of Bancorp; or

          (b) At any time prior to the Effective Time, by First Midwest or Bancorp if there shall have been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement is illegal, invalid or unenforceable (unless the enforcement thereof is waived by the affected party) or denying any regulatory application the approval of which is a condition precedent to either party's obligations hereunder; or

          (c) At any time on or before the date specified in 7.01(g) hereof, by First Midwest or Bancorp in the event that any of the conditions precedent to the obligations of the other party to the Merger are rendered impossible to be satisfied or fulfilled by said date (other than by reason of a breach by the party seeking to terminate); or

          (d) By either party at any time after the stockholders of Bancorp fail to approve this Agreement and the Merger in a vote taken at a meeting duly convened for that purpose; or

          (e) By First Midwest or Bancorp, in the event of a material breach by the other party of any representation, warranty, covenant or agreement contained herein or in any schedule or document delivered pursuant hereto, which breach would result in the failure to satisfy the closing condition set forth in
Section 6.01(a) or 6.01(b), in the case of

First Midwest, or Section 6.02(a) or 6.02(b), in the case of Bancorp, and which breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by the non-breaching party to the party committing such breach; or

          (f) By First Midwest in the manner provided and within the time specified in Section 4.03 hereof; or

          (g) By either party on or after March 31, 1996 (or April 30, 1996 in the event a protest is filed with bank regulatory authorities alleging the failure of either party or either party's Subsidiaries to comply with the Community Reinvestment Act of 1977), in the event the Merger has not been consummated by such date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein).

In the event either party elects to effect any termination pursuant to Section 7.01(b) through 7.01(g) above, it shall give written notice to the other party hereto specifying the basis for such termination and certifying that such termination has been approved by the vote of a majority of the members of its Board of Directors.

     7.02 EXPENSES. (a) Except as provided elsewhere herein and in Section 7.02(b) hereof, First Midwest and Bancorp shall each bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that First Midwest on the one hand, and Bancorp, on the other hand, shall bear and pay one-half of the costs incurred in connection with the printing and mailing the Registration Statement and the Proxy Statement.

          (b) Notwithstanding the foregoing, a party (the "Expense Paying Party") shall pay all of the costs and expenses incurred by the other party (the "Reimbursed Party") (without duplication pursuant to this Agreement or any other agreement or instrument) in connection with this Agreement and the transactions contemplated hereunder, including fees and expenses of such Reimbursed Party's financial or other consultants, investment bankers, accountants, and counsel, if:

          (i) the Reimbursed Party terminates this Agreement pursuant to Section 7.01(e) hereof by reason of material breach by the Expense Paying Party, and the Expense Paying Party is at the time of the termination not also entitled to terminate this Agreement pursuant to Section 7.01(e) hereof by reason of a material breach by the Reimbursed Party; or

          (ii) a Repurchase Event occurs (as defined in the Stock Option Agreement) prior to Bancorp's stockholders' meeting to vote on the Merger and this Agreement and thereafter the stockholders of Bancorp fail to approve the Merger and this Agreement and if Bancorp is the Expense Paying Party, and the Merger has not

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

     been, or thereafter is not, consummated for any reason other than a termination pursuant to Section 7.01(e) hereof because of a material breach by the Reimbursed Party.

Nothing contained in this Section 7.02 shall constitute or shall be deemed to constitute liquidated damages for the breach by a party of the terms of this Agreement or otherwise limit the rights of the nonbreaching party to pursue the breaching party for the breach of any representation warranty, covenant or agreement.

          (c) Final settlement with respect to payment of fees and expenses by the parties pursuant to this Section shall be made within thirty (30) days of the termination of this Agreement.

          (d) In the event one of the parties hereto files suit to enforce this Section or a suit seeking to recover costs and expenses or damages for breach of this Agreement, the costs, fees, charges and expenses (including attorneys' fees and expenses) of the prevailing party in such litigation (and any related litigation) shall be borne by the losing party.

     7.03 SURVIVAL OF AGREEMENTS. In the event of termination of this Agreement by either First Midwest or Bancorp as provided in Section 7.01, this Agreement shall forthwith become void and have no effect except that (i) the agreements contained in Sections 5.01, 5.05, 5.06 and 7.02 hereof shall survive the termination hereof; (ii) the Stock Option Agreement shall be governed by its own termination provisions; and (iii) a termination pursuant to Sections 7.01(c) or 7.01(e) hereof shall not relieve a breaching party from any liability for any breach giving rise to such termination.

     7.04 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by their respective Boards of Directors at any time before or after approval hereof by the stockholders of Bancorp but, after such approval, no amendment shall be made which changes the form of consideration or adversely affects or decreases the value of the consideration to be received by the stockholders of Bancorp or which in any other way adversely affects the rights of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. First Midwest and Bancorp may, without approval of their respective Boards of Directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof and thereof, as may be required to effect or facilitate any governmental approval of acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby.

     7.05 WAIVER. Any term, provision or condition of this Agreement (other than the requirement of stockholders' approval) may be waived in writing at any time by the party which is, or the stockholders of which are, entitled to the benefits hereof. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be

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

cumulative and may be exercised from time to time. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement. No investigation, review or audit by First Midwest of Bancorp or Bancorp of First Midwest prior to or after the date hereof shall estop or prevent either party from exercising any right hereunder or be deemed to be a waiver of any such right.

                                     VIII.

                              OPINIONS OF COUNSEL

     Opinions of counsel shall be delivered at the Effective Time as set forth in this Article VIII. In rendering such opinions, each such counsel may rely as to factual matters on information received from their client, its officers or directors, or government officials, or any thereof, and upon such other evidence as such counsel may deem necessary or desirable.

     8.01 OPINION OF BANCORP'S COUNSEL. As a condition precedent to First Midwest's obligations hereunder, Bancorp shall cause to be delivered to First Midwest an opinion of Silver, Freedman & Taff, L.L.P., counsel for Bancorp, in form and substance reasonably satisfactory to First Midwest's counsel and dated as of the Effective Time, substantially to the following effect:
          (a) Bancorp is duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and is in good standing under the laws of the State of Iowa. Bancorp (i) to counsel's best knowledge and belief after reasonable inquiry, is not required to be qualified as a foreign corporation in any other state by reason of the nature of its business or its ownership or use of property, and (ii) to counsel's best knowledge and belief after reasonable inquiry, has full corporate power and all necessary and material licenses and permits to carry on its businesses and to own and operate its properties and assets now owned or operated by it. Bancorp is a registered savings and loan holding company under HOLA.

          (b) Citizens Federal is duly organized, validly existing and in good standing under the laws of the United States. Citizens Federal (i) to counsel's best knowledge and belief after reasonable inquiry, is not required to be qualified as a foreign corporation in any state by reason of the nature of its business or its ownership or use of property, and (ii) to counsel's best knowledge and belief after reasonable inquiry, has full corporate power and all necessary and material licenses and permits to carry on its businesses and to own and operate its properties and assets now owned or operated by it. Citizens Federal is a federally chartered savings bank.

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

          (c) The authorized capital stock of Bancorp as of the close of business on the day preceding the Closing consists of (i) the number of shares of Bancorp Common Stock, $.01 par value, specified in the opinion of which the number of shares specified in the opinion are then legally issued and outstanding, fully paid, and non-assessable, and that the number of shares that are then reserved for issuance under the Bancorp Stock Option Plans is as specified in the opinion; and (ii) 1,000,000 shares of Preferred Stock, $.01 par value, of which, as of the close of business as of the day preceding the Closing, no such shares are then issued and outstanding. Except as disclosed in such opinion, to counsel's best knowledge: (a) since the date and time of the execution of this Agreement, no additional shares of Bancorp Common Stock or Bancorp Preferred Stock have been authorized for issuance or issued by Bancorp, except for shares issued upon the exercise of stock options; and (b) there are no other outstanding subscriptions, options, warrants, or rights to acquire any capital stock of Bancorp, or agreements to which Bancorp is a party or by which it is bound to issue capital stock, except as set forth in the Bancorp Disclosure Schedule or in such opinion.

          (d) Bancorp or a Bancorp Subsidiary is the owner of record of all of the issued and outstanding shares of Common Stock of the wholly owned Bancorp Subsidiaries. To the best of counsel's knowledge, there are no outstanding subscriptions, options, warrants, or rights to acquire any capital stock of any of the Bancorp Subsidiaries, or agreements to which Bancorp or any Bancorp Subsidiaries is a party or by which any of them is bound requiring any of them to issue capital stock of any Bancorp Subsidiary, except as set forth in the Bancorp Disclosure Schedule or in such opinion.

          (e) Said counsel knows of no corporate proceedings required by law or by the provisions of this Agreement to be taken by Bancorp in connection with the transactions provided for by this Agreement which have to said counsel's knowledge not been duly and validly taken.

          (f) The execution and delivery of this Agreement by Bancorp and the performance of its obligations hereunder have been duly authorized by all requisite corporate action on the part of Bancorp and its stockholders and this Agreement constitutes the legal, valid and binding obligation of Bancorp enforceable in accordance with its terms (except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines).

          (g) The execution and delivery of this Agreement by Bancorp and the performance of its obligations hereunder will not violate the Certificate of Incorporation, or By-laws of Bancorp or any Bancorp Subsidiary, or any law, rule, regulation or, to counsel's best knowledge and belief after reasonable inquiry, order to which any of them is subject or, to counsel's best knowledge and belief after reasonable inquiry, any material agreement to which any of them is a party or by which any of them is bound (including the agreements and arrangements referenced in Section 3.16 (d) hereof), except as disclosed in the Disclosure Schedule of Bancorp.

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

          (h) Such counsel, after reasonable inquiry, does not know of any material litigation, proceedings or governmental investigation pending or threatened against or relating to Bancorp or any Bancorp Subsidiary or any of their respective properties or businesses or which challenges the Merger, except as disclosed in the Disclosure Schedule of Bancorp.

          (i) To the best of such counsel's knowledge and belief after reasonable inquiry, the consummation of the transactions contemplated by this Agreement will not result in a breach of any of the provisions of, nor will it constitute a default under, nor will it invalidate or give any party a right to cancel or terminate, or otherwise alter in any manner materially adverse to the interests of First Midwest, any material agreement or material instrument to which Bancorp or any Bancorp Subsidiary is a party, except as set forth in the Disclosure Schedule of Bancorp.

          (j) Except as made or received prior to the date hereof, no notice to, filing with, exemption or review by or authorization, consent or approval of, any public body or authority is required to be made by Bancorp for the consummation by Bancorp of the Merger as contemplated by this Agreement which has not been made or received by Bancorp other than Certificate of Merger.

          (k) None of the transactions contemplated by this Agreement (including those described in Section 1.05 hereof) would constitute a complete liquidation of Citizens Federal so as to require the distribution of the liquidation account of Citizens Federal to any existing or former savings or demand account holders of Citizens Federal.

     8.02 OPINION OF FIRST MIDWEST'S COUNSEL. As a condition precedent to Bancorp's obligations hereunder, First Midwest shall cause to be delivered to Bancorp an opinion of Hinshaw & Culbertson, counsel for First Midwest, in form and substance reasonably satisfactory to Bancorp's counsel and dated as of the Effective Time, substantially to the following effect:

          (a) First Midwest is duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and is in good standing under the laws of the State of Illinois. First Midwest
(i) is not required to be qualified as a foreign corporation in any other state by reason of the nature of its business or its ownership or use of property, and
(ii) to counsel's best knowledge and belief after reasonable inquiry, has full corporate power and all necessary and material licenses and permits to carry on its businesses and to own and operate its properties and assets now owned or operated by it.

          (b) The authorized capital stock of First Midwest as of the close of business on the day preceding the Closing consists of (i) the number of shares of First Midwest Common Stock, no par value, specified in the opinion of which the number of shares specified in the opinion are then legally issued and outstanding, fully paid, and non-assessable, and that the number of shares that are then reserved for issuance under the First Midwest Stock Option Plans is as specified in the opinion; and
(ii) 1,000,000 shares of Preferred Stock, of no par value, of which, as of the close of business as of the day preceding the Closing, 200,000 shares are reserved for issuance under the Rights Plan. Except as disclosed in such opinion, to counsel's best knowledge: (a) since the date and time of execution of this Agreement, no additional shares of First Midwest Common Stock or First Midwest Preferred Stock have been authorized for issuance or issued by First Midwest, except shares issued upon the exercise of stock options; and (b) there are no other outstanding subscriptions, options, warrants, or rights to acquire any capital stock of First Midwest, or agreements to which First Midwest is a party or by which it is bound to issue capital stock, except as set forth in the First Midwest Disclosure Schedule or in such opinion.

          (c) Said counsel knows of no corporate proceedings required by law or by the provisions of this Agreement to be taken by First Midwest in connection with the transactions provided for by this Agreement which have to said counsel's knowledge not been fully and validly taken.

          (d) The execution and delivery of this Agreement by First Midwest and the performance of its obligations hereunder have been duly authorized by all requisite corporate actions on the part of First Midwest and its stockholders and this Agreement constitutes the legal, valid and binding obligation of First Midwest enforceable in accordance with its terms (except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines).

          (e) The execution and delivery of this Agreement by First Midwest and the performance of its obligations hereunder will not violate the Certificate of Incorporation (charter) or by-laws of First Midwest or any First Midwest Subsidiary, any law, rule, regulation, or to counsel's best knowledge and belief after reasonable inquiry, order to which any of them is subject or, to counsel's best knowledge and belief after reasonable inquiry, any material agreement to which any of them is a party or by which any of them is bound, except as disclosed in the Disclosure Schedule of First Midwest.

          (f) Such counsel, after reasonable inquiry, does not know of any material litigation, proceedings or governmental investigation pending or threatened against or relating to First Midwest or its Subsidiaries or any of their properties or businesses except as disclosed in the Disclosure Schedule of First Midwest, except as disclosed in the Disclosure Schedule of First Midwest.

          (g) To the best of such counsel's knowledge and belief after reasonable inquiry, the consummation of the transactions contemplated in this Agreement will not result in a breach of any of the provisions of, nor will it constitute a default under, nor will it invalidate or give any party a right to cancel or terminate, or otherwise alter in any manner materially adverse to the interests of Bancorp, any material agreement or material instrument to which First Midwest or any First Midwest Subsidiary is a party, except as disclosed in the Disclosure Schedule of Bancorp.

          (h) The Registration Statement has been declared effective and, to the best of such counsel's knowledge and belief after reasonable inquiry, no stop order suspending the effectiveness thereof has been issued by the SEC.

          (i) The shares of First Midwest Common Stock to be issued pursuant to
Section 1.02(c) hereof will be validly issued, fully paid and nonassessable.

          (j) Except as made or received prior to the date hereof, no notice to, filing with, exemption or review by or authorization, consent or approval of, any public body or authority is required to be made by First Midwest for the consummation by First Midwest of the Merger as contemplated by this Agreement which has not been made or received by First Midwest other than Certificate of Merger.

                                      XI.

                               GENERAL PROVISIONS

     9.01 SURVIVAL. All representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement (other than the agreements, covenants and obligations set forth herein which are contemplated to be performed after the Effective
Time) shall not survive the Effective Time, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive First Midwest or Bancorp (or any of their respective directors, officers, employees or agents) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any stockholder or former stockholder of either First Midwest or Bancorp, the aforesaid representations, warranties, and covenants being material inducements to consummation by First Midwest, Bancorp and the Surviving Corporation of the transactions contemplated hereby.

     9.02 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission or by registered or certified mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed to be delivered on the date so delivered:

       (a)   if to First Midwest:     Donald J. Swistowicz
                                      Senior Vice President
                                      First Midwest Bancorp, Inc.


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

                                      184 Shuman Boulevard Suite 310
                                      Naperville, Illinois  60563

                 copy to:             Timothy M. Sullivan
                                      Hinshaw & Culbertson
                                      222 North LaSalle Street
                                      Suite 300
                                      Chicago, IL  60601-1081

       (b)   if to Bancorp:           Paul L. Eckert
                                      Chairman
                                      CF Bancorp, Inc.
                                      101 West Third Street
                                      Davenport, Iowa  52801

       (c)   copies to:               Martin Meyrowitz or Barry Taff
                                      Silver, Freedman & Taff
                                      1100 New York Avenue
                                      7th Floor
                                      Washington, D.C.  20005

     9.03 SPECIFIC ENFORCEABILITY. The parties recognize and hereby acknowledge that it is impossible to measure in money the damages that would result to a party by reason of the failure of either of the parties to perform any of the obligations imposed on it by this Agreement and that in any event damages would be an inadequate remedy in this instance. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, the party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists and shall waive or not assert any requirement to post bond in connection with seeking specific performance.

     9.04 APPLICABLE LAW. This Agreement shall be construed and interpreted according to the laws of the State of Delaware without regard to conflicts of laws principles thereof, except to the extent that the federal laws of the United States apply.

     9.05 HEADINGS, ETC. The article headings and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.06 SEVERABILITY. If any term, provision, covenant, or restriction contained in this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants,

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

and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

     9.07 ENTIRE AGREEMENT; BINDING EFFECT; NON-ASSIGNMENT; COUNTERPARTS.
Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement between the parties hereto and supersedes all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; and (b) is not intended to confer upon any other person any rights or remedies hereunder except as specifically provided herein. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party hereto. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

                                 FIRST MIDWEST BANCORP, INC.


                              By     DONALD J. SWISTOWICZ
                                ---------------------------------
                                     Senior Vice President
      ALAN R. MILASIUS
  ------------------------
         Secretary

                                 CF BANCORP, INC.


                              By     PAUL L. ECKERT
                                ---------------------------------------
                                       President

      GREG I. BOHAC
  -------------------------
        Secretary

                                                                      APPENDIX B

                                                              500 NORTH BROADWAY
                                                       ST. LOUIS, MISSOURI 63102
                                                                    314-342-2000
   Stifel, Nicolaus
-------------------------------
   & COMPANY, INCORPORATED

     May 31, 1995

     Board of Directors
     CF Bancorp, Inc.
     101 West Third Street
     Davenport, IA 52801

     Members of the Board:

       We understand that CF Bancorp, Inc. ("CFBC") is contemplating entering into an Agreement and Plan of Merger (the "Agreement") by and between First Midwest Bancorp, Inc. ("FMBI") to be executed not later than May 31, 1995. As is set forth in the Agreement each outstanding share of common stock of FMBI will be exchanged for 1.4545 common shares of FMBI ("Merger Consideration"). In connection therewith, you have requested our opinion as to the fairness of the Merger Consideration, from a financial point of view, to the shareholders of CFBC.

       Stifel, Nicolaus & Company, Incorporated is an investment banking and securities firm with membership on all principal U.S. securities exchanges. As part of our investment banking services, we are regularly engaged in the independent valuation of securities in connection with negotiated underwritings, private placements, merger and acquisition transactions and recapitalizations.

       During the course of our engagement, we reviewed and analyzed material bearing upon the financial and operating condition of CFBC and FMBI and material prepared in connection with the proposed transaction, including among other things, the following: the Agreement; certain publicly available information concerning CFBC and FMBI, including financial statements and Consolidated Reports of Condition and Income for each of the six years ended December 31, 1994, and for the quarter ended March 31, 1995, for FMBI and each of the six years ended June 30, 1994, and for the nine months ended March 31, 1995, for CFBC; the nature and terms of recent sale and merger transactions involving banks, thrifts and holding companies for such institutions that we consider relevant; historical and current market data for CFBC and FMBI common stock, and financial and other information provided to us by management of CFBC and FMBI. In addition, we have conducted meetings with members of the senior management of CFBC and FMBI. We evaluated the pro forma ownership of FMBI common stock by CFBC stockholders, relative to the pro forma contribution of CFBC's assets, liabilities, equity and earnings to the pro forma combined entity. We also took into account our experience in other transactions, as well as our knowledge of the banking and thrift industry and our general experience in securities valuations.

                    Over a Century of Knowledge and Service
--------------------------------------------------------------------------------
  MEMBER SIPC AND MEMBERS, NEW YORK STOCK EXCHANGE, INC., CHICAGO AND AMERICAN
                                STOCK EXCHANGES

       In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations provided to us by CFBC and FMBI. With respect to the financial forecasts of CFBC provided to us by CFBC's management, we assumed for purposes of our opinion that they were reasonably prepared on bases reflecting the best available estimates and judgments of CFBC's management at the time of preparation as to the future financial performance of CFBC and that they provided a reasonable basis upon which we could form our opinion. We also assumed that there were no material changes in CFBC's or FMBI's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. We relied on advice of counsel to CFBC as to all legal matters with respect to CFBC, the Merger, the Merger Agreement and the transactions and other matters contained or contemplated therein. In addition, we did not make or obtain an independent evaluation, appraisal or physical inspection of the assets, individual properties or liabilities of CFBC or FMBI, nor were we furnished with any such appraisal. Further, our opinion is based on economic, monetary, market and other conditions existing as of the date hereof. No opinion is expressed as to the prices at which any securities of CFBC or FMBI, including the CFBC Common Stock or FMBI Common Stock, might trade in the future.

       Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the stockholders of CFBC, as described in the Agreement, is fair to the stockholders of CFBC from a financial point of view.

     Sincerely,



     STIFEL, NICOLAUS & COMPANY, INCORPORATED

                                                                     APPENDIX C


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                            -----------------------

                                  FORM 10-KSB

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
    OF 1934 [FEE REQUIRED]  For the Fiscal Year Ended June 30, 1995
                                       OR
[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934 [NO FEE REQUIRED]  For the transition period from
    ________________ to ________________

COMMISSION FILE NUMBER 0-20069

                               CF BANCORP, INC.

            (Exact Name of Registrant as Specified in its Charter)

                  DELAWARE                                  42-1384713
(State or Other Jurisdiction of Organization)    (I.R.S. Employer Identification
                                                     Incorporation or Number)

     101 W. THIRD STREET, DAVENPORT, IOWA                     52801
   (Address of Principal Executive Offices)                 Zip Code

      Registrant's telephone number, including area code: (319) 322-6237
                                                          --------------

       Securities Registered Pursuant to Section 12(b) of the Act:  NONE

          Securities Registered Pursuant to Section 12(g) of the Act:

                    COMMON STOCK, PAR VALUE $.01 PER SHARE
                               (Title of Class)

    Indicate by check mark whether the Registrant (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such requirements
for the past 90 days.  YES  X    NO    .
                           ---      ---
    Check if there is no disclosure of delinquent files in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

    State the issuer's revenues for its most recent fiscal year:  $18.5 million

    As of August 4, 1995 the Registrant had 916,496 shares of Common Stock issued and outstanding.

    The aggregate market value of the voting stock held by non-affiliates of the Registrant, computed by reference to the average of the bid and asked price of such stock as of August 8, 1995 was $33,910,000. (The exclusion from such amount of the market value of the shares owned by any person shall not be deemed an admission by the Registrant that such person is an affiliate of the Registrant.)

                      DOCUMENTS INCORPORATED BY REFERENCE

    Part II of Form 10-KSB - Annual Report to Stockholders for the fiscal year ended June 30, 1995.

    Part III of Form 10-KSB - Proxy Statement for 1995 Annual Meeting of Stockholders.

    Transitional Small Business Disclosure format (check one):  Yes      No  X
                                                                    ---     ---

PART I
------

ITEM 1. BUSINESS

                                    GENERAL

THE COMPANY. CF Bancorp, Inc. (the "Corporation", the "Company" or the "Holding Company") was formed at the direction of Citizens Federal Savings Bank ("Citizens Federal" or the "Bank") in March 1992, for the purpose of owning all of the outstanding stock of Citizens Federal issued in the conversion of the Bank from the mutual to the stock form (the "Conversion"). The Corporation acquired all of the outstanding stock of Citizens Federal on July 1, 1992. At June 30, 1995, the Corporation had total assets of $226.9 million, deposits of $135.5 million and stockholders' equity of $23.4 million.

The Corporation is incorporated under the laws of the State of Delaware and generally is authorized to engage in any activity that is permitted by the Delaware General Corporation Law. The holding company structure provides the Corporation with greater flexibility than the Bank has to diversify its business activities, through existing or newly formed subsidiaries, or through acquisitions or mergers of both mutual and stock thrift institutions as well as other companies.

On May 31, 1995, the Corporation and First Midwest Bancorp, Inc. ("FMBI") entered into a definitive agreement to merge the Corporation into FMBI. FMBI, an approximately $3.0 billion bank holding company, is headquartered in Itasca, Illinois. Under the terms of the agreement, FMBI will exchange 1.4545 shares of FMBI's common stock in exchange for each share of the Corporation's outstanding common stock in a tax free exchange. FMBI's stock options will be exchanged for the Corporation stock options at the same exchange ratio as the outstanding common stock. The transaction, which is subject to approval by regulatory authorities and stockholders of the Corporation, is expected to be completed during the second or third quarters of fiscal 1996 and will be accounted for using the pooling-of-interest method of accounting.

The activities of the Corporation itself have been limited to investments in marketable equity securities and interest-bearing deposits at financial institutions. Gains on the sale of marketable equity securities provided $655,000, $383,000 and $53,000 for the years ended June 30, 1995, 1994 and 1993, respectively. Unless otherwise indicated, all activities discussed below are of the Bank and its subsidiaries.

CITIZENS FEDERAL. The principal business of the Bank consists of attracting retail deposits from the general public and investing those funds primarily in first mortgages on owner-occupied, single family residential loans, consumer loans and residential construction loans. The Bank also purchases mortgage-backed securities. In addition, the Bank has originated multi-family residential and commercial real estate loans, but only in an extremely limited amount since fiscal 1985.

The Bank's revenues are derived principally from interest on mortgage loans and mortgage-backed securities, interest on consumer loans, interest and dividends on investment securities, loan origination and servicing fee income, and income from checking account service charges and credit insurance sales.

MARKET AREA. The executive offices of the Bank are located in Davenport, Iowa. Through its network of 4 offices, Citizens Federal currently serves the "Quad Cities" metropolitan area of Davenport and Bettendorf in eastern Iowa and Moline and Rock Island in western Illinois.

The Quad Cities area has a population of approximately 400,000 and a diverse economy with a manufacturing emphasis. In recent periods the Bank's market area has been below national averages in population growth and personal income and is currently experiencing a below average unemployment rate. Some of the nation's largest farm implement and heavy machinery firms have substantial operations in the Quad Cities area, including John Deere Corporation (headquartered in Moline) and J.I. Case Corporation. Alcoa Corporation operates the world's largest aluminum sheet and plate rolling mill outside Bettendorf, Iowa and Lee Enterprises, a large newspaper publishing firm, is headquartered in Davenport. In addition, a major federal weapons manufacturing operation is located in Rock Island, Illinois.


                              LENDING ACTIVITIES

GENERAL. Historically, the Bank originated fixed-rate mortgage loans. Since the early 1980's, however, the Bank has emphasized the origination and holding of adjustable rate mortgage ("ARM") loans and loans with shorter terms to maturity than traditional 30 year, fixed rate loans. Management's strategy has been to increase the percentage of assets in its portfolio with more frequent repricing or shorter maturities than fixed-rate mortgage loans. In response to customer demand, however, the Bank continues to originate fixed rate mortgages, primarily for sale in the secondary market. The Bank underwrites these mortgage loans under secondary market guidelines allowing them to be saleable to the Federal Home Loan Mortgage Corporation ("FHLMC").

The Bank's primary focus in lending activities is on the origination of loans secured by first mortgages on owner-occupied, one- to four-family residences. The Bank also originates consumer and, to a much lesser extent, residential construction loans. A limited amount of loans secured by multi-family residential and commercial real estate have also been originated since fiscal 1985. See "- Origination, Purchases, Sales and Servicing of Loans and Mortgage-Backed Securities." At June 30, 1995, the Bank's net loan and mortgage-backed securities portfolio totaled $204.0 million.

All mortgage loans, and consumer loan commitments of more than $30,000, must be approved by a committee comprised of senior officers of the Bank. Consumer loan applications up to $30,000 are initially approved by the Senior Vice President in charge of consumer lending. All loan approvals are ratified by the Board of Directors.

The aggregate amount of loans that the Bank is permitted to make under applicable federal regulations to any one borrower, including related entities, or the aggregate amount that the Bank can have invested in any one real estate project is generally the greater of 15% of unimpaired capital and surplus or $500,000. See "Regulation - Federal Thrift Regulation." At June 30, 1995, the maximum amount which the Bank could have lent to any one borrower and the borrower's related entities was approximately $3.0 million. At June 30, 1995, the Bank had no borrowers with outstanding balances in excess of this amount. At June 30, 1995 the principal balance of the largest amount outstanding to any one borrower, or group of related borrowers, was $2.2 million. This group of loans was current as of that date and has never been classified by the Bank.

Loan Portfolio Composition. The following information concerning the composition of the Bank's loan and mortgage-backed securities portfolios in dollar amounts and in percentages (before deductions for loans in process, deferred fees, and discounts and allowances for losses) as of the dates indicated.


                                                                             JUNE 30,
                                ---------------------------------------------------------------------------------------------------
                                       1995                1994                 1993                1992                1991
                                ------------------  -------------------  ------------------  ------------------  ------------------
                                 Amount   Percent    Amount    Percent    Amount   Percent    Amount   Percent    Amount   Percent
                                --------  --------  ---------  --------  --------  --------  --------  --------  --------  --------
                                                                      (Dollars in Thousands)
Real Estate Loans and
---------------------
Mortgage-Backed Securities:
--------------------------
 One- to four-family..........  $ 58,971    28.50%   $ 60,515    29.26%  $ 60,539    31.79%  $ 47,413    35.89%  $ 47,240    34.41%
 Multi-family and commercial..     2,757     1.33       3,497     1.69      5,339     2.80      6,197     4.69      8,133     5.92
 Residential construction.....     6,515     3.15       9,034     4.37      8,470     4.45      9,040     6.84      5,511     4.01
 Mortgage-backed securities...    85,915    41.53      88,682    42.88     74,190    38.96     28,812    21.81     35,169    25.62
                                --------   ------    --------   ------   --------   ------   --------   ------   --------   ------
   Total real estate loans
    and mortgage-backed
    securities................  $154,158    74.51%   $161,728    78.20%  $148,538    78.00%  $ 91,462    69.23%  $ 96,053    69.96%
                                --------   ------    --------   ------   --------   ------   --------   ------   --------   ------

Other Loans:
-----------
 Consumer Loans:
  Home equity.................  $ 31,013    14.99%   $ 26,631    12.88%  $ 23,922    12.56%  $ 23,137    17.51%  $ 24,482    17.83%
  Mobile home.................    12,174     5.88       9,663     4.67      7,877     4.14      7,274     5.50      6,692     4.87
  Auto........................     5,591     2.70       4,805     2.32      4,616     2.42      4,105     3.11      4,305     3.14
  Recreational................     2,295     1.11       2,517     1.22      2,876     1.51      2,853     2.16      3,173     2.31
  Other.......................     1,675      .81       1,465      .71      2,601     1.37      3,287     2.49      2,600     1.89
                                --------   ------    --------   ------   --------   ------   --------   ------   --------   ------
   Total consumer loans.......  $ 52,748    25.49%   $ 45,081    21.80%  $ 41,892    22.00%  $ 40,656    30.77%  $ 41,252    30.04%
                                --------   ------    --------   ------   --------   ------   --------   ------   --------   ------
   Total loans and mortgage-
    backed securities.........  $206,906   100.00%   $206,809   100.00%  $190,430   100.00%  $132,118   100.00%  $137,305   100.00%
                                           ======               ======              ======              ======              ======

Less:
----
 Loans in process.............     1,792                3,834               3,447               3,888               2,731
 Deferred fees and discounts..        55                  127                 369                 557               1,035
 Allowance for losses.........     1,057                1,094               1,110               1,102                 807
                                --------             --------            --------            --------            --------
   Total loans and mortgage-
    backed securities, net....  $204,002             $201,754            $185,504            $126,571            $132,732
                                ========             ========            ========            ========            ========

 The following table shows the composition of the Bank's loan and mortgage-backed securities portfolios by fixed- and adjustable-rate categories at the dates indicated.

                                                                            JUNE 30,
                             ------------------------------------------------------------------------------------------------------
                                    1995                 1994                 1993                 1992                1991
                             -------------------  -------------------  -------------------  -------------------  ------------------
                              Amount    Percent    Amount    Percent    Amount    Percent    Amount    Percent    Amount   Percent
                             --------  ---------  --------  ---------  --------  ---------  --------  ---------  --------  --------
                                                                     (Dollars in Thousands)
Fixed-Rate Loans and
 Mortgage-Backed
 Securities:

 Real Estate Loans:
  One- to four-family......  $  8,666      4.19%  $ 10,320      4.99%  $ 12,610      6.62%  $ 14,720     11.14%  $ 15,797    11.51%
  Multi-family and
   commercial..............     1,996       .97      3,007      1.45      4,759      2.50      5,262      3.98      6,989     5.09
  Residential construction.     6,480      3.13      8,992      4.35      8,415      4.42      9,026      6.84      5,442     3.96
  Mortgage-backed
   securities..............     4,516      2.18      5,279      2.55      2,157      1.13      1,890      1.43     24,839    18.09
                             --------    ------   --------    ------   --------    ------   --------    ------   --------   ------
   Total fixed-rate real
    estate  loans and
    mortgage-backed
    securities.............  $ 21,658     10.47%  $ 27,598     13.34%  $ 27,941     14.67%  $ 30,898     23.39%  $ 53,067    38.65%
 Consumer..................    50,066     24.20     44,465     21.50     41,159     21.62     39,599     29.97     40,210    29.28
                             --------    ------   --------    ------   --------    ------   --------    ------   --------   ------
   Total fixed-rate loans
    and mortgage-backed
    securities.............  $ 71,724     34.67%  $ 72,063     34.84%  $ 69,100     36.29%  $ 70,497     53.36%  $ 93,277    67.93%
                             --------    ------   --------    ------   --------    ------   --------    ------   --------   ------
Adjustable-Rate Loans and
Mortgage-Backed Securities:
 Real estate:
  One- to four-family......  $ 50,305     24.31%  $ 50,195     24.27%  $ 47,929     25.16%  $ 32,693     24.74%  $ 31,443    22.90%
  Multi-family and
   commercial..............       761       .36        490       .24        580       .31        935       .71      1,144      .84
  Residential construction.        35       .02         42       .02         55       .03         14       .01         69      .05
  Mortgage-backed
   securities..............    81,399     39.34     83,403     40.33     72,033     37.83     26,922     20.38     10,330     7.52
                             --------    ------   --------    ------   --------    ------   --------    ------   --------   ------
   Total adjustable-rate
    real estate loans and
    mortgage-backed
    securities               $132,500     64.03%  $134,130     64.86%  $120,597     63.33%  $ 60,564     45.84%  $ 42,986    31.31%
Consumer...................     2,682      1.30        616       .30        733       .38      1,057       .80      1,042      .76
                             --------    ------   --------    ------   --------    ------   --------    ------   --------   ------
   Total adjustable-rate
    loans and mortgage-
    backed securities......  $135,182     65.33%  $134,746     65.16%  $121,330     63.71%  $ 61,621     46.64%  $ 44,028    32.07%
                             --------    ------   --------    ------   --------    ------   --------    ------   --------   ------
   Total loans and
    mortgage-backed
    securities.............  $206,906    100.00%  $206,809    100.00%  $190,430    100.00%  $132,118    100.00%  $137,305   100.00%
                                         ======               ======               ======               ======              ======
Less:
 Loans in process..........     1,792                3,834                3,447                3,888                2,731
 Deferred fees and
  discounts................        55                  127                  369                  557                1,035
 Allowance for loan losses.     1,057                1,094                1,110                1,102                  807
                             --------             --------             --------             --------             --------
  Total loans and
   mortgage-backed
   securities, net.........  $204,002             $201,754             $185,504             $126,571             $132,732
                             ========             ========             ========             ========             ========

The following schedule illustrates the interest rate sensitivity of the Bank's loan and mortgage-backed securities portfolio at June 30, 1995. Mortgages which have adjustable or renegotiable interest rates are shown in their respective maturity date categories rather than dates at which they reprice. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

                                         Real Estate
                         ------------------------------------------
                                        Multi-Family                                        Mortgage-
     Due During            One- to          and        Residential                Total       Backed
Years Ending June 30,    Four-Family     Commercial    Construction   Consumer    Loans     Securities
-----------------------  -----------   -------------   ------------   --------   --------   ----------
                                        (Dollars in Thousands)
1996...................    $   296        $  441          $6,480       $ 9,901   $ 17,118    $    --
1997 - 1998............        808            80              --        18,479     19,367      1,168
1999 - 2000............        436            70              --        18,986     19,492      3,246
2001 and following.....     57,431         2,166              35         5,382     65,014     81,501
                           -------        ------          ------       -------   --------    -------

                           $58,971        $2,757          $6,515       $52,748   $120,991     $85,915
                           =======        ======          ======       =======   ========     =======

----------------------
As of June 30, 1995, the total amount of loans due or repricing after June 30, 1996 which had predetermined interest rates was $50.1 million while the total amount of loans due or repricing after such date which had floating, adjustable or renegotiable interest rates was $53.8 million. Mortgage-backed securities due after June 30, 1996 which had predetermined interest rates was $4.5 million while the total amount of mortgage-backed securities which had floating or adjustable interest rates was $81.4 million.

One- to Four-Family Residential Mortgage Lending. Residential loan originations are generated by the Bank's marketing efforts, its present customers, walk-in customers, and referrals from real estate brokers and builders. The Bank has focused its lending efforts primarily on the origination of loans secured by first mortgages on owner-occupied, single family residences in the Quad Cities area. At June 30, 1995, the Bank's one- to four-family residential mortgage loans, excluding mortgage-backed securities, totaled $59.0 million, or 28.50% of the Bank's loan and mortgage-backed securities portfolio, and had a yield of 7.97%.

The Bank currently makes adjustable-rate one- to four-family residential mortgage loans in amounts up to 95% of the appraised value of the secured property. Substantially all of these loans are underwritten to conform to FHLMC secondary market standards. For all loans with a loan-to-value ratio in excess of 80%, the Bank requires private mortgage insurance to reduce exposure levels below the 80% level. The Bank currently offers one year ARM loans at rates determined in accordance with market and competitive factors for a term of up to 30 years. The loans provide for a 2% annual cap, and a 6% lifetime cap on interest rate increases over the rate in effect at the date of origination. The Bank's residential ARM loans generally do not contain lifetime interest rate floors. However, more recently the Bank's residential ARM loans have contained annual floors that do not adjust below the initial rate. These loans' annual and lifetime caps on interest rate increases, and the absence in most cases of any lifetime limitation on interest rate decreases, reduces the extent to which they can help protect the Bank against interest rate risk. Some ARM loans that qualify for sale to FHLMC are convertible to fixed-rate loans after the first anniversary of the loan, but no later than the fifth anniversary, for a predetermined fee at then-current secondary market rates. Once an ARM loan is converted to a fixed-rate mortgage it is sold in the secondary market.

The Bank also originates 15- and 30-year fixed-rate mortgage loans, primarily for sale in the secondary market. Interest rates charged on these fixed-rate loans are competitively priced according to market conditions.

In underwriting residential real estate loans, the Bank evaluates both the borrower's ability to make monthly payments and the value of the property securing the loan. Potential borrowers are qualified for fixed-rate loans based upon the stated rate of the loan. On ARM loans, the borrower is qualified on the maximum second year rate.

An appraisal of the security property is obtained on most loan applications from pre-approved independent fee appraisers. The Bank will use the de minimis appraisal rules when possible if substantial equity in the property is evident. The senior management loan review committee, comprised of the President, the Sr. Vice President of Mortgage Lending, the Sr. Vice President of Servicing and the Sr. Vice President of Consumer Lending, reviews each loan application and establishes the terms and conditions of each approved loan. The approval of three of the four members of the committee is required to approve any loan. The Bank is represented by outside legal counsel at all mortgage loan closings. The Bank generally requires, in connection with the origination of residential real estate loans, title insurance (for all properties located in Illinois) or an opinion of counsel (for all properties located in Iowa), and fire and casualty insurance coverage, as well as flood insurance where appropriate, to protect the Bank's interest. The cost of this insurance coverage is paid by the borrower.

The Bank's residential mortgage loans customarily include due-on-sale clauses giving the Bank the right to declare the loan immediately due and payable in the event, among other things, the borrower sells or otherwise disposes of the property subject to the mortgage and the loan is not repaid. The Bank has enforced due-on-sale clauses in its mortgage contracts for the purpose of increasing its loan portfolio yield. The yield increase is obtained through the authorization of assumptions of existing loans at higher rates of interest and the imposition of assumption fees. ARM loans may be assumed provided home buyers meet the Bank's underwriting standards and the loan terms are modified, to the extent necessary, to conform with present yield and maturity requirements.

Multi-family Residential and Commercial Real Estate Lending. Prior to fiscal 1984, the Bank originated a limited amount of multi-family residential and commercial real estate loans in its market area. This type of lending was discontinued until fiscal 1992, when the Bank approved restrictive underwriting guidelines for the origination of loans secured by multi-family residential property of up to 12 units. Under the Bank's current policies, such loans are originated in amounts of up to 60% of the appraised value of the property securing the loan. The Bank generally requires borrowers to provide personal guarantees on multi-family residential and commercial real estate loans. While in the past it has been the Bank's policy to originate multi-family residential and commercial real estate loans with fixed rates, it is the current policy to originate such loans with adjustable rates, which adjust to a rate based upon a margin above the prime rate of interest as quoted in the Wall Street Journal.

At June 30, 1995, the Bank had $2.8 million in multi-family residential and commercial real estate loans, representing 1.33% of the Bank's loan and mortgage-backed securities portfolio. The Bank's multi-family residential and commercial real estate loan portfolio includes loans secured by multi-family residential property, office buildings, retail stores, and other non-residential buildings, all of which are located in the Bank's market area.

The Bank's largest amount of multi-family residential and commercial real estate loans outstanding at June 30, 1995, to one borrower was $207,000. This loan was secured by one property located in the Iowa Quad Cities area and was current as of June 30, 1995, and has never been classified by the Bank. The Bank has no other multi-family residential and commercial real estate loans to one borrower which has an existing net balance in excess of $206,000.

The Bank has an outstanding commitment as of June 30, 1995 of $559,000 for the financing of a hotel being built in the Iowa Quad Cities.

Multi-family residential and commercial real estate lending affords the Bank an opportunity to receive interest at rates higher than those generally available from residential lending. Nevertheless, loans secured by such properties are generally larger and involve a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by multi-family residential and commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired. The Bank attempts to minimize these risks through its underwriting standards and by lending primarily on existing income-producing properties.

Residential Construction Lending. The Bank originates a limited number of loans to finance the construction of single family residences. At June 30, 1995, the Bank had loans to finance the construction of single family residences totaling $6.5 million, or 3.13% of the Bank's loan and mortgage-backed securities portfolio. The Bank deals only with a few experienced local builders in the single family construction business, and has received regulatory approval to lend up to 30% of its capital to one borrower for the purpose of constructing single family homes that do not exceed a $500,000 selling price. This approval will continue in effect as long as the Bank continues to meet the requirements of the original approval.

Builders eligible for residential construction loans from the Bank are pre-approved annually by the Board of Directors, following a recommendation by senior management. This recommendation follows a review of the builder's activity with the Bank during the prior year and a review of the builder's financial statements. An interim watch on the builder's performance and financial condition is maintained by the Bank's loan committee. In addition, the application process for a particular loan includes a submission to Citizens Federal of plans, specifications and costs of the project to be constructed/developed. The Bank also reviews the borrower's existing financial condition and total debt outstanding. Loans are based on the appraised value of the underlying collateral, as completed.

Citizens Federal generally lends to residential home builders at the maximum rate of three speculative homes per builder at a time. In addition, builders may borrow for homes which are presold by the builder prior to the start of construction, subject to the Bank's loans-to-one-borrower limit. The Bank generally underwrites the end buyer of the home to determine salability and the buyer's qualifications. However, the buyer is not required to obtain an end loan from the Bank. Each loan is separately underwritten and secured.

Residential construction loans are generally made for a six-month term. Construction lending is generally considered to involve a higher level of credit risk than permanent one- to four-family residential lending, due to the concentration of principal in a limited number of loans and borrowers and/or the effects of general economic conditions on development projects, real estate developers, managers or homebuilders. In addition, the nature of these loans is such that they are more difficult to evaluate and monitor. The Bank's risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value upon completion of the project and the estimated cost (including interest) of the project. If the estimate of construction cost proves to be inaccurate, Citizens Federal may be required to advance funds beyond the amount originally committed in order to permit completion of the project. If the estimate of value proves to be inaccurate, the Bank may be confronted, at or prior to the maturity of the loan, with a project having a value which is insufficient to assure full repayment. When loan payments become due, borrowers may experience cash flow from the property which is not adequate to service total debt. In such cases, the Bank may be required to modify the terms of the loan. The Bank has suffered no losses on this portfolio during the last five years.

Mortgage-Backed Securities. The Bank has significant investments in mortgage-backed securities and has utilized such investments to complement its mortgage lending activities. At June 30, 1995, mortgage-backed securities totaled $85.9 million, or 41.53% of the Bank's loan and mortgage-backed securities portfolio, and had a yield of 7.11%. At such date, $81.4 million of the Bank's mortgage-backed securities carried adjustable rates of interest. For information regarding the carrying and fair values of Citizens Federal's mortgage-backed securities portfolio, see Note 2 of the Notes to Consolidated Financial Statements.

The Bank currently purchases only adjustable-rate mortgage-backed securities in order to supplement the Bank's originations of ARM loans. Under the OTS' risk-based capital requirements, Government National Mortgage Association ("GNMA") mortgage-backed securities have a zero percent risk weighting and Federal National Mortgage Association ("FNMA"), FHLMC and AA-rated mortgage-backed securities have a 20% risk weighting, in contrast to the 50% risk weighting carried by one- to four-family performing residential mortgage loans.

Consumer Lending. Management considers consumer lending to be an important component of its strategic plan. Specifically, consumer loans generally have shorter terms to maturity (thus reducing Citizens Federal's exposure to changes in interest rates) and carry higher rates of interest than do one- to four-family residential mortgage loans. In addition, management believes that the offering of consumer loan products helps to expand and create stronger ties to its existing customer base, by increasing the number of customer relationships and providing cross-marketing opportunities. At June 30, 1995, the Bank's consumer loan portfolio totaled $52.7 million, or 25.49% of its loan and mortgage-backed securities portfolio. Under applicable federal law, the Bank is authorized to invest up to 30% of its assets in consumer loans. The yield on the Bank's consumer loan portfolio as of June 30, 1995 was 10.17%.

Citizens Federal offers a variety of secured consumer loans, including home equity loans, mobile home loans, auto loans and loans secured by savings deposits. The Bank also offers a limited amount of unsecured loans. The Bank currently originates all of its consumer loans in its market area, and purchases most of its mobile home loans from Cedar Rapids and Iowa City, Iowa. The Bank's home equity loans comprised approximately 58.80% of the Bank's total consumer loan portfolio. These loans are generally originated in amounts, together with the amount of the existing first mortgage, of up to 80% of the appraised value of the property securing the loan. The Bank also originates home improvement and home equity loans up to 100% of the appraised value of the property under a special program whereby the entire loan is insured against default by an independent insurer. The term to maturity on such loans may be up to 15 years. Other consumer loan terms vary according to the type of collateral, length of contract and creditworthiness of the borrower. The Bank's consumer loans generally have a fixed-rate of interest. However, for most loans with a maturity of greater than five years, a call option is generally placed on the loan, enabling the Bank to adjust the interest rate at the fifth anniversary date and annually thereafter.

The Bank originates loans on an indirect basis (i.e., where loan contracts are purchased from retailers of goods or services which have extended credit to their customers) for mobile home loans. Approximately 70% of these mobile home loans have been dealer originated and are located in the Cedar Rapids and Iowa City areas. The Bank has purchased most of its indirect mobile home loans from only one dealer since the inception of its program in fiscal 1983. In addition, most of these purchased loans are secured by used mobile homes and have initial terms of ten years or less. The Bank prefers financing used mobile homes because it believes that the initial depreciation risk has been reduced and the yield opportunity is better than for new mobile homes. In 1993, the Bank commenced purchasing indirect loans from selected home improvement dealers. Most of these loans are secured by property located in the Bank's primary market area and are 100% insured against default by an outside insurer.

The underwriting standards employed by the Bank for consumer loans include a determination of the applicant's payment history on other debts and an assessment of the ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured, such as checking account overdraft privilege loans, or are secured by rapidly depreciable assets, such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Although the level of delinquencies in the Bank's consumer loan portfolio has generally been low there can be no assurance that delinquencies will not increase in the future.

ORIGINATIONS, PURCHASES, SALES AND SERVICING OF LOANS AND MORTGAGE-BACKED SECURITIES

As described above, the Bank originates real estate loans through marketing efforts, the Bank's customer base, walk-in customers, and referrals from real estate brokers and builders. The Bank originates both adjustable-rate and fixed-rate loans. Its ability to originate loans is dependent upon the relative customer demand for fixed-rate or ARM loans in the origination market, which is affected by the term structure (short-term compared to long-term) of interest rates as well as the current and expected future level of interest rates.

Substantially all of the Bank's fixed-rate one- to four-family loans are originated in accordance with criteria which permit their sale in the secondary market, and substantially all of such loans are being sold. The Bank sells loans in the secondary market to reduce the risk that the interest rates it pays depositors will escalate while the Bank is holding long-term, fixed-rate loans in its portfolio. This also allows the Bank to continue to make loans during periods when savings flows decline or funds are not otherwise available for lending purposes. The Bank may sell loans on either a servicing released or servicing retained basis. In the case of servicing retained sales, the Bank retains the servicing of the loans (i.e., collection of principal and interest payment and escrow administration), for which the Bank receives a fee payable monthly ranging from 1/4% to 1/2% per annum of the unpaid balance of each loan. At June 30, 1995, the Bank serviced $45.3 million of loans for others.

During fiscal 1995, 1994 and 1993, the Bank recorded gains of $43,000, $236,000 and $112,000, respectively, from the sale of loans. The decrease in gains for fiscal 1995 was due to a significant decrease in refinancing activity due to rising interest rates.

From time to time, Citizens Federal purchases whole loans and mortgage-backed securities, in accordance with its ongoing asset/liability management objectives.

The following table sets forth the loan origination, purchase, sale and repayment activities of the Bank for the periods indicated:

                                                 Year Ended June 30,
                                             ----------------------------
                                               1995      1994      1993
                                             --------  --------  --------
                                                    (In Thousands)
Originations by type:
    Adjustable rate:
       One- to four-family.................   $ 6,627  $ 13,489   $24,813
       Residential construction............        --        --        29
       Consumer............................     2,315        --        --
                                              -------  --------   -------
                    Total adjustable-rate..   $ 8,942  $ 13,489   $24,842
                                              -------  --------   -------
    Fixed rate:
       One- to four-family.................   $ 4,198  $ 19,995   $ 7,827
       Residential construction............     7,036    14,559    13,485
       Consumer............................    28,975    30,537    26,118
                                              -------  --------   -------
                   Total fixed-rate........   $40,209  $ 65,091   $47,430
                                              -------  --------   -------
                   Total loans originated..   $49,151  $ 78,580   $72,272
                                              -------  --------   -------
Purchases:
    Mortgage-backed securities.............   $    --  $ 59,938   $59,767
                                              -------  --------   -------
Sales:
    Real estate loans......................   $ 3,282  $ 21,187   $ 8,351
    Principal repayments...................    45,772   100,952    65,376
                                              -------  --------   -------
                   Total reductions........   $49,054  $122,139   $73,727
                                              -------  --------   -------
                   Net increase............   $    97  $ 16,379   $58,312
                                              =======  ========   =======

NON-PERFORMING ASSETS

When a borrower fails to make a required payment on a loan, the Bank attempts to cause the delinquency to be cured by contacting the borrower. In the case of residential loans, a late notice is sent 15 days after the due date. If the delinquency is not cured by the 30th day, contact with the borrower is made by phone. Additional written and verbal contacts are made with the borrower between 30 and 90 days after the due date. If the delinquency continues for a period of 90 days, the Bank usually institutes appropriate action to foreclose on the property. Interest income on loans at this point is reduced by the full amount of accrued and uncollected interest. If foreclosed, the property is sold at public auction and may be purchased by the Bank. Delinquent consumer loans are handled in a generally similar manner, except that initial contacts are made when the payment is 10 days past due and appropriate action may be taken to collect any loan payment that is delinquent for more than 60 days. The Bank's procedures for repossession and sale of consumer collateral are subject to various requirements under Iowa consumer protection laws.

Delinquent Loans. The following table sets forth information concerning delinquent loans at June 30, 1995, in dollar amounts and as a percentage of the Bank's total loan and mortgage-backed securities portfolio. The amounts presented represent the total remaining principal balances of the related loans, rather than the actual payment amounts which are overdue.



                                                              Real Estate
                             --------------------------------------------------------------------------
                               One- to Four-family          Multi-family
                               and Mortgage-backed          Residential               Residential
                                    Securities             and Commercial             Construction                Consumer
                             -----------------------   -----------------------   -----------------------   -----------------------
                             Number  Amount  Percent   Number  Amount  Percent   Number  Amount  Percent   Number  Amount  Percent
                             ------  ------  -------   ------  ------  -------   ------  ------  -------   ------  ------  -------
                                                                    (Dollars in Thousands)
Loans delinquent for:
 30-59 days................       1    $ 88      .04%     - -  $  - -      - -%     - -  $  - -      - -%      32    $316      .15%
 60-89 days................       1      64      .03      - -     - -      - -      - -     - -      - -        5      13      .01
 90 days and over..........       4     230      .11      - -     - -      - -      - -     - -      - -        8     103      .05
                                  -    ----      ---   ------  ------  -------   ------  ------     ----       --    ----      ---
                                  6    $382      .18%     - -  $  - -      - -%     - -  $  - -      - -%      45    $432      .21%
   Total delinquent loans..       =    ====      ===   ======  ======  =======   ======  ======     ====       ==    ====      ===


The table below sets forth the amounts and categories of non-performing assets in the Bank's loan portfolio. Mortgage loans are placed on non-accrual status when the loan becomes 90 days delinquent. All other loans are placed on non-accrual status when the collection of principal and/or interest become doubtful. For all years presented, the Bank has had no troubled debt restructurings (which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates). Foreclosed assets include assets acquired in settlement of loans. All amounts are net of specific reserves.




                                                At June 30,
                                  ---------------------------------------
                                   1995    1994    1993    1992    1991
                                  ------  ------  ------  ------  -------
                                          (Dollars in Thousands)
Non-Performing Assets
Non-accruing loans:
  One- to four-family...........  $ 247   $  88   $ 177   $ 116   $   97
  Consumer......................     56      76      80     129      164
                                  -----   -----   -----   -----   ------
     Total......................    303     164     257     245      261
                                  -----   -----   -----   -----   ------

Accruing loans delinquent more
 than 90 days:
  Consumer......................    103     158      61     114       94
                                  -----   -----   -----   -----   ------
     Total......................    103     158      61     114       94
                                  -----   -----   -----   -----   ------

Foreclosed assets:
  One- to four-family...........     89      --     119     107      200
  Multi-family and commercial
   real estate..................     25      --     279     279      437
  Residential construction......    288      --      --      --      198
  Consumer......................     56      37      18      28       42
                                  -----   -----   -----   -----   ------
     Total......................    458      37     416     414      877
                                  -----   -----   -----   -----   ------

Total non-performing assets.....  $ 864   $ 359   $ 734   $ 773   $1,232
                                  =====   =====   =====   =====   ======
Total as a percentage of total
        assets..................    .38%    .16%    .35%    .50%     .84%
                                  =====   =====   =====   =====   ======

For the year ended June 30, 1995 gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $10,000. The amount that was included in interest income on such loans was $1,000 for the year ended June 30, 1995.

Other Loans of Concern. As of June 30, 1995, there were no material loans of concern of which management was aware. Management believes that the present loss reserves are adequate to provide for any foreseeable future losses which may arise. See "Allowance for Loan Losses."

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the OTS to be of lesser quality, as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the institution's Principal Supervisory Agent, who may order the establishment of additional general or specific loss allowances.

In connection with the filing of its periodic reports with the OTS and in accordance with its classification of assets policy, the Bank regularly reviews the problem loans in its portfolio to determine whether any loans require classification in accordance with applicable regulations. Total classified assets at June 30, 1995 were $738,000.

Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and changes in the nature and volume of its loan activity. Such evaluation, which includes a review of all loans of which full collectibility may not be reasonably assured, considers among other matters, the estimated net realizable value of the underlying collateral, economic conditions, historical loan loss experience and other factors that warrant recognition in providing for an adequate loan allowance. Although management believes it uses the best information available to make such determinations, future adjustments to reserves may be necessary, and net income could be significantly affected, if circumstances differ substantially from the assumptions used in making the initial determination. At June 30, 1995, the Bank had an allowance for loan losses of $1.1 million.

The following table sets forth an analysis of the Bank's allowance for loan losses at the dates indicated.



                                                 Year Ended June 30,
                                      ------------------------------------------
                                       1995     1994     1993     1992     1991
                                      -------  -------  -------  -------  ------
                                                (Dollars in Thousands)

Balance at beginning of period......  $1,094   $1,110   $1,102   $  807   $ 826
                                      ------   ------   ------   ------   -----
Charge-offs:
 Real estate........................     - -       (2)     (30)     (68)    (97)
 Consumer and other.................     (93)    (115)     (81)    (106)   (122)
                                      ------   ------   ------   ------   -----
                                         (93)    (117)    (111)    (174)   (219)
                                      ------   ------   ------   ------   -----

Recoveries..........................      12       23       15       16       9
                                      ------   ------   ------   ------   -----

Net charge-offs.....................     (81)     (94)     (96)    (158)   (210)
Additions charged to operations.....      44       78      104      453     191
                                      ------   ------   ------   ------   -----
Balance at end of period............  $1,057   $1,094   $1,110   $1,102   $ 807
                                      ======   ======   ======   ======   =====

Ratio of net charge-offs during
 the period to average loans
     outstanding during the period..     .04%     .08%     .09%     .16%    .22%
                                      ======   ======   ======   ======   =====

 When the Bank repossesses property it is thereafter classified as other real estate owned. Any gains or losses (realized or reserved for) thereafter are treated as other real estate owned activity, not mortgage loan activity. Therefore, the Bank does not have recoveries on mortgage loan charge-offs.

The distribution of the Bank's allowance for losses on loans at the dates indicated is summarized as follows:


                                                        At June 30,
               ---------------------------------------------------------------------------------------------
                     1995               1994               1993               1992               1991
               -----------------  -----------------  -----------------  -----------------  -----------------
                                                  (Dollars in Thousands)

                        Percent            Percent            Percent            Percent            Percent
                       of Loans           of Loans           of Loans           of Loans           of Loans
                        in Each            in Each            in Each            in Each            in Each
                       Category           Category           Category           Category           Category
                       to Total           to Total           to Total           to Total           to Total
               Amount     Loans   Amount     Loans   Amount     Loans   Amount     Loans   Amount     Loans
               ------  --------   ------  --------   ------  --------   ------  --------   ------  --------

Real estate    $  294    56.4%    $  341    61.8%    $  410    63.5%    $  482    60.6%     $373     59.6%
Consumer          763    43.6        753    38.2        700    36.5        620    39.4       434     40.4
               ------   -----     ------   -----     ------   -----     ------   -----      ----    -----
   Total       $1,057   100.0%    $1,094   100.0%    $1,110   100.0%    $1,102   100.0%     $807    100.0%
               ======   =====     ======   =====     ======   =====     ======   =====      ====    =====

INVESTMENT ACTIVITIES

Citizens Federal must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, the Bank has maintained liquid assets at levels above the minimum requirements imposed by the OTS regulations and at levels believed adequate to meet the requirements of normal operations, including repayments of maturing debt and potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. At June 30, 1995, the Bank's liquidity ratio (liquid assets as a percentage of net withdrawable savings deposits and current borrowings) was 6.83%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Regulation - Liquidity".

Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly.

Generally, the investment policy of the Bank is to invest funds among various categories of investments and maturities based upon the Bank's asset/liability management policies, investment quality and marketability, liquidity needs and performance objectives.

At June 30, 1995, Citizens Federal's interest-bearing deposits with banks totaled $3.6 million, or 1.6% of total assets, and its investment securities totaled $5.0 million, or 2.2% of total assets. It is the Bank's general policy to purchase investment securities which are U.S. Government securities and federal agency obligations and other issues that are rated investment grade or have credit enhancers. At June 30, 1995, the average term to maturity or repricing of the investment securities portfolio was 3.12 years.

The following table sets forth the composition of the Bank's investment portfolio at the dates indicated.


                                              At June 30,
                          ----------------------------------------------------
                                1995              1994              1993
                          ----------------  ----------------  ----------------
                           Book     % Of     Book     % Of     Book     % Of
                           Value    Total    Value    Total    Value    Total
                          -------  -------  -------  -------  -------  -------
                                         (Dollars in Thousands)

Interest-bearing
 deposits with banks....   $3,592  100.00%   $1,432  100.00%   $6,303  100.00%
                           ======  ======    ======  ======    ======  ======

Investment securities:
 Federal agency
  obligations...........   $5,000   58.91%   $5,000   55.04%   $1,000   12.89%
 Certificates of
  deposit...............       --      --       598    6.58     3,765   48.55
                           ------  ------    ------  ------    ------  ------

Subtotal................   $5,000   58.91%   $5,598   61.62%   $4,765   61.44%

FHLB stock..............    3,487   41.09     3,487   38.38     2,991   38.56
                           ------  ------    ------  ------    ------  ------

     Total investment
      securities and
      FHLB stock........   $8,487  100.00%   $9,085  100.00%   $7,756  100.00%
                           ======  ======    ======  ======    ======  ======

Average remaining
 life or term to
 repricing,
 excluding FHLB
 stock..................       3.12 years        3.68 years         .08 years


Federal agency obligations are due between March 1997 and April 2001 and have a fair value of $4.96 million.

The Bank's investment securities portfolio at June 30, 1995 contained neither tax-exempt securities nor securities of any issuer with an aggregate book value in excess of 10% of the Bank's retained income, excluding securities issued by the United States Government or its agencies.

At June 30, 1995, the Bank held $86.1 million of mortgage-backed securities for investment and $5.0 million of investment securities, which had a market value of $85.75 million and $4.96 million respectively.

SOURCES OF FUNDS

General. The Bank's primary sources of funds are deposits, amortization and prepayment of loan principal (including mortgage-backed securities), borrowings, sales or maturities of investment securities and short-term investments, and funds provided from operations.

Borrowings, predominantly from the FHLB of Des Moines, may be used on a short-term basis to compensate for seasonal reductions in deposits or deposit inflows at less than projected levels, and may be used on a longer-term basis to support expanded lending or investing activities. At June 30, 1995, the Bank had $63.3 million in borrowings outstanding.

Deposits. Citizens Federal offers a variety of deposit accounts having a wide range of interest rates and terms. The Bank's deposits consist of passbook accounts, NOW and non-interest bearing checking accounts, and money market and certificate accounts. The Bank relies primarily on advertising, competitive pricing policies and customer service to attract and retain these deposits. Citizens Federal solicits deposits from its market area only, and does not use brokers to obtain deposits.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition. The level of the Bank's non-interest bearing deposits and cash may also vary significantly due to several factors. As the Bank's base of retail customers grows, the Bank may receive significant deposits from payroll deposits. In addition, compensating balance requirements fluctuate with interest rates, with larger balances required as rate levels decline. The Bank has been required to maintain higher levels in these accounts consistent with the lower interest rate levels in recent periods.

The variety of deposit accounts offered by the Bank has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. The Bank has become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. The Bank manages the pricing of its deposits in keeping with its asset/liability management and profitability objectives. Based on its experience, the Bank believes that its passbook, NOW and non-interest-bearing checking accounts are relatively stable sources of deposits. However, the ability of the Bank to attract and maintain certificate deposits, and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions. During fiscal 1995, the Bank experienced a decrease in certificates of $6.7 million and a corresponding increase of $18.1 million in money management accounts which is largely attributable to the pricing of the money management accounts and the customers desire to maintain liquidity.

The following table sets forth the dollar amount of savings deposits in the various types of deposit programs offered by the Bank at the dates indicated.

                                                   At June 30,
                          -------------------------------------------------------------
                                 1995                 1994                 1993
                          -------------------  -------------------  -------------------
                                     Percent              Percent              Percent
                           Amount   of Total    Amount   of Total    Amount   of Total
                          --------  ---------  --------  ---------  --------  ---------
                                          (Dollars in Thousands)
Certificates:
------------

 0.00 -  4.99%.........   $ 18,155     13.40%  $ 51,171     39.60%  $ 53,369     39.50%
 5.00 -  6.99%.........     47,499     35.05     20,228     15.65     19,089     14.13
 7.00 -  8.99%.........      7,350      5.42      7,568      5.86     11,448      8.47
 9.00 - 10.99%.........         --        --        723       .56      1,137       .84
11.00 - 11.99%.........         --        --         --        --         13       .01
                          --------    ------   --------    ------   --------  --------

Total Certificates.....     73,004     53.87     79,690     61.67     85,056     62.95
                          --------    ------   --------    ------   --------  --------

Other Accounts:
--------------

Money Market Accounts..     37,745     27.86     19,662     15.22     17,763     13.15
Passbook Accounts......     10,326      7.62     15,685     12.14     18,263     13.52
Checking Accounts......     14,438     10.65     14,178     10.97     14,030     10.38
                          --------    ------   --------    ------   --------  --------

Total Other Accounts...     62,509     46.13     49,525     38.33     50,056     37.05
                          --------    ------   --------    ------   --------  --------

Total Deposits.........   $135,513    100.00%  $129,215    100.00%  $135,112    100.00%
                          ========    ======   ========    ======   ========  ========

The following table sets forth the savings flows at the Bank during the periods indicated. Net increase (decrease) refers to the amount of deposits during a period less the amount of withdrawals during the period. Deposit flows at savings institutions may also be influenced by external factors such as governmental credit policies and other sources of disintermediation such as mutual funds.

                                     Year Ended June 30,
                               -------------------------------
                                 1995       1994       1993
                               ---------  ---------  ---------
                                   (Dollars in Thousands)
Opening balance..............  $129,215   $135,112   $130,245
Deposits (withdrawals).......     1,092     (9,893)       231
Interest credited............     5,206      3,996      4,636
                               --------   --------   --------
Ending balance...............  $135,513   $129,215   $135,112
                               ========   ========   ========
Net increase (decrease)......  $  6,298   $ (5,897)  $  4,867
                               ========   ========   ========
Percent increase (decrease)..      4.87%    (4.36)%      3.74%
                               ========   ========   ========

     The following table indicates the amount of the Bank's certificates of deposit by time remaining until maturity as of June 30, 1995.

                                                    Maturity
                                ------------------------------------------------
                                            Over      Over
                                3 Months   3 to 6   6 to 12   Over 12
                                or Less    Months    Months    Months    Total
                                --------  --------  --------  --------  --------
                                                 (In Thousands)
Certificates of deposit less
 than $100,000................   $18,509   $11,386   $15,240   $19,551   $64,686
Certificates of deposit of
 $100,000 or more.............     1,710     1,400     2,256     2,952     8,318
                                 -------   -------   -------   -------   -------
Total certificates of
 deposit......................   $20,219   $12,786   $17,496   $22,503   $73,004
                                 =======   =======   =======   =======   =======

     Borrowings. Although deposits are the Bank's primary source of funds, the Bank's policy has been to utilize borrowings when they are a less costly source of funds or can be invested at a positive rate of return. In addition, the Bank has relied upon selected borrowings for short-term liquidity needs.

     The only borrowings utilized by the Bank in recent periods have been advances from the FHLB of Des Moines. Citizens Federal obtains advances from the FHLB of Des Moines upon the security of its capital stock of the FHLB of Des Moines certain of its mortgage loans, and specific asset pledges. Such advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. At June 30, 1995, the Bank had $63,285,000 in borrowings outstanding.

     The following table sets forth the maximum month-end balance and average balance of FHLB advances and securities sold under agreements to repurchase at the dates indicated.

                                            Year Ended June 30,
                                        ----------------------------
                                          1995      1994      1993
                                        --------  --------  --------
                                               (In Thousands)
          Maximum Balance:
          ---------------
          FHLB advances...........      $68,739   $69,739   $57,500
          Average Balance:
          ---------------
          FHLB advances...........      $63,065   $52,259   $31,385

     The following table sets forth certain information as to the Bank's FHLB advances and other borrowings at the dates indicated. See also, "Management's Discussion and Analysis of Financial Condition and Results of Operations - Comparison of Operating Results for the years ending June 30, 1995 and 1994".

                                                   June 30,
                                        -------------------------------
                                          1995       1994       1993
                                        ---------  ---------  ---------
                                            (Dollars in Thousands)

          FHLB advances...........      $63,285    $68,739    $49,471
          Weighted average interest
            rate of FHLB advances..        6.14%      4.40%      3.26%

SUBSIDIARY AND OTHER ACTIVITIES

     As a federally chartered savings bank, Citizens Federal is permitted by OTS regulations to invest up to 2% of its assets, or $4.4 million at June 30, 1995, in the stock of, or unsecured loans to, service corporation subsidiaries. As of such date, the net book value of Citizens Federal's investment in and unsecured loans to its service corporations was $1,066,000. Citizens Federal may invest an additional 1% of its assets in service corporations where such additional funds are used for inner-city or community development purposes.

     Citizens Federal has three wholly owned subsidiaries, engaged in short term lending, insurance and portfolio management. The following is a description of the subsidiaries' principal activities.

Citizens Service Corporation ("CSC"). CSC makes short term bridge loans and other short term loans. Bridge loans may be provided when an individual is purchasing a new house, but has not yet closed on his existing home. A loan is made using the equity from the old home so that the new home loan can close. A security lien is generally taken by CSC on both properties. At June 30, 1995, the Bank had an equity investment in CSC of $618,000 and $393,000 outstanding in unsecured loans.

Citizens Federal Insurance Agency ("CFIA"). CFIA is engaged in the sale of tax-deferred annuities and credit insurance on consumer loans. In fiscal 1995, CFIA paid a $69,000 dividend to the Bank. At June 30, 1995, the Bank had an equity investment in CFIA of $10,000, with $45,000 due from CFIA to Citizens Federal for expenses.

CF Investments, Inc. ("CFI"). CFI, a Nevada corporation, managed the investment and mortgage-backed securities portfolio for Citizens Federal. CFI began operations on January 1, 1995 and ceased operations on June 30, 1995. There were no intercompany investments or payables at June 30, 1995.

REGULATION

GENERAL. Citizens Federal is a federally chartered savings bank, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, Citizens Federal is subject to broad federal regulation and oversight extending to all its operations. The Bank is a member of the FHLB of Des Moines and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). As the savings and loan holding company of Citizens Federal, the Holding Company is also subject to Federal regulation and oversight. The purpose of the regulation of the Holding company and other holding companies is to protect subsidiary savings associations. The Bank is a member of the Savings Association Insurance Fund ("SAIF") and the deposits of the Bank are insured by the FDIC. As a result, the FDIC has certain regulatory and examination authority over the Bank. Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

FEDERAL REGULATION OF SAVINGS ASSOCIATIONS. The OTS has extensive authority over the operations of savings associations. As part of this authority, Citizens Federal is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS and the FDIC. The last regular OTS examination of the Bank was as of November 30, 1993. The last regular FDIC examination of the Bank was as of December 31, 1991. Under agency scheduling guidelines, it is likely that another examination will be initiated in the near future. When examinations are conducted by the OTS and the FDIC, the examiners may require the Bank to provide for higher general or specific loan loss reserves.

The OTS has established a schedule for the assessment of fees upon all savings associations to fund the operations of the OTS. The general assessment, to be paid on a semi-annual basis, is computed upon the savings association's total assets, including consolidated subsidiaries, as reported in the association's latest quarterly thrift financial report. Savings associations (unlike the Bank) that are classified as "troubled" (i.e., having a supervisory rating of "4" or "5" or subject to a conservatorship) are required to pay a 50% premium over the standard assessment. The Bank's OTS assessment for the semi-annual period ended June 30, 1995, based upon total assets of $219.1 million, was $32,000.

The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including Citizens Federal and the Holding Company. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

In addition, the investment, lending and branching authority of the Bank is prescribed by federal laws and regulations, and it is prohibited from engaging in any activities not permitted by such laws and regulations. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal associations in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the OTS. Federal savings associations are also generally authorized to branch nationwide. At June 30, 1995, Citizens Federal was in compliance with each of these restrictions.

The Bank's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At June 30, 1995, the Bank's lending limit under this restriction was $3.0 million. Citizens Federal is in compliance with the loans-to-one-borrower limitation.

The OTS, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on matters such as loan underwriting and documentation, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan. A failure to submit a plan or to comply with an approved plan will subject the institution to further enforcement action. The OTS and other federal banking agencies have also proposed additional guidelines on asset quality and earnings standards. No assurance can be given as to whether or in what form the proposed regulations will be adopted.

INSURANCE OF ACCOUNTS AND REGULATION BY THE FDIC. Citizens Federal is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices, or is in an unsafe or unsound condition.

The FDIC's deposit insurance premiums are assessed through a risk-based system, under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums ranging from .23% to .31% of deposits, based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (e.g., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 Risk-Based Capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premiums while institutions that are less than adequately capitalized (e.g., core capital ratio of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern would pay the highest premiums. Risk classification of all insured institutions will be made by the FDIC for each semi-annual assessment period.

The FDIC is authorized to increase assessment rates, on a semiannual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC may also impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

As is the case with the SAIF, the FDIC is authorized to adjust the insurance premium rates for banks that are insured by the Bank Insurance Fund (the "BIF") of the FDIC in order to maintain the reserve ratio of the BIF at 1.25% of BIF insured deposits. The FDIC has proposed that the premium schedule be revised to provide a range of .04% to .31% of deposits so that well-capitalized and healthy banks would pay the lowest premiums. This action was taken because the FDIC anticipates that the BIF will reach the required reserve ratio in mid-1995 as a result of the decrease in bank failures in the past few years. The revisions are expected to take effect in the third quarter of 1995.

The FDIC also noted that the SAIF is not expected to attain the designated reserve ratio until the year 2002 due to the shrinking deposit base for SAIF assessments and the requirement that SAIF premiums be used to make the interest payments on bonds issued by the Financing Corporation ("FICO") in order to finance the costs of resulting thrift failures in the 1980s. As a result, SAIF insured members will generally be subject to higher deposit insurance premiums than banks until, all things being equal, the SAIF attains the required reserve ratio.

The effect of this potential disparity on the Bank and other SAIF members is uncertain at this time. It may have the effect of permitting BIF-insured banks to offer loan and deposit products on more attractive terms than SAIF members due to the cost savings achieved through lower deposit premiums, thereby placing SAIF members at a competitive disadvantage. No assurance can be given as to whether or in what form the FDIC proposal will be adopted. A number of proposals are being considered to recapitalize the SAIF in order to eliminate this disparity. One proposal plan being considered by the Treasury Department, the FDIC and the Congress provides for a one-time assessment of .85% to .90% to be imposed on all SAIF-insured deposits, including those held by commercial banks, and for BIF deposit insurance premiums to be used to pay the FICO bond interest on a pro rata basis together with SAIF premiums. The BIF and SAIF would be merged into one fund as soon as practicable, but no later than January 1, 1998. There can be no assurance that any particular proposal will be implemented or that premiums for either BIF or SAIF members will not be adjusted in the future by the FDIC or by legislative action.

REGULATORY CAPITAL REQUIREMENTS. Federally insured savings associations, such as the Bank, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings associations. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement. At June 30, 1995, Citizens Federal had no unamortized purchased mortgage servicing rights or other intangible assets.

The OTS regulations establish special capitalization requirements for savings associations that own subsidiaries. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks, or engaged in certain other activities solely as agent for its customers are "includable" subsidiaries that are consolidated for capital purposes in proportion to the association's level of ownership. All subsidiaries of the Bank are includable subsidiaries.

At June 30, 1995, the Bank had tangible capital of $18.85 million, or 8.49% of adjusted total assets, which is approximately $15.52 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date.

The capital standards also require core capital equal to at least 3% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings association must maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3% ratio. At June 30, 1995, the Bank had no intangible assets which were subject to these tests.

At June 30, 1995, the Bank had core capital equal to $18.85 million, or 8.49% of adjusted total assets, which is $12.18 million above the minimum leverage ratio requirement of 3% as in effect on that date.

The OTS risk-based requirement requires savings associations to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The OTS is also authorized to require a savings association to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At June 30, 1995, Citizens Federal had no capital instruments that qualify as supplementary capital and $1.0 million of general loss reserves, which was less than 1.25% of risk-weighted assets.

Certain exclusions from capital and assets are required to be made for the purpose of calculating total capital. Such exclusions consist of equity investments (as defined by regulation) and that portion of land loans and nonresidential construction loans in excess of an 80% loan-to-value ratio and reciprocal holdings of qualifying capital instruments. At June 30, 1995, Citizens Federal had $70,000 of equity investments subject to exclusion from capital and assets.

In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk-weight ranging from 0% to 100% based on the risks inherent in the type of assets. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by the FNMA or FHLMC.

On June 30, 1995, the Bank had total capital of $19.8 million (including $18.8 million in core capital and $1.0 million in qualifying supplementary capital) and risk-weighted assets of $112.4 million (no converted off-balance sheet assets were included); or total capital of 17.61% of risk-weighted assets. This amount was $10.8 million above the 8% risk-based capital requirement in effect on that date.

The OTS has adopted a final rule that requires every savings association with more than normal interest rate risk exposure to deduct from total capital for purposes of determining compliance with such requirement, an amount equal to 50% of its interest-rate risk exposure multiplied by the market value of its assets. This exposure is a measure of the potential decline in the net portfolio value of a savings association, greater than 2% of the present value of its assets, based upon a hypothetical 200 basis point increase or decrease in interest rates (whichever results in a greater decline). Net portfolio value is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The rule provides for a two quarter lag between calculating interest rate risk and recognizing any deduction from capital.

The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against associations that fail to meet their capital requirements. The OTS is generally required to take action to restrict the activities of an "undercapitalized association" (generally defined to be an association with less than 4% core and Tier 1 risk-based capital ratios and less than an 8% risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities. In addition, an undercapitalized association generally may not make capital distributions and the OTS is authorized to impose the additional restrictions, discussed below, that are applicable to significantly undercapitalized associations.

As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized association must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

Any savings association that fails to comply with its capital plan or is "significantly undercapitalized" (i.e., its capital level is significantly below the required levels as defined by the OTS) must be made subject to one or more of the specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of the association. An association that becomes "critically undercapitalized" (i.e., a tangible capital ratio of 2% or less) is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized associations. In addition, the OTS must appoint a receiver (or conservator with the concurrence of the FDIC) for a savings association, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized association is also subject to the appointment of a conservator or receiver.

The OTS is also generally authorized to reclassify an association into a lower capital category and impose restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

The imposition by the OTS or the FDIC of any of these measures on the Bank may have a substantial adverse effect on the Bank's operations and profitability and the value of the Company's common stock. Company shareholders do not have preemptive rights, and therefore, if the Company is directed by the OTS or the FDIC to issue additional shares of common stock, such issuance may result in the dilution in the percentage of ownership of the Company shareholders.

LIMITATIONS ON DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS. OTS regulations impose various restrictions or requirements on associations with respect to their ability to pay dividends or make other distributions of capital. OTS regulations prohibit an association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory (or total) capital of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion.

The OTS utilizes a three-tiered approach to permit associations, based on their capital level and supervisory condition, to make capital distributions which include dividends, stock redemptions or repurchases, cash-out mergers, and other transactions charged to the capital account. See "- Regulatory Capital Requirements."

Generally, Tier 1 associations, which are associations that before and after the proposed distribution meet or exceed their fully phased-in capital requirements, may make capital distributions during any calendar year equal to 100% of net income for the year-to-date plus 50% of the amount by which the lesser of the association's tangible core or risk-based capital exceeds its fully phased-in capital requirement for such capital component as measured at the beginning of the calendar year or the amount authorized for a Tier 2 association. However, a Tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 association as a result of such a determination. Citizens Federal meets the requirements for a Tier 1 association and has not been notified of a need for more than normal supervision. Tier 2 associations, which are associations that before and after the proposed distribution meet or exceed their current minimum capital requirements, may make capital distributions up to 75% of their net income for the most recent four quarter period.

Tier 3 associations (which are associations that do not meet current minimum capital requirements) that propose to make any capital distribution and Tier 2 associations that propose to make a capital distribution in excess of the noted safe harbor levels must obtain OTS approval prior to making such distributions. Tier 2 associations proposing to make a capital distribution within the safe harbor provisions and Tier 1 associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. As a subsidiary of the Corporation, the Bank will also be required to give the OTS 30 days' notice prior to declaring any dividend on its stock. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. See "Regulatory Capital Requirements".

The OTS has proposed regulations that would revise the current capital distribution restrictions. The proposal eliminates the current tiered structure and the safe-harbor percentage limitations. Under the proposal a savings association may make a capital distribution without notice to the OTS (unless it is a subsidiary of a holding company) provided that it has a CAMEL 1 or 2 rating, is not in troubled condition (as defined by regulation) and would remain adequately capitalized (as defined in the OTS prompt corrective action regulations) following the proposed distribution. Savings associations that would remain adequately capitalized following the proposed distribution but do not meet the other noted requirements must notify the OTS 30 days prior to declaring a capital distribution. The OTS stated it will generally regard as permissible that amount of capital distributions that do not exceed 50% of the institution's excess regulatory capital plus net income to date during the calendar year. A savings association may not make a capital distribution without prior approval of the OTS and the FDIC if it is undercapitalized before, or as a result of, such a distribution. As under the current rule, the OTS may object to a capital distribution if it would constitute an unsafe or unsound practice. No assurance may be given as to whether or in what form the regulations may be adopted.

LIQUIDITY. All savings associations, including Citizens Federal, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. For a discussion of what the Bank includes in liquid assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." This liquid asset ratio requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At the present time, the minimum liquid asset ratio is 5%.

In addition, short-term liquid assets (e.g., cash, certain time deposits, certain bankers acceptances and short-term United States Treasury obligations) currently must constitute at least 1% of the association's average daily balance of net withdrawable deposit accounts and current borrowings. Penalties may be imposed upon associations for violations of either liquid asset ratio requirement. At June 30, 1995, the Bank was in compliance with both requirements, with an overall liquid asset ratio of 6.83% and a short-term liquid assets ratio of 2.62%.

COMMUNITY REINVESTMENT ACT

Under the Community Reinvestment Act ("CRA"), every FDIC-insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with the examination of the Bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by the Bank. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS.

The federal banking agencies, including the OTS, has recently revised the CRA regulations and the methodology for determining an institution's compliance with the CRA. Due to the heightened attention being given to the CRA in the past few years, the Bank may be required to devote additional funds for investment and lending in its local community. The Bank was examined for CRA compliance in 1994 and received a rating of satisfactory.

ACCOUNTING. An OTS policy statement applicable to all savings associations clarifies and re-emphasizes that the investment activities of a savings association must be in compliance with approved and documented investment policies and strategies, and must be accounted for in accordance with GAAP. Under the policy statement, management must support its classification of and accounting for loans and securities (i.e., whether held for investment, sale or trading) with appropriate documentation. The Bank is in compliance with these amended rules.

The OTS has adopted an amendment to its accounting regulations which may be made more stringent than GAAP by the OTS, to require that transactions be reported in a manner that best reflects their underlying economic substance and inherent risk and that financial reports must incorporate any other accounting regulations or orders prescribed by the OTS.

QUALIFIED THRIFT LENDER TEST. All savings associations, including the Bank, are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. At June 30, 1995, the Bank met the test and has always met the test since its effectiveness.

The test requires a savings association to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average in nine out of every 12 months on a rolling basis.

Loans and mortgage-backed securities secured by domestic residential housing and FHLB stock, as well as certain obligations of the FSLIC, the FDIC and certain other related entities may be included in qualifying thrift investments without limit. FHLMC and FNMA stock and certain other housing-related and non-residential real estate loans and investments, including loans to develop churches, nursing homes, hospitals and schools, and consumer loans and investments in subsidiaries engaged in housing-related activities may also be included, in varying amounts, to the extent of 20% of portfolio assets.

Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an association does not requalify and converts to a national bank charter, it must remain SAIF-insured until the FDIC permits it to transfer to the Bank Insurance Fund. If an association that fails the test has not yet requalified and has not converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. In addition, the association is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties. If any association that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See "- Holding Company Regulation."

TRANSACTIONS WITH AFFILIATES. Generally, transactions between a savings association or its subsidiaries and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association's capital. Affiliates of Citizens Federal include the Holding Company and any company which is under common control with the Bank. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The Bank's subsidiaries are not deemed affiliates, however, the OTS may deem any subsidiary of a savings association as an affiliate on a case-by-case basis.

Certain of these transactions are also subject to conflict of interest regulations enforced by the OTS. These regulations cover transactions by the Bank and its subsidiaries with affiliated persons involving the sale, purchase or lease of property. Affiliated persons include officers, directors and controlling stockholders. These conflict of interest regulations and other statutes also impose restrictions on loans to affiliated persons. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals.

HOLDING COMPANY REGULATION. The Corporation is a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, the Corporation is registered and files reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Corporation and its non-savings association subsidiaries which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association.

As a unitary savings and loan holding company, the Corporation generally is not subject to activity restrictions. If the Corporation acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of the Corporation and any of its subsidiaries (other than the Bank or any other SAIF-insured savings association) would become subject to such restrictions unless such other associations each qualify as a QTL and were acquired in a supervisory acquisition.

If the Bank fails the QTL test, the Corporation must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure the Corporation must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See "- Qualified Thrift Lender Test."

The Corporation must obtain approval from the OTS before acquiring control of any other SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings association.

FEDERAL SECURITIES LAW. The stock of the Corporation is registered with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Corporation is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

Corporation stock held by persons who are affiliates (generally officers, directors and principal stockholders) of the Corporation may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Corporation meets specified current public information requirements, each affiliate of the Corporation is able to sell in the public market, without registration, a limited number of shares in any three-month period.

FEDERAL RESERVE SYSTEM. The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. At June 30, 1995, the Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. See "- Liquidity."

Savings associations are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require associations to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Bank.

FEDERAL HOME LOAN BANK SYSTEM. The Bank is a member of the FHLB of Des Moines which is one of 12 regional FHLBs that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB. These policies and procedures are subject to the regulation and oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

As a member, Citizens Federal is required to purchase and maintain stock in the FHLB of Des Moines. At June 30, 1995, Citizens Federal had $3.49 million in FHLB stock, which was in compliance with this requirement. In past years, the Bank has received substantial dividends on its FHLB stock. Over the past five years such dividends have averaged 8.11% and were 7.75% for the year ended June 30, 1995.

Under Federal Law, the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to low and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low and moderate income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of the Bank's FHLB stock may result in a corresponding reduction in Citizens Federal's capital.

For the fiscal year ended June 30, 1995, dividends paid by the FHLB of Des Moines to Citizens Federal totalled approximately $270,000 which constituted an increase of approximately $17,000 over the amount of dividends received in fiscal year 1994.

FEDERAL AND STATE TAXATION. Savings associations such as the Bank that meet certain definitional tests relating to the composition of assets and other conditions prescribed by the Internal Revenue Code of 1986, as amended (the "Code"), are permitted to establish reserves for bad debts and to make annual additions thereto which may, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes. The amount of the bad debt reserve deduction for "non-qualifying loans" is computed under the experience method. The amount of the bad debt reserve deduction for "qualifying real property loans" (generally loans secured by improved real estate) may be computed under either the experience method or the percentage of taxable income method (based on an annual election).

Under the experience method, the bad debt reserve deduction is an amount determined under a formula based generally upon the bad debts actually sustained by the savings association over a period of years.

The percentage of specially computed taxable income that is used to compute a savings association's bad debt reserve deduction under the percentage of taxable income method (the "percentage bad debt deduction") is 8%. The percentage bad debt deduction thus computed is reduced by the amount permitted as a deduction for non-qualifying loans under the experience method. The availability of the percentage of taxable income method permits qualifying savings associations to be taxed at a lower effective federal income tax rate than that applicable to corporations generally (approximately 31.3% assuming the maximum percentage bad debt deduction and exclusive of any minimum tax or environmental tax).

If an association's specified assets (generally, loans secured by residential real estate or deposits, educational loans, cash and certain government obligations) constitute less than 60% of its total assets, the association may not deduct any addition to a bad debt reserve and generally must include existing reserves in income over a four year period. No representation can be made as to whether the Bank will meet the 60% test for subsequent taxable years.

Under the percentage of taxable income method, the percentage bad debt deduction cannot exceed the amount necessary to increase the balance in the reserve for "qualifying real property loans" to an amount equal to 6% of such loans outstanding at the end of the taxable year or the greater of (i) the amount deductible under the experience method or (ii) the amount which when added to the bad debt deduction for "non-qualifying loans" equals the amount by which 12% of the amount comprising deposits or withdrawable accounts at year-end exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. At June 30, 1995, the 6% and 12% limitations did not restrict the percentage bad debt deduction available to the Bank. It is not expected that these limitations would be a limiting factor in the foreseeable future.

In addition to the regular income tax, corporations, including savings associations such as the Bank, generally are subject to a minimum tax. An alternative minimum tax is imposed at a tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption.
The excess of the bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method is treated as a preference item for purposes of computing the corporate minimum tax. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income. For taxable years beginning after 1986 and before 1996, corporations, including savings associations such as the Bank, are also subject to an environmental tax equal to 0.12% of the excess of alternative minimum taxable income for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2 million.

To the extent earnings appropriated to a savings association's bad debt reserves for "qualifying real property loans" and deducted for federal income tax purposes exceed the allowable amount of such reserves computed under the experience method and to the extent of the association's supplemental reserves for losses on loans ("Excess"), such Excess may not, without adverse tax consequences, be utilized for the payment of cash dividends or other distributions to a shareholder (including distributions on redemption, dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). Distribution of a cash dividend by a savings association to a shareholder is treated as made: first out of the association's current and post-1951 accumulated earnings and profits; second out of the Excess; and third out of such other accounts as may be proper. As of June 30, 1995, the Bank's excess for tax purposes totaled approximately $2.0 million.

The Corporation files consolidated federal income tax returns with the Bank and its subsidiaries using the accrual method of accounting. Savings associations, such as the Bank, that file federal income tax returns as part of a consolidated group are required by applicable Treasury regulations to reduce their taxable income for purposes of computing the percentage bad debt deduction for losses attributable to activities of the non-savings association members of the consolidated group that are functionally related to the activities of the savings association member.

The Bank and its consolidated subsidiaries have been audited by the IRS with respect to consolidated federal income tax returns through December 31, 1985. With respect to years examined by the IRS, either all deficiencies have been satisfied or sufficient reserves have been established to satisfy asserted deficiencies. In the opinion of management, any examination of still open returns (including returns of subsidiaries and predecessors of, or entities merged into, the Bank) would not result in a deficiency which could have a material adverse effect on the financial condition of the Bank and its consolidated subsidiaries.

Iowa Taxation. The Bank currently files an Iowa franchise tax return, and the Corporation and the Bank's subsidiaries file an Iowa corporation tax return on a fiscal-year basis.

Iowa imposes a franchise tax on the taxable income of both mutual and stock savings banks. The tax rate is 5%, which may effectively be increased, in individual cases, by application of a minimum tax provision. Taxable income under the franchise tax is generally similar to taxable income under the federal corporate income tax, except that, under the Iowa franchise tax, no deduction is allowed for Iowa franchise tax payments and taxable income includes interest on state and municipal obligations. Interest on U.S. obligations is taxable under the Iowa franchise tax and under the federal corporate income tax.

Taxable income under the Iowa corporate income tax is generally similar to taxable income under the federal corporate income tax, except that, under the Iowa tax, no deduction is allowed for Iowa income tax payments; interest from state and municipal obligations is included in income; interest from U.S. obligations is excluded from income; and 50% of federal corporate income tax payments are excluded from income. The Iowa corporate income tax rates range from 6% to 12% and may be effectively increased, in individual cases, by application of a minimum tax provision.

Nevada Taxation. Operations in Nevada are not subject to state taxation as Nevada has no corporate income or franchise tax.

Delaware Taxation. As a Delaware holding company, the Holding Company is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. The Holding Company is also subject to an annual franchise tax imposed by the State of Delaware.

COMPETITION

Citizens Federal faces strong competition, both in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions and mortgage bankers making loans secured by real estate located in the Bank's market areas. Other savings institutions, commercial banks and credit unions provide vigorous competition in consumer lending.

The Bank attracts all of its deposits through its branch offices, primarily from the communities in which those branch offices are located; therefore, competition for those deposits is principally from other savings institutions and commercial banks located in the same communities. The Bank competes for these deposits by offering a variety of deposit accounts at competitive rates, convenient business hours, and convenient branch locations with interbranch deposit and withdrawal privileges at each. Automated teller machine ("ATM") facilities are available at all branch locations except the main office.

EMPLOYEES

At June 30, 1995, the Bank and its affiliates had a total of 70 full time equivalent employees. The Bank's employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

EXECUTIVE OFFICERS OF THE CORPORATION AND THE BANK

The following table sets forth certain information regarding the executive officers of the Corporation and the Bank who are not also directors.

                                  Positions Held with
Name                    Age(1)    Bank and Corporation
----                    ---       --------------------

David B. Quillen           39     Chief Financial Officer and Senior Vice
                                  President of the Bank and Vice President
                                  and Chief Financial Officer of the
                                  Corporation.

Catherine L. Vance         38     Senior Vice President/ Mortgage Lending of
                                  the Bank.

Robert W. Garman           57     Senior Vice President/ Consumer Lending of
                                  the Bank

George J. Boudi, Jr.       45     Senior Vice President/ Servicing of the
                                  Bank.

Martha S. Watters          46     Vice President/Data Processing of the Bank.

Kenneth C. Smerillo        53     Vice President/Savings of the Bank.

Jimmy G. Paustian          50     Vice President/Administrative Services
                                  of the Bank.
 (1)  At June 30, 1995.

The business experience of each executive officer who is not also a director is set forth below.

DAVID B. QUILLEN. Mr. Quillen is Senior Vice President in charge of finance. In this capacity, Mr. Quillen has served as the Bank's chief financial officer since 1985.

CATHERINE L. VANCE. Ms. Vance is the Senior Vice President in charge of mortgage lending for the Bank. She has served in that position since 1987. She is responsible for the overall administration of the Bank's mortgage lending operations. Ms. Vance joined the Bank in 1980.

ROBERT W. GARMAN. Mr. Garman is Senior Vice President in charge of consumer lending. He is responsible for the overall administration of the Bank's consumer lending. Mr. Garman has held this position since 1983.

GEORGE J. BOUDI, JR. Mr. Boudi is Senior Vice President in charge of servicing for the Bank. His primary responsibilities include overall administration of customer service and the management of foreclosed assets held by the Bank. Mr. Boudi joined the Bank in 1985 and served in several capacities in the Bank's collection department, prior to being promoted to his present position in 1993.

MARTHA S. WATTERS. Ms. Watters has been Vice President of data processing with the Bank since 1984. Ms. Watters has been employed by the Bank since 1979.

KENNETH C. SMERILLO. Mr. Smerillo is Vice President in charge of savings. He is responsible for overseeing the Bank's savings and insurance operations. Mr. Smerillo has held this position since 1992. Previously he served as sales manager for Citizens Federal Insurance Agency.

JIMMY G. PAUSTIAN. Mr. Paustian has served as Vice President of administrative services with the Bank since 1988. He is primarily responsible for overall supervision of office services and property management for the Bank. He has served in various other capacities for the Bank since 1975.

DIRECTORS OF THE CORPORATION AND THE BANK

Information concerning Directors of the Corporation and the Bank is incorporated herein by reference from the definitive Proxy Statement for the Annual Meeting of Stockholders to be held in 1995, a copy of which will be filed not later than 120 days after the close of the fiscal year.

ITEM 2.  DESCRIPTION OF PROPERTIES

The following table sets forth information relating to each of the Bank's current offices, all of which are owned by the Bank. The total net book value of the Bank's premises and equipment at June 30, 1995 was $1.8 million.

                                         Date     Net Book Value
              Location                 Acquired  at June 30, 1995
              --------                 --------  ----------------
                                                  (In Thousands)
              Main Office:

              101 West Third Street      1976         $1,189
              Davenport, IA

              Branch Offices:

              1975 Kimberly Road         1986            127
              Bettendorf, IA(1)

              320 West Kimberly Road     1974             82
              Davenport, IA(1)

              2722 West Locust Street    1985            127
              Davenport, IA(1)

              -----------

              (1) The land for each of these offices is subject
                  to a long-term lease.

ITEM 3.  LEGAL PROCEEDINGS

The Corporation, Citizens Federal and its subsidiaries are involved as plaintiff or defendant in various legal actions arising in the normal course of their businesses. While the ultimate outcome of these proceedings cannot be predicted with certainty, it is the opinion of management, after consultation with counsel representing Citizens and the Corporation in the proceedings, that the resolution of these proceedings should not have a material effect on the Corporation's consolidated financial position.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matter was submitted to a vote of security holders, through the solicitation of proxies or otherwise, during the quarter ended June 30, 1995.

                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED
           STOCKHOLDER MATTERS

The information contained under the caption "Corporate Information - Common Stock" in the Annual Report is incorporated herein by reference.

ITEM 6.  SELECTED FINANCIAL DATA


                                                     June 30,
                                 ------------------------------------------------
                                   1995      1994      1993      1992      1991
                                 --------  --------  --------  --------  --------
                                     (In Thousands, except per share amounts)
Selected Financial
------------------
Condition Data:
---------------

Total assets...................  $226,944  $223,348  $208,196  $155,730  $147,096
Loans receivable, net..........   117,947   112,912   109,741    97,678    97,419
Mortgage-backed securities.....    86,055    88,842    74,238    28,858    35,313
Investment securities..........     5,000     5,598     4,765     5,776     3,888
Deposits.......................   135,513   129,215   135,112   130,245   134,450
Borrowings.....................    63,285    68,739    49,471       ---       ---
Stockholders' equity...........    23,390    20,975    18,655    17,387     7,915
Book value per share...........     25.52     23.28     19.96     17.37       N/A

Selected Operations Data:
-------------------------

Total interest income..........  $ 16,437  $ 13,958  $ 13,261  $ 13,940  $ 14,679
Total interest expense.........     9,559     6,904     6,551     7,919    10,124
                                 --------  --------  --------  --------  --------
  Net interest income..........     6,878     7,054     6,710     6,021     4,555
Provision for possible
  loan losses..................        44        78       104       453       191
                                 --------  --------  --------  --------  --------
Net interest income after
  provision for possible loan
  losses.......................     6,834     6,976     6,606     5,568     4,364
Loan servicing fees............       234       278       301       309       227
Service charges................       538       500       514       455       431
Gain on sales of assets........       698       717       165       285       128
Other non-interest income......       606       495       547       430       489
Other non-interest expense.....     4,773     4,186     4,105     3,851     3,465
                                 --------  --------  --------  --------  --------
  Income before income taxes
    and cumulative effect of
    change in accounting
    principle..................     4,137     4,780     4,028     3,196     2,174
Provision for income taxes.....     1,396     1,747     1,525     1,232       799
                                 --------  --------  --------  --------  --------
  Net income before
    cumulative effect of
    change in accounting
    principle..................     2,741     3,033     2,503     1,964     1,375
Cumulative effect on
  prior years of change
  in accounting principle......       ---       435       ---       ---       ---
                                 --------  --------  --------  --------  --------
  Net income...................  $  2,741  $  3,468  $  2,503  $  1,964  $  1,375
                                 ========  ========  ========  ========  ========

Earnings per common and
  common equivalent shares:
  Primary:
    Income before cumulative
    effect of change in
    accounting principle.......  $   2.85  $   3.13  $   2.44       N/A       N/A
  Cumulative effect on
    prior years of change in
    accounting for income
    taxes......................       ---       .45       ---       N/A       N/A
                                 --------  --------  --------  --------  --------
  Net income...................  $   2.85  $   3.58  $   2.44       N/A       N/A
                                 ========  ========  ========  ========  ========

                                                         June 30,
                                     ------------------------------------------------
                                       1995       1994       1993     1992     1991
                                     --------  ----------  --------  -------  -------
                                         (In Thousands, except per share amounts)
Fully diluted:
Income before cumulative
  effect of change in
  accounting principle.............  $  2.85   $  3.12     $  2.42      N/A      N/A
Cumulative effect on prior
  years of change in accounting
  for income taxes.................      ---       .45         ---      N/A      N/A
                                     -------   -------     -------   ------   ------
      Net income...................  $  2.85   $  3.57     $  2.42      N/A      N/A
                                     =======   =======     =======   ======   ======

Other Data:
-----------
Interest rate spread information:
  Average during year..............     2.85%     3.24%       3.47%    4.01%    2.95%
  End of year......................     2.89      3.03        3.00     3.68     4.48
Net interest margin................     3.22      3.52        3.82     4.25     3.18
Net interest income to
  non-interest expense.............   144.10    168.51      163.46   156.35   131.46
Non-interest expense to
  average total assets.............     2.13      2.04        2.20     2.54     2.31
Average interest-earning
  assets to average
  interest-bearing
  liabilities......................   108.21    108.12      109.25   104.38   103.14
Non-performing assets to
  total assets at end
  of period........................      .38       .16         .35      .50      .84
Return on assets (ratio
  of net income to average
  total assets)....................     1.22      1.45(1)     1.34     1.30      .92
Return on stockholders'
  equity (ratio of net
  income to average
  equity)..........................    12.31     15.17(1)    13.76    22.07    19.02
Stockholders' equity to
  total assets (end of
  period...........................    10.31      9.39        8.96    11.16     5.38
Stockholders' equity to
  total assets (ratio of
  average stockholders'
  equity to average
  total assets)....................     9.94      9.55        9.76     5.88     4.81
Cash dividends per share
  as a percentage of
  current year earnings............    29.08     15.04(1)    10.90      N/A      N/A
Number of full-service
  offices..........................        4         4           5        5        5

(1) Using net income before cumulative effect of change in accounting principle.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


The activities of CF Bancorp, Inc. (the "Corporation", the "Company" or the "Holding Company") have been limited to investments in marketable equity securities and interest-bearing deposits at financial institutions. Gains on the sale of marketable equity securities provided $655,000, $383,000 and $53,000 for the years ended June 30, 1995, 1994 and 1993, respectively.

The net income of Citizens Federal Savings Bank (the "Bank"), the wholly owned subsidiary of the Company, is primarily dependent upon the difference (or "spread") between the average yield earned on loans, mortgage-backed securities and investments and the average rate paid on deposits and borrowings (if any), as well as the relative amounts of such assets and liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. The Bank, like other thrift institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

The Bank's interest expense is a product of the interest paid on deposits and borrowed funds. The Bank emphasizes and promotes its short term, high balance certificates and its consumer checking and NOW accounts, principally from its market area. The checking and NOW accounts tend to be less susceptible to rapid changes in volume and interest rate.

The Bank's net income is also affected by, among other things, gains and losses on sales of loans, provisions for possible loan losses, service charge fees, subsidiary activities, operating expenses and income taxes.

The Bank's operating strategy over the past several years has been to emphasize consumer banking, including single family residential lending, home equity, home improvement and other consumer lending and checking accounts. The goals of this strategy have been to strengthen capital and increase profitability, while controlling interest rate risk and credit risk.

ASSET QUALITY

Management believes that the Bank's historical level of asset quality has been high. The Bank's level of non-performing assets has increased from 0.16% of total assets at June 30, 1994 to .38% at June 30, 1995. Of the Bank's $864,000 of non-performing assets at June 30, 1995, no single asset (or group of related assets) exceeded $288,000 in net book value. Management believes that the Bank's favorable asset quality results from its emphasis on the origination of loans secured by single family owner-occupied homes and on the purchase of mortgage-backed securities secured by similar types of loans. Approximately 85% of the Bank's loan and mortgage-backed securities portfolio is secured by one- to four-family residential property.

ASSET/LIABILITY MANAGEMENT

Since the early 1980's, Citizens Federal's asset/liability management strategy has been directed toward reducing its exposure to fluctuations in interest rates. At June 30, 1995, Citizens Federal's one year interest sensitivity gap was a positive 4.91%.

A positive gap for a given period means that the amount of interest-earning assets maturing or otherwise repricing within such period is greater than the amount of interest-bearing liabilities maturing or otherwise repricing within the same period. In a rising interest rate environment, an institution with a positive gap generally experiences a greater increase in the yield on its assets than in the cost of its liabilities. Changes in interest rates generally have the opposite effect on an institution with a negative gap.

The Bank's asset/liability management strategy emphasizes the holding of adjustable rate loans and adjustable-rate mortgage-backed securities in its portfolio. Also emphasized are consumer loans which have a relatively short term to maturity.

Citizens Federal has emphasized retail checking accounts, which generally are considered to be low interest rate, long term core deposits. The following table sets forth the scheduled repricing or maturity of the Bank's assets and liabilities as of June 30, 1995, based on the following assumptions:

      1. Fixed-rate certificate accounts will not be withdrawn prior to maturity.

      2. Deposit accounts, other than certificate accounts, are scheduled for repricing consistent with Office of Thrift Supervision decay rates as follows:

                                           Money
                                     NOW   Market   Passbook
                                     ----  -------  ---------
                 One year or less..   37%     79%       17%
                 2 to 3 years......   34      11        26
                 4 to 5 years......    9       5        17
                 Over 5 years......   20       5        40
                                     ---     ---       ---

                   Total...........  100%    100%      100%
                                     ===     ===       ===

      3. Mortgage loans, consumer loans and mortgage-backed and related securities are assumed to prepay at a rate of 10% per year. Management believes this reflects current experience. Actual prepayment rates may be faster or slower than 10%. Adjustable and floating rate assets are included in the period in which interest rates are scheduled to adjust.

The effect of these assumptions is to quantify the dollar amount of items that are interest-sensitive and can be repriced within each of the periods specified. Such repricing can occur in one of three ways: (1) the rate of interest to be paid on an asset or liability may adjust periodically on the basis of an index;
(2) an asset or liability such as a mortgage loan may amortize, permitting reinvestment of cash flows at the then-prevailing interest rates; or (3) an asset or liability may mature, at which time the proceeds can be reinvested at current market rates.


                                                  June 30, 1995
                                 ----------------------------------------------------
                                              Maturing or Repricing
                                 ----------------------------------------------------
                                  Within    Over 1-3    Over 3-5     Over
                                 One Year     Years       Years    5 Years    Total
                                 --------   --------    --------   --------  --------
                                              (Dollars in Thousands)
Fixed-rate one- to four-
 family, multi-family and
 commercial real estate and
 residential construction
 loans.........................  $  8,210   $    799    $   455    $ 7,678   $ 17,142
Fixed-rate mortgage-backed
 securities....................       544      1,051      2,921        - -      4,516
Adjustable-rate one- to four-
 family, multi-family and
 commercial real estate and
 residential construction
 loans.........................    51,101        - -        - -        - -     51,101
Adjustable-rate mortgage-
 backed securities.............    81,399        - -        - -        - -     81,399
Consumer loans.................    16,600     16,631     17,087      2,430     52,748
Investment securities and
 other.........................     4,000      1,000        - -        - -      5,000
                                 --------   --------    -------    -------   --------
  Total interest-earning
   assets......................   161,854     19,481     20,463     10,108    211,906
                                 --------   --------    -------    -------   --------
Money management accounts......    29,819      4,152      1,887      1,887     37,745
Passbook accounts..............     1,755      2,685      1,755      4,131     10,326
NOW accounts...................     5,342      4,909      1,299      2,888     14,438
Certificates of deposit........    50,501     18,371      4,106         26     73,004
Federal Home Loan Bank
 Advances......................    63,285        - -        - -        - -     63,285
                                 --------   --------    -------    -------   --------
  Total interest-bearing
   liabilities.................   150,702     30,117      9,047      8,932    198,798
                                 --------   --------    -------    -------   --------
Interest-earning assets less
 interest-bearing liabilities..  $ 11,152   $(10,636)   $11,416    $ 1,176   $ 13,108
                                 ========   ========    =======    =======   ========
Cumulative interest rate
 sensitivity gap...............  $ 11,152   $    516    $11,932    $13,108   $ 13,108
                                 ========   ========    =======    =======   ========
Cumulative interest rate
 sensitivity gap as a
 percentage of total assets
 at June 30, 1995..............      4.91%       .23%      5.26%      5.78%
Cumulative interest rate
 sensitivity gap as a
 percentage of total assets
 at June 30, 1994..............      9.72%      4.17%      6.39%      6.47%
Cumulative interest rate
 sensitivity gap as a
 percentage of total assets
 at June 30, 1993..............     10.84%      3.27%      8.07%      8.12%


 Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

 RESULTS OF OPERATIONS

 Average Balances, Interest Rates and Yields. The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollar amounts and rates, and the net interest margin. The table does not reflect any effect of income taxes. All average balances are monthly average balances and include the balances of non-accruing loans. The yields and costs for the periods indicated include fees which are considered adjustments to yield.

                                                                            Year Ended June 30,
                                        -------------------------------------------------------------------------------------------
                                                    1995                           1994                           1993
                                        -----------------------------  -----------------------------  -----------------------------
                                          Average    Interest            Average    Interest            Average    Interest
                                        Outstanding   Earned/  Yield/  Outstanding   Earned/  Yield/  Outstanding   Earned/  Yield/
                                          Balance      Paid     Rate     Balance      Paid     Rate     Balance      Paid     Rate
                                        -----------  --------  ------  -----------  --------  ------  -----------  --------  ------
                                                                          (Dollars in Thousands)
Interest-earning assets:
 Loans................................   $116,735    $10,078     8.63%  $111,769    $ 9,704    8.68%   $106,602    $ 9,995     9.38%
 Mortgage-backed securities...........     87,000      5,760     6.62     76,703      3,665    4.78      58,374      2,817     4.83
 Investment securities................      5,054        268     5.30      5,158        206    3.99       4,716        188     3.99
 Federal funds and other
   interest-earning assets............      4,715        331     7.02      6,696        383    5.72       6,183        261     4.22
                                         --------    -------     ----   --------    -------    ----    --------    -------     ----

 Total interest-earning
   assets(1)..........................   $213,504    $16,437     7.70   $200,326     13,958    6.97    $175,875     13,261     7.54
                                         ========    -------     ----   ========    -------    ----    ========    -------     ----
Interest-bearing liabilities:
 NOW accounts.........................   $ 14,236    $   145     1.02   $ 14,943        166    1.11    $ 13,208        190     1.44
 Money management accounts............     28,430      1,425     5.01     17,481        498    2.85      18,072        541     2.99
 Passbook accounts....................     12,171        256     2.10     16,899        373    2.21      17,155        468     2.73
 Certificate accounts.................     79,405      4,229     5.33     83,703      4,053    4.84      81,164      4,365     5.38
                                         --------    -------     ----   --------    -------    ----    --------    -------     ----
 Deposits.............................   $134,242    $ 6,055     4.51   $133,026      5,090    3.83    $129,599      5,564     4.29
 FHLB advances........................     63,065      3,504     5.56     52,259      1,814    3.47      31,385        987     3.14
                                         --------    -------     ----   --------    -------    ----    --------    -------     ----

   Total interest-bearing
    liabilities.......................   $197,307      9,559     4.84   $185,285      6,904    3.73    $160,984      6,551     4.07
                                         ========    -------   ------   ========    -------    ----    ========    -------   ------

Net interest income;
 interest rate spread.................               $ 6,878     2.86%              $ 7,054    3.24%               $ 6,710     3.47%
                                                     =======     ====               =======    ====                =======     ====

Net interest margin(2)................                           3.22%                         3.52%                           3.82%
                                                               ======                          ====                          ======

Average interest-earning
 assets to average interest
 bearing liabilities..................                         108.21%                       108.12%                         109.25%
                                                               ======                        ======                          ======

__________________

 (1) Excludes non-interest-bearing deposits and cash of $5,540,000, $5,497,000, and $3,986,000 as of June 30, 1995, 1994, and 1993, respectively.

 (2) Net interest margin is net interest income divided by average interest-earning assets.

RATE/VOLUME ANALYSIS OF NET INTEREST INCOME

The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). Changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

                                                                         Year Ended June 30,
                                          ------------------------------------------------------------------------------
                                                           1995                                       1994
                                          -------------------------------------     ------------------------------------
                                           Increase (Decrease)                      Increase (Decrease)
                                                 Due to                Total              Due to                Total
                                          --------------------        Increase      -------------------       Increase
                                           Volume       Rate         (Decrease)      Volume       Rate        (Decrease)
                                          -------      -------       ----------     --------      -----       ----------
                                                                          (In Thousands)
Interest-earning assets:
 Loans............................        $ 429        $  (55)          $  374        $  470      $(761)         $(291)
 Mortgage-backed securities.......          541         1,554            2,095           876        (28)           848
 Investment securities............           (4)           66               62            18         --             18
 Federal funds and other
  interest-earning assets.........         (128)           76              (52)           23         99            122
                                          -----        ------           ------        ------      -----          -----
   Total interest-earning assets..          838         1,641            2,479         1,387       (690)           697
                                          -----        ------           ------        ------      -----          -----
Interest-bearing liabilities:
 Deposits.........................           96           869              965           144       (618)          (474)
 FHLB advances and other
  borrowings......................          433         1,257            1,690           716        111            827
                                          -----        ------           ------        ------      -----          -----
   Total interest-bearing
    liabilities...................          529         2,126            2,655           860       (507)           353
                                          -----        ------           ------        ------      -----          -----
Increase (decrease) in net
 interest income..................        $ 309        $ (485)          $ (176)       $  527      $(183)         $ 344
                                          =====        ======           ======        ======      =====          =====

The following table presents the yields received on loans, investments and other interest-earning assets, the rates paid on savings deposits and borrowings and the resultant interest rate spreads at the dates and for the periods indicated. Weighted average balances are based on average month-end balances.

                                         At June 30,
                                      -----------------
                                      1995   1994   1993
                                      -----  -----  ----
Weighted average yield on:
 Loans receivable...................  9.09%  8.35%  8.40%
 Mortgage-backed securities.........  7.11   5.66   4.81
 Investment securities..............  5.51   5.04   4.00
 Other interest-earning assets......  5.44   3.20   3.05
  Combined weighted average
  yield on interest-earning
  assets............................  8.15   7.09   6.76

Weighted average rate paid on:
 Savings deposits...................  4.85   3.88   3.94
 Borrowings (FHLB advances).........  6.14   4.40   3.26
  Combined weighted average
   rate paid on interest-bearing
   liabilities......................  5.26   4.06   3.76

Spread..............................  2.89   3.03   3.00



                                      Year Ended June 30,
                                      -------------------
                                      1995   1994   1993
                                      ----   ----   ----
Average yield on:
 Loans receivable...................  8.63%  8.68%  9.38%
 Mortgage-backed securities.........  6.62   4.78   4.83
 Investment securities..............  5.30   3.99   3.99
 Other interest-earning assets......  7.02   5.72   4.22
 Combined average yield on
  interest-earning assets...........  7.70   6.97   7.54

Average rate paid on:...............
 Savings deposits...................  4.51   3.83   4.29
 Borrowings (FHLB advances).........  5.56   3.47   3.14
  Combined average rate paid
   on interest-bearing liabilities..  4.84   3.73   4.07

Spread..............................  2.86   3.24   3.47

Net interest margin (net interest
 earnings divided by average
 interest-earning assets)...........  3.22   3.52   3.82

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDING JUNE 30, 1995 AND JUNE 30, 1994

     General. The Company's net income before the cumulative effect of change in accounting principal decreased $292,000 to $2,741,000 for the fiscal year ended June 30, 1995 from $3,033,000 for the fiscal year ended June 30, 1994.
The net income for the fiscal year ended June 30, 1994 was $3,468,000 after recognizing $435,000 of additional income as a result of adopting FASB Statement No. 109 "Accounting for Income Taxes" effective July 1, 1993.

     Net Interest Income. The Company's net interest income decreased $176,000 for the fiscal year ended
June 30, 1995 to $6,878,000 from $7,054,000 for the fiscal year ended June 30, 1994. This was primarily a result of the decreased spread for the fiscal year ended June 30, 1995.

     Interest Income. Interest income increased $2,479,000 to $16,437,000 for the fiscal year ended June 30, 1995 from $13,958,000 for the fiscal year ended June 30, 1994. Interest on loans increased $374,000 for the fiscal year ended June 30, 1995. This was primarily due to increased average balances on the loan portfolio. Interest on mortgage-backed and related securities increased $2,095,000 to $5,760,000 for the fiscal year ended June 30, 1995 from $3,665,000 for the year ended June 30, 1994. The increase is due to increased average balances of mortgage-backed and related securities as well as increased yields during fiscal year ended June 30, 1995.

     Interest Expense. Interest expense increased $2,655,000 to $9,559,000 for the fiscal year ended June 30, 1995 from $6,904,000 for the fiscal year ended June 30, 1994. Interest on savings increased $965,000 to $6,055,000 for the fiscal year ended June 30, 1995. This increase was primarily due to the increase in the average cost of deposits. Interest on advances from the FHLB increased $1,690,000 to $3,504,000 for the fiscal year ended June 30, 1995 from $1,814,000 for the fiscal year ended June 30, 1994. This increase was due to increased average advance balances outstanding during fiscal year ended June 30, 1995 as well as increased borrowing costs. During the last three fiscal years, the Company has utilized short-term borrowings in order to fund the purchase of mortgage-backed securities, most of which have adjustable rates and to a much lesser extent, fund loan demand. In a rising interest rate environment, such as the Company experienced in fiscal 1995, if interest rates increase on the borrowings at a faster or more increased rate than the adjustment on the mortgage-backed securities and adjustable rate loans, the Company would expect to realize a decrease in the spread earned on the assets acquired with such borrowings.

     Provision for Possible Loan Losses. The provision for possible loan losses decreased $34,000 to $44,000 for the fiscal year ended June 30, 1995 from $78,000 for the fiscal year ended June 30, 1994. The Company continues to experience favorable loan loss experience. The allowance for loan losses was constant at $1.1 million at June 30, 1995 and 1994.

     There can be no assurance that future losses will not exceed the estimated amounts, thereby adversely affecting future results of operations. Future additions to the Company's allowance for loan losses and any change in the related ratio of the allowance for loan losses to non-performing loans are dependent upon the economy, changes in real estate values and interest rates, the view of the regulatory authorities toward adequate reserve levels, and inflation.

     Other Income. Other income increased $86,000 to $2,076,000 for the fiscal year ended June 30, 1995 from $1,990,000 for the fiscal year ended June 30, 1994. Gain on sale of assets decreased $19,000 to $698,000 from $717,000 for the fiscal year ended June 30, 1994. Gains on the sale of loans decreased $193,000 to $43,000 primarily due to low levels of fixed rate refinanced loans due to increasing rate levels. A branch facility was sold during the fiscal year ended June 30, 1994 which resulted in a gain of $98,000. Gains on sale of marketable equity securities increased $272,000 to $655,000 for the fiscal year ended June 30, 1995. The Company has been purchasing initial public offerings of thrift stocks as part of its investment practices.

     Other Expenses. Other expenses increased $587,000 to $4,773,000 for the fiscal year ended June 30, 1995 from $4,186,000 for the fiscal year ended June 30, 1994. Compensation and benefits increased $283,000 to $2,773,000 for the fiscal year ended June 30, 1995 from $2,490,000 for the fiscal year ended June 30, 1994. This was primarily due to the anticipated termination of the Employee Stock Ownership Plan in conjunction with the proposed merger with FMBI. Other real estate owned expense, net increased $184,000 to $63,000 for the fiscal year ended June 30, 1995 from $(121,000) for the fiscal year ended June 30, 1994. This was due to reductions in the gains on sale of other real estate owned. Other expense increased $126,000 to $820,000 for the fiscal year ended June 30, 1995 from $694,000 for the fiscal year ended June 30, 1994. This increase is primarily due to increased professional fees of $90,000 in conjunction with the proposed merger with FMBI.

     Income Taxes. Income taxes decreased $351,000 to $1,396,000 for the fiscal year ended June 30, 1995 from $1,747,000 for the fiscal year ended June 30, 1994. This was mainly due to the decrease in the Company's profitability from the previous year.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDING JUNE 30, 1994 AND JUNE 30, 1993

     General. The Company's net income before the cumulative effect of change in accounting principle increased $530,000 to $3,033,000 for the fiscal year ended June 30, 1994 from $2,503,000 for the fiscal year ended June 30, 1993.
The net income for the fiscal year ended June 30, 1994 was $3,468,000 after recognizing $435,000 of additional income as a result of adopting FASB Statement No. 109 "Accounting for Income Taxes" effective July 1, 1993.

     Net Interest Income. The Company's net interest income decreased $344,000 for the fiscal year ended June 30, 1994 to $7,054,000 from $6,710,000 for the fiscal year ended June 30, 1993. This was primarily a result of the spread earned on higher average balances of earning assets for the fiscal year ended June 30, 1994.

     Interest Income. Interest income increased $697,000 to $13,958,000 for the fiscal year ended June 30, 1994 from $13,261,000 for the fiscal year ended June 30, 1993. Interest on loans decreased $291,000 for the fiscal year ended June 30, 1994. This was primarily due to reduced yields on the loan portfolio due to declining interest rate levels. Interest on mortgage-backed and related securities increased $848,000 to $3,665,000 for the fiscal year ended June 30, 1994 from $2,817,000 for the year ended June 30, 1993. The increase is primarily due to increased average balances of mortgage-backed and related securities during fiscal year ended June 30, 1994.

     Interest Expense. Interest expense increased $353,000 to $6,904,000 for the fiscal year ended June 30, 1994 from $6,551,000 for the fiscal year ended June 30, 1993. Interest on savings decreased $474,000 to $5,090,000 for the fiscal year ended June 30, 1994. This decrease was primarily due to the decrease in the average cost of deposits. Interest on advances from the FHLB increased $827,000 to $1,814,000 for the fiscal year ended June 30, 1994 from $987,000 for the fiscal year ended June 30, 1993. This increase was primarily due to increased average advance balances outstanding during fiscal year ended June 30, 1994. During the last two fiscal years, the Company has utilized short-term borrowings in order to fund the purchase mortgage-backed securities, most of which have adjustable rates and to a much lesser extent, fund loan demand. In a rising interest rate environment, such as the Company began to experience at the end of fiscal 1994, if interest rates increase on the borrowings at a faster or more increased rate than the adjustment on the mortgage-backed securities and adjustable rate loans, the Company would expect to realize a decrease in the spread earned on the assets acquired with such borrowings.

     Provision for Possible Loan Losses. The provision for possible loan losses decreased $26,000 to $78,000 for the fiscal year ended June 30, 1994 from $104,000 for the fiscal year ended June 30, 1993. The Company continues to experience favorable loan loss experience. The allowance for loan losses was constant at $1.1 million at June 30, 1994 and 1993.

     There can be no assurance that future losses will not exceed the estimated amounts, thereby adversely affecting future results of operations. Future additions to the Company's allowance for loan losses and any change in the related ratio of the allowance for loan losses to non-performing loans are dependent upon the economy, changes in real estate values and interest rates, the view of the regulatory authorities toward adequate reserve levels, and inflation.

     Other Income. Other income increased $463,000 to $1,990,000 for the fiscal year ended June 30, 1994 from $1,527,000 for the fiscal year ended June 30, 1993. Gain on sale of assets increased $552,000 to $717,000 from $165,000 for the fiscal year ended June 30, 1993. Gains on the sale of loans increased $124,000 to $236,000 primarily due to high levels of fixed rate refinanced loans due to declining rate levels. A branch facility was sold during the fiscal year ended June 30, 1994 which resulted in a gain of $98,000. Gains on sale of marketable equity securities increased $330,000 to $383,000 for the fiscal year ended June 30, 1994. The Company has been purchasing initial public offerings of thrift stocks as part of its investment practices.

     Other Expenses. Other expenses increased $81,000 to $4,186,000 for the fiscal year ended June 30, 1994 from $4,105,000 for the fiscal year ended June 30, 1993. Federal insurance increased $112,000 to $309,000 for the fiscal year ended June 30, 1993. There was no recapture of the FSLIC Secondary Reserve in the fiscal year ending June 30, 1994 which accounts for the increase to normal levels.

     Income Taxes. Income taxes decreased $222,000 to $1,747,000 for the fiscal year ended June 30, 1994 from $1,525,000 for the fiscal year ended June 30, 1993. This was due to the improvement in the Company's profitability from the previous year.

LIQUIDITY AND CAPITAL RESOURCES

The Company's principal sources of funds are deposits, amortization and prepayment of loan principal (including mortgage-backed securities), borrowings, maturities of investment securities, mortgage-backed securities and short-term investments and operations. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan repayments are more influenced by interest rates, general economic conditions, and competition, and most recently, the restructuring of the thrift industry. The Bank generally manages the pricing of its deposits to maintain a steady deposit balance, but has from time to time decided not to pay deposit rates that are as high as those of its competitors, and, when necessary, to supplement deposits with longer term and/or less expensive alternative sources of funds.

Federal regulations historically have required the Bank to maintain minimum levels of liquid assets. The required percentage has varied from time to time based upon economic conditions and savings flows and is currently 5% of net withdrawable saving deposits and borrowings payable on demand or in one year or less during the preceding calendar month. Liquid assets for purposes of this ratio include cash, certain time deposits, U.S. Government, government agency and corporate securities and other obligations generally having remaining maturities of less than five years. The Bank has historically maintained its liquidity ratio at levels in excess of those required. At June 30, 1995, the Bank's liquidity ratio was 6.83%.

The primary source of cash from operating activities is net income. For the year ended June 30, 1995, operating activities provided funds due to such net income.

The primary investing activities of the Company are lending and purchasing mortgage-backed securities and investment securities. For the year ended June 30, 1995, investment activities provided a net $30,000. Loan originations, net of principal repayments and sales, used $5.5 million during the year ended June 30, 1995. Mortgage-backed securities maturities and principal prepayments totaled $2.8 million for fiscal 1995. If general interest rates decline, the Company would expect to experience an increase in prepayments, particularly in its adjustable-rate mortgage loans and adjustable-rate mortgage-backed securities. The increased funds from this source could not necessarily be re-invested at yields and terms to maintain the net interest margins the Company has experienced during the last three fiscal years.

For the year ended June 30, 1995, financing activities provided a net $456,000. Historically, the primary financing activity of the Company has been deposits. Deposits increased by $6.3 million for the year ended June 30, 1995. Advances from the Federal Home Loan Bank used a net $5.5 million.

Liquidity management is both a daily and long-term responsibility of management. The Company and the Bank adjust their investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) the projected amount of loans held for re-sale by the Bank, (iii) expected deposit flows, (iv) yields available on interest-bearing deposits, and (v) the objective of its asset/liability management program. Excess liquidity is invested generally in interest-bearing overnight deposits and other short-term government and agency obligations. If the Bank requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the FHLB and collateral eligible for reverse repurchase agreements.

The Company and the Bank anticipate that it will have sufficient funds available to meet current loan commitments. At June 30, 1995, the Bank had outstanding commitments to extend credit which amounted to $5.5 million.

Certificates of deposit scheduled to mature in one year or less at June 30, 1995, totaled $50.5 million. Management believes that a significant portion of such deposits will remain with the Bank. At June 30, 1995, the Bank had $63.3 million in advances from the FHLB of Des Moines.

Under federal law, the Bank must meet certain capital requirements applicable to all savings institutions. At June 30, 1995, the Bank was in full compliance with the capital requirements as set forth in the following table.


                          OTS Requirement   Bank's Capital Level at June 30, 1995
                          ----------------  --------------------------------------
                           % of                % of                     Amount
Capital Standard          Assets   Amount     Assets       Amount      of Excess
----------------          -------  -------    ------       ------      ---------
                                          (Dollars in Thousands)
Tangible capital........    1.50%   $3,332      8.49%      $18,847      $15,515
Core capital/(1)/.......    3.00     6,664      8.49        18,847       12,183
Risk-based capital......    8.00     8,989     17.61        19,789       10,800

--------------------

     (1) In April 1991, the OTS proposed for savings associations a core capital requirement comparable to the requirement for national banks that became effective December 31, 1990. The proposal calls for an OTS core capital requirement of at least 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness, and a 4% to 5% core capital requirement for all other thrifts.

IMPACT OF INFLATION AND CHANGING PRICES

          The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

ITEM 7. FINANCIAL STATEMENTS

                               TABLE OF CONTENTS
                               -----------------

        Independent Auditor's Report.....................  44

        Consolidated Statements of Income................  45 and 46

        Consolidated Statements of Financial Condition...  47

        Consolidated Statements of Stockholders' Equity..  48

        Consolidated Statements of Cash Flows............  49 and 50

        Notes to Consolidated Financial Statements.......  51-72

        Schedules (consolidated) not listed above are omitted because of the absence of conditions under which they are required or because the required information is included in the financial statements submitted.

                       [LOGO OF MCGLADREY & PULLEN, LLP]

                            MCGLADREY & PULLEN, LLP
                 --------------------------------------------
                 Certified Public Accountants and Consultants

                          Independent Auditor's Report
                          ----------------------------

To the Board of Directors
CF Bancorp, Inc.
Davenport, Iowa

        We have audited the accompanying consolidated statements of financial condition of CF Bancorp, Inc. and subsidiaries as of June 30, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CF Bancorp, Inc. and subsidiaries as of June 30, 1995 and 1994 and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1995, in conformity with generally accepted accounting principles.

        As discussed in Note 2 and Note 8, the Company changed its method of accounting for securities and income taxes in 1995 and 1994, respectively.

                                       /s/ McGladrey & Pullen, LLP

Davenport, Iowa
July 28, 1995

                               CF BANCORP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                   YEARS ENDED JUNE 30, 1995, 1994, AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                1995        1994        1993
                                                              --------    --------    --------
Interest income:
  Interest on loans                                           $ 10,078    $  9,704    $  9,995
  Interest on mortgage-backed and related securities             5,760       3,665       2,817
  Interest on investment securities                                268         206         188
  Other interest and dividend income                               331         383         261
                                                              --------    --------    --------
      Total interest income                                   $ 16,437    $ 13,958    $ 13,261
                                                              --------    --------    --------

Interest expense:                                             $  6,055    $  5,090    $  5,564
  Interest on savings deposits                                   3,504       1,814         987
  Interest on advances from FHLB and other borrowings         --------    --------    --------
      Total interest expense                                  $  9,559    $  6,904    $  6,551
                                                              --------    --------    --------


      Net interest income                                     $  6,878    $  7,054    $  6,710
Provision for possible loan losses                                  44          78         104
                                                              --------    --------    --------
      Net interest income after provision for
        possible loan losses                                  $  6,834    $  6,976    $  6,606
                                                              --------    --------    --------

Other income:
  Loan servicing fees                                         $    234    $    278    $    301
  Service charges                                                  538         500         514
  Gain on sale of assets                                           698         717         165
  Other income                                                     606         495         547
                                                              --------    --------    --------
                                                              $  2,076    $  1,990    $  1,527
                                                              --------    --------    --------

Other expenses:
  Compensation and benefits                                   $  2,773    $  2,490    $  2,441
  Occupancy                                                        327         305         263
  Furniture, equipment and data processing                         480         509         534
  Federal insurance                                                310         309         197
  Other real estate owned expense (income), net                     63        (121)        (53)
  Other                                                            820         694         723
                                                              --------    --------    --------
                                                              $  4,773    $  4,186    $  4,105
                                                              --------    --------    --------

      Income before income taxes and
        cumulative effect of change in
        accounting principle                                  $  4,137    $  4,780    $  4,028

Provision for income taxes                                       1,396       1,747       1,525
                                                              --------    --------    --------

      Income before cumulative effect of
        change in accounting principle                        $  2,741    $  3,033    $  2,503

Cumulative effect on prior years of change in accounting
  for income taxes                                                  --         435          --
                                                              --------    --------    --------

                                                              $  2,741    $  3,468    $  2,503
      Net income                                              ========    ========    ========

                               CF BANCORP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                   YEARS ENDED JUNE 30, 1995, 1994, AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     1995        1994         1993
                                                   --------    --------    ----------
Weighted average common and common
  equivalent shares                                 960,234     970,316     1,024,341
Weighted average common and common
  equivalent shares, assuming full dilution         961,650     971,432     1,035,025
Earnings per common and common
  equivalent share:
  Primary:
    Income before cumulative effect of
      change in accounting principle               $   2.85    $   3.13    $     2.44
    Cumulative effect on prior years of
      change in accounting for income taxes              --         .45            --
                                                   --------    --------    ----------
    Net income                                     $   2.85    $   3.58    $     2.44
                                                   ========    ========    ==========
  Fully diluted:
    Income before cumulative effect of
      change in accounting principle               $   2.85    $   3.12    $     2.42
    Cumulative effect on prior years of
      change in accounting income taxes                  --         .45            --
                                                   --------    --------    ----------
    Net income                                     $   2.85    $   3.57    $     2.42
                                                   ========    ========    ==========

See Notes to Consolidated Financial Statements.

                               CF BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             JUNE 30, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                                                                          1995       1994
                  ASSETS                                                                --------    --------
Interest bearing deposits                                                               $  3,592    $  1,432
Noninterest-bearing deposits and cash                                                      5,540       5,497
                                                                                        --------    --------
          Cash and cash equivalents                                                     $  9,132    $  6,929

Investment securities (fair value 1995 $4,962; 1994 $5,450)                                5,000       5,598
Marketable equity securities (cost 1995 $351; fair value 1994 $1,639)                        514       1,421
Mortgage-backed and related securities (fair value 1995 $85,752; 1994 $86,580)            86,055      88,842
Loans held for sale                                                                        1,040         657
Loans receivable, net                                                                    116,907     112,255
Federal Home Loan Bank stock                                                               3,487       3,487
Accrued interest receivable                                                                1,149       1,061
Real estate acquired in settlement of loans, net                                             458          36
Office premises and equipment, net                                                         1,715       1,821
Prepaid expenses and other assets                                                          1,192         871
Net deferred income taxes                                                                    295         370
                                                                                        --------    --------
                                                                                        $226,944    $223,348
                                                                                        ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Savings deposits                                                                      $135,513    $129,215
  Federal Home Loan Bank advances                                                         63,285      68,739
  Advance payments by borrowers for taxes and insurance                                    1,040       1,002
  Accrued interest payable                                                                 1,058         935
  Dividends payable                                                                          253         135
  Accrued expenses and other liabilities                                                   2,306       2,143
  Income taxes payable                                                                        99         204
                                                                                        --------    --------
          Total liabilities                                                             $203,554    $202,373
                                                                                        --------    --------

Commitments

Stockholders' equity:
  Serial preferred stock, par value $.01; authorized 1,000,000 shares; no shares
     issued and outstanding                                                             $     --    $     --
  Common stock, par value $.01; authorized 4,000,000 shares; issued 1,000,936
     shares                                                                                   10          10
  Additional paid-in capital                                                               9,755       9,767
  Retained earnings, substantially restricted                                             15,558      13,614
  Unrealized gain on securities available for sale, net                                      107          --
  Less common stock acquired by ESOP                                                        (375)       (425)
  Unearned stock grant compensation                                                          (48)       (121)
                                                                                        --------    --------
                                                                                        $ 25,007    $ 22,845
  Less cost of shares reacquired for treasury (1995 84,440 shares; 1994 100,007
     shares)                                                                              (1,617)     (1,870)
                                                                                        --------    --------
          Total stockholders' equity                                                    $ 23,390    $ 20,975
                                                                                        --------    --------
                                                                                        $226,944    $223,348
                                                                                        ========    ========

See Notes to Consolidated Financial Statements.

                                CF BANCORP, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   YEARS ENDED JUNE 30, 1995, 1994, AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               Retained   Unrealized     Common
                                                               Earnings     Gain On       Stock
                                                  Additional   Substan-    Securities    Acquired   Unearned
                                        Common     Paid-In      tially      Available       By     Stock Grant   Treasury
                                         Stock     Capital    Restricted  for Sale, Net    ESOP    Compensation   Stock     Total
                                        ------    ----------  ----------  -------------  --------  ------------  --------  -------
Balance, June 30, 1992                   $ 9        $8,241     $ 9,879         $ --       $(500)      $(242)      $    --  $17,387
  Net income                              --            --       2,503           --          --          --            --    2,503
  Payment on ESOP loan                    --            --          --           --          25          --            --       25
  Amortization of stock grants            --            --          --           --          --          73            --       73
  Tax benefit of stock grants             --            15          --           --          --          --            --       15
  Cash dividends $.30 per share           --            --        (272)          --          --          --            --     (272)
  Ten percent stock dividend               1         1,507      (1,508)          --          --          --            --       --
  Cost of 66,550 shares
   reacquired for treasury                --            --          --           --          --          --        (1,076)  (1,076)
                                          ---       ------     -------         ----       -----       -----       -------  -------
Balance, June 30, 1993                    $10       $9,763     $10,602         $ --       $(475)      $(169)      $(1,076) $18,655
  Net income                               --           --       3,468           --          --          --            --    3,468
  Payment on ESOP loan                     --           --          --           --          50          --            --       50
  Amortization of stock grants             --           --          --           --          --          48            --       48
  Cash dividends $.50 per share            --           --        (456)          --          --          --            --     (456)
  Cost of 38,959 shares
   reacquired for treasury                 --           --          --           --          --          --          (895)    (895)
  Tax benefit of stock grants and
   options                                 --           55          --           --          --          --            --       55
  Reissuance of 5,502 shares from
   treasury stock upon the exercise
   of stock options                        --          (51)         --           --          --          --           101       50
                                          ---       ------     -------         ----       -----       -----       -------  -------
Balance, June 30, 1994                    $10       $9,767     $13,614         $ --       $(425)      $(121)      $(1,870) $20,975
  Net income                               --           --       2,741           --          --          --            --    2,741
  Payment on ESOP loan                     --           --          --           --          50          --            --       50
  Amortization of stock grants             --           --          --           --          --          73            --       73
  Tax benefit of stock grants              --          108          --           --          --          --            --      108
  Cash dividends $.876 per share           --           --        (797)          --          --          --            --     (797)
  Effect of adopting SFAS No. 115          --           --          --          144          --          --            --      144
  Change in unrealized gain on securities
   available for sale, net                 --           --          --          (37)         --          --            --      (37)
  Cost of 442 shares reacquired for
   treasury                                --           --          --           --          --          --           (12)     (12)
  Reissuance of 16,009 shares from
   treasury stock upon the exercise
   of stock options                        --         (120)         --           --          --          --           265      145
                                          ---       ------     -------         ----       -----       -----       -------  -------
Balance, June 30, 1995                    $10       $9,755     $15,558         $107       $(375)      $ (48)      $(1,617) $23,390
                                          ===       ======     =======         ====       =====       =====       =======  =======

See Notes to Consolidated Financial Statements.

                               CF BANCORP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED JUNE 30, 1995, 1994, AND 1993
                             (DOLLARS IN THOUSANDS)
                                 (PAGE 1 OF 2)

                                                            1995        1994        1993
                                                         ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                              $  2,741    $  3,468    $  2,503
 Adjustments to reconcile net income to net
   cash provided by operating activities:
 Cumulative effect of change in accounting principle           --        (435)         --
 Depreciation                                                             213         209
 Provision for loan losses and losses on real estate
   owned, net                                                 (55)       (161)        (64)
 Amortization of premiums and discounts on investment
   and mortgage-backed and related securities, net             20          64          34
 Amortization of stock grant compensation                      73          48          73
 Amortization of loan discounts                               (92)       (130)       (186)
 Proceeds from loans sold                                   3,325      21,023       6,300
 Loans originated for resale                               (3,665)    (19,919)     (7,678)
 Gain on sale of assets                                      (698)       (717)       (165)
 Federal Home Loan Bank stock dividends                        --          --        (165)
 Deferred income taxes                                         19         105          38
 Changes in assets and liabilities:
   (Increase) in accrued interest receivable                  (88)       (215)        (52)
   (Increase) in prepaid expenses and other assets           (321)        (65)       (480)
   Increase (decrease) in accrued interest payable            123          84        (192)
   Increase (decrease) in accrued expenses and other
     liabilities                                              228        (626)        301
   Increase (decrease) in income taxes payable               (105)         13         106
                                                         --------    --------    --------
        Net cash provided by operating activities        $  1,717    $  2,750    $    582
                                                         --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from maturities of investment securities       $    598    $  4,557    $  7,476
 Purchase of investment securities                             --      (5,390)     (6,465)
 Proceeds from sale of marketable equity securities         6,623       1,948         224
 Purchase of marketable equity securities                  (4,898)     (2,558)       (599)
 Principal repayments on mortgage-backed and related
   securities                                               2,767      45,446      14,353
 Purchase of mortgage-backed and related securities            --     (60,114)    (59,767)
 (Purchase) of Federal Home Loan Bank stock                    --        (496)     (1,762)
 Proceeds from sale of loans                                   --         400       2,163
 Loan originations and principal payment on loans, net     (5,489)     (2,578)    (14,386)
 Proceeds from sales of real estate acquired in
   settlement of loans                                        610         181         261
 Proceeds from sale of property and equipment                   4         241          --
 Purchase of property and equipment                          (110)        (66)       (232)
 Additions to real estate owned                               (63)         --          --
                                                         --------    --------    --------
        Net cash provided by (used in)
          investing activities                           $     42    $(18,429)   $(58,734)
                                                         --------    --------    --------

                               CF BANCORP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED JUNE 30, 1995, 1994, AND 1993
                             (DOLLARS IN THOUSANDS)
                                 (PAGE 2 OF 2)

                                                                  1995        1994        1993
                                                               ---------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in savings deposits                  $   6,298    $ (5,897)   $  4,867
  Advances from Federal Home Loan Bank                            62,550      69,330      66,000
  Payment on advances from Federal Home Loan Bank                (68,004)    (50,062)    (16,529)
  Net increase in mortgage escrow funds                               38         134         122
  Net proceeds (payment) from oversubscription
    of common stock                                                   --          --      (3,405)
  Tax benefit of stock grants and options                            108          55          15
  Proceeds from exercise of stock options                            145          50          --
  Cash dividends paid                                               (679)       (396)       (197)
  Purchase of common stock for the treasury                          (12)       (895)     (1,076)
                                                               ---------    --------    --------
         Net cash provided by financing activities             $     444    $ 12,319    $ 49,797
                                                               ---------    --------    --------

         Increase (decrease) in cash and cash
           equivalents                                         $   2,203    $ (3,360)   $ (8,355)

Cash and cash equivalents:
  Beginning                                                        6,929      10,289      18,644
                                                               ---------    --------    --------

  Ending                                                       $   9,132    $  6,929    $ 10,289
                                                               =========    ========    ========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest                                                   $   9,436    $  6,820    $  6,743

    Income taxes                                                   1,481       1,573       1,419

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES
  Transfers from loans to real estate acquired through
    foreclosure                                                $   1,449    $    305    $    739
  Loans originated from sale of real estate acquired in
    settlement of loans                                              564         589         497
  Effect of adoption of SFAS No. 115                                 144          --          --
  Change in unrealized gain on securities available
    for sale, net                                                    (37)         --          --

See Notes to Consolidated Financial Statements.

                               CF BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT
           ACCOUNTING POLICIES

         Nature of business:

           CF Bancorp, Inc. is a savings bank holding company whose subsidiaries provide retail financial services.

         Significant accounting policies:

           Principles of consolidation:

             The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Citizens Federal Savings Bank and its subsidiaries, Citizens Federal Insurance Agency, Inc., Citizens Service Corporation, and CF Investments, Inc. All material intercompany accounts and transactions have been eliminated in consolidation.

           Cash and cash equivalents:

             Cash and cash equivalents include cash and amounts due from depository institutions, interest-bearing deposits in banks, and federal funds sold. For purposes of reporting cash flows, the Company considers all highly liquid debt instruments with original maturities of less than three months to be cash equivalents. Federal Reserve Board regulations require savings institutions to maintain noninterest-earning reserves against their transaction accounts, nonpersonal time deposits with an original maturity of less than one and one-half years and certain money market deposit accounts. At June 30, 1995 the reserve requirement amounted to $260,000 and was exceeded by vault cash.

           Securities:

             Effective July 1, 1994, the Company adopted Financial Accounting Standards Board Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Statement 115 requires investments in debt and equity securities be classified as securities held to maturity, securities available for sale or trading securities.

             Securities classified as held to maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

             Securities classified as available for sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included as a component of net income.

             Securities classified as trading securities are those debt and equity securities that are purchased and held for sale in the near term. Trading securities are carried at fair value with unrealized gains and losses included in income. The Company has no trading securities.

             Prior to the adoption of Statement 115, all of the Company's securities were classified as investment securities and were carried at amortized cost.

             Federal Home Loan Bank stock is carried at cost, which is equal to its redemption value.

                               CF BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        Loans held for sale:

          Loans held for sale generally consist of the current production of certain fixed-rate first mortgage loans which are recorded at the lower of aggregate cost or market value. Estimated market value considers prevailing market rates and generally, the loans are sold within 30 days of origination.

        Loans receivable:

          Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, loans in process, and net deferred loan-origination fees and discounts.

          Discounts on first-mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts on consumer loans are recognized over the lives of the loans using the interest method.

          The allowance for loan losses is increased by charges to income and decreased by loan charge-offs net of loan recoveries. Management's periodic evaluation of the adequacy of the allowance is based on the subsidiary Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

          Uncollectible interest on loans that are 90 days past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgement, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

        Loan origination fees and discounts:

          The subsidiary bank receives fees for originating and servicing loans. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the actual life of the loans.

        Real estate acquired in settlement of loans:

          Real estate acquired in settlement of loans is initially recorded at the lower of cost (loan value of real estate acquired in settlement of loans plus incidental expenses) or estimated fair value minus estimated costs to sell the property. Based on periodic evaluations by management, the carrying values are reduced when they exceed net realizable value. Costs relating to the development and improvement of the property are capitalized, whereas those relating to holding the property are expensed.

        Office premises and equipment:

          Office premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by the straight-line method over the estimated useful life of the assets.

                               CF BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Income taxes:

        Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

        The Company and each of its subsidiaries are parties to a tax sharing agreement which provides for calculation and payment by each party of its allocation of the tax liability of the parties.

      Off-balance sheet risk:

        The subsidiary bank is a party to financial instruments with off-balance sheet risk such as commitments to extend credit and purchase loans or investment securities. Management assesses the risk related to these instruments for potential loss.

      Earnings per common share:

        Earnings per common share is calculated using the weighted average number of common stock and common stock equivalent (stock options) shares outstanding.


NOTE 2.  SECURITIES

       As discussed in Note 1, the Company adopted Financial Accounting Standards Board Statement No. 115 effective July 1, 1994. The adoption of Statement 115 had the effect of increasing stockholders' equity as of July 1, 1994, by approximately $144,000, net of related deferred income tax of $74,000.

       Amortized cost and estimated fair values of securities as of June 30, 1995 are summarized as follows:

                                                     Gross       Gross     Estimated
                                       Amortized   Unrealized  Unrealized    Fair
                                          Cost       Gains       Losses      Value
                                       ---------   ----------  ----------  ---------
                                                      (In Thousands)
     Securities held to maturity:
     ---------------------------
       Investment securities,
         United States
         government and agency
         securities                     $  5,000    $     --    $     38    $  4,962
                                        --------    --------    --------    --------
       Mortgage-backed and
         related securities:
         FNMA Certificates              $    797    $     23    $     --    $    820
         FHLMC Certificates                2,894           4          96       2,802
         GNMA Certificates                 6,345          29           2       6,372
         Collateralized mortgage
           obligations                    76,019         186         447      75,758
                                        --------    --------    --------    --------
                                        $ 86,055    $    242    $    545    $ 85,752
                                        --------    --------    --------    --------
                                        $ 91,055    $    242    $    583    $ 90,714
                                        ========    ========    ========    ========

     Securities available for sale:
     -----------------------------
       Marketable equity
         securities, common stock       $    351    $    171    $      8    $    514
                                        ========    ========    ========    ========

                               CF BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



The amortized cost and estimated fair value of securities as of June 30, 1994 are summarized as follows:

                                                                                    Gross       Gross     Estimated
                                                                      Amortized   Unrealized  Unrealized    Fair
                                                                        Cost        Gains       Losses      Value
                                                                      ---------   ----------  ----------  ---------
                                                                                     (In Thousands)
    Investment securities:
    ---------------------
           United States government and agency securities              $ 5,000       $ --       $  148     $ 4,852
           Interest-bearing deposits at financial institutions
                                                                           598         --           --         598
    Mortgage-backed and related securities:                            -------       ----       ------     -------
    --------------------------------------                             $ 5,598       $ --       $  148     $ 5,450
           FNMA Certificates                                           =======       ====       ======     =======
           FHLMC Certificates
           GNMA Certificates
           Collateralized mortgage obligations                         $   876       $ --       $    3     $   873
                                                                         3,306         --          172       3,134
                                                                         6,947         --          224       6,723
    Marketable equity securities,
    -----------------------------                                       77,713        123        1,986      75,850
           common stocks                                               -------       ----       ------     -------
                                                                       $88,842       $123       $2,385     $86,580
                                                                       =======       ====       ======     =======


                                                                       $ 1,421       $230       $   12     $ 1,639
                                                                       =======       ====       ======     =======


The amortized cost and estimated fair value of investment securities as of June 30, 1995 by contractual maturity are shown below.

                                                                      Estimated
                                                           Amortized    Fair
                                                              Cost      Value
                                                           ---------  ---------
    Due after one year through five years                    $4,000     $3,972
    Due after five years through ten years                    1,000        990
                                                             ------     ------
                                                             $5,000     $4,962
                                                             ======     ======



Mortgage-backed and related securities are composed of certificates representing interests in pools of primarily adjustable interest rate single family mortgage loans originated for terms of 15 to 30 years. However, very few of these loans remain outstanding for their entire term. Generally, scheduled repayments gradually reduce the outstanding balance until the underlying property is sold and the loan paid off.

There were no sales of investment securities and mortgage-backed and related securities during the years ended June 30, 1995, 1994 and 1993. Proceeds, gross gains, and gross losses from sale of marketable equity securities are summarized as follows:


                                                      Year Ended June 30,
                                                  ----------------------------
                                                    1995      1994      1993
                                                  --------  --------  --------
                                                            (In Thousands)
     Proceeds                                      $6,623    $1,948     $224
     Gross gains                                      655       383       53
     Gross losses                                      --        --       --

Mortgage-backed and related securities and investment securities with principal balances totalling $68,120,000 at June 30, 1995 are pledged to collateralize short-term borrowings with the Federal Home Loan Bank.

                               CF BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 3. LOANS RECEIVABLE AND REAL ESTATE
          ACQUIRED IN SETTLEMENT OF LOANS

        Loans receivable are summarized as follows:


                                                                          June 30,
                                                                   ----------------------
                                                                      1995        1994
                                                                   ----------  ----------
                                                                       (In Thousands)
    First mortgage loans (principally conventional):
        Principal balances:
          Collateralized by one-to-four family residences           $ 57,931    $ 59,858
          Collateralized by other properties                           2,757       3,497
          Construction loans                                           6,515       9,034
                                                                    --------    --------
    Consumer and other loans:                                       $ 67,203    $ 72,389
        Principal balances:                                         --------    --------
          Home equity and improvement
          Mobile home
          Automobile                                                $ 31,013    $ 26,631
          Recreational                                                12,174       9,663
          Other                                                        5,591       4,805
                                                                       2,295       2,517
    Less:                                                              1,675       1,465
        Loans in process                                            --------    --------
        Deferred fees and discounts                                 $ 52,748    $ 45,081
                                                                    --------    --------

    Less allowance for loan losses                                  $ (1,792)   $ (3,834)
                                                                        (195)       (287)
                                                                    --------    --------
                                                                    $ (1,987)   $ (4,121)
                                                                    --------    --------

                                                                    $ (1,057)   $ (1,094)
                                                                    --------    --------
                                                                    $116,907    $112,255
                                                                    ========    ========

The Bank has both adjustable and fixed interest rate loans. At June 30, 1995, adjustable interest rate loans aggregated $53,783,000 and fixed interest rate loans aggregated $67,208,000, including $1,040,000 of loans held for sale.

Activity in the allowance for loan losses is summarized as follows:


                                                       Year Ended June 30,
                                                  ----------------------------
                                                    1995      1994      1993
                                                  --------  --------  --------
                                                         (In Thousands)
Balance at beginning of year                       $1,094    $1,110    $1,102
 Provision charged to income                           44        78       104
 Charge-offs                                          (93)     (117)     (111)
 Recoveries                                            12        23        15
                                                   ------    ------    ------
Balance at end of year                             $1,057    $1,094    $1,110
                                                   ======    ======    ======


                               CF BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Activity in the allowance for real estate acquired in settlement of loans is summarized as follows:


                                                      Year Ended June 30,
                                                  ----------------------------
                                                    1995      1994      1993
                                                  --------  --------  --------
                                                         (In Thousands)
    Balance at beginning of year                    $ --     $ 197      $ 193
      Provision charged to income                    (99)     (239)      (168)
      Charge-offs                                    (12)     (258)       (47)
      Recoveries                                     124       300        219
                                                    ----     -----      -----
    Balance at end of year                          $ 13     $  --      $ 197
                                                    ====     =====      =====



The balance of nonaccrual loans at June 30, 1995 and 1994 was approximately $303,000 and $164,000, respectively.

Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized are summarized below:


                                                        Year Ended June 30,
                                                   ----------------------------
                                                     1995      1994      1993
                                                   --------  --------  --------
                                                          (In Thousands)
Interest income that would have been recognized
Interest income recognized                           $10        $16       $31
Interest income foregone                               1          1         7
                                                     ---        ---       ---
                                                     $ 9        $15       $24
                                                     ===        ===       ===


The Bank is not committed to make additional loans to debtors whose loans have been modified.

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. Servicing loans for others generally consist of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recognized on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. The unpaid principal balances and borrowers' escrow balances are summarized as follows:


                                                            June 30,
                                                  -----------------------------
                                                    1995      1994       1993
                                                  --------  ---------  --------
                                                         (In Thousands)
     Mortgage loan portfolios serviced for:
       FHLMC
       Others                                     $41,671    $44,179    $37,476
                                                    3,656      4,847      6,054
                                                  -------    -------    -------
     Borrowers' escrow balances on                $45,327    $49,026    $43,530
        mortgage loans serviced for others        =======    =======    =======


                                                  $   480    $   471    $   361
                                                  =======    =======    =======


Loans to directors and executive officers are made on substantially the same terms as those for other loan customers.

                               CF BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



       The following is a reconciliation of loans outstanding in excess of $100,000 for executive officers and directors:



                                                                           Year Ended June 30,
                                                                         ----------------------
                                                                           1995          1994
                                                                         --------      --------
                                                                             (In Thousands)
           Balance, beginning of period                                   $ 663         $   102
           Existing loans to individual becoming related to officer
           New loans                                                         --           1,645
           Repayments                                                       215              --
           Balance, end of period                                          (398)         (1,084)
                                                                          -----         -------
                                                                          $ 480         $   663
                                                                          =====         =======

NOTE 4.  ACCRUED INTEREST RECEIVABLE

         Accrued interest receivable is summarized as follows:

                                                                                 June 30,
                                                                          ----------------------
                                                                            1995          1994
                                                                          --------      --------
                                                                              (In Thousands)
          Investment securities                                            $   91        $  126
          Mortgage-backed and related securities                              296           258
          Loans receivable                                                    762           677
                                                                           ------        ------
                                                                           $1,149        $1,061
                                                                           ======        ======

NOTE 5.  OFFICE PREMISES AND EQUIPMENT

         Office premises and equipment are summarized as follows:

                                                                                 June 30,
                                                                          ----------------------
                                                                            1995          1994
                                                                          --------      --------
                                                                              (In Thousands)
          Land and buildings                                               $3,122        $3,122
          Furniture and equipment                                           1,338         1,251
                                                                           ------        ------
                                                                           $4,460        $4,373
          Less accumulated depreciation                                     2,745         2,552
                                                                           ------        ------
                                                                           $1,715        $1,821
                                                                           ======        ======

       The subsidiary bank leases the land for three of their branches under various non-cancelable agreements which expire between December 31, 2006 and December 31, 2014 and require various minimum annual rentals, plus the payment of property taxes, normal maintenance and insurance on the property. As of June 30, 1995, the facilities located on this leased land had a depreciated cost of $337,000.

                               CF BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



         The total minimum rental commitment under these leases as of June 30, 1995 is $1,035,000, which is due as follows:

         Year ending June 30:
           1996                             $ 91,000
           1997                               94,000
           1998                               95,000
           1999                               96,000
           2000                              100,000
           2001 through 2014                 559,000

         The total rent expense for the years ended June 30, 1995, 1994, and 1993 was $109,000, $105,000, and $104,000, respectively.


NOTE 6.  SAVINGS DEPOSITS

         Savings deposit accounts are summarized as follows:


                                                           June 30,
                                         --------------------------------------------
                                                  1995                  1994
                                         --------------------  ----------------------
                                         Weighted               Weighted
                                          Average                Average
                                          Nominal                Nominal
                                           Rate      Balance      Rate       Balance
                                         ---------  ---------  -----------  ---------
                                                   (Dollars In Thousands)
      Demand accounts:
       Non-interest bearing                   --%    $  7,039        --%     $  6,333
       NOW accounts                         1.95        7,399      1.95         7,845
       Money management accounts            5.54       37,745      3.55        19,662
                                                     --------                --------
            Total demand                             $ 52,183                $ 33,840
                                                     --------                --------
      Passbook accounts                     2.11     $ 10,326      2.13      $ 15,685
                                                     --------                --------
      Certificate accounts (remaining
       maturity):
       Within one year:
         Six months                         5.47     $ 33,005      4.21      $ 39,006
         Other within one year              6.13       17,496      5.03        10,608
       One year to three years              5.70       18,371      5.42        17,867
       Over three years                     5.33        4,132      5.75        12,209
                                                     --------                --------

            Total certificate accounts               $ 73,004                $ 79,690
                                                     --------                --------

            Total savings deposits                   $135,513                $129,215
                                                     ========                ========

         Certificates of deposit equal to or in excess of $100,000 at June 30, 1995 and 1994 aggregated $8,318,000 and $8,574,000, respectively.

                               CF BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Maturities of certificate accounts as of June 30, 1995 are summarized as follows:


    Year maturing June 30 (in thousands):
    1996                                                           $50,501
    1997                                                             9,187
    1998                                                             9,184
    1999                                                             2,358
    2000 and thereafter                                              1,774
                                                                   -------
                                                                   $73,004
                                                                   =======


     Interest expense on savings deposits consists of the following:


                                                    Year Ended June 30,
                                                --------------------------
                                                 1995      1994      1993
                                                ------    ------    ------
                                                      (In Thousands)

    NOW accounts                                $  145    $  166    $  190
    Money management accounts                    1,425       498       541
    Passbook accounts                              256       373       468
    Certificate accounts                         4,229     4,053     4,365
                                                ------    ------    ------
                                                $6,055    $5,090    $5,564
                                                ======    ======    ======

                               CF BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 The following table shows rate and maturity information for the subsidiary Bank's certificates of deposit as of June 30, 1995 (dollars in thousands).


                                  0.00-        4.00-       5.00-       6.00-       7.00-        8.00-                    Percent
                                  3.99%        4.99%       5.99%       6.99%       7.99%        8.99%       Total        Of Total
                                 ------       -------     -------     -------     ------       ------      --------      --------
Certificate accounts maturing
  in quarter ending:
   September 30, 1995             $459        $ 6,136     $ 9,206     $ 3,410     $  340       $  668       $20,219        27.69%
   December 31, 1995               254          3,647       5,115       3,452        287           31        12,786        17.51
   March 31, 1996                   --          2,233         760       3,895      5,087          216        12,191        16.70
   June 30, 1996                    40          1,160         597       3,138        212          158         5,305         7.27
   September 30, 1996               --            873       1,672         139        103           61         2,848         3.90
   December 31, 1996                --            761         181         252         22           33         1,249         1.71
   March 31, 1997                   --            772         236          50        132           --         1,190         1.63
   June 30, 1997                    --            347         247       3,306         --           --         3,900         5.34
   September 30, 1997               --            451         529       3,584         --           --         4,564         6.25
   December 31, 1997                --            343         302         915         --           --         1,560         2.14
   March 31, 1998                   --            414         355         819         --           --         1,588         2.17
   June 30, 1998                    --             61         525         886         --           --         1,472         2.02
   September 30, 1998               --            195         927          --         --           --         1,122         1.54
   December 31, 1998                --              9         338          --         --           --           347          .48
   March 31, 1999                   --             --         642          --         --           --           642          .88
   June 30, 1999                    --             --         247          --         --           --           247          .34
   September 30, 1999               --             --         594          --         --           --           594          .81
   December 31, 1999                --             --         269          --         --           --           269          .37
   March 31, 2000                   --             --         450          --         --           --           450          .62
   June 30, 2000                    --             --         435          --         --           --           435          .60
   September 30, 2000               --             --          15          --         --           --            15          .02
   December 31, 2000                --             --          --          --         --           --            --           --
   March 31, 2001                   --             --           2          --         --           --             2           --
   June 30, 2001                    --             --          --          --         --           --            --           --
   September 30, 2001               --             --           3          --         --           --             3           --
   December 31, 2001                --             --          --          --         --           --            --           --
   March 31, 2002                   --             --           6          --         --           --             6          .01
                                  ----        -------     -------     -------     ------       ------       -------       ------
    Total                         $753        $17,402     $23,653     $23,846     $6,183       $1,167       $73,004       100.00%
                                  ====        =======     =======     =======     ======       ======       =======       ======
    Percent of total              1.03%         23.84%      32.40%      32.66%      8.47%        1.60%       100.00%
                                  ====        =======     =======     =======     ======       ======       =======

                               CF BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 7.  FEDERAL HOME LOAN BANK ADVANCES

         The subsidiary bank maintains an open line-of-credit with the Federal Home Loan Bank which allows the Bank to borrow up to $5,000,000. The interest rate changes daily and the agreement expires September 16, 1995. Advances were taken on the line during the year ended June 30, 1995 with $3,500,000 outstanding at June 30, 1995 at 6.46%. Mortgage loans with principal balances of approximately $7,500,000 as of June 30, 1995 are pledged as collateral on the line-of-credit borrowings.

         The subsidiary bank also has short-term repurchase advances from the Federal Home Loan Bank which bear interest and are due as follows:

                                          Interest Rate        Balance Due
                                          -------------        -----------
            July 1995                         6.12%            $59,785,000


         Mortgage-backed securities and investment securities of approximately $68,120,000 as of June 30, 1995 are pledged as collateral on these advances.

         During the year ended June 30, 1995 the maximum amount of advances outstanding at a month-end was $68,739,000. The average balance of advances for the year was $63,065,000.


NOTE 8.  INCOME TAX MATTERS

         The Company and its subsidiaries file consolidated federal income tax returns on a fiscal year basis. Under the existing provisions of the Internal Revenue Code and similar sections of the Iowa income tax law, the subsidiary bank is allowed a special bad debt deduction based on a percentage of taxable income (presently 8%) or on specified experience formulas. The subsidiary bank used the experience method in 1995 and the percentage of taxable income method in 1994 and 1993.

         Effective July 1, 1993 the Company adopted FASB Statement No. 109, "Accounting for Income Taxes". The adoption of Statement No. 109 changed the method of accounting for income taxes from the deferred method to a liability method. Under the deferred method, the past tax effects of timing differences between financial reporting and taxable income were deferred. As explained in Note 1, the liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amounts of assets and liabilities and their tax bases. The effect of adopting Statement No. 109 is reflected as the cumulative effect of an accounting change in the fiscal year 1994 consolidated statement of income.

         The provision for income taxes consists of the following:


                                                       Year Ended June 30,
                                                  ----------------------------
                                                    1995      1994      1993
                                                  --------  --------  --------
                                                         (In Thousands)

         Currently payable                         $1,377    $1,642    $1,487
         Deferred                                      19       105        38
                                                   ------    ------    ------
                                                   $1,396    $1,747    $1,525
                                                   ======    ======    ======

                               CF BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





Net deferred tax assets consist of the following components as of June 30, 1995 and 1994:


                                                              1995     1994
                                                            --------  -------
                                                              (In Thousands)

  Deferred tax assets:
    Provision for losses on loans and real estate owned      $ 162     $ 220
    Deferred compensation                                      335       293
    Deferred income                                             62        70
    Deferred gains on real estate owned                         --        31
    Organizational costs                                        17        26
    Other                                                       48        11
                                                             -----     -----
                                                             $ 624     $ 652
                                                             -----     -----


  Deferred tax liabilities:
    Net unrealized gains on securities available
     for sale                                                $  56     $  --
    Federal Home Loan Bank stock dividends                     224       224
    Land                                                        47        47
    Office premises and equipment                                2        11
                                                             -----     -----
                                                             $ 329     $ 282
                                                             -----     -----
          Net deferred tax assets                            $ 295     $ 370
                                                             =====     =====

The net change in deferred income taxes is reflected in the financial statements for the years ended June 30, 1995 and 1994 as follows:

                                                             1995       1994
                                                            ------     ------
                                                              (In Thousands)

    Provision for income taxes                               $  19     $ 105
    Statement of equity, net unrealized gains on
     securities available for sale                              56        --
                                                             -----     -----
                                                             $  75     $ 105
                                                             =====     =====


The availability of the bad-debt deduction has resulted in the creation, for tax purposes, of sizable bad-debt reserves, to which losses can be charged when realized. As a result, there is a possibility that part of the retained earnings of the subsidiary bank effectively have not been taxed. If the reserve included in retained earnings is used for any purpose other than to absorb losses, the amount must first be reduced for taxes not previously paid. This effectively results in a restriction on retained earnings. Retained earnings as of June 30, 1995 include approximately $3,000,000 for which no provision for income taxes has been made. If the possible merger discussed in Note 19 occurs, the $3,000,000 would be taxable over four years.

Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rates to income before income taxes as a result of the following:



                                                      Year Ended June 30,
                                                    -----------------------
                                                     1995     1994    1993
                                                    ------   ------  ------

    Expected income tax expense at
     federal tax rate
    Effect of graduated tax rates                    35.0%   35.0%   35.0%
    State income taxes, net of federal
     income tax benefit                              (1.0)   (1.0)   (1.0)
    Other
          Total income tax expense                     --     3.3     3.3
                                                      (.3)    (.8)     .6
                                                     ----    ----    ----
                                                     33.7%   36.5%   37.9%
                                                     ====    ====    ====

                               CF BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. EMPLOYEE BENEFITS

        The subsidiary bank sponsors a 401(k) profit sharing plan for all employees who are at least 21 years of age and have one or more continuous years of service during which they work at least 1,000 hours. The plan was amended effective January 1, 1991 to allow employees to make elective contributions through salary deferral and the Bank must make matching contributions up to 5% of qualified compensation. The Bank may also make additional discretionary contributions. Effective July 1, 1992, the Bank began making matching contributions of 50% of the first 5% of compensation. The total contributions of the Bank amounted to $43,000, $41,000, and $42,000 for the years ended June 30, 1995, 1994, and 1993, respectively.

        The subsidiary bank established the Employee Stock Ownership Plan (ESOP) for the benefit of its employees during the year ended June 30, 1992. The ESOP is designed to meet the requirements of an employee stock ownership plan as described at Section 4975(e)(7) of the Code and
        Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and as such, the ESOP borrowed $500,000 from the Company to finance the purchase of 55,000 shares of the Company's common stock. All employees of the Bank are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they work at least 1,000 hours. The total contributions of the Bank amounted to $278,000, $52,000, and $64,000 for the years ended June 30, 1995, 1994, and 1993, respectively. The increased cost incurred in 1995 is a result of the agreement between CF Bancorp, Inc. and First Midwest Bancorp, Inc. to pay off the remaining loan balance and distribute out the plan assets in conjunction with the planned acquisition of CF Bancorp, Inc. by First Midwest Bancorp., Inc. as discussed in Note 19.

        The Company also established two recognition and retention plans and trusts (RRPs) for key officers during the year ended June 30, 1992. Under the terms of the RRPs, awards can be granted to key officers in the form of shares of common stock held by the RRPs. The awards will vest at a rate of 20% per year at the end of the calendar year subject to continued service and performance criteria. In connection with the acquisition agreement, all unvested shares will be distributed on the effective date of the merger. At June 30, 1995 and 1994, unearned stock grant compensation totaled $48,000 and $121,000, respectively.

        In addition to the RRP, the Company established a stock option and incentive plan (SOP) for designated participants. Under the terms of the SOP, a participant may be awarded an option to purchase shares, restricted stock, stock appreciation rights or limited stock appreciation rights. Such award may be subject to terms and conditions as determined by the Committee appointed by the Board of Directors responsible for administering the plan. The SOP provides for up to 100,100 shares of common stock to be issued to participants. The option price of any options granted may not be less than the market value of the common stock on the date of the grant. All options issued under the plan were granted at $9.09 per share, which approximated the market value at the date of grant, and expire on June 30, 2002.

        The following summarizes the stock option transactions:

                                                           Year Ended June 30,
                                                         -----------------------
                                                            1995         1994
                                                         ----------   ----------
                                                               (# of Shares)

    Balance, beginning                                     89,093       94,595
      Granted                                                  --           --
      Exercised                                           (16,011)      (5,502)
                                                          -------       ------
    Balance, ending                                        73,082       89,093
                                                          =======       ======


The Bank has a bonus plan for certain key officers with the bonuses computed based on percentage of income before taxes and bonuses. The bonus expense under this plan for the years ended June 30, 1995, 1994, and 1993 was $172,000, $204,000, and $210,000, respectively.

In addition to the above, several employees receive incentive or production bonuses based upon predetermined performance criteria.

                               CF BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 10. FINANCIAL INSTITUTIONS REFORM, RECOVERY
            AND ENFORCEMENT ACT (FIRREA) OF 1989

         FIRREA requires institutions to meet certain regulatory capital requirements. The regulations require minimum regulatory tangible capital of 1.5% of total assets, a 3% core capital ratio, and an 8% risk-based capital ratio. As of June 30, 1995, the Bank meets all regulatory capital requirements.

         The following is a summary of computed regulatory capital compared to required regulatory capital:


                                                                        Regulatory Capital
                                                 ----------------------------------------------------------------
                                                  Tangible Capital         Core Capital        Risk-Based Capital
                                                 ------------------     ------------------     ------------------
                                                  Amount    Percent      Amount    Percent      Amount    Percent
                                                 --------   -------     --------   -------     --------   -------
                                                                      (Dollars in Thousands)
Stockholder's equity per financial
   statements                                     $18,847     8.49%      $18,847     8.49%      $18,847    16.77%
Items requiring capital adjustment,
   general loan loss reserves, and
   equity reduction                                    --       --            --       --           942      .84
                                                  -------     ----       -------     ----       -------    -----
Regulatory capital, as computed                   $18,847     8.49%      $18,847     8.49%      $19,789    17.61%
Minimum capital requirements                        3,332     1.50         6,664     3.00         8,989     8.00
                                                  -------     ----       -------     ----       -------    -----
Regulatory capital in excess of minimum
   requirements                                   $15,515     6.99%      $12,183     5.49%      $10,800     9.61%
                                                  =======     ====       =======     ====       =======    =====


                               CF BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. GAINS ON SALES OF ASSETS

         Gains are summarized as follows:


                                                       Year Ended June 30,
                                                  ----------------------------
                                                    1995      1994      1993
                                                  --------  --------  --------
                                                         (In Thousands)
            Branch facility                           $ --      $ 98      $ --
            Marketable equity securities               655       383        53
            Loans                                       43       236       112
                                                      ----      ----      ----
                                                      $698      $717      $165
                                                      ====      ====      ====


NOTE 12. FINANCIAL INSTRUMENTS WITH OFF-BALANCE
            SHEET RISK

         The subsidiary bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These agreements involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statements of financial condition. The Bank does not use financial instruments with off-balance sheet risk as part of its own asset/liability management program or for trading purposes.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

         Off-balance sheet financial instruments whose contract amounts represent credit risk are as follows:


                                                             June 30,
                                                   ---------------------------
                                                     1995               1994
                                                   --------           --------
                                                          (In Thousands)
            Commitments to extend credit under:
               Commitments to originate loans        $  928             $2,730
               Undisbursed loan funds                 1,792              3,834
               Unused lines of credit                 2,788                635
                                                     ------             ------
                    Total                            $5,508             $7,199
                                                     ======             ======


         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and any required payment of a fee. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter-party. Such collateral consists primarily of residential properties.


NOTE 13. CONTINGENCIES

         Congress is considering legislation on the issue of a one-time Savings Association Insurance Fund (SAIF) assessment sufficient to capitalize SAIF and increase its reserve ratio to 1.25% of SAIF-insured deposits. If the assessment is put into place, it would be approximately 85 to 90 basis points of SAIF-insured deposits as of March 31, 1995. This would mean an assessment of approximately $1,200,000 to the Bank likely to be due on or about January 1, 1996.

                               CF BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         In the normal course of the banking business, there are various commitments, legal proceedings and contingencies which are not reflected in the accompanying consolidated financial statements. In the opinion of management, no material losses are expected to result from any such commitments, legal proceedings or contingencies.

NOTE 14. CONCENTRATION OF CREDIT RISK

         The subsidiary bank generally originates single-family residential loans within its primary lending area. The Bank's underwriting policies require such loans to be made 80% or less loan-to-value, based upon appraised values, unless private mortgage insurance is obtained. These loans are collateralized by the underlying properties. The Bank also originates consumer loans which are secured by underlying collateral or are guaranteed.

NOTE 15. RESTRICTIONS ON STOCKHOLDERS' EQUITY

         At the time of conversion from a mutual to a stock savings bank, the subsidiary bank established a liquidation account in an amount equal to the retained income of the Bank as of the latest practicable date prior to conversion, which amounts to approximately $8,950,000 at June 30, 1992. The liquidation account was established to provide a limited priority claim to the assets of the Bank to qualifying depositors ("eligible account holders") at September 30, 1991 who continued to maintain deposits in the Bank after the merger conversion. In the unlikely event of a complete liquidation of the Bank, and only in such event, each eligible account holder would receive from the liquidation account a liquidation distribution based on their proportionate share of the then remaining qualifying deposits.

         Current regulations allow the Bank to pay dividends on its stock if its regulatory capital would not thereby be reduced below the amount then required for the aforementioned liquidation account. Also capital distribution regulations limit the Bank's ability to make capital distributions which include dividends, stock redemptions, and repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account based on their capital level and supervisory condition. Federal regulations also preclude any repurchase of the stock of the Bank for three years after conversion except for purchases of qualifying shares of a director and repurchases pursuant to an offer made on a pro rata basis to all stockholders and with prior approval of the Office of Thrift Supervision or pursuant to an open-market stock repurchase program with certain regulatory criteria.

         The Bank is a tier one savings institution. A tier one savings institution has pro forma capital ratios, after any proposed capital distributions equal to or greater than its fully phased in capital requirement. The Bank is allowed, after advance notice to the OTS, to distribute up to 100 percent of net income earned to the date of distribution during the fiscal year plus one-half of any surplus capital that existed as of the beginning of the year. The Bank may also pay dividends in excess of the above specified limits upon approval of the OTS.

NOTE 16. PROPOSED FASB STATEMENTS

         In May 1993, the FASB issued Statement No. 114 "Accounting By Creditors for Impairment of a Loan". Statement No. 114 will require all creditors to measure the impairment of a loan involved in a troubled debt restructuring based upon the present value of the loan's future cash flows discounted using the loans' effective interest rate. The loan can also be valued at its fair value or the market price of its underlying collateral if the loan is primarily collateral dependent. The statement does not effect large groups of smaller balance homogeneous loans that are collectively evaluated for impairment.

                               CF BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         In October 1994, the FASB issued Statement No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures" which allows creditors to use existing methods for recognizing interest income on an impaired loan. This statement amends certain requirements of FASB Statement No. 114, specifically related to income recognition and disclosure issues.

         In October 1994 the FASB issued Statement No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments". Statement No. 119 requires the Company to make disclosures about the purposes of the investment in derivative financial instruments and about how the instruments are reported in financial statements. As of June 30, 1995 the Company did not have any derivative financial instruments.

         FASB Statements No. 114, No. 118 and No. 119 become effective for fiscal years beginning after December 15, 1994 and management believes that their adoption will not have a material effect on the Company's consolidated financial statements.

         The Financial Accounting Standards Board has issued Statement No. 122, Accounting for Mortgage Servicing Rights, which becomes effective for years beginning after December 15, 1995. This Statement amends FASB Statement No. 65, Accounting for Certain Mortgage Banking Activities, to require that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or organization of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. If it is not practicable to estimate the fair values separately, the entire cost of purchasing or originating the loans should be allocated to the mortgage loans (without the mortgage servicing rights) and no cost should be allocated to the mortgage servicing rights. This Statement also requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. Neither the Company nor the Bank has addressed the potential future impact of the application of this Statement.

                               CF BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.  PARENT ONLY CONDENSED FINANCIAL INFORMATION

                            CONDENSED BALANCE SHEETS

                                                                                                June 30,
                                                                                       -------------------------
                                                                                          1995           1994
                                                                                       ----------     ----------
                                                                                            (In Thousands)
     ASSETS

       Cash and cash equivalents                                                        $   3,831     $    1,571
       Marketable equity securities                                                           514          1,421
       Loans receivable                                                                       438            425
       Investment in Citizens Federal Savings Bank, net of ESOP loan
       Other assets                                                                        18,847         17,754
                                                                                              782            641
                                                                                        ---------     ----------
                                                                                        $  24,412     $   21,812
                                                                                        =========     ==========
     LIABILITIES AND STOCKHOLDERS' EQUITY
       Liabilities:
         Dividends payable                                                              $     253     $      135
         Accrued expenses and other liabilities                                               769            587
         Income taxes payable                                                                  --            115
                                                                                        ---------     ----------
              Total liabilities                                                         $   1,022     $      837
                                                                                        ---------     ----------
       Stockholders' equity:
         Serial preferred stock, par value $.01; authorized 1,000,000 shares; no
           shares issued and outstanding                                                $      --     $       --
         Common stock, par value $.01; authorized 4,000,000 shares; issued
           1,000,936 shares                                                                    10             10
         Additional paid-in capital                                                         9,755          9,767
         Retained earnings, substantially restricted                                       15,558         13,614
         Unrealized gain on securities available for sale, net                                107             --
         Less common stock acquired by ESOP                                                  (375)          (425)
         Unearned stock grant compensation                                                    (48)          (121)
                                                                                        ---------     ----------
                                                                                        $  25,007     $   22,845
         Less cost of shares reacquired for
           treasury 1995 84,440 shares; 1994 100,007 shares                                (1,617)        (1,870)
                                                                                        ---------     ----------
              Total stockholders' equity                                                $  23,390     $   20,975
                                                                                        ---------     ----------
                                                                                        $  24,412     $   21,812
                                                                                        =========     ==========

                               CF BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         CONDENSED STATEMENTS OF INCOME

                                                                                             Year Ended June 30,
                                                                             ---------------------------------------------------
                                                                                 1995              1994                  1993
                                                                             -----------        ----------            ----------
                                                                                             (In Thousands)
Interest income                                                              $       60         $       98            $       75
Interest expense                                                                     --                 --                    --
                                                                             ----------         ----------            ----------
             Net interest income                                             $       60         $       98            $       75
                                                                             ----------         ----------            ----------

Provision for possible loan losses                                           $       17         $       20            $       --
                                                                             ----------         ----------            ----------
             Net interest income after provision for possible loan losses    $       43         $       78            $       75
                                                                             ----------         ----------            ----------
Equity in wholly-owned subsidiary                                            $    2,527         $    3,269            $    2,535
Gain on sale of assets                                                              655                383                    53
                                                                             ----------         ----------            ----------
             Total other income                                              $    3,182         $    3,652            $    2,588
                                                                             ----------         ----------            ----------
Other expenses                                                               $      322         $      135            $      179
                                                                             ----------         ----------            ----------
             Income before income taxes (credits)                            $    2,903         $    3,595            $    2,484
Provision for income taxes (credits)                                                162                127                   (19)
                                                                             ----------         ----------            ----------
             Net income                                                      $    2,741         $    3,468            $    2,503
                                                                             ==========         ==========            ==========


                               CF BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENTS OF CASH FLOWS

                                                                          Year Ended June 30,
                                                                     -----------------------------
                                                                       1995      1994       1993
                                                                     -------    -------    -------
                                                                            (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                         $ 2,741    $ 3,468    $ 2,503
  Adjustments to reconcile net income to net
    cash provided by operating activities:
  Gain on sale of assets                                                (655)      (383)       (53)
  Equity in undistributed earnings of subsidiary                        (971)    (1,248)      (883)
  (Increase) decrease in other assets                                   (153)       (72)     2,827
  Increase (decrease) in other liabilities                                10        186     (2,915)
                                                                     -------    -------    -------
      Net cash provided by operating activities                      $   972    $ 1,951    $ 1,479
                                                                     -------    -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of marketable equity securities                           $(4,898)   $(2,558)   $  (599)
  Proceeds from sale of marketable equity securities                   6,623      1,948        224
                                                                     -------    -------    -------
      Net cash provided by (used in)
        investing activities                                         $ 1,725    $  (610)   $  (375)
                                                                     -------    -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES
  Cash dividends paid                                                $  (679)   $  (396)   $  (197)
  Tax benefit of stock grants and options                                108         55         --
  Proceeds from exercise of stock options                                146         50         --
  Purchase of common stock for the treasury                              (12)      (895)    (1,076)
                                                                     -------    -------    -------
      Net cash (used in) financing activities                        $  (437)   $(1,186)   $(1,273)
                                                                     -------    -------    -------

      Increase (decrease) in cash and                                $ 2,260    $   155    $  (169)
        cash equivalents

Cash and cash equivalents:
  Beginning                                                            1,571      1,416      1,585
                                                                     -------    -------    -------
  Ending                                                             $ 3,831    $ 1,571    $ 1,416
                                                                     =======    =======    =======


                               CF BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.  DISCLOSURES ABOUT FAIR VALUE OF
            FINANCIAL INSTRUMENTS

          FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

          The following methods and assumptions were used by the Company to estimate the fair value of its financial instruments:

            Cash and cash equivalents:

              The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate their fair values.

            Investment securities (including marketable equity and mortgage-backed and related securities):

              Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

            Loans receivable:

              The fair value of loans are estimated using a discounted cash flow calculation that applies current market interest rates to the existing portfolio.

            Off-balance sheet instruments:

              Fair values for the subsidiary bank's off-balance sheet instruments (lending commitments) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

            Deposit liabilities:

              The fair values disclosed for demand deposits equal their carrying amounts which represents the amount payable on demand. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to the remaining maturity of the current time deposit portfolio.

            Federal Home Loan Bank advances:

              The carrying amount of the Federal Home Loan Bank advances and the related accrued interest payable approximates its fair value.

                               CF BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



          The estimated fair values of the Company's financial instruments are as follows:

                                                           1995                     1994
                                                  ----------------------   ----------------------
                                                   Carrying                 Carrying
                                                    Amount    Fair Value     Amount    Fair Value
                                                  ----------  ----------   ----------  ----------
                                                      (In Thousands)           (In Thousands)
          Financial assets:
            Cash and cash equivalents              $  9,132    $  9,132     $  6,929    $  6,929
            Investment securities                    91,569      91,228       95,861      93,669
            Loans, net of allowance                 117,947     112,263      112,912     112,919
          Financial liabilities:
            Savings deposits                        135,513     135,875      129,215     129,607
            Federal Home Loan Bank Advances          63,285
          Unrecognized financial instruments:                    63,285       68,739      68,739
            Commitments to extend credit                 --          --           --          --
            Standby letters of credit                    --          --           --          --

NOTE 19.  POSSIBLE MERGER

          In May 1995, the Company's Board of Directors voted to recommend approval of a merger with First Midwest Bancorp., Inc. in which First Midwest would be the surviving entity, subject to the approval of the Company's shareholders. A special meeting of shareholders of the Company to vote on the merger proposal has not yet been scheduled.

ITEM 8.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
           ON ACCOUNTING AND FINANCIAL DISCLOSURE

           None.


                                   PART III.

ITEM 9.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL
             PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE
             ACT

DIRECTORS
---------

     Information concerning Directors of the Company is incorporated herein by reference from the definitive Proxy Statement for the Annual Meeting of Stockholders to be held in 1995, a copy of which will be filed not later than 120 days after the close of the fiscal year.

EXECUTIVE OFFICERS
------------------

     Information regarding the business experience of the executive officers of the Company and the Bank contained in Part I of this Form 10-KSB is incorporated herein by reference.

COMPLIANCE WITH SECTION 16(A)
-----------------------------

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal years ended June 30, 1995, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

ITEM 10.  EXECUTIVE COMPENSATION

     Information concerning executive compensation is incorporated herein by reference from the definitive Proxy Statement for the Annual Meeting of Stockholders to be held in 1995, a copy of which will be filed not later than 120 days after the close of the fiscal year.

ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
            MANAGEMENT

     Information concerning security ownership of certain beneficial owners and management is incorporated herein by reference from the definitive Proxy Statement for the Annual Meeting of Stockholders to be held in 1995, a copy of which will be filed not later than 120 days after the close of the fiscal year.

ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Information concerning certain relationships and related transactions is incorporated herein by reference from the definitive Proxy Statement for the Annual Meeting of Stockholders to be held in 1995, a copy of which will be filed not later than 120 days after the close of the fiscal year.

ITEM 13.  EXHIBITS AND REPORTS ON FORM 8-K

     (a)  Exhibits required by Item 601 of Regulation S-B.


                                                                                    SEQUENTIAL
                                                                                    PAGE NUMBER
                                                                  REFERENCE TO    WHERE ATTACHED
                                                                  PRIOR FILING     EXHIBITS ARE
                                                                   OR EXHIBIT       LOCATED IN
REGULATION                                                           NUMBER            THIS
S-K EXHIBIT                                                         ATTACHED       FORM 10-KSB
  NUMBER                           DOCUMENT                          HERETO           REPORT
-----------    -----------------------------------------------    ------------    --------------

     2         Plan of merger with First Midwest Bancorp, Inc.        ***         Not applicable

     3(i)      Articles of Incorporation                               *          Not applicable

     3(ii)     By-Laws                                                 *          Not applicable

     4         Instruments defining the rights                         *          Not applicable
                 of security holders, including
                 debentures

     9         Voting Trust Agreement                                None         Not applicable

     10        Executive Compensation Plans and
                 Arrangements

               (a)  Special Termination Agreement
                    with:
                    (i)    Paul L. Eckert                             **          Not applicable
                    (ii)   Greg I. Bohac                              **          Not applicable
                    (iii)  George J. Boudi, Jr.                       **          Not applicable
                    (iv)   Catherine L. Vance                         **          Not applicable
                    (v)    Robert W. Garman                           **          Not applicable
                    (vi)   David B. Quillen                           **          Not applicable
               (b)  Stock Option and Incentive Plan                    *          Not applicable
               (c)  Salary Continuation Agreement                     **          Not applicable
               (d)  Management Recognition and
                    Retention Plan                                     *          Not applicable
               (e)  Citizens Federal Savings Bank
                    401(k) Savings Plan                                *          Not applicable

    11         Statement re:  computation of per                     None         Not applicable
                 share earnings

    13         Annual Report to Security Holders                       13             Page __

    16         Letter re:  change in certifying                      None         Not applicable
                 accountants

    18         Letter re:  change in accounting                      None         Not applicable
                 principles

    21         Subsidiaries of Registrant                              21             Page __


                                                             SEQUENTIAL
                                                             PAGE NUMBER
                                              REFERENCE TO  WHERE ATTACHED
                                              PRIOR FILING   EXHIBITS ARE
                                               OR EXHIBIT     LOCATED IN
REGULATION                                       NUMBER          THIS
S-K EXHIBIT                                     ATTACHED     FORM 10-KSB
  NUMBER                 DOCUMENT                HERETO         REPORT
-------------  -----------------------------  ------------  --------------

    22         Published report regarding         None      Not applicable
                matters submitted to vote of
                security holders

    23         Consent of McGladrey & Pullen       23          Page __

    24         Power of Attorney              Not required  Not applicable

    27         Financial Data Schedule            None      Not applicable

    28         Information from reports           None      Not applicable
                furnished to state insurance
                regulatory authorities

    99         Other Exhibits                 Not required  Not applicable

________________

* Filed as exhibits to the Corporation's Form S-1 Registration Statement filed on March 14, 1992 (File No. 33-46410) pursuant to Section 5 of the Securities Act of 1933. All of such previously filed documents are hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K.

** Filed as exhibits to the Corporation's Annual Report on Form 10-KSB filed on September 21, 1994 pursuant to Section 12g of the Exchange Act of 1934. All of such previously filed documents are hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K.

*** Filed as exhibit to the Corporation's Form 8-K filed on June 5, 1995.

(b) Reports on Form 8-K
-----------------------

There were two reports on Form 8-K filed during the quarter ended June 30, 1995:

1) a)    Report dated April 7, 1995.
   b)    Item 5 - Announcement of quarter ending March 31, 1995 earnings.
   c)    No financial statements were filed.

2) a)    Report dated June 5, 1995
   b) Filed the definitive agreement to merge with First Midwest Bancorp, Inc.
   c)    No financial statements were filed.

                                   SIGNATURES
                                   ----------

   Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                        CF BANCORP, INC.



Date: August 14, 1995                By:  /s/ Paul L. Eckert
      -----------------------------       --------------------------------
                                          Paul L. Eckert
                                          (Duly Authorized Representative)

   Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



/s/ Greg I. Bohac                         /s/ Paul L. Eckert
----------------------------              ----------------------------------
GREG I. BOHAC                             PAUL L. ECKERT
Executive Vice President,                 President, Chief Executive Officer
 Chief Operating Officer,                   and Chairman of the Board
 Secretary and Director                     (Principal Executive and
                                            Operating Officer)


Date: August 14, 1995                     Date: August 14, 1995
      ----------------------                    ----------------------------



/s/ B.C. O'Brien                          /s/ Mark C. Kilmer
----------------------------              ----------------------------------
B.C. O'BRIEN, Director                    MARK C. KILMER, Director


Date: August 14, 1995                     Date: August 14, 1995
      ----------------------                    ----------------------------



/s/ Margaret M. Tiedemann                 /s/ Willett C. Kubec
----------------------------              ----------------------------------
MARGARET M. TIEDEMANN, Director           WILLETT C. KUBEC, Director


Date: August 14, 1995                     Date: August 14, 1995
      ----------------------                    ----------------------------



/s/ David B. Quillen
----------------------------
DAVID B. QUILLEN, Chief
Financial Officer
 (Principal Financial and
 Accounting Officer)


Date: August 14, 1995
      ----------------------

                                                                      Exhibit 21
                                                                      ----------


                         SUBSIDIARIES OF THE REGISTRANT
                         ------------------------------


                                             Percent
                          Subsidiary           of         State of
Parent                 or Organization      Ownership   Incorporation
------------------  ----------------------  ----------  -------------

CF Bancorp, Inc.    Citizens Federal           100%        Federal
                    Savings Bank

Citizens Federal    Citizens Service           100         Iowa
 Savings Bank       Corporation

Citizens Federal    Citizens Federal           100         Iowa
 Savings Bank       Insurance Agency

Citizens Federal    CF Investments, Inc.       100         Nevada
 Savings Bank       (closed as of 6/30/95)

                                                                      APPENDIX D

                               SECTION 262 OF THE
                        DELAWARE GENERAL CORPORATION LAW


        SECTION 262. Appraisal Rights. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the work "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

        (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval of the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a. Shares of stock of the corporation surviving or resulting from such merger or consolidation;

            b. Shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

            c. Cash in lieu of fractional shares of the corporations described in the foregoing subparagraphs a. and b. of this paragraph; or

            d. Any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing subparagraphs a., b. and
         c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

        (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register of Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors.
     In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

        (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
     (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the court deems just.

        (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX E

                             STOCK OPTION AGREEMENT
                             ----------------------


     THIS STOCK OPTION AGREEMENT ("Agreement"), dated as of May 31, 1995, between First Midwest Bancorp, Inc. ("First Midwest"), a Delaware corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC"), and CF Bancorp, Inc. ("Bancorp'), a Delaware corporation registered as a savings and loan holding company under the Home Owner's Loan Act, as amended ("HOLA").


                                   WITNESSETH
                                   ----------

     WHEREAS, the Boards of Directors of First Midwest and Bancorp have approved an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for the merger of Bancorp with and into First Midwest (the "Merger"); and

     WHEREAS, to induce First Midwest to enter into the Merger Agreement, First Midwest has required that Bancorp agree, and Bancorp has agreed, to grant to First Midwest the option set forth herein to purchase shares of Bancorp's authorized but unissued common stock, par value $.01 per share ("Bancorp Common Stock").

     NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

       1. DEFINITIONS. Capitalized terms defined in the Merger Agreement and used herein shall have the same meaning as in the Merger Agreement.

       2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Bancorp hereby grants to First Midwest an unconditional, unrevocable option (the "Option") to purchase up to 227,693 shares of Bancorp Common Stock (the "Option Shares") at an exercise price of $24.75 per share (with the number of Option Shares and price per share being subject to adjustment pursuant to Section 7 hereof), payable in cash as provided in Section 4 hereof; provided, however, that in the event Bancorp issues or agrees to issue any shares of Bancorp Common Stock (except for shares issued pursuant to Bancorp Stock Option Plans and the Bancorp Management Recognition and Retention Plan ("Bancorp MRP")) after the date hereof at a price less than $24.75 per share (as adjusted pursuant to Section 7 hereof), the exercise price shall be equal to such lesser price; and provided further that in no event shall the aggregate number of Option Shares issuable under the Option exceed 19.9 percent of the number of shares of Bancorp Common Stock then issued and outstanding after giving effect to the issuance of the Option Shares.

       3.  EXERCISE OF OPTION.
           -------------------

           (a) EXPIRATION OF OPTION. Subject to compliance with applicable provisions of law, First Midwest may exercise the Option, in whole or part, at any time or from time to time upon the occurrence or during the continuance of a Purchase Event (as defined below); provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) at the Effective Time of the Merger; (ii) upon termination of the Merger Agreement by First Midwest after approval of the Merger by the Bancorp stockholders, except a termination by First Midwest pursuant to Section 7.01(e) of the Merger Agreement; (iii) a termination of the Merger Agreement pursuant to
Section 7.01(a) thereof; (iv) upon termination of the Merger Agreement by Bancorp pursuant to Section 7.01(e) thereof or by First Midwest pursuant to
Section 7.01(f) thereof; (v) upon any other termination of the Merger Agreement pursuant to Section 7.01 thereof except a termination by First Midwest under
Section 7.01(e), if no Purchase Event shall have occurred prior to such termination; (vi) except as set forth in clauses (ii) and (iv) of this Section 3(a), on the 270th day after the termination of the Merger Agreement (such 270-day period after termination of the Merger Agreement is referred to herein as the "Post-Termination Period") if no Purchase Event has occurred or continued during the term of the Merger Agreement or during the Post-Termination Period; or (vii) on the 270th day after the discontinuance of all Purchase Events that occurred or continued during the term of the Merger Agreement or during the Post-Termination Period if a Purchase Event occurred or continued during any such period.

           (b) PURCHASE EVENT. As used herein, "Purchase Event" shall mean: (i) any person (other than First Midwest or its Subsidiaries) shall have commenced any Acquisition Transaction by the making of an appropriate filing with the SEC relating to a tender offer or appropriate filing with the OTS or the Federal Reserve Board requesting approval for such person's acquisition of shares of Bancorp Common Stock; or has made a written offer to engage in an Acquisition Transaction that requires approval by the Board of Directors of Bancorp and which is not rejected by such Board within 5 business days after receipt thereof or the Board of Directors of Bancorp shall have recommended that the stockholders of Bancorp approve or accept any such offer; (ii) Bancorp, without having received First Midwest's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any person (other than First Midwest or its Subsidiaries); (iii) after a proposal is made by a third party to Bancorp or its stockholders to engage in an Acquisition Transaction, Bancorp shall have breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement which breach would entitle First Midwest to terminate the Merger Agreement (without regard to the cure periods provided for therein) and such breach shall not have been cured prior to the Notice Date (as defined below). If more than one of the transactions giving rise to a Purchase Event under this Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereof until all such transactions are abandoned. As used in this Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act.

           (c) NOTICE OF PURCHASE EVENT. Bancorp shall notify First Midwest promptly in writing of the occurrence of any Purchase Event; provided, however, that the giving of such notice by Bancorp shall not be a condition to the right of First Midwest to exercise the Option.

           (D) NOTICE OF EXERCISE. In the event First Midwest wishes to exercise the Option, it shall send to Bancorp a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than ten business days nor later than twenty business days from the Notice Date for the closing of such purchase (the "Closing Date"). Notwithstanding the foregoing, if prior notification to or approval of the Federal Reserve Board, the OTS or any other regulatory agency is required in connection with such purchase, First Midwest shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to the preceding sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

       4.  PAYMENT AND DELIVERY OF CERTIFICATES.
           -------------------------------------

           (a) PAYMENT. At the closing referred to in Section 3(d) hereof, First Midwest shall pay to Bancorp the aggregate purchase price for the shares purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank designated by Bancorp; provided that the failure or refusal of Bancorp to designate such a bank account shall not preclude First Midwest from exercising the Option.

           (b) DELIVERY OF CERTIFICATES. At such closing, simultaneously with the delivery of cash as provided in subsection (a), Bancorp shall deliver to First Midwest a certificate or certificates representing the number of shares of Bancorp Common Stock purchased by First Midwest, which certificates may bear the legend set forth in Section 4(c) below, and First Midwest shall deliver to Bancorp a letter agreeing that First Midwest will not offer to sell or otherwise dispose of such shares in violation of this Agreement or applicable law or in a manner that would result in First Midwest becoming an "underwriter" within the meaning of that term under the Securities Act. Bancorp shall pay all expenses and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 4 in the name of First Midwest or its assignee, transferee or designee. Upon the giving by First Midwest to Bancorp of the written notice of exercise of the Option provided for under Section 3(d) above and the tender of the applicable purchase price in immediately available funds, First Midwest shall be deemed to be the holder of record of the shares of Bancorp Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Bancorp shall then be closed or that certificates representing such shares of Bancorp Common Stock shall not then be actually delivered to First Midwest.

     (C) RESTRICTIVE LEGEND. Certificates for Bancorp Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and the Issuer and to resale restrictions arising under the Securities Act of 1933, as amended, and any applicable state securities laws, a copy of which agreement is on file at the principal office of the Issuer. A copy of such agreement will be mailed to the holder hereof without charge within five days after the receipt by the Issuer of a written request."

It is understood that (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without reference if First Midwest shall have delivered to Bancorp a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Bancorp, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

       5.   BANCORP REPRESENTATIONS.  Bancorp hereby represents and warrants
            -----------------------
to First Midwest as follows:

           (a) RESERVATION OF SHARES. Bancorp has taken all necessary corporate action to authorize and reserve for issuance a sufficient number of shares of Bancorp Common Stock to satisfy its obligations upon the exercise of the Option without additional authorization of Bancorp Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Bancorp Common Stock. Bancorp shall not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Bancorp.

           (b) DULY AUTHORIZED SHARES. The shares of Bancorp Common Stock to be issued upon exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and will not be subject to any preemptive rights.

           (c) ADDITIONAL ACTIONS. Bancorp shall promptly take all reasonable action as may from time to time be required to be taken by it (including (A) complying with all premerger notification, reporting and waiting period requirements applicable to it specified in 15 U.S.C. Section 18a and regulations promulgated thereunder, and (B) in the event, under the BBC or HOLA or, a state banking law, prior approval of or notice to the Federal Reserve Board, the OTS or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with First Midwest in preparing such applications or notices and providing such information to the applicable regulatory body as may be required) reasonable in order to permit First Midwest to exercise the Option and Bancorp duly and effectively to issue shares of Bancorp Common Stock pursuant thereto. Bancorp shall promptly take all other reasonable action provided herein to protect the rights of First Midwest against dilution.

           (d) PRINCIPAL STOCKHOLDERS. To the best knowledge of Bancorp, as of the date of this Agreement, no person owns beneficially more than ten percent of the outstanding shares of its Common Stock, except as set forth on the Disclosure Schedule of Bancorp.

       6.  FIRST MIDWEST REPRESENTATIONS.  First Midwest hereby represents
           -----------------------------
and warrants to Bancorp as follows:

           (a) REGISTRATION. First Midwest shall not transfer or otherwise dispose of any shares purchased by First Midwest pursuant to this Agreement except in a transaction registered or exempt from registration under the Securities Act.

       7.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION.
           -----------------------------------------

           (a) STOCK DIVIDENDS. In the event of any change in the outstanding Bancorp Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares, or the like (but excluding any exercise of stock options pursuant to any of the Bancorp Stock Option Plans or the vesting of Bancorp MRPs), the type and number of shares subject to the Option, or the purchase price per share, as the case may be, shall be adjusted appropriately, and proper provision shall be made in the agreements governing any such transaction so that First Midwest shall receive upon exercise of the Option the number and class of shares, other securities or property that First Midwest would have received in respect of the shares of Bancorp Common Stock subject to the Option if the Option had been exercised and the Bancorp Common Stock subject to the Option had been issued to First Midwest immediately prior to such event or the record date therefor, as applicable.

           (b) ISSUANCE OF ADDITIONAL SHARES. In the event that any additional shares of Bancorp Common Stock are issued after the date of this Agreement (other than pursuant to this Agreement or as provided in Section 7(a) above but including any exercise of stock options pursuant to any of the Bancorp Stock Option Plans), the number of shares subject to the Option shall be adjusted after such issuance, so that it equals 19.9 percent of the number of shares of Bancorp Common Stock then issued and outstanding after giving effect to the issuance of the Option Shares; provided, however, that nothing contained in this
Section 7 shall be deemed to authorize Bancorp to issue any shares of its Common Stock in breach of the provisions of the Merger Agreement; and provided further that in no event shall the number of shares subject to the Option exceed 19.9 percent of Bancorp's issued and outstanding Common Stock, after giving effect to the issuance of the Option Shares.

       8.  REPURCHASE.
           ----------

           (a) REPURCHASE PRICE. In the event that after the date hereof any person, other than First Midwest or any of its Subsidiaries, acquires beneficial ownership of 24.9% or more of the outstanding shares of Bancorp Common Stock; or the Board of Directors of Bancorp shall accept or publicly recommend that the stockholders of Bancorp accept an offer from a person, other than First Midwest or its Subsidiaries, to acquire 24.9% or more of either the outstanding shares of Bancorp Common Stock or the consolidated assets of Bancorp (a "Repurchase Event"), at the request of First Midwest and subject to any regulatory requirements, Bancorp shall repurchase the Option but only prior to the expiration thereof from First Midwest together with any of the Option Shares purchased by First Midwest pursuant thereto, at a price equal to the sum of:

               (i) the exercise price paid by First Midwest for any of the Option Shares;

               (ii) the difference between the "market/tender offer price" (as defined below) for shares of Bancorp Common Stock and the exercise price as determined pursuant to Section 2 hereof, multiplied by the number of shares of Bancorp Common Stock with respect to which the Option has not been exercised, but only if the market/tender offer price is greater than such exercise price;

               (iii) the difference between the market/tender offer price (as defined below) and the exercise price paid by First Midwest for any Option Shares, multiplied by the number of shares so purchased, but only if the market/tender offer price is greater than such exercise price;

               (iv) First Midwest's costs and expenses as provided in Section 7.02(b)(ii) of the Merger Agreement; provided there shall be no duplication of payment under this Agreement and the Merger Agreement. Any payment under this Section 8(a)(iv) shall only be made if no payment has been made under Section 7.02(b)(ii) of the Merger Agreement, and any payment under this Section 8(a)(iv) shall discharge any and all obligations to Bancorp to make a payment under 7.02(b)(ii) of the Merger Agreement; and

               (v) Notwithstanding the foregoing, the maximum amount payable by Bancorp to First Midwest pursuant to the provisions of this Section 8(a) shall not exceed the sum of (i) the aggregate exercise price paid by First Midwest to Bancorp in connection with the actual purchase by First Midwest of any Option Shares, (ii) $1,800,000, and (iii) the amount specified in Section 8(a)(iv) above.

As used herein, the phrase "market/tender offer price" shall mean the greater of
(x) the price per share at which a tender or exchange offer has been made if such tender or exchange offer shall have given rise to the Repurchase Event, or
(y) the highest price paid by a person, whose actions shall have given rise to the Repurchase Event, for shares of Bancorp Common Stock at any time after the date of this Agreement, or (z) the highest closing price for shares of Bancorp

Common Stock within the four-month period immediately preceding the date First Midwest gives notice of the required repurchase of the Option. In the event the consideration used in a Repurchase Event is payable, in whole or in part, in securities or other property, the value of such securities or other property shall be determined by a nationally recognized investment banking firm selected by First Midwest.

           (b) REPURCHASE DATE. In the event First Midwest exercises its right to require the repurchase of the Option and/or the Option Shares, Bancorp shall, within three business days thereafter, pay the required amount to First Midwest in immediately available funds and First Midwest shall surrender the Option and the certificates evidencing the Option Shares.

           (c) BANCORP'S REPURCHASE RIGHT. At Bancorp's option, Bancorp may repurchase the Option and the Option Shares from First Midwest at the price specified in Section 8(a) hereof at any time beginning on the 270th day after the discontinuance of all Purchase Events that occurred or continued during the term of the Merger Agreement or during the Post-Termination Period if a Purchase Event occurred or continued during any such period.

           (d) BANCORP'S FIRST RIGHT OF REFUSAL. If, at any time within 18 months after the acquisition of Option Shares by First Midwest, it shall desire to sell, assign, transfer or otherwise dispose of all or any of the Option Shares, it shall give Bancorp written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by First Midwest to Bancorp, which may be accepted within 5 business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which First Midwest is proposing to transfer the Option Shares to a third party. The purchase of the number of the Option Shares by Bancorp specified in the Offeror's Notice shall be closed within 10 business days of the date of the acceptance of the offer and the purchase price shall be paid to First Midwest by wire transfer of immediately available funds to an account designated by First Midwest. In the event of the failure or refusal of Bancorp to purchase all the Option Shares covered by the Offeror's Notice or if any regulatory authority disapproves Bancorp's proposed purchase of the Option Shares, First Midwest may, within 60 days from the latter to occur of Bancorp's failure or refusal or the date of such disapproval, sell the number of Option Shares specified in the Offeror's Notice to such third party at no less than the price specified and on terms no more favorable to the purchaser than those set forth in the Offeror's Notice. The requirements of this Section 8(d) shall not apply to any disposition as a result of which the proposed transferee would beneficially own not more than 2% of the voting power of Bancorp.

       9.  REGISTRATION RIGHTS.
           -------------------

           (a) REGISTRATION PROCEDURE. If a Purchase Event shall have occurred and be continuing, if requested by First Midwest at any time during the three-year period beginning on the date of the acquisition of any of the Option Shares, as expeditiously as possible, use its best efforts to effect the registration of the Option Shares, on a form of general use under the Securities Act, in order to permit the sale or other disposition of such shares in accordance with the intended method of sale or other disposition requested by First Midwest and by any underwriter selected by First Midwest; provided, however, that First Midwest may effect only two registrations pursuant to this
Section 9. The first registration effected under this Section 9(a) shall be at Bancorp's expense. If a second registration is requested hereunder by First Midwest, it shall be paid for equally by First Midwest and Bancorp. In connection with such registrations, each party shall pay the fees and expenses of its own legal counsel and First Midwest shall pay all blue sky fees and any underwriting discounts and commissions incurred in connection with such registrations. First Midwest shall provide such information as may be necessary for Bancorp's preparation of the registration statement. Bancorp will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. The obligations of Bancorp hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time that do not exceed 120 days in the aggregate if the Board of Directors of Bancorp shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require a special audit of Bancorp or any of its Subsidiaries or the disclosure of nonpublic information that would materially and adversely affect Bancorp. The foregoing notwithstanding, if, at the time of any request by First Midwest for registration of the Option Shares as provided above, Bancorp is in registration with respect to an underwritten public offering of shares of its common stock, and if, in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the inclusion of the Option Shares would interfere with the successful marketing of the shares of common stock offered by Bancorp, the number of shares represented by Option Shares which are to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of First Midwest shall constitute at least 25% of the total number of shares to be sold by First Midwest and Bancorp in such offering in the aggregate; provided, further, however, that if such reduction occurs, then Bancorp shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur.

           (b) REGISTRATION INDEMNIFICATION. In connection with the filing of any such registration statement, Bancorp shall indemnify and hold harmless First Midwest or its transferee against any losses, claims, damages or liabilities, joint or several, to which First Midwest or its transferee may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement, including any prospectus included therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and Bancorp shall reimburse First Midwest or its transferee for any legal or other expense reasonably incurred by First Midwest or its transferee in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Bancorp shall not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or an alleged untrue statement or omission made in such registration statement, and any prospectus included therein, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished by or on behalf of First Midwest or its transferee specifically for use in the preparation thereof. First Midwest or its transferee shall indemnify and hold harmless Bancorp to the same extent as set forth in the immediately preceding sentence but only with reference to written information furnished by or on behalf of First Midwest or its transferee for use in the preparation of such registration statement, and any prospectus included therein, or any amendment or supplement thereto; and First Midwest or its transferee shall reimburse Bancorp for any legal or other expenses reasonably incurred by Bancorp in connection with investigation or defense of any such loss, claim, damage, liability or action.

       10. SEVERABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of Option Shares of Bancorp Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 7 hereof), it is the express intention of Bancorp to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

       11. MISCELLANEOUS.
           -------------

           (a) EXPENSES. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

           (b) ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

           (c) ASSIGNMENT. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred and be continuing First Midwest may assign in whole or in part the Option, and its rights and obligations hereunder; provided, however, that until the date 30 days following the date on which the Federal Reserve Board and the OTS approve an application by Grantee (as defined below) under the Act and HOLA to acquire the Option Shares, if such approvals are necessary, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of two percent of the voting shares of Bancorp, (iii) an assignment to a single party

(e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board or the OTS. "Grantee" means First Midwest or any person, corporation or other entity to which this Agreement or the Option created hereby is assigned pursuant to this Section 11(c).

           (d) NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by reliable overnight courier or sent by registered or certified mail, postage prepaid, addressed as follows:


     IF TO FIRST MIDWEST:     First Midwest Bancorp, Inc.
                              184 Shuman Boulevard
                              Suite 310
                              Naperville, Illinois  60563
                              Attention: Mr. Donald J. Swistowicz,
                              Senior Vice President

     WITH A COPY TO:          Timothy M. Sullivan, Esquire
                              Hinshaw & Culbertson
                              222 North LaSalle Street, Suite 300
                              Chicago, Illinois 60601

     IF TO BANCORP:           CF Bancorp, Inc.
                              101 West Third Street
                              Davenport, Iowa  52801
                              Attention: Paul L. Eckert, Chairman

     WITH A COPY TO:          Martin Meyrowitz, Esquire or
                              Barry Taff, Esquire
                              Silver, Freedman & Taff
                              1100 New York Avenue, Seventh Floor
                              Washington, D.C.  20005

A party may change its address for notice purposes by written notice to the other party hereto. All such notices and communications shall be deemed delivered when received by all parties entitled to such receipt hereunder.

           (e) EXTENSION OF TIME. All time periods specified herein shall be extended, if necessary, by the length of time required for any necessary governmental approval to be sought and received or governmental notice to be given and the waiting period to expire, provided that any governmental application or notice shall be made or given promptly. All of the parties hereto shall use their best efforts to secure any required governmental approval and to give any required governmental notice. Notwithstanding anything to the contrary contained herein, no party shall be required to proceed with any transaction described herein if any required governmental approval is not obtained or if, upon the giving of any required governmental notice, the notified governmental agency prohibits any such transaction. If any required governmental approval is not obtained or if a governmental agency prohibits any such transaction upon receipt of a required notice, the decision to appeal such governmental action shall be solely that of First Midwest; provided, however, that First Midwest shall bear all of the costs and expenses, including legal and accounting fees, incurred by any of the parties hereto in prosecuting such an appeal. Periods of time that otherwise would run under the terms of this Agreement shall also be extended to the extent necessary to avoid liability under Section 16(b) of the Securities Exchange Act.

           (f) COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

           (g) SPECIFIC PERFORMANCE. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Agreement by Bancorp and that this Agreement may be enforced by First Midwest through injunctive or other equitable relief.

           (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

                              FIRST MIDWEST BANCORP, INC.


                              By:  DONALD J. SWISTOWICZ
                                   --------------------
                                    Its Senior Vice President



                              CF BANCORP, INC.


                              By  PAUL L. ECKERT
                                  --------------
                                  Its President

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made
(1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement or otherwise.

    First Midwest's Restated Certificate of Incorporation (the "Certificate") and its Bylaws provide for indemnification of First Midwest's directors, officers, employees and other agents to the fullest extent permitted by Delaware law.

    First Midwest has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in First Midwest's Restated Certificate and its Bylaws. These agreements, among other things, will indemnify First Midwest's directors and executive officers for all direct and indirect expenses and costs (including, without limitation, all reasonable attorneys' fees and related disbursement, other out of pocket costs and reasonable compensation for time spent by such persons for which they are not otherwise compensated by First Midwest or any third party) and liabilities of any type whatsoever (including, but not limited to, judgments, fines and settlement fees) actually and reasonably incurred by such person in connection with either the investigation, defense, settlement or appeal of any threatened, pending or completed action suit or other proceeding, including any action by or in the right of the corporation, arising out of such person's services as a director, officer, employee or other agent of First Midwest, any subsidiary of First Midwest or any other company or enterprise to which the person provides services at the request of First Midwest.

    First Midwest's Certificate is consistent with Section 102(b)(7) of the Delaware General Corporation Law, which generally permits a company to include a provision limiting the personal liability of a director in the company's certificate of incorporation. With limitations, this provision eliminates the personal liability of First Midwest's directors to First Midwest or its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision does not eliminate director liability: (1) for breaches of the duty of loyalty to First Midwest and its stockholders; (2) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for transactions from which a director derives improper personal benefit; or (4) under Section 174 of the Delaware General Corporation Law ("Section 174"). Section 174 makes directors personally liable for unlawful dividends and stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability. While this provision protects the directors from awards for monetary damages for breaches of their duty of care, it does not eliminate their duty of care. The limitations in this provision have no effect on claims arising under the federal securities laws.

    First Midwest maintains liability insurance for the benefit of its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    The exhibits filed pursuant to this Item 21 immediately follow the Exhibit Index. The following is a description of the applicable exhibits required for Form S-4 as provided by Item 601 of Regulation S-K.

Exhibit
Number  Description
------- -----------

  2.1 Agreement and Plan of Merger, dated as of May 31, 1995, between First Midwest Bancorp, Inc. ("First Midwest") and CF Bancorp, Inc. ("CF"). This document is filed as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

  2.2 Stock Option Agreement, dated May 31, 1995, between First Midwest and CF. This document is filed as Appendix E to the Proxy
        Statement/Prospectus forming a part of this Registration Statement.

  3. Restated Certificate of Incorporation is incorporated herein by reference to Exhibit 4.1 to First Midwest's Registration Statement on Form S-3 (Registration No. 33-20439), filed with the Securities and Exchange Commission on March 2, 1988.

  3.1   Restated Bylaws of First Midwest are incorporated herein by reference to
        Exhibit 3.1 to First Midwest's Annual Report on Form 10-K for the year ended December 31, 1993.

  4. Rights Agreement, dated February 15, 1989, is incorporated herein by reference to First Midwest's Form 8-A filed with the Securities and Exchange Commission on February 17, 1989.

  4.1 Certificate of Amendment of Certificate of Designation of Series A Preferred Stock is incorporated herein by reference to Exhibit 4.1 to First Midwest's Annual Report on Form 10-K for the year ended December 31, 1993.

  5. Opinion of Hinshaw and Culbertson regarding legality, of First Midwest Common Stock to be issued in the Merger.

  8.    Opinion of Hinshaw and Culbertson regarding certain tax matters./*/

 23.1   Consent of KPMG Peat Marwick LLP.

 23.2   Consent of McGladrey & Pullen, LLP.

 23.3   Consent of Hinshaw & Culbertson (included in Exhibits 5 and 8).

 24.    Power of Attorney (contained on the Signature page).

 99.1   Form of Letter to Stockholders of CF.

 99.2   Form of Notice of Special Meeting of Stockholders of CF.

 99.3   Form of Proxy to be delivered to Stockholders of CF.

        /*/ To be filed by amendment.

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to Paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, First Midwest has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Itasca, State of Illinois, this 8th day of September, 1995.

                                     FIRST MIDWEST BANCORP, INC.



                                     By:       ROBERT P. O'MEARA
                                        -------------------------------
                                        Robert P. O'Meara
                                        President and Chief Executive Officer

                               POWER OF ATTORNEY

  The undersigned officers and directors of First Midwest Bancorp, Inc., do hereby constitute and appoint Robert P. O'Meara and Donald J. Swistowicz, and either one of them, as their attorneys-in fact with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys-in-fact, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to the Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereto, and each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact or any of them shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on September 8, 1995 by the following persons in their capacities indicated.

        Signature                                   Capacity
----------------------------    ------------------------------------------------

  CLARENCE D. OBERWORTMANN      Chairman of the Board of Directors
----------------------------
  Clarence D. Oberwortmann

     ANDREW B. BARBER           Vice Chairman of the Board of Directors
----------------------------
     Andrew B. Barber

    ROBERT P. O'MEARA           President, Principal Executive Officer and
----------------------------    Director
    Robert P. O'Meara

     JOHN M. O'MEARA            Executive Vice President, Principal Operating
----------------------------    Officer and Director
     John M. O'Meara

        Signature                                   Capacity
----------------------------    ------------------------------------------------


    DONALD J. SWISTOWICZ        Executive Vice President, Principal Financial
----------------------------    and Accounting Officer
    Donald J. Swistowicz

      BRUCE S. CHELBERG         Director
----------------------------
      Bruce S. Chelberg

      O. RALPH EDWARDS          Director
----------------------------
      O. Ralph Edwards

      JOSEPH W. ENGLAND         Director
----------------------------
      Joseph W. England

      THOMAS M. GARVIN          Director
----------------------------
      Thomas M. Garvin

       ALAN M. HALLENE          Director
----------------------------
       Alan M. Hallene

SISTER NORMA JANSSEN, O.S.F.    Director
----------------------------
Sister Norma Janssen, O.S.F.

      ROBERT E. JOYCE           Director
----------------------------
      Robert E. Joyce

    FRANK J. TURK, SR.          Director
----------------------------
    Frank J. Turk, Sr.

  J. STEPHEN VANDERWOUDE        Director
----------------------------
  J. Stephen Vanderwoude

                                 EXHIBIT INDEX

                                                                                    SEQUENTIAL PAGE
 NUMBER                                                                                  NUMBER
---------                                                                           ---------------

    2.1    Agreement and Plan of Merger - filed herewith as Appendix A                     *

    2.2    Stock Option Agreement - filed herewith as Appendix E                           *

    3      Restated Certificate of Incorporation - incorporated herein by reference        *

    3.1    Restated Bylaws of First Midwest - incorporated herein by reference             *

    4      Rights Agreement - incorporated herein by reference                             *

    4.1    Certificate of Amendment of Certificate of Designation of Series A Preferred    *
           Stock - incorporated herein by reference

    5      Opinion of Hinshaw & Culbertson regarding legality                              *

    8      Opinion of Hinshaw & Culbertson regarding certain tax matters **                *

   23.1    Consent of KPMG Peat Marwick LLP                                                *

   23.2    Consent of McGladrey & Pullen, LLP                                              *

   23.3    Consent of Hinshaw & Culbertson (included in Exhibits 5 and 8)                  *

   24      Power of Attorney (contained on the Signature page)                             *

   99.1    Form of Letter to Stockholders of CF                                            *

   99.2    Form of Notice of Special Meeting of Stockholders of CF                         *

   99.3    Form of Proxy to be delivered to Stockholders of CF                             *

          *  Sequential page numbers not applicable to EDGAR filing.

          ** To be filed by amendment.